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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 14, 2010.

Registration No. 333-169301

UNITED STATES
Securities and Exchange Commission
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2869 (Primary Standard Industrial Classification Code Number)	05-0569368 (I.R.S. Employer Identification No.)

120 North Parkway Drive
Pekin, IL 61554
(309) 347-9200
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Thomas L. Manuel
Chief Executive Officer
Aventine Renewable Energy Holdings, Inc.
120 North Parkway Drive
Pekin, IL 61554
(309) 347-9200
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ackneil M. Muldrow, III Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 (212) 872-1000 (212) 872-1002 (fax)	Patrick J. Hurley Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, Suite 4400 Houston, TX 77002 (713) 220-5800 (713) 236-0822 (fax)

Approximate date of commencement of proposed sale of securities to the public:
As soon as practical after the effective date of this Registration Statement.

           If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed Maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common stock, par value $0.001 per share	5,439,488	$24.65	$134,083,379	$9,560.14

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act. Calculated on the basis of the average of the highest and lowest sale price of the common stock on December 9, 2010.

(2)
$8,367 of which was previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December 14, 2010

Prospectus

5,439,488 Shares

Common Stock

        Aventine Renewable Energy Holdings, Inc., a Delaware corporation, is a leading producer of corn-based fuel-grade ethanol in the United States, with production facilities in Illinois and Nebraska.

        This prospectus relates to up to 5,439,488 shares of our common stock which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto. The selling stockholders acquired or (in the case of clause (ii)) acquired or may acquire (i) 1,710,000 shares of common stock offered by this prospectus in our private offering of 13% senior secured notes and common stock that closed on March 15, 2010 and (ii) up to 3,729,488 shares of common stock offered by this prospectus in distributions pursuant to 1145 under the Bankruptcy Code, in each case in connection with our plan of reorganization that became effective on March 15, 2010. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted.

        We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly from the selling stockholders or alternatively through underwriters or broker dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read "Plan of Distribution."

        Our common stock is quoted on the Over the Counter Bulletin Board under the symbol "AVRW.OB." The last reported sales price of our common stock on the Over the Counter Bulletin Board on December 9, 2010 was $24.65 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 10 of this prospectus for some risks regarding an investment in our common stock.

        You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    ,          .

INDUSTRY AND MARKET INFORMATION AND FORECASTS

        We obtained the industry, market and competitive position data and forecasts used throughout this prospectus from our own research, internal surveys and surveys or studies conducted by third parties, independent industry or general publications and other publicly available information. In particular, we have based much of our discussion of the ethanol industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association ("RFA"), the national trade association for the United States ("U.S.") ethanol industry. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, because the RFA is a trade organization for the ethanol industry, it may present information in a manner that is more favorable to the ethanol industry than would be presented by an independent source. Forecasts are particularly likely to be inaccurate, especially over long periods of time. For example, in 1983, the U.S. Department of Energy forecast that oil would cost $75 per barrel in 1995. In 1995, however, the price of oil was actually $17 per barrel.

 AVAILABLE INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-1 with respect to the common stock offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which, together with all other reports, proxy statements and other information we file with the SEC, may be inspected without charge at the public reference facilities at the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of all or any portion of the registration statement and such other reports, proxy statements and other information may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

        Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are available on our website, at no charge, at www.aventinerei.com, as soon as reasonably practicable after electronic filing or furnishing such information to the SEC. Information on our website, and in any other reports, proxy statements or other filed information not part of this prospectus, should not be considered to be part of this prospectus.

 FINANCIAL INFORMATION

        As a result of the consummation of our plan of reorganization, on February 28, 2010, we adopted fresh-start accounting in accordance with Accounting Standards Codification Section 852, Reorganizations ("ASC 852"). Accordingly, the financial information on or prior to February 28, 2010 is not comparable with the financial information for periods after February 28, 2010.

i

 FORWARD LOOKING STATEMENTS

        All statements, other than statements of historical facts, included in this prospectus, are forward looking statements. In particular, statements that we make under the headings "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" relating to our overall volume trends, industry trends and forces, margin trends, anticipated capital expenditures, acquisitions, plant openings and our strategies are forward looking statements. When used in this document, the words "believe," "expect," "anticipate," "estimate," "project," "plan," "should," "would," "could" and similar expressions are intended to identify forward looking statements.

        These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the risk factors discussed under the heading "Risk Factors" and the following:

  •
  our ability to obtain and maintain normal terms with vendors and service providers;

  •
  our estimates of allowed general unsecured claims, unliquidated and contingent claims and estimations of future distributions of securities and allocations of securities among various categories of claim holders;

  •
  our ability to maintain contracts that are critical to our operations;

  •
  our ability to attract and retain customers;

  •
  our ability to fund and execute our business plan and any acquisitions, ethanol plant expansion or construction projects;

  •
  our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all;

  •
  laws, tariffs, trade or other controls or enforcement practices applicable to our operations;

  •
  changes in weather and general economic conditions;

  •
  overcapacity within the ethanol, biodiesel and petroleum refining industries;

  •
  availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins;

  •
  our ability to raise additional capital and secure additional financing, and our ability to service our debt or comply with our debt covenants;

  •
  our ability to attract, motivate and retain key employees;

  •
  liability resulting from actual or potential future litigation; and

  •
  plant shutdowns or disruptions.

ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the "Risk Factors" section and the consolidated financial statements and related notes appearing at the back of this prospectus.

        As used in this prospectus, unless the context otherwise requires or indicates, references to "Aventine," "Aventine Renewable Energy Holdings, Inc.," "Company," "we," "our," and "us," refer to Aventine Renewable Energy Holdings, Inc., and its subsidiaries, pro forma for this offering of common stock.

 Business Overview

        We are a producer and marketer of corn-based fuel-grade ethanol in the U.S. We market and distribute ethanol to many of the leading energy and trading companies in the U.S. We produced 135.1 million gallons, 197.5 million gallons and 188.8 million gallons of ethanol in the nine months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively. In addition to producing ethanol, our facilities also produce several by-products, such as distillers grain, corn gluten meal and feed, corn germ and brewers' yeast, which generate revenue and allow us to help offset a significant portion of our corn costs. Historically, we have also been a large marketer of ethanol, distributing ethanol purchased from other third party producers in addition to our own ethanol production. In the nine months ended September 30, 2010 and years ended December 31, 2009 and 2008, we distributed 1.1 million gallons, 66.4 million gallons and 754.3 million gallons, respectively, of ethanol produced by others. The decrease in distributed gallons from third party producers is attributable to the termination of our marketing alliance and substantial reduction in our purchase/resale supply operations in late 2008 and the first quarter of 2009. Our revenue and operating income (loss) for the nine months ended September 30, 2010 were $309.0 million and (10.8) million, respectively, and for the years ended December 31, 2009 and 2008 were $594.6 million and $(19.5) million and $2.2 billion and $(34.9) million, respectively.

        We derive our revenue primarily from the sale of ethanol. For the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007 we generated approximately $237.6 million, $349.4 million, $417.6 million and $399.6 million of revenue, respectively, from the sale of ethanol produced at our facilities. We also derive revenue from the sale of co-products and bio-products which are produced as by-products during the production of ethanol at our plants. For the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, we generated approximately $69.4 million, $97.9 million, $128.5 million and $99.3 million, respectively, of revenue from the sale of co-products and bio-products, allowing us to recapture approximately 36.9%, 34.1%, 35.9% and 36.7% of our corn costs, respectively, in such nine month period and each of these years.

        We market and sell ethanol without regard to the source of origination. With our own (or equity) production combined with ethanol sourced from third parties (or non-equity production), we marketed and distributed 137.1 million, 277.5 million, 936.0 million and 690.2 million gallons of ethanol for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively. Because of the challenges facing the ethanol industry in general and us in particular, we sharply decreased the number of gallons of ethanol we sold that were produced by third parties in 2009 by terminating our marketing alliance and significantly reducing our purchase/resale operations. We generated approximately $1.9 million of revenue from sales of gallons sourced from our marketing alliance and purchase and resale operations in the nine months ended September 30, 2010, and $111.5 million, $1.7 billion and $1.1 billion, respectively, in the years ended December 31, 2009, 2008 and 2007.

 Industry Overview

        Ethanol is marketed across the U.S. as a gasoline blend component that serves as a clean air additive, an octane enhancer and a renewable fuel resource. It is blended with gasoline (i) as an oxygenate to help meet fuel emission standards, (ii) to improve gasoline performance by increasing octane levels and (iii) to extend fuel supplies. A small but growing amount of ethanol is also used as E85, a renewable fuels-driven blend comprised of up to 85% ethanol.

        Ethanol is generally sold through short-term contracts. Although ethanol has in the past generally been priced at either a negotiated fixed price or a price based upon the price of wholesale gasoline plus or minus a fixed amount, the majority of ethanol sold in the U.S. today is based upon a spot index price at the time of shipment. The price of ethanol has historically moved in relation to the price of wholesale gasoline and the value of the Volumetric Ethanol Excise Tax Credit ("VEETC"). However, the price of ethanol over the last three years has been largely driven by supply/demand fundamentals and the price of corn.

        According to recent industry reports, approximately 99.4% of domestic ethanol is produced from corn fermentation as of December 31, 2009 and is primarily produced in the Midwestern corn-growing states. The principal factor affecting the cost to produce ethanol is the price of corn.

        The U.S. fuel ethanol industry has experienced rapid growth, increasing from 1.4 billion gallons of production in 1998 to approximately 10.8 billion gallons produced in 2009, the latest year for which production information is available. The RFA reports that the U.S. fuel ethanol industry has 187 operating plants and approximately 13.0 billion gallons of annual production capacity (including idled capacity) as of January 2010.

Competitive Strengths

        We believe that our competitive strengths include the following:

  •
  Strong Market Position.  We are a leading producer and marketer of ethanol in the U.S. based on both gallons of ethanol produced and sold.

  •
  Diversified Supply Base.  Our facilities are diversified across geography and we also generate revenue from multiple sources—equity (or produced), non-equity (or marketed but not produced) and co-products (or from our production).

  •
  Supplier of Choice.  We maintain long-standing customer relationships with most of the major integrated oil refiners operating in North America due to our ability to distribute ethanol extensively.

  •
  Low Cost Producer.  We believe we are one of the lowest cost producers of ethanol in the U.S. due to our energy production methods and our ability to recapture a percentage of our corn costs.

  •
  Experienced and Proven Management Team.  Our management team has a combined 75 years of experience in the ethanol production industry. Our Chief Executive Officer, Thomas Manuel, has 40 years experience in managing commodity-related businesses and John Castle, our Chief Financial Officer, was previously the Senior Vice President of Operations and Chief Financial Officer of White Energy, Inc. an ethanol production company.

 Business and Growth Strategy

        We are pursuing the following business and growth strategies:

  •
  Opportunistically Add Production Capacity to Enhance Operating Cash Flow.  We have identified opportunities to increase our equity production capacity through the development of new production facilities and are continually exploring acquisition opportunities.

  •
  Capitalize on Current and Changing Regulation.  Through continued investment in increasing production capacity, we believe we are well positioned to take advantage of the current and changing regulatory environment in our industry.

  •
  Entry into new and diversified markets.  We are continually negotiating additional sales agreements. We strive to enhance and optimize multiple modes of transportation and sources of production.

  •
  Transform from Ethanol Seller to Risk Manager.  We apply risk mitigation and management techniques used for decades by well-established agricultural processing businesses such as ConAgra Foods, Cargill, Inc. and Archer-Daniels-Midland Company.

Risks Associated with our Business

        Investing in our company entails a high degree of risk, including those described in the "Risk Factors" section beginning on page 10. You should carefully consider these risks before deciding to invest in our common stock.

Corporate Information

        We are a Delaware corporation organized in February 2003. We and our predecessors have been engaged in the production and marketing of ethanol since 1981. Our corporate offices are located at 120 North Parkway, Pekin, IL 61555-1800. Our website address is http://www.aventinerei.com and our telephone number is 309-347-9200. Information on our website is not incorporated into this prospectus and should not be relied upon in determining whether to make an investment in the common stock.

Recent Developments

        Stock Distribution.    On September 30, 2010, the Company commenced a pro rata quarterly distribution, consisting of 43,831 shares of common stock, to holders of the Company's former 10% senior unsecured notes and to holders of allowed general unsecured claims, with 32,935 shares distributed to holders of pre-petition notes and 10,896 shares to holders of allowed general unsecured claims. Approximately 1.2 million shares of common stock are reserved for future distributions to these holders.

        Notes Offering.    On August 19, 2010, we issued and sold $50,000,000 in aggregate principal amount of our 13% Senior Secured Notes due 2015 (the "Notes") in a transaction exempt from the registration requirements under the Securities Act, resulting in gross proceeds to us of approximately $51 million.

        First Amendment to Secured Revolving Credit Facility.    On August 6, 2010, we and our subsidiaries, as borrowers, entered into the First Amendment to Revolving Credit and Security Agreement (the "First Amendment") with the financial institutions party thereto as lenders, and PNC Bank, National Association ("PNC"). The First Amendment amends the March 15, 2010 Revolving Credit and Security Agreement (the "Revolving Credit Agreement") with PNC which provides for a $20.0 million revolving credit facility (our "Revolving Facility") by increasing the letter of credit sublimit under the Revolving Credit Agreement from $12 million to $17 million. The First Amendment also modifies the capital expenditure limitations applicable to us and our subsidiaries under the Revolving Credit Agreement and our daily inventory reporting requirements to permit PNC to agree not to require daily reporting by the borrowers of in-transit inventory.

        Acquisition of Canton, Illinois Facility.    On August 6, 2010, we and New CIE Energy Opco, LLC, d/b/a Riverland Biofuels ("Riverland"), entered into an Asset Purchase Agreement (the "Purchase Agreement") pursuant to which we acquired substantially all of the assets, and assumed specified liabilities, of Riverland for a purchase price of $16.5 million. The assets comprise a 37 million gallon per year nameplate ethanol production facility in Canton, Illinois, which we refer to as the "Canton facility", and include real property at the plant site as well as surrounding parcels.

        Debt Commitment Letter.    On August 2, 2010, we entered into a commitment letter (the "Debt Commitment Letter") with Citigroup Global Markets, Inc. ("Citi"), under which Citi has agreed, at a subsequent time, to use its best efforts to arrange a syndicate of lenders that will provide us with a term loan of $175 million (the "New Term Loan Facility"), and to act as lead arranger, bookrunner, administrative agent and collateral agent for the New Term Loan Facility, on the terms and subject to the conditions set forth in the Debt Commitment Letter. Consummation of the debt financing is subject to various conditions set forth in the Debt Commitment Letter, including the absence of certain "material adverse effects" with respect to us and our subsidiaries, taken as a whole. We are currently seeking to enter into a $200 million senior secured term loan pursuant to the Debt Commitment Letter. Proceeds from the term loan will be used to refinance the Notes, to pay related transaction costs, fees and expenses and for general corporate purposes. However, we are under no obligation to enter into any such debt financing and cannot assure you that we will enter into any such financing transaction on terms acceptable to us, if at all. We are continuously considering other financing opportunities based on prevailing market conditions and other factors.

The Offering

Common stock offered by selling stockholders	5,439,488 shares(1)
Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.
Over the Counter Bulletin Board ("OTCBB") symbol	AVRW.OB
Dividend policy	We do not anticipate that we will pay cash dividends in the near future.

References in this prospectus to the number of shares offered or outstanding do not include (i) 325,925 shares subject to outstanding options and 449,632 shares subject to outstanding warrants at an exercise price of $40.94 per share or (ii) up to 1,176,699 shares that may be issued in distributions pursuant to 1145 under Chapter 11 of Title 11 of the U.S. Code (the "Bankruptcy Code") pursuant to our plan of reorganization which was confirmed on February 24, 2010 and made effective on March 15, 2010, unless we state otherwise or the context otherwise requires.

(1)
See "Selling Stockholders" for more information on the selling stockholders.

 Summary Historical Consolidated Financial Data

        The following tables set forth summary historical consolidated financial data of Aventine Renewable Energy Holdings, Inc. and its subsidiaries on or as of the dates and for the periods indicated. We have derived the summary historical consolidated financial data as of December 31, 2009, 2008 and 2007 and for the years then ended from the historical audited consolidated financial statements of Aventine Renewable Energy Holdings, Inc. and its subsidiaries prepared in accordance with generally accepted accounting principles in the U.S. ("GAAP"), included elsewhere in this prospectus. We have derived the summary historical consolidated financial data as of December 31, 2006 and 2005 and for the years then ended from the historical audited financial statements of Aventine Renewable Energy Holdings, Inc. and its subsidiaries not included in this prospectus. We derived the unaudited consolidated statement of operations data for the seven months ended September 30, 2010, the two months ended February 28, 2010 and for the nine months ended September 30, 2009, as well as unaudited consolidated balance sheet data as of September 30, 2010, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We derived the balance sheet data as of February 28, 2010 and September 30, 2009, from our unaudited interim consolidated financial statements not included in this prospectus. The historical results of Aventine Renewable Energy Holdings, Inc. and its subsidiaries for any prior period are not necessarily indicative of the results to be expected in any future period, and financial results for any interim period are not necessarily indicative of results for a full year.

        In connection with our emergence from reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852 governing reorganizations. We elected to adopt a convenience date of February 28, 2010 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with the ASC 852 rules governing reorganizations, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including professional fees, the revaluation of assets, the effects of our reorganization plan and fresh-start accounting and write-off of debt issuance costs. As a result of the application of fresh-start accounting, our financial statements prior to and including February 28, 2010 represent the operations of our pre-reorganization predecessor company and are presented separately from the financial statements of our post-reorganization successor company. As a result of the application of fresh-start accounting, the financial statements prior to and including February 28, 2010 are not fully comparable with the financial statements for periods on or after February 28, 2010.

        The summary historical consolidated financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Successor	Predecessor
	Seven months ended September 30, 2010	Two months ended February 28, 2010	Nine months ended September 30, 2009	Year Ended December 31,
				2009	2008	2007	2006	2005
Statement of Operations Data:
(in thousands, except per share amounts)
Net sales	$231,338	$77,675	$472,773	$594,623	$2,248,301	$1,571,607	$1,592,420	$935,468
Cost of goods sold	(223,204)	(66,686)	(486,261)	(585,904)	(2,239,340)	(1,497,807)	(1,460,806)	(848,053)

Gross profit	8,134	10,989	(13,488)	8,719	8,961	73,800	131,614	87,415
Selling, general and administrative expenses	(23,342)	(4,608)	(21,843)	(26,694)	(35,410)	(36,367)	(28,328)	(22,500)
Start-up activities	(175)	—	—	—	—	—	—	—
Demobilization costs associated with expansion projects	—	—	—	—	(9,874)	—	—	—
Impairment of plant development costs	—	—	—	—	(1,557)	—	—	—
Other income (expense)	(1,260)	(515)	(33)	(1,510)	2,936	1,113	3,389	989

Operating income (loss)	(16,643)	5,866	(35,364)	(19,485)	(34,944)	38,546	106,675	65,904
Net income (loss)	$(23,000)	$(266,293)	$(59,616)	$(46,260)	$(48,326)	$35,137	$59,469	$34,586
Net income (loss) attributable to non-controlling interest	—	—	—	—	(1,230)	1,338	4,568	2,404

Net income (loss) attributable to controlling interest	$(23,000)	$(266,293)	$(59,616)	$(46,260)	$(47,096)	$33,799	$54,901	$32,182
Per Share Data:
Income (loss) per common share-basic	$(2.63)	$(6.14)	$(1.39)	$(1.08)	$(1.12)	$0.81	$1.43	$0.93
Basic weighted-average common shares	8,583	43,401	42,967	42,968	42,136	41,886	38,411	34,686
Income (loss) per common share-diluted	$(2.63)	$(6.14)	$(1.39)	$(1.08)	$(1.12)	$0.80	$1.39	$0.89
Diluted weighted-average common and common equivalent shares	8,583	43,401	42,967	42,968	42,136	42,351	39,639	36,052
Other Data (unaudited):
(in thousands, except per bushel and per gallon amounts)
EBITDA(1)	$(12,181)	$(263,165)	$(43,653)	$(26,164)	$(38,009)	$49,708	$94,877	$67,555
Adjusted EBITDA(1)	$(7,157)	$8,475	$(10,889)	$8,812	$878	$56,913	$115,953	$69,485
Gallons sold	105,607	31,478	229,122	277,471	935,986	690,171	695,784	529,836
Estimated net ethanol sales attributable to our marketing alliance(2)	$—	$—	$54,002	$54,002	$1,121,664	$821,602	$1,074,681	$555,160
Capital expenditures	$50,537	$2,086	$1,434	$2,279	$265,878	$235,211	$76,499	$20,675
Average price per gallon of ethanol sold	$1.70	$1.91	$1.69	$1.75	$2.22	$2.08	$2.18	$1.63
Average price of corn per bushel	$3.67	$3.66	$3.93	$3.87	$5.02	$3.76	$2.41	$2.08
Balance Sheet Data:
(in thousands, at period end)
Total assets	$387,066	$364,305	$697,390	$712,696	$799,459	$762,185	$408,136	$221,977
Total debt(3)	$156,067	$110,252	$42,765	$42,765	$352,200	$300,000	—	$161,514
Stockholders' equity (deficit)	$200,721	$219,923	$252,602	$267,532	$308,796	$343,871	$304,163	$(20,654)
Cash Flow Data:
(in thousands)
Net cash provided by (used in):
Operating activities	$(18,429)	$(19,520)	$23,178	$40,816	$35,601	$47,581	$55,762	$26,705
Investing activities	$(69,150)	$(2,086)	$566	$(279)	$(83,133)	$(347,781)	$(119,931)	$(18,534)
Financing activities	$44,195	$54,260	$(11,311)	$(11,291)	$53,700	$287,580	$90,210	$(11,572)

(1)
The following table reconciles net income (loss) to our EBITDA and Adjusted EBITDA for each period presented above. We have included EBITDA and Adjusted EBITDA primarily as performance measures because management uses them as key measures of our performance and, historically, our ability to generate cash necessary to meet our future requirements for debt service, capital expenditures, working capital and taxes. Previously presented calculations have been modified to reflect the current definition of Adjusted EBITDA.

	Successor	Predecessor
	Seven months ended September 30, 2010	Two months ended February 28, 2010	Nine months ended September 30, 2009	Year Ended December 31,
				2009	2008	2007	2006	2005
(in thousands)
Net income (loss)	$(23,000)	$(266,293)	$(59,616)	$(46,260)	$(47,096)	$33,799	$54,901	$32,182
Interest income	(67)	—	(11)	(11)	(3,040)	(12,432)	(4,771)	(2,218)
Interest expense(a)	5,151	1,422	12,840	14,697	5,077	16,240	9,348	16,510
Income tax expense/(benefit)	(29)	(626)	(7,291)	(8,956)	(7,472)	(477)	31,685	18,807
Depreciation	5,764	2,332	10,425	14,366	14,522	12,578	3,714	2,274

EBITDA(b)	$(12,181)	$(263,165)	$(43,653)	$(26,164)	$(38,009)	$49,708	$94,877	$67,555

Loss on early extinguishment of debt	—	—	—	—	—	—	14,598	—
Loss related to auction rate securities	—	—	—	—	31,601	—	—	—
Impairment of plant development costs	—	—	—	—	1,557	—	—	—
Reorganization items	—	20,282	30,109	32,440	—	—	—	—
Gain due to plan effects	—	(136,574)	—	—	—	—	—	—
Loss due to fresh-start accounting adjustments	—	387,655	—	—	—	—	—	—
Stock-based compensation	4,144	277	2,655	2,536	5,729	7,205	6,478	1,930
Loss on available-for-sale securities	1,753	—	—	—	—	—	—	—
Gain on resolution of bankruptcy issues	(873)	—	—	—	—	—	—	—

Adjusted EBITDA(c)	$(7,157)	$8,475	$(10,889)	$8,812	$878	$56,913	$115,953	$69,485

  The following table reconciles operating cash flows to our EBITDA and Adjusted EBITDA for each period presented above. We have included EBITDA and Adjusted EBITDA primarily as performance measures because management uses them as key measures of our performance and, historically, our ability to generate cash necessary to meet our future requirements for debt service, capital expenditures, working capital and taxes.

	Successor	Predecessor
	Seven months ended September 30, 2010	Two months ended February 28, 2010	Nine months ended September 30, 2009	Year Ended December 31,
				2009	2008	2007	2006	2005
(in thousands)
Net cash provided by (used for) operating activities	$(18,429)	$(19,520)	$23,178	$40,816	$35,601	$47,581	$55,762	$26,705
Interest income	(67)	—	(11)	(11)	(3,040)	(12,432)	(4,771)	(2,218)
Interest expense(a)	5,151	1,422	12,840	14,697	5,077	16,240	9,348	16,510
Non-cash interest expense (amortization)	(647)	(462)	(1,874)	(2,343)	(943)	(687)	(914)	(1,349)
Income tax expense (benefit)	(29)	(626)	(7,291)	(8,956)	(7,472)	(477)	31,685	18,807
Stock based compensation	(4,144)	(277)	(2,655)	(2,536)	(5,729)	(7,205)	(6,478)	(1,930)
Income attributable to non-controlling interest	—	—	—	—	1,230	(1,338)	(4,568)	(2,404)
Loss on early extinguishment of debt	—	—	—	—	—	—	(14,598)	—
Loss on auction rate securities	—	—	—	—	(31,601)	—
Impairment of plant development costs	—	—	—	—	(1,557)	—
Impairment of marketing alliance investment	—	—	—	—	(4,326)	—
Demobilization costs for expansion projects	—	—	—	—	(9,874)	—
Non-cash plan effects gain	—	136,574	—	—	—	—	—	—
Non-cash loss due to fresh start	—	(387,655)	—	—	—	—	—	—
Provision for rejected contracts	—	(9,590)	(26,117)	(26,403)	—	—	—	—
Gain on sale of marketing alliances	—	—	1,000	1,000	—	—	—	—
Loss on sale of fixed assets	—	—	—	—	(194)	3	110	3
Proceeds from marketing commission buydowns	—	—	—	—	—	—	—	(3,000)
Mark to market of derivative transactions	—	—	—	—	—	—	(839)	898
Non-cash loss on available-for-sale securities	(1,753)	—	—	—	—	—	—	—
Deferred income taxes	910	—	(407)	2,610	(4,489)	6,664	1,177	(2,589)
Changes in operating assets and liabilities	6,827	16,969	(42,316)	(45,038)	(11,238)	1,539	28,963	18,122
Other	—	—	—	—	546	(180)	—	—

EBITDA(b)	$(12,181)	$(263,165)	$(43,653)	$(26,164)	$(38,009)	$49,708	$94,877	$67,555

Loss on early extinguishment of debt	—	—	—	—		—	14,598	—
Loss related to auction rate securities	—	—	—	—	31,601	—	—	—
Impairment of plant development costs	—	—	—	—	1,557	—	—	—
Reorganization items	—	20,282	30,109	32,440	—	—	—	—
Non-cash plan effects gain	—	(136,574)	—	—	—	—	—	—
Non-cash loss due to fresh start	—	387,655	—	—	—	—	—	—
Stock based compensation	4,144	277	2,655	2,536	5,729	7,205	6,478	1,930
Non-cash loss on available-for-sale secur	1,753	—	—	—	—	—	—	—
Gain on resolution of bankruptcy issues	(873)	—	—	—	—	—	—	—

Adjusted EBITDA(c)	$(7,157)	$8,475	$(10,889)	$8,812	$878	$56,913	$115,953	$69,485

(a)
Contractual interest expense not recorded was $1.3 million, $5.0 million, and $21.9 million for the seven months ended September 30, 2010, two months ended February 28, 2010, and year ended December 31, 2009, respectively.

(b)
EBITDA is defined as earnings before interest expense, interest income, income tax expense, and depreciation. EBITDA is not a measure of financial performance under GAAP and should not be considered an alternative to net earnings or any other measure of performance under GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of the limitations of EBITDA are:

•
EBITDA does not reflect our cash used for capital expenditures;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for such replacements;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•
EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•
EBITDA includes non-recurring loss items which are reflected in other income (expense).

(c)
In order to emphasize the effects of certain income and loss items in our financial statements, we also report a second computation referred to as Adjusted EBITDA, which adjusts EBITDA for certain items. Adjusted EBITDA for the Company is adjusted for (i) loss on early extinguishment of debt, (ii) loss related to auction rate securities, (iii) impairment of plant development costs, (iv) reorganization items, (v) gain due to plan effects, (vi) loss due to the application of fresh start accounting, (vii) stock-based compensation, (viii) loss on available-for-sale securities and (ix) gain on resolution of bankruptcy issues. Previously presented calculations have been modified to reflect the current definition of Adjusted EBITDA.

  Management believes EBITDA and Adjusted EBITDA are meaningful supplemental measures of operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of companies, many of which present EBITDA when reporting their results. Additionally, management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a year-over-year and quarter-over-quarter basis. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, use EBITDA and Adjusted EBITDA to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  •
  the feasibility of acquisitions and capital expenditure projects and the overall rate on alternative investment opportunities.
(2)
This reflects our estimated net ethanol sales attributable to purchases of ethanol from our alliance members prior to the termination of our marketing alliance in the first quarter of 2009.

(3)
Prior to March 1, 2010, total debt includes amounts outstanding under: 1) our revolving credit agreement; 2) our senior unsecured notes in 2007 and 2008; 3) our debtor-in-possession debt facility; and 4) our previously outstanding senior secured floating rate notes. The senior unsecured notes are reflected in pre-petition liabilities subject to compromise at December 31, 2009. On or after March 1, 2010, total debt includes amounts outstanding under: 1) our Revolving Facility; 2) our Notes; and 3) our short-term note payable to Kiewit Energy Company.

RISK FACTORS

Risks Relating to Our Business

Since our consolidated financial statements reflect fresh-start accounting adjustments, our future financial statements will not be comparable in many respects to our financial information from prior periods.

        On April 7, 2009, we filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Our plan of reorganization became effective on March 15, 2010. In connection with our emergence from the Chapter 11 reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852 as of February 28, 2010, which had a material effect on our consolidated financial statements. Thus, our future consolidated financial statements will not be comparable in many respects to our consolidated financial statements for periods prior to our adoption of fresh-start accounting and prior to accounting for the effects of the reorganization proceedings. Our past financial difficulties and bankruptcy filing may have harmed, and may continue to have a negative effect on, our relationships with investors, customers and suppliers.

We have substantial liquidity needs and may be required to seek additional financing.

        Our principal sources of liquidity are cash and cash equivalents on hand, cash provided by operations, and cash provided by our Revolving Facility. Our liquidity position is significantly influenced by our operating results, which in turn are substantially dependent on commodity prices, especially prices for corn, ethanol, natural gas and unleaded gasoline. As a result, adverse commodity price movements adversely impact our liquidity. We cannot assure you that the amounts of cash available from operations, together with our Revolving Facility, will be sufficient to fund our operations.

        Our ability to maintain adequate liquidity depends in part upon industry conditions and general economic, financial, competitive, regulatory and other factors beyond our control. Accordingly, there can be no assurance as to the success of our efforts. In the event that cash flows and borrowings under our Revolving Facility are not sufficient to meet our cash requirements, we may be required to seek additional financing. We can provide no assurance that additional financing would be available or, if available, offered to us on acceptable terms.

Our independent registered public accounting firm, in their audit report related to our financial statements for the year ended December 31, 2009, expressed substantial doubt about our ability to continue as a going concern.

        As a result of our past losses, our independent auditors included an explanatory paragraph in their report on our financial statements for the fiscal year ended December 31, 2009, expressing substantial doubt as to our ability to continue as a going concern. The inclusion of a going concern explanatory paragraph in the report of our independent auditors may make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we might obtain. If revenues grow slower than we anticipate or if operating expenses exceed our expectations or cannot be adjusted accordingly, the value of your investment could decline significantly.

We may be unable to secure additional financing.

        Our ability to arrange, in addition to our Revolving Facility, financing (including any extension or refinancing) and the cost of additional financing are dependent upon numerous factors. Access to capital (including any extension or refinancing) for participants in the biofuels industry, including us, has been significantly restricted and may, as a result of our voluntary petition for relief under Chapter 11 of the Bankruptcy Code in April 2009 and recent emergence from the reorganization proceedings on March 15, 2010, be further restricted in the future. Other factors affecting our access to financing include:

  •
  general economic and capital market conditions;

  •
  conditions in biofuels markets;

  •
  regulatory developments;

  •
  credit availability from banks or other lenders for us and our industry peers, as well as the economy in general;

  •
  investor confidence in the biofuels industry and in us;

  •
  the continued reliable operation of our ethanol production facilities; and

  •
  provisions of tax and securities laws that are conducive to raising capital.

We may not be able to generate enough cash flow to meet our debt obligations.

        We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and commitments, including our Notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including our Notes. Many of these factors, such as ethanol prices, corn prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control.

        If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

  •
  refinancing or restructuring our debt:

  •
  selling assets;

  •
  reducing or delaying capital investments; or

  •
  seeking to raise additional capital.

        We cannot assure you, however, that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including, but not limited to, our obligations under our Notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

We have significant indebtedness under the Notes and our Revolving Facility. The Notes and our Revolving Facility have substantial restrictions and affirmative covenants and we may have difficulty obtaining additional credit, which could adversely affect our operations.

        As of September 30, 2010, we had an aggregate of approximately $155 million in debt outstanding under our Notes. In addition, we had availability under our Revolving Facility of approximately $9.4 million as of September 30, 2010. As a result of our indebtedness, we will use a portion of our cash flow to pay interest and principal when due, which will reduce the cash available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate.

        Our indebtedness under the Notes and our Revolving Facility restricts our ability to engage in certain activities. These restrictions limit our ability, subject to certain exceptions, to, among other things:

  •
  incur additional indebtedness and issue stock;

  •
  make prepayments on or purchase indebtedness in whole or in part;

  •
  pay dividends and other distributions with respect to our capital stock or repurchase our capital stock or make other restricted payments;

  •
  make investments;

  •
  enter into transactions with affiliates;

  •
  create or incur liens to secure debt;

  •
  consolidate or merge with another entity, or allow one of our subsidiaries to do so;

  •
  lease, transfer or sell assets and use proceeds of permitted asset leases, transfers or sales;

  •
  incur dividend or other payment restrictions affecting subsidiaries;

  •
  make capital expenditures beyond specified limits;

  •
  engage in specified business activities; and

  •
  acquire facilities or other businesses.

        We also are required to comply with certain affirmative covenants. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants could result in an event of default, which, if it continues beyond any applicable cure periods, could cause all of our existing indebtedness to be immediately due and payable.

        We depend on our Revolving Facility for future working capital needs. If there is an event of default by us under our Revolving Facility that continues beyond any applicable cure period, we may be unable to borrow to fund our operations.

We operate in a highly competitive industry with low barriers to entry.

        In the U.S., we compete with other corn processors and refiners, including Archer-Daniels-Midland Company, Green Plains Renewable Energy, Valero, Biofuels Energy Corporation, Hawkeye Holdings, Inc., Pacific Ethanol, Cargill, Inc. and A.E. Staley Manufacturing Company, a subsidiary of Tate & Lyle, PLC. Some of our competitors are divisions of larger enterprises and have greater financial resources than we do. Although many of our competitors are larger than we are, we also have smaller competitors. Farm cooperatives comprised of groups of individual farmers have been able to compete successfully. As of December 2009, the top ten domestic producers accounted for approximately 47.9% of all production. If our competitors consolidate or otherwise grow and/or we are unable to similarly increase our size and scope, our business and prospects may be significantly and adversely affected.

        We also face increasing competition from international suppliers. Although there is a tariff on foreign produced ethanol that is slightly larger than the federal ethanol tax incentive, ethanol imports equivalent to up to 7% of total domestic production from certain countries were exempted from this tariff under the Caribbean Basin Initiative ("CBI") to spur economic development in Central America and the Caribbean.

        Our competitors also include plants owned by farmers who earn their livelihood through the sale of corn, and hence may not be as focused on obtaining optimal value for their produced ethanol as we are and would potentially be more willing to sell their ethanol at a lower price than us.

Our business is dependent upon the availability and price of corn. Significant disruptions in the supply of corn will materially affect our operating results. In addition, since we generally cannot pass on increases in corn prices to our customers, continued periods of historically high corn prices will also materially adversely affect our operating results.

        The principal raw material we use to produce ethanol and ethanol by-products is corn. In 2009, we purchased approximately 74.2 million bushels of corn at a cost of $287.1 million, which comprised about 72% of our total cost of production. In 2009, our average corn cost ranged from a low of $3.31 per bushel in September 2009 to a high of $4.48 per bushel in January 2009. Corn prices began to rise significantly beginning in September 2006. We believe a systemic shift has occurred in the marketplace for corn, and the price of corn will remain significantly higher than the historical averages. The increase in U.S. ethanol capacity under construction could outpace increases in corn production, which may further increase corn prices and impact our profitability.

        Changes in the price of corn have had an impact on our business. In general, higher corn prices produce lower profit margins and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in markets and volumes above the requirements set forth in the renewable fuels standard ("RFS") or for which ethanol is used as an oxygenate in order to meet federal and state fuel emission standards.

        The price of corn is influenced by general economic, market and regulatory factors. These factors include weather conditions, farmer planting decisions, government policies and subsidies with respect to agriculture and international trade and global demand and supply. The significance and relative impact of these factors on the price of corn is difficult to predict. Factors such as severe weather or crop disease could have an adverse impact on our business because we may be unable to pass on higher corn costs to our customers. Any event that tends to negatively impact the supply of corn will tend to increase prices and potentially harm our business. The increasing ethanol capacity could boost demand for corn and result in increased prices for corn. We expect the price of corn to continue to remain at levels that would be considered as high when compared to historical periods.

        In an attempt to partially offset the effects of fluctuations in corn costs on operating income, we have taken hedging positions in the corn futures markets in the past. However, these hedging transactions also involve risk to our business. See "We may engage in hedging or derivative transactions which involve risks that can harm our business."

The use and demand for ethanol and its supply are highly dependent on various federal and state legislation and regulation, and any changes in legislation or regulation could cause the demand for ethanol to decline or its supply to increase, which could have a material adverse effect on our business, results of operations and financial condition.

        Various federal and state laws, regulations and programs have led to increased use of ethanol in fuel. For example, certain laws, regulations and programs provide economic incentives to ethanol producers and users. Among these regulations are (1) the RFS, which requires an increasing amount of renewable fuels to be used in the U.S. each year, (2) the VEETC, which provides a tax credit of $0.45 per gallon on 10% ethanol blends that is set to expire in 2010 (legislation has been introduced in Congress to extend the VEETC at a reduced level; however, the final outcome remains unclear), (3) the small ethanol producer tax credit, for which we do not qualify because of the size of our ethanol plants, and (4) the federal "farm bill," which establishes federal subsidies for agricultural commodities including corn, our primary feedstock. These laws, regulations and programs are regularly changing, and sections of the RFS currently are the subject of legal challenges in federal court. Federal and state legislators and environmental regulators could adopt or modify laws, regulations or programs that could affect adversely the use of ethanol. Barring a change in current regulation, requirements for the state of California will make it difficult for ethanol produced from corn in many Midwestern states to be used as a fuel in California beginning in 2011. In addition, certain state legislatures oppose the use of ethanol because they must ship ethanol in from other corn-producing states, which could significantly increase gasoline prices in the state.

The Renewable Fuel Standard 2 recently released by the Environmental Protection Agency ("EPA") may require producers to include alternative technologies in plants under construction, which may increase the cost to complete our facilities.

        The EPA's recently released Renewable Fuel Standard 2 includes requirements that the lifecycle greenhouse gas emissions of a qualifying renewable fuel must be less than the lifecycle greenhouse gas emissions of the 2005 baseline average gasoline or diesel fuel that it replaces. The lifecycle greenhouse gas emissions threshold for renewable fuel (e.g., ethanol) is 20%. Fuels from existing capacity of current facilities and from facilities that commenced construction prior to December 19, 2007 are exempt or grandfathered from the 20% lifecycle requirement under certain circumstances. Plants whose construction commenced prior to December 19, 2007 must be completed within three years in order to be exempt or grandfathered from the 20% lifecycle requirement. The EPA recently issued a Direct Final Rule that would, among other things, require all plants that commence construction prior to the enactment of the Energy Independence and Security Act of 2007 ("EISA") to complete construction by December 19, 2010. Plants not exempt or grandfathered must include advanced efficient technologies as defined by the regulations in order to meet the Renewable Fuel Standard 2 requirements. As a result, Phase Two of our Mt. Vernon plant or other facilities we may construct or acquire may not be exempt from the 20% lifecycle requirement and could require inclusion of advanced efficient technologies, which could require substantial capital.

If the expected increase in ethanol demand does not occur, or if the demand for ethanol otherwise decreases, the excess capacity in our industry may increase further.

        Domestic ethanol capacity has increased significantly from 1.3 billion gallons per year in 1997 to 12.5 billion gallons per year at the end of 2008. According to the RFA, as of January 25, 2010, approximately 1.4 billion gallons per year of production capacity is currently under construction. Through November 2009, U.S. ethanol demand exceeded U.S. ethanol production by 139 million gallons. Demand for ethanol increased by 12% over 2008 through increased penetration into new markets and a government mandate, but the production capacity of U.S. ethanol producers continues to exceed demand. At the end of 2009, there was approximately 1.2 billion gallons of production capacity shut-in. If additional demand for ethanol is not created, either through discretionary blending or an increase in the blending percentage allowed by the EPA, the excess supply may cause additional plants to shutter production or cause ethanol prices to decrease further, perhaps substantially.

Growth in the sale and distribution of ethanol is dependent on the changes in and expansion of related infrastructure, which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure disruptions.

        Substantial development of infrastructure by persons and entities outside our control are required for our operations and the ethanol industry generally to grow. Areas requiring expansion include, but are not limited to, additional rail capacity, additional storage facilities for ethanol, increases in truck fleets capable of transporting ethanol within localized markets, expansion of refining and blending facilities to handle ethanol, growth in service stations equipped to handle ethanol fuels, and growth in the fleet of flexible fuel vehicles capable of using E85 fuel. Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes in or expansion of infrastructure could hurt the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise have a material adverse effect on our business, results of operations or financial condition. Our business is dependent on the continuing availability of infrastructure and any infrastructure disruptions could have a material adverse effect on our business, results of operations and financial condition.

The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we utilize in our manufacturing process.

        We rely upon third parties for our supply of natural gas which is consumed in the production of ethanol at our natural gas-fired corn dry mill plant in Pekin, Illinois, which we refer to as the "Illinois dry mill facility" and our natural gas-fired corn dry mill plant in Aurora, Nebraska, which we refer to as the "Nebraska facility." The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as weather conditions, overall economic conditions and foreign and domestic governmental regulation and relations. Significant disruptions in the supply of natural gas could temporarily impair our ability to produce ethanol for our customers. Further, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial condition. The price fluctuation in natural gas prices over the ten year period from 2000 through December 31, 2009, based on the New York Mercantile Exchange, or NYMEX, daily futures data, has ranged from a low of $1.83 per MMBtu in September 2001 to a high of $15.38 per MMBtu in December 2005. We currently use approximately 3.4 million MMBtu's of natural gas annually, depending upon business conditions, in the manufacture of our products. Our usage of natural gas will increase with the planned expansion of our production facilities.

        In an attempt to minimize the effects of fluctuations in natural gas costs on operating income, we have taken hedging positions in the natural gas forward or futures markets in the past; however, these hedging transactions also involve risk to our operations. Since natural gas prices are volatile and we are not currently taking hedging positions, our results could be adversely affected by an increase in natural gas prices. See "—We may engage in hedging or derivative transactions which involve risks that can harm our business."

Fluctuations in the demand for gasoline may reduce demand for ethanol.

        Ethanol is marketed as an oxygenate to reduce vehicle emissions from gasoline, as an octane enhancer to improve the octane rating of gasoline with which it is blended and as a fuel extender. As a result, ethanol demand has historically been influenced by the supply of and demand for gasoline. If gasoline demand decreases, our ability to sell our product and our results of operations and financial condition may be materially adversely affected.

Changes in ethanol prices can affect the value of our inventory which may significantly affect our profitability.

        Our inventory is valued based upon a weighted average of our cost to produce ethanol and the price we pay for ethanol that we purchase from other producers. Due to the dissolution of the marketing alliance in early 2009, we no longer make purchases of ethanol from alliance partners but continue to engage in purchase/resale transactions, as needed, to fulfill our sales commitments. Changes, either upward or downward, in our purchased cost of ethanol or our own production costs, will cause the inventory value to fluctuate from period to period, perhaps significantly. These changes in value flow through our statement of operations as the inventory is sold and can significantly increase or decrease our profitability.

The relationship between the sales price of our co-products and the price we pay for corn can fluctuate significantly which may affect our results of operations and profitability.

        We sell co-products and bio-products that are remnants of the ethanol production process in order to reduce our corn costs and increase profitability. Historically, sales prices for these co-products have tracked along with the price of corn. However, there have been occasions when the value of these co-products and bio-products has lagged behind increases in corn prices. As a result, we may occasionally generate less revenue from the sale of these co-products and bio-products relative to the price of corn. In addition, several of our co-products compete with similar products made from other plant feedstock. The cost of these other feedstocks may not have risen as corn prices have risen. Consequently, the price we may receive for these products may not rise as corn prices rise, thereby lowering our cost recovery percentage relative to corn.

Fixed price and gasoline related contracts for ethanol may be at a price level lower than the prevailing price.

        At any given time, contract prices for ethanol may be at a price level different from the current prevailing price, and such a difference could materially adversely affect our results of operations and financial condition. As of September 30, 2010 and December 31, 2009, we had no fixed price or gasoline related sales contracts for ethanol.

Our results of operations may be adversely affected by technological advances.

        The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with such new technologies. In addition, advances in the development of alternatives to ethanol, or corn ethanol in particular, could significantly reduce demand for or eliminate the need for ethanol, or corn ethanol in particular, as a fuel oxygenate or octane enhancer.

        Any advances in technology which require significant capital expenditures for us to remain competitive or which otherwise reduce demand for ethanol will have a material adverse effect on our results of operations and financial condition.

We are substantially dependent on our operational facilities and any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial expenditures.

        As of September 30, 2010, the substantial majority of our net income is derived from the sale of ethanol and the related bio-products and co-products that we produce at our Illinois dry mill facility and our coal-fired, corn wet mill facility in Pekin, Illinois, which we refer to as the "Illinois wet mill facility" (we refer to our Illinois dry mill and wet mill facilities collectively as our "Illinois facilities") and our Nebraska facility. Our operations may be subject to significant interruption if either of the Illinois facilities or Nebraska facility, or any of our other facilities, experiences a major accident or is damaged by severe weather or other natural disaster. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other hazards inherent in our industry. Some of those hazards may cause personal injury and loss of life, severe damage to or destruction of property, natural resources and equipment, pollution and environmental damage, clean-up responsibilities, and repairs to resume operations and may result in suspension or termination of operations and the imposition of civil or criminal penalties. As protection against these hazards, we maintain property, business interruption and casualty insurance which we believe is in accordance with customary industry practices, but we cannot provide any assurance that this insurance will be adequate to fully cover the potential hazards described above or that we will be able to renew this insurance on commercially reasonable terms or at all.

Risks associated with the operation of our production facilities may have a material adverse effect on our business.

        Our revenue is dependent on the continued operation of our various production facilities. The operation of production plants involves many risks including:

  •
  the breakdown, failure or substandard performance of equipment or processes;

  •
  inclement weather and natural disasters;

  •
  the need to comply with directives of, and obtain and maintain all necessary permits from, governmental agencies;

  •
  raw material supply disruptions;

  •
  labor force shortages, work stoppages, or other labor difficulties; and

  •
  transportation disruptions.

        The occurrence of material operational problems, including but not limited to the above events, may have an adverse effect on the productivity and profitability of a particular facility, or to us as a whole.

We may encounter unanticipated difficulties in operating our plants under construction, which could reduce sales and cause us to incur substantial losses.

        The Delta-T technology to be utilized at our plants under construction is currently in use only in a small number of ethanol plants, mostly with smaller capacities than ours. We are aware of certain plant design issues that may impede the reliable operation of the plants and continuous operations. We are in the process of addressing these issues but we have no assurance that our initiatives will be successful or can be implemented in a timely fashion or without an extended period of interruption to operations.

We are contractually obligated to complete certain capacity expansions in Aurora, Nebraska and Mount Vernon, Indiana. If we fail to complete them in a timely manner, we may be subject to material penalties.

        On or about March 23, 2010, in accordance with the terms of a stipulation filed with the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), we paid approximately $2.1 million to the Aurora Co-operative, representing penalties of (i) approximately $0.8 million, arising under a Master Development Agreement with the Aurora Co-operative for failure to complete construction of the Aurora West facility, for the period of July 1, 2009 through and including December 31, 2009, and (ii) approximately $1.3 million in the event that we do not complete the Aurora West facility by September 30, 2010 for each month starting from January 1, 2010 through and including September 30, 2010. Beginning on October 1, 2010, we have been subjected to additional penalties of $138,889 per month, and will remain subject to these penalties until the plant is operational or total penalties equal $5.0 million, whichever comes first. In addition, if we fail to diligently pursue construction of the Aurora West plant or complete the plant by July 31, 2012 such that it is fully operational by such date, the Aurora Co-operative has the option to repurchase the property at $16,500.00 per acre (subject to adjustment). Pursuant to the plan of reorganization, various other agreements with the Aurora Co-operative, as amended, were assumed by us and should ensure that the Aurora West facility will be able to operate once completed. However, there is no certainty that future disagreements between us and the Aurora Co-operative will not arise as to the terms of these agreements, which could impact completion of the Aurora West facility.

        Prior to confirmation of the plan of reorganization, we amended our lease with the Indiana Ports Commission to provide additional flexibility as to the timing of the completion of Phase One and the construction of the Phase Two expansion at the Mt. Vernon facility. This lease, as amended, requires our Mt. Vernon subsidiary to construct Phase Two (an additional 110 million gallons of capacity) before constructing a new facility elsewhere (other than at Aurora West). If we are in default of this obligation, the Indiana Ports Commission may, subject to specified cure rights, take over construction and complete the facility at our expense (among other remedies).

We depend on rail, truck and barge transportation for delivery of corn to us and the distribution of ethanol to our customers.

        We depend on rail, truck and barge transportation to deliver corn to us and to distribute ethanol to the terminals currently in our network. Ethanol is not currently distributed by pipeline. Disruption to the timely supply of these transportation services or increases in the cost of these services for any reason, including the availability or cost of fuel or railcars to serve our facilities under construction, regulations affecting the industry, or labor stoppages in the transportation industry, could have an adverse effect on our ability to supply corn to our production facilities or to distribute ethanol to our terminals, and could have a material adverse effect on our financial performance.

Our floating rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Borrowings under our Revolving Facility bear interest at floating rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

Consumer resistance to the use of ethanol may affect the demand for ethanol, which could affect our ability to market our product.

        Media reports in the mainstream press indicate that some consumers believe the use of ethanol will have a negative impact on retail gasoline prices or is the reason for increases in food prices. Many also believe that ethanol adds to air pollution and harms car and truck engines. Still other consumers believe that the process of producing ethanol actually uses more fossil energy, such as oil and natural gas, than the amount of energy produced by ethanol. These consumer beliefs could be wide-spread in the future. If consumers choose not to buy ethanol blended fuels, it would affect the demand for the ethanol we produce which could lower demand for our product and negatively affect our profitability.

Various studies have criticized the efficiency of ethanol, which could lead to the reduction or repeal of incentives and tariffs that promote the use and domestic production of ethanol.

        Although many trade groups, academics and governmental agencies have supported ethanol as a fuel additive that promotes a cleaner environment, others have criticized ethanol production as consuming considerably more energy and emitting more greenhouse gases than other biofuels. In particular, two February 2008 studies concluded the current production of corn-based ethanol results in more greenhouse gas emissions than conventional fuels if both direct and indirect greenhouse gas emissions, including those resulting from land use changes resulting from planting crops for ethanol feedstocks, are taken into account. Other studies have suggested that corn-based ethanol is less efficient than ethanol produced from switch grass or wheat grain. If these views gain acceptance, support for existing measures promoting use and domestic production of corn-based ethanol could decline, leading to reduction or repeal of these measures.

We sell ethanol primarily to the major oil companies and traders and therefore we can from time to time be subject to a high degree of concentration of our sales and accounts receivable.

        We sell ethanol to most of the major integrated oil companies and a significant number of large, independent refiners and petroleum wholesalers. Our trade receivables result primarily from our ethanol marketing operations. As a general policy, collateral is not required for receivables, but customers' financial condition and creditworthiness are evaluated regularly. Credit risk concentration related to our accounts receivable results from our top ten customers having generated 54.7% and 47% of our consolidated net sales for the years ended December 31, 2009 and 2008, respectively.

        For the 2009 fiscal year, Biourja Trading accounted for 10.5% and Exxon Mobil accounted for 11.1% of our consolidated net sales volume. No other customers in fiscal 2009 represented more than 10% of our consolidated net sales volume. No customers in 2008 or 2007 represented more than 10% of our consolidated net sales volume.

        If we would suddenly lose a major customer and not be able to replace the demand for our product very quickly, it could have a material impact on our sales and profitability.

Research is currently underway to develop production of biobutanol, a product that could directly compete with ethanol and may have potential advantages over ethanol.

        Biobutanol, an advanced biofuel produced from agricultural feedstock, is currently being developed by various parties, including a partnership between BP and DuPont. According to the partnership, biobutanol has many advantages over ethanol. The advantages include: low vapor pressure, making it more easily added to gasoline; energy content closer to that of gasoline, such that the decrease in fuel economy caused by the blending of biobutanol with gasoline is less than that of other biofuels when blended with gasoline; it can be blended at higher concentrations than other biofuels for use in standard vehicles; it is less susceptible to separation when water is present than in pure ethanol-gasoline blends; and it is expected to be potentially suitable for transportation in gas pipelines, resulting in a possible cost advantage over ethanol producers relying on rail transportation. Although BP and DuPont have not announced a timeline for producing biobutanol on a large scale, if biobutanol production comes online in the U.S., biobutanol could have a competitive advantage over ethanol and could make it more difficult to market our ethanol, which could reduce our ability to generate revenue and profits.

We, and some of our major customers, have unionized employees and could be adversely affected by labor disputes.

        Some of our employees and some employees of our major customers are unionized. At September 30, 2010, approximately 44% of our employees were unionized. Our unionized employees are hourly workers located at our Illinois facilities. The unionized employees are covered by a collective bargaining agreement between our subsidiary, Aventine Renewable Energy, Inc. and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industry and Service Workers International Union, Local 7-662, or the Union.

        The collective bargaining agreement with the Union was to expire on October 31, 2010. On October 29, 2010, the Union ratified a new collective bargaining agreement with Aventine Renewable Energy, Inc. for our hourly production workers in Pekin, Illinois. This new agreement is effective November 1, 2010 and runs through October 31, 2012. The agreement contains provisions, terms and conditions that are customary in collective bargaining agreements of this type, including, among other things, wages, hours, work assignments, management rights, seniority, arbitration and grievance procedures, benefits, vacations and holidays. The benefit and base wage packages for the currently covered employees remain substantially similar to those in the previous collective bargaining agreement; the currently covered employees will also receive lump sum annual payments of $750 in November

2010 and November 2011. Employees hired after November 1, 2010 will only be eligible for the 401(k) program as their retirement benefit. The collective bargaining agreement may not prevent a strike or work stoppage in the future, and any such work stoppage could have a material adverse affect on our business, financial condition and results of operations. There is no certainty that the current collective bargaining agreement will be extended or that a new collective bargaining agreement will be reached.

If we are unable to attract and retain key personnel, our ability to operate effectively may be impaired.

        Our ability to operate our business and implement strategies depends, in part, on the efforts of our executive officers and other key employees. Our management philosophy of cost-control means that we operate with a limited number of corporate personnel, and our commitment to a less centralized organization also places greater emphasis on the strength of local management. Our future success will depend on, among other factors, our ability to attract and retain qualified personnel, particularly executive management. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel, domestically or abroad, could have a material adverse effect on our business or business prospects.

If the amount of non-corn based ethanol, cellulosic biofuels or bio-mass based diesel cannot be increased, our business, results of operations and financial condition will be adversely affected.

        The EISA established a revised RFS for the years 2006 through 2022. The RFS sets forth the minimum amount of renewable fuels that must be present in U.S. transportation fuels. The law starts at 9 billion gallons in 2008 and rises to 36 billion gallons by 2022. For 2015 and all subsequent years, the amount of the renewable fuels mandate that can be satisfied by corn-based ethanol is currently capped at 15 billion gallons. The remainder of the mandate is required to be obtained from cellulosic biofuel and other advanced biofuels. Waiver provisions enable the EPA to reduce the renewable fuel volumetric obligation targets for reasons such as severe economic or environmental harm or an inadequate domestic supply of renewable fuels. If our and our competitors' facilities cannot accept feedstocks, other than corn, or if we do not begin producing non-corn based ethanol in the future, our business, results of operations and financial condition may be adversely affected.

Certain countries can import ethanol into the U.S. duty free, which may undermine the ethanol industry in the U.S.

        Imported ethanol is generally subject to a $0.54 per gallon tariff and a 2.5% ad valorem tax that was designed to offset the $0.45 per gallon ethanol subsidy currently available under the federal excise tax incentive program for refineries and blenders that mix ethanol with their gasoline. Legislation has been introduced to extend this tariff, although the final outcome remains unclear. At a certain price level, imported ethanol may become profitable for sale in the U.S. despite the tariff. This occurred in 2006, due to a spike in the ethanol prices and insufficient supply. As a result, there may effectively be a ceiling on U.S. ethanol prices. This, combined with uncertainties surrounding U.S. producers' ability to meet domestic demand, resulted in significant imports of ethanol, especially from Brazil. Furthermore, East Coast facilities are better suited to bringing in product by water rather than rail (the preferred path for ethanol from the Midwest). The combination made it more economic for some buyers to import ethanol with the full import duty than to bring supplies from the Midwest. Given the increase in ethanol demand as a result of the new RFS and potential transportation bottlenecks delivering material from the Midwest, imports of ethanol could rise.

        There is a special exemption from the tariff for ethanol imported from 24 countries in Central America and the Caribbean islands which is limited to a total of 7% of U.S. production per year (with additional exemptions for ethanol produced from feedstock in the Caribbean region over the 7% limit). In addition the NAFTA (The North America Free Trade Agreement which was signed into law January 1, 1994) countries—Canada and Mexico—are exempt from duty. See "Business—Legislative

Drivers and Governmental Regulations—The federal ethanol tax incentive program." Imports from the exempted countries have increased in recent years and are expected to increase further as a result of new plants under development.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

        We are subject to extensive federal, state and local environmental, health and safety laws, regulations and permit conditions (and interpretations thereof), including, among other things, those relating to the discharge of hazardous and other waste materials into the air, water and ground, the generation, storage, handling, use, transportation and/or disposal of hazardous materials, and the health and safety of our employees. Compliance with these laws, regulations, and permits require us to incur significant capital and other costs, including costs to obtain and maintain expensive pollution control equipment. They may also require us to make operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions can result in substantial administrative and civil fines and penalties, criminal sanctions, imposition of clean-up and site restoration costs and liens, suspension or revocation of necessary permits, licenses and authorizations and/or the issuance of orders enjoining or limiting our current or future operations. In addition, environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require substantial additional environmental expenditures.

        We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes. For instance, over ten years ago soil and groundwater contamination from fuel oil contamination at a storage site was identified at our Illinois campus. The fuel oil tanks were removed and a portion of the area has been capped, but no remediation has been performed. If any of these sites are subject to investigation and/or remediation requirements, we may incur strict and/or joint and several liability under the Comprehensive Environmental Response, Compensation and Liability Act or other environmental laws which impose strict liability for all or part of the costs of such investigation, remediation, or removal costs and for damages to natural resources whether the contamination resulted from the conduct of other or from consequences of our own actions that were or were not in compliance with all applicable laws at the time those actions were taken. We may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties or other impacts of our operations. We have not accrued any amounts for environmental matters as of September 30, 2010. The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could adversely impact our results of operation or financial condition.

        In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in releases of hazardous substances and other waste materials, and may result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damages to natural resources. We maintain insurance coverage against some, but not all, potential losses associated with our operations. Our coverage includes, but is not limited to, physical damage to assets, employer's liability, comprehensive general liability, automobile liability and workers' compensation. We do not carry environmental insurance. We believe that our insurance is adequate for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that is not covered by insurance could have a material adverse impact on our results of operations and financial condition.

        Our air emissions are subject to the federal Clean Air Act, as amended, and similar state laws which generally require us to obtain and maintain air emission permits for our ongoing operations, as well as pre-approval for any expansion or construction of existing facilities or new facilities or modification of certain projects or facilities. Obtaining and maintaining those permits requires us to incur costs, and any future more stringent standards may result in increased costs and may limit or interfere with our operations. In addition, the permits ultimately issued may impose conditions which are more costly to implement than we had anticipated. These costs could have a material adverse effect on our financial condition and results of operations, and could adversely affect us in our efforts to compete with foreign producers not subject to such stringent requirements. Our failure to comply with air emissions laws and regulations could subject us to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions.

        Federal and state environmental authorities have been investigating alleged excess volatile organic compounds ("VOCS") emissions and other air emissions from many U.S. ethanol plants, including our Illinois facilities. The investigation relating to our Illinois wet mill facility is still pending, and we could be required to install additional air pollution control equipment or take other measures to control air pollutant emissions at that facility. If authorities require us to install controls, we would anticipate that costs would be approximately $6.5 million, which would be considerably higher than the approximately $3.4 million we incurred in connection with a similar matter at our Nebraska facility due to the larger size of the Illinois wet mill facility. As of yet we have not established reserves for possible costs we may incur in connection with this investigation. In addition, if the authorities determine our emissions were in violation of applicable law, we would likely be required to pay fines. With respect to the investigation of our Nebraska facility, we were required to pay a fine of $40,000. Due to the larger capacity of the Illinois facilities, the fine could possibly be larger.

        We have made, and expect to continue making, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits, including compliance with the EPA National Emission Standards for Hazardous Air Pollutants ("NESHAP") for industrial, commercial and institutional boilers and process heaters. This NESHAP was issued in 2004 but subsequently vacated in 2007. The vacated version of the rule required us to implement maximum achievable control technology at our Illinois wet mill facility to reduce hazardous air pollutant emissions from our boilers. The EPA is currently rewriting the NESHAP, which is expected to be more stringent than the vacated version. In the absence of a final NESHAP for industrial, commercial and institutional boilers and process heaters, we are working with state authorities to determine what technology will be required at our Illinois wet mill facility and when such technology must be installed. We currently cannot estimate the amount that will be needed to comply with any future federal or state technology requirement regarding air emissions from our boilers.

        We currently generate revenue from the sale of carbon dioxide, a greenhouse gas, which is a co-product of the ethanol production process at our Illinois facilities. National greenhouse gas legislation is in the early stages of development in the U.S., and we are currently unable to determine the impact of potential greenhouse gas reduction requirements. Mandatory greenhouse gas emissions reductions may impose increased costs on our business and could adversely impact our operations, including our ability to continue generating revenue from carbon dioxide sales.

We may engage in hedging or derivative transactions which involve risks that can harm our business.

        In an attempt to minimize the effects of the volatility of the price of corn, natural gas, electricity and ethanol ("commodities"), we may take economic hedging positions in the commodities. Economic hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or there is a change in the expected differential between the underlying price in the hedging agreement and the actual price of the commodities. Although we attempt to link our economic hedging activities to sales plans and pricing activities, occasionally such hedging activities can themselves result in losses. We have not been significantly involved in these activities since February 2009. As a result, our results of operations may be adversely affected during periods in which corn and/or natural gas prices increase.

If our internal computer network and applications suffer disruptions or fail to operate as designed, our operations will be disrupted and our business may be harmed.

        We rely on network infrastructure and enterprise applications, and internal technology systems for our operational, marketing support and sales, and product development activities. The hardware and software systems related to such activities are subject to damage from earthquakes, floods, lightning, tornadoes, fire, power loss, telecommunication failures and other similar events. They are also subject to acts such as computer viruses, physical or electronic vandalism or other similar disruptions that could cause system interruptions and loss of critical data, and could prevent us from fulfilling our customers' orders. We have developed disaster recovery plans and backup systems to reduce the potentially adverse effects of such events, but there are no assurances such plans and systems would be sufficient. Any event that causes failures or interruption in our hardware or software systems could result in disruption of our business operations, have a negative impact on our operating results, and damage our reputation.

Risks Relating to this Offering

The trading price for the shares of our common stock may be volatile.

        The liquidity of any market for the shares of our common stock will depend on a number of factors, including:

  •
  the number of stockholders;

  •
  our operating performance and financial condition;

  •
  the market for similar securities; and

  •
  the interest of securities dealers in making a market in the shares of our common stock.

        Historically, the market for common stock has been subject to disruptions that have caused substantial volatility in the prices of these securities, which may not have corresponded to the business or financial success of the particular company. We cannot assure you that the market for the shares of our common stock will be free from similar disruptions. Any such disruptions could have an adverse effect on stockholders. In addition, the price of the shares of our common stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors.

        Some specific factors that may have a significant effect on the market price of the shares of our common stock include:

  •
  actual or expected fluctuations in our operating results;

  •
  actual or expected changes in our growth rates or our competitors' growth rates;

  •
  conditions in our industry generally;

  •
  conditions in the financial markets in general or changes in general economic conditions;

  •
  our inability to raise additional capital;

  •
  changes in market prices for our product or for our raw materials; and

  •
  changes in stock market analyst recommendations regarding the shares of our common stock, other comparable companies or our industry generally.

We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

        Our Board of Directors presently intends to retain all of our earnings for the expansion of our business; therefore, we have no plans to pay regular dividends on our common stock. Any payment of future dividends will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our Board of Directors deems relevant. Also, the provisions of our Revolving Facility restrict the payment of dividends. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

Shares eligible for sale could adversely affect the price of the shares of our common stock.

        The market price of the shares of our common stock could decline as a result of sales by our existing stockholders or the perception that such sales might occur. These sales also might make it difficult for our equity securities to be sold in the future at a time and price that we deem appropriate. Substantially all of our outstanding shares are freely tradable or held by holders that have the right to require us to register the resale of their shares. If any of our existing stockholders sell a significant number of shares, the market price of our common stock could be adversely affected.

Provisions of our third amended and restated certificate of incorporation and amended and restated bylaws could delay or prevent a takeover of us by a third party.

        Provisions in our third amended and restated certificate of incorporation and amended and restated bylaws and of Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and Board of Directors. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change our management and Board of Directors. See "Description of Capital Stock."

We have "blank check" preferred stock.

        Our third amended and restated certificate of incorporation authorizes the Board of Directors to issue preferred stock without further stockholder action in one or more series and to designate the dividend rate, voting rights and other rights preferences and restrictions. The issuance of preferred stock could have an adverse impact on holders of common stock. Preferred stock is senior to common stock. Additionally, preferred stock could be issued with dividend rights senior to the rights of holders of common stock. Finally, preferred stock could be issued as part of a "poison pill," which could have the effect of deterring offers to acquire our company. See "Description of Capital Stock—Preferred Stock."

The holders of our common stock do not have cumulative voting rights, preemptive rights or rights to convert their common stock to other securities.

        We are authorized to issue 15,000,000 shares of common stock, $0.001 par value per share. As of December 9, 2010, there were 7,408,628 shares of common stock issued and outstanding. Since the holders of our common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock present, in person or by proxy, will be able to elect all of the members of our Board of Directors. The holders of shares of our common stock do not have preemptive rights or rights to convert their common stock into other securities.

Prior to this offering, our common stock has been thinly traded and there has been no active trading market for our common stock and an active trading market may not develop.

        Following our emergence from bankruptcy, the trading volume of our common stock has been low and reliable market quotations for our common stock have not been available, partially due to the fact that we are not listed on an exchange and our common stock is only traded over-the-counter. An active trading market for our common stock may not develop or, if developed, may not continue, and a holder of any of our securities may find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. Any proceeds from the sale of the shares offered by this prospectus will be received by the selling shareholders.

DIVIDEND POLICY

        We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal requirements and other factors as our Board of Directors deems relevant. In addition, our Revolving Facility and our Notes limit our ability to pay dividends, and we may in the future become subject to debt instruments or other agreements that further limit our ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

 CAPITALIZATION

        The following table sets forth, as of September 30, 2010, our cash and cash equivalents and capitalization on an actual basis. This table should be read in conjunction with our historical financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information that is included elsewhere in this prospectus.

Cash and equivalents(1)	$41,855

Revolving credit facility(2)	$—
Current Maturity of Long-Term Debt	225
Long term debt
Senior secured notes including unamortized premium	155,730
Mortgage note excluding current maturity above	112

Total long term debt	156,067

Stockholders' equity (deficit)
Common stock ($0.001 par value; 15,000,000 shares authorized; 7,408,404 shares issued and outstanding)	8
Additional paid in capital	223,711
Retained earnings (deficit)	(23,000)
Accumulated other comprehensive loss	2

Total stockholders' equity (deficit)	200,721

Total capitalization	$356,788

(1)
Cash and equivalents was approximately $41.9 million at September 30, 2010. Cash and equivalents excludes restricted cash of $19.1 million at September 30, 2010.

(2)
Available borrowing under our $20.0 million Revolving Facility totaled $9.4 million as of September 30, 2010. As of September 30, 2010, there were no amounts drawn against our Revolving Facility, and there were $5.5 million of outstanding letters of credit issued under our Revolving Facility.

 MARKET FOR OUR COMMON STOCK

        Our common stock began trading on the OTCBB on or around May 18, 2010 under the symbol "AVRW.OB." Prior to our emergence from bankruptcy, we were listed on the New York Stock Exchange (the "NYSE") under the symbol "AVR." We were delisted from the NYSE in March 2009 and subsequently traded on the over-the-counter markets and the OTCBB. Upon the effective date of our plan of reorganization on March 15, 2010, approximately 43 million outstanding shares of our common stock were cancelled and our stock ceased trading on the OTCBB and other markets. However, on the effective date of our plan of reorganization our common stock was quoted on Bloomberg, LP and, to our knowledge, received bid and ask quotes ranging from $43.75 to $47.25 per share. After the effective date of our plan of reorganization, beginning in April 2010 until it again began trading on the OTCBB, our common stock was sporadically traded on the over-the-counter markets.

        As of December 9, 2010, the last reported sales price of our common stock on the OTCBB was $24.65 per share of common stock and there were 7,408,628 shares of our common stock outstanding held by approximately 148 holders of record. The following table sets forth the range of high and low bid quotation prices per share of our common stock as reported by the applicable exchange or quotation system. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	Range of Reported High and Low Bid Quotations
	High	Low
2008
First Quarter	$13.08	$4.71
Second Quarter	$6.05	$3.75
Third Quarter	$7.42	$3.10
Fourth Quarter	$3.42	$0.34
2009
First Quarter	$0.70	$0.09
Second Quarter	$0.19	$0.05
Third Quarter	$0.35	$0.15
Fourth Quarter	$0.54	$0.25
2010
First Quarter	$0.38	$0.11
Second Quarter	$43.75	$30.00
Third Quarter	$32.20	$19.50
Fourth Quarter (through December 9, 2010)	$27.55	$24.50

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth selected historical consolidated financial data of Aventine Renewable Energy Holdings, Inc. and its subsidiaries on or as of the dates and for the periods indicated. We have derived the selected consolidated financial data as of December 31, 2009, 2008 and 2007 and for the years then ended from the historical audited consolidated financial statements of Aventine Renewable Energy Holdings, Inc. and its subsidiaries prepared in accordance with GAAP, included elsewhere in this prospectus. We have derived the selected consolidated financial data as of December 31, 2006 and 2005 and for the years then ended from the historical audited financial statements of Aventine Renewable Energy Holdings, Inc. and its subsidiaries not included in this prospectus. We derived the unaudited consolidated statement of operations data for the seven months ended September 30, 2010, the two months ended February 28, 2010 and for the nine months ended September 30, 2009, as well as unaudited consolidated balance sheet data as of September 30, 2010, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We derived the balance sheet data as of February 28, 2010 and September 30, 2009, from our unaudited interim consolidated financial statements not included in this prospectus. The historical results of Aventine Renewable Energy Holdings, Inc. and its subsidiaries for any prior period are not necessarily indicative of the results to be expected in any future period, and financial results for any interim period are not necessarily indicative of results for a full year.

        In connection with our emergence from reorganization proceedings, we implemented fresh-start accounting in accordance with ASC 852 governing reorganizations. We elected to adopt a convenience date of February 28, 2010 (a month end for our financial reporting purposes) for application of fresh-start accounting. In accordance with the ASC 852 rules governing reorganizations, we recorded largely non-cash reorganization income and expense items directly associated with our reorganization proceedings including professional fees, the revaluation of assets, the effects of our reorganization plan and fresh-start accounting and write-off of debt issuance costs. As a result of the application of fresh-start accounting, our financial statements prior to and including February 28, 2010 represent the operations of our pre-reorganization predecessor company and are presented separately from the financial statements of our post-reorganization successor company. As a result of the application of fresh-start accounting, the financial statements prior to and including February 28, 2010 are not fully comparable with the financial statements for periods on or after February 28, 2010.

        The historical consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, reference to our historical consolidated financial statements and the accompanying notes thereto and other financial information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Successor	Predecessor
	Seven months ended September 30, 2010	Two months ended February 28, 2010	Nine months ended September 30, 2009	Year Ended December 31,
				2009	2008	2007	2006	2005
Statement of Operations Data:
(in thousands, except per share amounts)
Net sales	$231,338	$77,675	$472,773	$594,623	$2,248,301	$1,571,607	$1,592,420	$935,468
Cost of goods sold	(223,204)	(66,686)	(486,261)	(585,904)	(2,239,340)	(1,497,807)	(1,460,806)	(848,053)

Gross profit	8,134	10,989	(13,488)	8,719	8,961	73,800	131,614	87,415
Selling, general and administrative expenses	(23,342)	(4,608)	(21,843)	(26,694)	(35,410)	(36,367)	(28,328)	(22,500)
Start-up activities	(175)	—	—	—	—	—	—	—
Demobilization costs associated with expansion projects	—	—	—	—	(9,874)	—	—	—
Impairment of plant development costs	—	—	—	—	(1,557)	—	—	—
Other income (expense)	(1,260)	(515)	(33)	(1,510)	2,936	1,113	3,389	989

Operating income (loss)	(16,643)	5,866	(35,364)	(19,485)	(34,944)	38,546	106,675	65,904
Other income (expense):
Income from termination of marketing agreements	—	—	10,176	10,176	—	—	—	—
Loss on the sale of auction rate securities	—	—	—	—	(31,601)	—	—	—
Interest income	67	—	11	11	3,040	12,432	4,771	2,218
Interest expense(1)	(5,151)	(1,422)	(12,840)	(14,697)	(5,077)	(16,240)	(9,348)	(16,510)
Loss on marketing alliance investment	—	—	—	—	(4,326)	—	—	—
Loss on early extinguishment of debt	—	—	—	—	—	—	(14,598)	—
Gain (loss) on derivative transactions	206	—	1,219	1,219	17,110	(78)	3,654	1,781
Loss on available-for-sale securities	(1,753)	—	—	—	—	—	—	—
Other non-operating income	245	—	—	—	—	—	—	—

Income (loss) before reorganization items and income taxes	(23,029)	4,444	(36,798)	(22,776)	(55,798)	34,660	91,154	53,393
Reorganization items	—	(20,282)	(30,109)	(32,440)	—	—	—	—
Gain due to Plan effects	—	136,574	—	—	—	—	—	—
Loss due to fresh start accounting adjustments	—	(387,655)	—	—	—	—	—	—

Income (loss) before income taxes	(23,029)	(266,919)	(66,907)	(55,216)	(55,798)	34,660	91,154	53,393
Income tax expense (benefit)	(29)	(626)	(7,291)	(8,956)	(7,472)	(477)	31,685	18,807

Net income (loss)	$(23,000)	$(266,293)	$(59,616)	$(46,260)	$(48,326)	$35,137	$59,469	$34,586
Net income (loss) attributable to non-controlling interest	—	—	—	—	(1,230)	1,338	4,568	2,404

Net income (loss) attributable to controlling interest	$(23,000)	$(266,293)	$(59,616)	$(46,260)	$(47,096)	$33,799	$54,901	$32,182
Per Share Data:
Income (loss) per common share-basic	$(2.63)	$(6.14)	$(1.39)	$(1.08)	$(1.12)	$0.81	$1.43	$0.93
Basic weighted-average common shares	8,583	43,401	42,967	42,968	42,136	41,886	38,411	34,686
Income (loss) per common share-diluted	$(2.63)	$(6.14)	$(1.39)	$(1.08)	$(1.12)	$0.80	$1.39	$0.89
Diluted weighted-average common and common equivalent shares	8,583	43,401	42,967	42,968	42,136	42,351	39,639	36,052
Other Data (unaudited):
(in thousands, except per bushel and per gallon amounts)
EBITDA(2)	$(12,181)	$(263,165)	$(43,653)	$(26,164)	$(38,009)	$49,708	$94,877	$67,555
Adjusted EBITDA(2)	$(7,157)	$8,475	$(10,889)	$8,812	$878	$56,913	$115,953	$69,485
Estimated net ethanol sales attributable to our marketing alliance(3)	$—	$—	$54,002	$54,002	$1,121,664	$821,602	$1,074,681	$555,160
Gallons sold	105,607	31,478	229,122	277,471	935,986	690,171	695,784	529,836
Capital expenditures	$50,537	$2,086	$1,434	$2,279	$265,878	$235,211	$76,499	$20,675
Average price per gallon of ethanol sold	$1.70	$1.91	$1.69	$1.75	$2.22	$2.08	$2.18	$1.63
Average price of corn per bushel	$3.67	$3.66	$3.93	$3.87	$5.02	$3.76	$2.41	$2.08
Balance Sheet Data:
(in thousands, at period end)
Total assets	$387,066	$364,305	$697,390	$712,696	$799,459	$762,185	$408,136	$221,977
Total debt(4)	$156,067	$110,252	$42,765	$42,765	$352,200	$300,000	—	$161,514
Stockholders' equity (deficit)	$200,721	$219,923	$252,602	$267,532	$308,796	$343,871	$304,163	$(20,654)
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(18,429)	$(19,520)	$23,178	$40,816	$35,601	$47,581	$55,762	$26,705
Investing activities	$(69,150)	$(2,086)	$566	$(279)	$(83,133)	$(347,781)	$(119,931)	$(18,534)
Financing activities	$44,195	$54,260	$(11,311)	$(11,291)	$53,700	$287,580	$90,210	$(11,572)

(1)
Contractual interest expense not recorded was $1.3 million, $5.0 million, and $21.9 million for the seven months ended September 30, 2010, two months ended February 28, 2010, and year ended December 31, 2009, respectively.

(2)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. Our definition of EBITDA and Adjusted EBITDA and a reconciliation of net income (loss) and operating cash flows to EBITDA and Adjusted EBITDA is provided in note (1) under "Summary—Aventine Energy Renewable Holdings, Inc.—Summary Historical Consolidated Financial Data."

(3)
This reflects our estimated net ethanol sales attributable to purchases of ethanol from our alliance members prior to the termination of our marketing alliance in the first quarter of 2009.

(4)
Prior to March 1, 2010, total debt includes amounts outstanding under: 1) our revolving credit agreement; 2) our senior unsecured notes in 2007 and 2008; 3) our debtor-in-possession debt facility; and 4) our previously outstanding senior, secured floating rate notes. The senior unsecured notes are reflected in pre-petition liabilities subject to compromise at December 31, 2009. On and after March 1, 2010, total debt includes amounts outstanding under: 1) our Revolving Facility; 2) the Notes; and 3) our short-term note payable to Kiewit Energy Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the "Selected Financial Information" section of this prospectus and our financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this prospectus.

Company Overview

        We are a producer and marketer of corn-based fuel-grade ethanol in the U.S. We market and distribute ethanol to many of the leading energy and trading companies in the U.S. In addition to producing ethanol, our facilities also produce several co-products such as distillers grain, corn gluten meal and feed, corn germ and brewers' yeast, which generate incremental revenue and allow us to help offset a significant portion of our corn costs.

Recent Events

        Stock Distribution.    On September 30, 2010, the Company commenced a pro rata quarterly distribution, consisting of 43,831 shares of common stock, to holders of the Company's former 10% senior unsecured notes and to holders of allowed general unsecured claims, with 32,935 shares distributed to holders of pre-petition notes and 10,896 shares to holders of allowed general unsecured claims. Approximately 1.2 million shares of common stock are reserved for future distributions to these holders.

        Notes Offering.    On August 19, 2010, we issued and sold $50.0 million in aggregate principal amount of our Notes in a transaction exempt from the registration requirements under the Securities Act, resulting in gross proceeds to us of approximately $51.0 million.

        First Amendment to Secured Revolving Credit Facility.    On August 6, 2010, we and our subsidiaries, as borrowers, entered into the First Amendment with the financial institutions party thereto as lenders, and PNC. The First Amendment amends the Revolving Credit Agreement by increasing the letter of credit sublimit under the Revolving Credit Agreement from $12.0 million to $17.0 million. The First Amendment also modifies the capital expenditure limitations applicable to us and our subsidiaries under the Revolving Credit Agreement and our daily inventory reporting requirements to permit PNC to agree not to require daily reporting by the borrowers of in-transit inventory.

        Acquisition of Canton, Illinois Facility.    On August 6, 2010, we and Riverland entered into the Purchase Agreement pursuant to which we acquired substantially all of the assets, and assumed specified liabilities, of Riverland for a purchase price of $16.5 million. The assets comprise the Canton facility, and include real property at the plant site as well as surrounding parcels.

        Debt Commitment Letter.    On August 2, 2010, we entered into the Debt Commitment Letter with Citi, under which Citi has agreed, at a subsequent time, to use its best efforts to arrange a syndicate of lenders that will provide us with the New Term Loan Facility, and to act as lead arranger, bookrunner, administrative agent and collateral agent for the New Term Loan Facility, on the terms and subject to the conditions set forth in the Debt Commitment Letter. Consummation of the debt financing is subject to various conditions set forth in the Debt Commitment Letter, including the absence of certain "material adverse effects" with respect to us and our subsidiaries, taken as a whole. We are currently seeking to enter into a $200 million senior secured term loan pursuant to the Debt Commitment Letter. Proceeds from the term loan will be used to refinance the Notes, to pay related transaction costs, fees and expenses and for general corporate purposes. However, we are under no obligation to enter into any such debt financing and cannot assure you that we will enter into any such financing transaction on terms acceptable to us, if at all. We are continuously considering other financing opportunities based on prevailing market conditions and other factors.

Executive Summary—Results of Operations

        The following discussion summarizes the significant factors affecting the consolidated operating results of the Company for the nine month periods ended September 30, 2010 and 2009 and years ended December 31, 2009 and 2008. This discussion should be read in conjunction with our condensed consolidated financial statements and notes to our condensed consolidated financial statements contained herein.

        We emerged from bankruptcy on March 15, 2010. On March 15, 2010, we implemented fresh-start accounting in accordance with ASC 852 using a convenience date of February 28, 2010. Thus, the consolidated financial statements prior to March 1, 2010 reflect results based upon the historical cost basis of the Company while the post-emergence consolidated financial statements reflect the new basis of accounting incorporating the fair value adjustments made in recording the effects of fresh-start reporting. Therefore, the post-emergence periods are not comparable to the pre-emergence periods. As a result of the application of fresh start accounting, our consolidated financial statements prior to and including February 28, 2010 represent the operations of our pre-reorganization predecessor company and are presented separately from the consolidated financial statements of our post-reorganization successor company. However, except when there exists a significant difference in trends or unique events or transactions our discussions on the results of operations, combine the results for the two months ended February 28, 2010 and the seven months ended September 30, 2010. The combined period has been compared to the nine months ended September 30, 2009. We believe that the combined financial results provide management and investors a better perspective of our core business and on-going operational financial performance and trends for comparative purposes. In addition, we believe this comparison provides useful information as the principal impact of the Plan was on our debt and capital structure and not on our core operations; many of the steps taken to improve our core operations continued to run intact.

        Our revenues are principally derived from the sale of ethanol and from the sale of co-products (corn gluten feed and meal, corn germ, condensed corn distillers with solubles ("CCDS"), dried distillers grain with solubles ("DDGS"), wet distillers grains with solubles ("WDGS"), carbon dioxide, and brewers' yeast) that we produce as by-products during the production of ethanol at our plants, which we refer to as co-product revenues.

        We generated a net loss for the nine months of 2010 of $289.3 million, as compared to a net loss of $59.6 million in the first nine months of 2009. The loss in 2010 is primarily attributable to adjustments required to report assets and liabilities at fair value upon emergence from bankruptcy. We generated a net loss of $46.3 million in 2009, as compared to a net loss of $47.1 million in 2008. The 2009 net loss was significantly increased by $32.4 million in reorganization items resulting from the Company's Chapter 11 bankruptcy filing. The 2008 net loss was increased as a result of $33.2 million in nonrecurring losses comprised of a $31.6 million loss related to the sale of our portfolio of auction rate securities and a $1.6 million impairment loss pertaining to the development costs of a second dry mill ethanol plant on our Pekin site. Revenue in the first nine months of 2010 decreased to $309.0 million as compared to $472.8 million in the first nine months of 2009. Revenue in 2009 decreased to $594.6 million as compared to $2.2 billion in 2008.

        In implementing fresh-start accounting, we re-measured our asset values and stated all liabilities, other than deferred taxes at fair value or at present values of the amounts to be paid using appropriate market interest rates. Our reorganization value was determined based on consideration of numerous factors and various valuation methodologies, including discounted cash flows, believed by management and our financial advisor to be representative of our business and industry and which was corroborated by an appraisal by a professional third-party appraisal firm. Information regarding the determination of the reorganization value and application of fresh start accounting is included in note 2 to our consolidated financial statements for the nine months ended September 30, 2010. In addition, under fresh start accounting, accumulated deficit and accumulated other comprehensive income were eliminated.

        Under fresh start accounting, our inventory, net, increased by $2.5 million and property, plant and equipment decreased by $380 million, in each case to reflect fair value as of our emergence from bankruptcy. Other assets, which consisted primarily of a long-term deposit for utilities against which we may apply certain natural gas transportation charges, decreased by $4.4 million and were recorded at fair value based on a discounted cash flow calculation using a 13% discount rate and our estimate of purchases of natural gas and the timing of those purchases. Accounts payable increased under fresh start accounting to adjust an off-market coal contract to fair value. We also adjusted long-term debt to its fair value of $105 million, an increase of $6.9 million, as determined with the assistance of a professional independent third party appraiser.

        As a result of the $2.5 million upward adjustment to our inventory described above, our cost of sales for the seven-month period ended September 30, 2010 includes an additional $2.5 million of costs related to the increase for inventory sold during the period. The decrease in property, plant and equipment resulted in lower depreciation expense in the seven months ended September 30, 2010 which are included in cost of goods sold. As a result of the adjustment to the long-term deposit for utilities to fair value, we will incur additional amortization cost related to natural gas which will increase cost-of goods sold. As a result of the adjustment of accounts payable to record the off-market coal contract at fair value, our coal costs will be lower through December 31, 2010 when the contract expires. The increase in long-term debt to its fair value of $105 million will result in lower interest expense over the term of the debt.

        Commodity spread, defined as gross ethanol selling price per gallon less net corn cost per gallon, increased from $0.71 per gallon in the first nine months of 2009 to $0.87 per gallon in the first nine months of 2010. Commodity spread decreased from $1.00 per gallon in 2008 to $0.79 per gallon in 2009. The average sales price per gallon of ethanol increased in the first nine months of 2010 to $1.75 per gallon from the $1.69 average received in the first nine months of 2009. The average sales price per gallon of ethanol decreased in 2009 to $1.75 from the $2.22 average received in 2008. Corn costs during the first nine months of 2010 averaged $3.67 per bushel, as compared to $3.93 per bushel in the first nine months of 2009. Corn costs in 2009 averaged $3.87 per bushel, as compared to $5.02 per bushel in 2008. Conversion cost in the first nine months of 2010 was $0.52 per gallon as compared to $0.49 per gallon in the first nine months of 2009. Conversion cost in 2009 was $0.49 per gallon as compared to $0.70 per gallon in 2008.

        Gallons of ethanol sold in the first nine months of 2010 decreased to 137.1 million gallons, as compared to 229.1 million gallons in the first nine months of 2009. Gallons of ethanol sold in 2009 decreased to 277.5 million from 936.0 million in 2008. With severely declining gross profit margins and general liquidity stress due to frozen credit markets, we negotiated termination agreements with our marketing alliance partners and began to rationalize our distribution network to primarily focus on sales of our equity production beginning in the fourth quarter of 2008. We completed the termination of our marketing alliance and scaled back our purchase/resale program during the first quarter of 2009. Ethanol production for the nine months ended September 30, 2010 and the year ended December 31, 2009 totaled 103.1 million gallons and 197.5 million gallons, compared to 148.0 million gallons and 188.8 million gallons in the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. Gross profit for the nine months ended September 30, 2010 increased substantially to $19.1 million from $(13.5) million in the nine months ended September 30, 2009. Gross profit for the year ended December 31, 2009 decreased slightly to $8.7 million from $9.0 million in the year ended December 31, 2008.

        Our inventory is valued based upon a weighted average of our cost to produce ethanol and the price we pay for ethanol that we purchase from other producers. We continue to engage in purchase/resale transactions, as needed, to fulfill our sales commitments. Changes, either upward or downward, in our purchased cost of ethanol or our own production costs, will cause the inventory value to fluctuate from period to period, perhaps significantly. These changes in value flow through our statement of operations as the inventory is sold and can significantly increase or decrease our profitability.

        Other income (loss) was a loss of $1.8 million in the first nine months of 2010 compared to income of $0.0 million in the first nine months of 2009. The loss in the first nine months of 2010 included $1.2 million of expense related to penalties owed for failure to complete the Aurora West expansion facility by July 1, 2009, $1.1 million of expense related to a contract amendment, and $0.4 million in utility demand charges at our Mt. Vernon ethanol expansion facility, $0.6 million of income from resolution of bankruptcy claims, and $0.3 million of income from court-ordered refunds of professional fees.

        In the first nine months of 2009, the Company recognized income from the termination of marketing agreements with alliance partners totaling $10.2 million.

        We have significantly reduced our hedging activity after the first quarter of 2009. Our gain on derivative transactions has decreased from $1.2 million for the first nine months of 2009 to $0.2 million for the first nine months of 2010.

        Reorganization items of $20.3 million in the first nine months of 2010 were comprised primarily of professional fees directly related to the reorganization and a provision for rejected executory contracts and leases. There were $30.1 million in reorganization items in the first nine months of 2009. Reorganization items of $2.3 million during the remainder of 2009 were again comprised primarily of professional fees directly related to the reorganization and a provision for rejected executory contracts and leases.

        The gain due to plan effects in the first nine months of 2010 of $136.6 million, related to implementation of the plan of reorganization, consisted of $144.0 million of liabilities subject to compromise which were discharged upon emergence from bankruptcy less $5.8 million of unamortized debt issuance costs on the 10.0% senior unsecured notes due 2017 issued March 27, 2007 (the "Old Notes") and $1.6 million related to write-off of prepaid directors and officer insurance. There were no gains due to plan effects in the first nine months of 2009.

        The loss due to fresh-start accounting adjustments of $387.7 million in the first nine months of 2010 consisted of adjustments required to report assets and liabilities upon emergence from bankruptcy at fair value.

General

        The following general factors should be considered in analyzing our results of operations:

Variability of Gross Profit

        Our gross profit has fluctuated and may continue to fluctuate substantially from period to period. Gross profit from ethanol sales is mainly affected by changes in selling prices for ethanol, along with the cost of corn, freight and the cost to convert corn to ethanol. The rise and fall of ethanol and corn prices affects the levels of our costs of goods, gross profit and inventory values, even in the absence of any increases or decreases in business activity. Selling prices for ethanol are affected principally by industry oversupply concerns, the price and availability of competing and complementary fuels and the price of corn. All of these factors are beyond our control.

        Our most volatile manufacturing costs are natural gas and corn. See "Risk Factors—Our business is dependent upon the availability and price of corn. Significant disruptions in the supply of corn will materially affect our operating results. In addition, since we generally cannot pass on increases in corn prices to our customers, continued periods of historically high corn prices will also materially adversely affect our operating results," and "—The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we utilize in our manufacturing process." Since both natural gas and ethanol are energy-related products, there has been significant, although not perfect, correlation between their market prices. As a result, at times when natural gas prices had increased, thereby increasing our costs, ethanol prices have typically increased, thereby increasing our revenues and offsetting some of the impact on our results of operations.

Conversion Costs

        Conversion costs per gallon are an important metric in determining our profitability. Conversion costs represent the cost of converting corn into ethanol, and include production salaries, wages and stock compensation costs, fringe benefits, utilities (including coal and natural gas), maintenance, denaturant, insurance, materials and supplies and other miscellaneous production costs. It does not include depreciation and amortization expense.

Summary of Critical Accounting Policies

        We base this discussion and analysis of results of operations, cash flow and financial condition on our consolidated financial statements, which have been prepared in accordance with GAAP.

        The accompanying historical consolidated financial data, as of and from the years ended 2009, 2008 and 2007 and the quarter ended September 30, 2009 do not purport to reflect or provide for the consequences of our Chapter 11 proceedings. In particular, the financial statements do not purport to show (i) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (ii) as to pre-petition liabilities, the amounts that may be paid out for claims or contingencies, or the status and priority thereof; (iii) as to shareowners' equity accounts, the effect of any changes that may be made in our capitalization; or (iv) as to operations, the effect of any changes that may be made to our business.

        In accordance with GAAP, we have applied authoritative guidance of ASC 852, in preparing the consolidated financial statements. This guidance requires that the financial statements, for periods subsequent to the Chapter 11 filing, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses (including professional fees), realized gains and losses and provisions for losses that were realized or incurred in the bankruptcy proceedings are recorded in reorganization items on the accompanying condensed consolidated statements of operations. In addition, pre-petition obligations that were impacted by the bankruptcy reorganization process have been classified on the consolidated balance sheet at December 31, 2009 in "pre-petition liabilities subject to compromise." These liabilities are reported at the amounts that were expected to be allowed by the Bankruptcy Court, even if they may be (or have been) settled for lesser amounts. For information on the bankruptcy reorganization process, see Note 2 of our 2009 annual financial statements and Note 2 of our third quarter of 2010 quarterly financial statements.

Share-based Compensation Expense

        Effective January 1, 2006, we adopted, on a modified prospective transition method, Accounting Standards Codification 718, Compensation—Stock Compensation ("ASC 718"), which requires measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options, based on fair values. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in our consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 include compensation expense for unvested share-based payment awards granted prior to December 31, 2005, based on the grant date fair value estimated in accordance with the minimum value method as outlined in ASC 718, and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of ASC 718. In conjunction with the adoption of ASC 718, we elected to attribute the value of share-based compensation to expense over the periods of requisite service using the straight-line method.

        Upon adoption of ASC 718, we elected to value our share-based payment awards granted beginning in fiscal year 2006 using a form of the Black-Scholes option-pricing model (the "Option-Pricing Model"), which was previously used to calculate stock-based compensation expense using the minimum value method as outlined in ASC 718. The determination of fair value of share-based payment awards on the date of grant using the Option Pricing Model is affected by our stock price as well as the input of other subjective assumptions, of which the most significant are expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility is normally calculated based upon actual historical stock price movements over the expected option term. Since we have no considerable history of stock price volatility as a public company at the time of the grants, we calculated volatility by considering, among other things, the expected volatilities of public companies engaged in similar industries. Pre-vesting forfeitures prior to June 30, 2008 were estimated using a 3% forfeiture rate. We adjusted the forfeiture rate to 6.4%, 10.7%, 14.2%, and 20.0% as of July 1, 2008, January 1, 2009, July 1, 2009, and October 1, 2009, respectively, to reflect our experience with actual forfeitures. The expected option term is calculated using the "simplified" method permitted by SAB 107. Our options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

Inventory

        Inventories are stated at the lower of cost or market. Cost is determined using a weighted-average first-in-first-out ("FIFO") method for gallons produced at our plants, gallons purchased from our marketing alliance partners and other gallons purchased for resale. In assessing the ultimate realization of inventories, we perform a periodic analysis of market price and compare that to our weighted-average FIFO cost to ensure that our inventories are properly stated at the lower of cost or market.

Derivatives and Hedging Activities

        Our operations and cash flows are subject to fluctuations due to changes in commodity prices. We use derivative financial instruments from time-to-time to manage commodity prices. Derivatives used are primarily commodity futures contracts, swaps and option contracts.

        We apply the provisions of Accounting Standards Codification 815, Derivatives and Hedging ("ASC 815"), for our derivatives. These derivative contracts are not designated as hedges and, therefore, except for contracts that meet the normal purchase or normal sale exception, are marked to market each period, with corresponding gains and losses recorded in other non-operating income (loss). The fair value of these derivative contracts are recognized in other current assets or other current liabilities in the consolidated balance sheets, net of any cash received from the relevant brokers.

        ASC 815 requires a company to evaluate contracts to determine whether the contracts are derivatives. Certain contracts that meet the literal definition of a derivative under ASC 815 may be exempted from the accounting and reporting requirements of ASC 815 as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. The Company elects to designate its forward purchases of corn and forward sales of ethanol as normal purchases and sales under ASC 815. Accordingly, these contracts are not recorded in our financial results until performance under them occurs.

Income Taxes

        Under Accounting Standards Codification 740, Income Taxes ("ASC 740"), deferred tax liabilities and assets are recorded for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. Property, plant and equipment, stock-based compensation expense, capital losses, unrealized losses on bankruptcy and investments in marketing alliance partners are the primary sources of these temporary differences. Deferred income taxes also includes net operating loss and capital loss carryforwards. The Company establishes valuation allowances to reduce deferred tax assets to amounts it believes are realizable and contingency reserves for implemented tax planning strategies. These valuation allowances and contingency reserves are adjusted based upon changing facts and circumstances.

Pension and Postretirement Benefit Costs

        Net pension and postretirement costs were $0.7 million for the year ended December 31, 2009 and $0.3 million for the year ended December 31, 2008. Total estimated pension and postretirement expense in 2010 is expected to be similar to previous years. These expenses are primarily included in cost of goods sold. We made contributions to our defined benefit pension plan in 2009, 2008 and 2007 of $0.2 million, $0.9 million, and $0.5 million, respectively. In 2010, we expect to make contributions totaling $0.8 million to our defined benefit plan.

        Our pension and postretirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected long-term rates of return on plan assets. Material changes in our pension and postretirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants, changes in the level of benefits provided, changes to the level of contributions to these plans and other factors.

        We determine our actuarial assumptions for our pension and post retirement plans, after consultation with our actuaries, on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year. The discount rate assumption is determined based on a spot yield curve that includes bonds that are rated Corporate AA or higher with maturities that match expected benefit payments under the plan.

        The expected long-term rate of return on plan assets reflects projected returns for the investment mix that have been determined to meet the plan's investment objectives. The expected long-term rate of return on plan assets is selected by taking into account the expected weighted averages of the investments of the assets, the fact that the plan assets are actively managed to mitigate downside risks, the historical performance of the market in general and the historical performance of the retirement plan assets over the past ten years.

Revenue Recognition

        Revenue is generally recognized when title to products is transferred to an unaffiliated customer as long as the sales price is fixed or determinable and collectability is reasonably assured. For the majority of sales, this generally occurs after the product has been offloaded at the customers' site. For others, the transfer of title occurs at the shipment origination point. The majority of sales are invoiced at the final per unit price which may be a previously contracted fixed price or a market price at the time of shipment. Other sales are invoiced and the initial receipts are collected based upon a provisional price, and such sales are adjusted to a final price based upon a monthly-average spot market price. Sales are made under normal terms and usually do not require collateral.

        The Company has marketed ethanol for other third-party producers. Revenues from such non-Company produced gallons are generally recorded on a gross basis in the accompanying statements of operations, as the Company takes title to the product, assumes all risks associated with the purchase and sale of such gallons and is considered the primary obligor on the sale. Transactions entered into with the same counterparty which have been negotiated in contemplation of one another are recorded on a net basis.

        The majority of sales are based upon a delivered price, which includes a cost for freight. In such cases, the sales price, including the cost of delivery plus any respective motor fuel excise taxes, is invoiced and included in revenue. If title transfers at the shipment origination point, the customer generally is responsible for freight costs, and the Company does not recognize such freight costs in its financial statements.

Fresh-Start Accounting

        As required by GAAP, in connection with emergence from Chapter 11 reorganization proceedings, we adopted the fresh-start accounting provisions of ASC 852 effective February 28, 2010. Under ASC 852, the reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for our assets immediately after restructuring. The reorganization value is allocated to the respective assets. Liabilities, other than deferred taxes and severance benefits, are stated at present values of amounts expected to be paid.

        Fair values of assets and liabilities represent our best estimates based on our appraisals and valuations which incorporated industry data and trends and relevant market rates and transactions available to us at the time. The estimate of reorganization equity value was determined by Company management with assistance from an independent financial advisor, who developed the reorganization equity value using a combination of the following three measurement methodologies: 1) comparable public company analysis, 2) discounted cash flow analysis, and 3) precedent transactions analysis. This amount was determined based, in part, on economic, competitive and general business conditions prevailing at the time. These estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond our reasonable control.

        The significant assumptions related to adjusting our assets and liabilities to fair value in connection with fresh-start accounting include the following:

        Cash, Accounts Receivable, Prepaid Assets and Other Current Assets, Accrued Liabilities, and Other Current Liabilities—We evaluated the fair value of financial instruments represented in current assets and current liabilities, including cash, accounts receivable, prepaid assets and other current assets, accrued liabilities, and other current liabilities. Based upon our evaluations, we concluded that the carrying value approximates fair value of these financial instruments due to their short maturities or variable-rate nature of the respective balances.

        Restricted Cash, and Other Long-Term Liabilities—We evaluated the fair value of restricted cash and other long-term liabilities. The restricted cash balances are held in interest-bearing accounts and we therefore concluded that the carrying value approximates fair value. The other long-term liabilities principally represent company obligations related to pension and retiree medical costs. Such liabilities are calculated using various assumptions including an assumed discount rate which we believe is reasonable, and we therefore concluded that carrying value of such long-term liabilities approximates fair value.

        Inventories—Inventories consist primarily of agricultural and energy-related commodities including corn, ethanol, and coal. The fair value of these commodities was determined through reference to prices that were publicly available at the time, as adjusted for physical location.

        Property, plant and equipment—Property, plant and equipment was valued at fair value of approximately $208.8 million as of February 28, 2010. The Company determined fair value with the assistance of an independent valuation firm. In establishing fair value for the vast majority of the Company's property, plant and equipment, the cost approach was utilized. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of all forms of depreciation as of the appraisal date as described below:

  •
  Physical depreciation—the loss in value or usefulness attributable solely to use of the asset and physical causes such as wear and tear and exposure to the elements.

  •
  Functional obsolescence—a loss in value is due to factors inherent in the asset itself and due to changes in technology, design or process resulting in inadequacy, overcapacity, lack of functional utility or excess operating costs.

  •
  Economic obsolescence—loss in value by unfavorable external conditions such as economics of the industry or geographic area, or change in ordinances.

The cost approach relies on management's assumptions regarding current material and labor costs required to rebuild and repurchase significant components of our property, plant and equipment along with assumptions regarding the age and estimated useful lives of our property, plant and equipment. After recording other assets and liabilities at their respective fair values, the balance of the enterprise value is allocated to the various classes of property, plant and equipment based on the independent third party appraisal as adjusted for the factors indicated above, which resulted in a write-down of property, plant and equipment of approximately $380.0 million. Factors contributing to the significant write-off of property, plant and equipment included:

  •
  Uncompleted facilities are less marketable than operational facilities and were selling at a substantial discount to completed facilities. In their marketing efforts our financial advisor received minimal interest in our uncompleted facilities;

  •
  The plants required material capital contributions prior to experiencing any potential profits from production and it was uncertain that the facilities would be completed if we did not have sufficient capital to fund completion. There was also uncertainty as to whether the costs to complete the plants could be materially greater than estimated by management;

  •
  There were significant start-up risks because both plants under construction had sat idle through an entire winter and were expected to sit idle through the 2010 winter which could result in issues causing the equipment to fail to operate effectively.

        Other Assets—Other assets include a long-term deposit for utilities against which the Company may apply certain future natural gas transportation charges. The fair value of this deposit was determined based upon a discounted cash flow model for which the significant inputs include the Company's estimated purchase timing and amount of natural gas, and the discount rate estimated to be 13%. If the Company had applied a discount rate of 1% higher or lower, the fair value of the asset would have decreased or increased by $168 thousand or $177 thousand, respectively.

        Accounts Payable—Accounts payable include an estimated liability associated with an off-market coal purchase contract which continues throughout 2010. The fair value of this contract was determined through reference to coal prices that were publicly available at the time, as adjusted for physical location. This liability will be amortized to income as the related coal purchases affect the cost of production. For other accounts payable items, we evaluated such liabilities to determine fair value and concluded that the carrying value approximates fair value of these financial instruments due to their short maturities or variable-rate nature of the respective balances.

        Long-Term Debt—Long-term debt was valued at fair value with the assistance of an independent valuation firm based on an analysis of market interest rates for guideline companies with similar debt and terms, interest rates for companies recently emerged from bankruptcy, and interest rates based on a synthetic debt rating. Based on this analysis, we determined that a range of market interest rate for our $105 million of Notes would be from 11.5% to 14.5%. Based on the stated rate of our Notes of 13% combined with the option to pay a portion of the interest in kind, we deemed the fair value to be the face value of the Notes of $105 million. If the interest rate was 1% higher or lower, the fair value of the debt would have increased or decreased by $1.2 million respectively.

Results of Operations

For the Nine Months Ended September 30, 2010 Compared to the Nine Months Ended September 30, 2009

        Total gallons of ethanol sold in the first nine months of 2010 decreased to 137.1 million gallons, versus 229.1 million gallons sold in the first nine months of 2009. Gallons of ethanol were sourced as follows:

For the Nine Months Ended September 30,

(In thousands of gallons, except for percentages)

	Seven months Ended Sept 30, 2010 Successor	Two months Ended Feb 28, 2010 Predecessor	2009 Predecessor	Increase/ (Decrease)	% Increase/ (Decrease)
Equity production	103,088	32,040	148,017	(12,889)	(8.7)%
Marketing alliance purchases	—	—	30,858	(30,858)	(100.0)%
Purchase/resale	915	210	35,163	(34,038)	(96.8)%
Decrease (increase) in inventory	1,604	(772)	15,084	(14,252)	*

Total	105,607	31,478	229,122	(92,037)	(40.2)%

*
Not meaningful

        Net sales in the first nine months of 2010 decreased 34.6% from the first nine months of 2009. Net sales were $309.0 million in the first nine months of 2010 versus $472.8 million in the first nine months of 2009. Overall, the decrease in net sales was primarily the result of less supply available as we terminated our marketing alliance, significantly reduced our purchase/resale supply operations, and experienced a reduction in equity production, partially offset by an increase in the average sales price of ethanol sold. The reduction in equity production between 2010 and 2009 is primarily attributable to the shutdown of our Nebraska plant primarily during the months of July and August 2010. On June 29, 2010, we temporarily shut down the dry mill plant in Aurora, Nebraska ("NELLC") to make some mechanical improvements to the facility. The shutdown was extended during a period of depressed margins to accelerate a required power outage at both Nebraska facilities to complete some necessary electrical work for the Aurora West facility which is currently under construction. We started grinding corn at the NELLC facility again on August 14, 2010 and the plant achieved full production on August 24, 2010. The reduction in supply was partially offset by an increase in the average sales price of ethanol for the first nine months of 2010 as compared to the first nine months of 2009. Ethanol prices averaged $1.75 per gallon in the first nine months of 2010 versus $1.69 in the first nine months of 2009.

        Co-product revenues for the first nine months of 2010 totaled $69.4 million, a decrease of $3.1 million or 4.3%, from the first nine months of 2009 total of $72.5 million. Co-product revenues decreased during the first nine months of 2010 primarily as a result of lower sales volumes. In the first nine months of 2010, we sold 676.2 thousand tons, versus 827.2 thousand tons in the first nine months of 2009. Co-product revenues, as a percentage of corn costs, rose to 36.9% during the first nine months of 2010, versus 33.2% in the first nine months of 2009.

        Cost of goods sold for the nine months ended September 30, 2010 was $289.9 million, compared to $486.3 million for the nine months ended September 30, 2009, a decrease of $196.4 million, or 40.4%. As a percentage of net sales, cost of goods sold decreased to 93.8% in the first nine months of 2010 from 102.9% in the first nine months of 2009. Cost of goods sold consists of the cost to produce ethanol at our own facilities, the cost of freight and logistics to ship ethanol and co-products, the cost of ethanol sold from inventory, the cost of motor fuel taxes which have been billed to customers and, prior to the second quarter of 2009, the cost of purchased ethanol. The decrease in total cost of goods sold is principally the result of lower volumes of ethanol purchased as a result of the termination of our marketing alliance and significantly reduced purchase/resale program, and lower corn costs, freight costs, depreciation, and motor fuel taxes. Partially offsetting the decrease in cost of goods sold was an additional increase in cost of goods sold of $2.5 million related to the adjustment of ethanol inventory to fair value in February 2010 which was recognized in March 2010 as the product was sold.

        Purchased ethanol in the first nine months of 2010 totaled $1.9 million, versus $87.0 million in the first nine months of 2009. The decrease in purchased ethanol resulted from the termination of our marketing alliance and scaled-back purchase/resale programs.

        Corn costs in the first nine months of 2010 totaled $188.3 million, or $3.67 per bushel, versus $218.7 million, or $3.93 per bushel, in the first nine months of 2009. Our average corn costs in the first nine months of 2010 were lower than the Chicago Board of Trade ("CBOT") average price of $3.83 during the same period. The decrease in corn costs is primarily due to lower volumes of corn purchased as a result of the NELLC plant shutdown.

        Conversion costs for the first nine months of 2010 decreased to $70.3 million from $72.2 million for the first nine months of 2009. The total dollars spent on conversion costs decreased year over year principally as a result of lower costs for insurance and denaturant. The conversion cost per gallon increased year over year to $0.52 per gallon in the first nine months of 2010 versus $0.49 per gallon in the first nine months of 2009. The increase in conversion cost per gallon is the result of the decrease in production gallons in 2010 as compared to the same period in 2009.

        Freight/logistics costs were down significantly on a per gallon basis in the first nine months of 2010 from the first nine months of 2009. Freight/logistics costs in the first nine months of 2010 were $0.13 per gallon as compared to $0.17 per gallon in the first nine months of 2009. Freight/logistics dollars spent decreased in the first nine months of 2010 to $17.5 million from $39.7 million in the first nine months of 2009 as a result of lower volumes shipped, the termination of fixed price terminal obligations, and lower costs for leased railcars.

        Depreciation in the first nine months of 2010 totaled $8.1 million, versus $10.4 million in the first nine months of 2009. The reduction in depreciation expense is primarily the result of the fresh start fair value reduction to the cost of depreciable assets when we emerged from bankruptcy. Other cost of goods sold, including motor fuel taxes and the cost of ethanol sold from inventory, were $0.3 million in the first nine months of 2010, versus $5.3 million in the first nine months of 2009. The cost of motor fuel taxes is recovered through billings to customers and was $0 in the first nine months of 2010 because we did not do business in states requiring us to pay motor fuel taxes.

        SG&A expenses were $28.0 million in the first nine months of 2010 as compared to $21.8 million in the first nine months of 2009. The higher expense in the first nine months of 2010 primarily relates to increases in salaries and wages of $2.3 million, salaried stock-based compensation of $2.0 million and outside services of $1.6 million. Outside services include professional fees that we continue to incur related to bankruptcy activities, which would have previously been included in reorganization expense.

        Other income (loss) was a loss of $1.8 million for the nine months ended September 30, 2010. The loss for the nine months includes $1.2 million of expense related to penalties owed for failure to complete the Aurora West expansion facility by July 1, 2009, $0.4 million of expense related to utility demand charges at our Mt. Vernon ethanol expansion facility (prior to start up of the Mt. Vernon, Indiana facility), $1.1 million of expense related to a contract amendment, $0.6 million of income from resolution of bankruptcy claims, and $0.3 million of income from court-ordered refunds of professional fees.

        As a result of arm's length negotiations in 2009 with our former marketing alliance partners, we were able to obtain consideration totaling $10.2 million from those counterparties in exchange for the early termination of the marketing alliance agreements. Marketing alliance partners were third-party producers who sold their ethanol production to us on an exclusive basis.

        Interest expense in the first nine months of 2010 was $6.6 million, as compared to $12.8 million in the first nine months of 2009. Interest expense in the first nine months of 2010 included $8.2 million of interest expense related to our Notes, pre-petition amended secured revolving credit facility interest expense of $0.6 million, interest expense on our DIP Facility of $0.5 million, other interest expense of $0.1 million, and $0.4 million of amortization of deferred financing fees, reduced by capitalized interest of $3.2 million. Interest expense in the first nine months of 2009 included $8.1 million of interest expense related to our pre-petition senior unsecured notes (compared to contractual interest of $22.5 million), pre-petition amended secured revolving credit facility interest expense of $1.7 million, interest expense on our DIP Facility of $1.1 million, and $1.9 million for amortization of deferred financing fees.

        Gain (loss) on derivative transactions for the first nine months of 2010 includes $0.2 million of realized net gains on corn and ethanol derivative contracts versus net realized and unrealized gains in the first nine months of 2009 of $1.2 million. We do not mark to market forward physical contracts to purchase corn or sell ethanol as we account for these transactions as normal purchases and sales under ASC 815.

        During September 2010, we recorded an other-than-temporary loss on its available for sale securities in Green Plains Renewable Energy, Inc. totaling $1.8 million.

        Our effective tax rate differs from the statutory U.S. federal income tax rate for the seven months ended September 30, 2010, two months ended February 28, 2010, and the nine months ended September 30, 2009 principally due to the impact of state taxes (net of federal benefit), non-includable reorganization income, non-deductible reorganization expenses, tax deductible goodwill, increases in valuation allowances, and other permanent differences between book and tax.

Year Ended December 31, 2009, Compared with Year Ended December 31, 2008

        Total gallons sold in 2009 were 277.5 million gallons, versus 936.0 million gallons sold in 2008, a decrease of 658.5 million gallons. Based on annualized production for the industry wide market our market share decreased to 1.9% in 2009 compared to 2.0% in 2008 due to an increase in industry wide production capacity. Ethanol gallons sourced were as follows:

	For the Year Ended December 31,
	2009	2008	Increase/ (Decrease)	% Increase/ (Decrease)
	(In thousands, except for percentages)
Equity production	197,498	188,764	8,734	4.6%
Marketing alliance purchases	30,858	505,254	(474,396)	(93.9)%
Purchase/resale	35,506	249,028	(213,522)	(85.7)%
Decrease (increase) in inventory	13,609	(7,060)	20,669	N.M.*

Total	277,471	935,986	(658,515)	(70.4)%

*
Not meaningful

        Net sales for 2009 were significantly lower at $594.6 million for 2009 versus $2.2 billion in 2008. With severely declining gross profit margins and general liquidity stress due to frozen credit markets, we negotiated termination agreements with our marketing alliance partners and began to rationalize our distribution network to primarily focus on sales of our equity production beginning in the fourth quarter of 2008. We completed the disbanding of our marketing alliance and scaled back our purchase/resale program during the first quarter of 2009. The average gross selling price of ethanol in 2009 decreased to $1.75 per gallon, from the $2.22 received in 2008.

        Co-product revenue for 2009 totaled $98.0 million, a decrease of $30.5 million or 23.8%, from the 2008 total of $128.5 million. Co-product revenue decreased during 2009 versus 2008 principally from a decrease in co-product pricing due to lower corn prices. Co-product pricing tends to follow the price of corn since the co-products are a substitute for corn as an animal feedstock. We sold 1.1 million tons of co-products in both 2009 and 2008. Co-product revenues, as a percentage of corn costs, were 34.1% during 2009, versus 35.9% in 2008. Co-product returns, as a percentage of corn costs, decreased in 2009 compared to 2008 as the co-product prices decreased more than the decrease in corn costs.

        Cost of goods sold for 2009 was $585.9 million, a significant decrease from the $2.2 billion in 2008. Cost of goods sold consists of the cost to produce ethanol at our own facilities, the cost of purchasing ethanol from marketing alliance partners, the cost of purchasing ethanol and bio-diesel from other producers and marketers, freight and logistics costs and the cost of motor fuel taxes which have been billed to customers.

        Purchased ethanol in 2009 totaled $138.5 million, versus approximately $1.5 billion in 2008. The decrease in purchased ethanol results from a decrease in the number of gallons of ethanol purchased from marketing alliance partners as well as a decrease in purchase/resale gallons purchased, along with a decrease in the cost per gallon of ethanol purchased. In 2009, we purchased 66.4 million gallons of ethanol at an average cost of $1.56 per gallon as compared to 754.3 million gallons of ethanol at an average cost of $2.04 in 2008.

        Production costs include corn costs, conversion costs (defined as the cost of converting the corn into ethanol, and includes production salaries, wages and stock compensation costs, fringe benefits, utilities (including coal and natural gas), maintenance, denaturant, insurance, materials and supplies and other miscellaneous production costs) and depreciation. Corn costs in 2009 totaled $287.1 million or $3.87 per bushel, versus $358.4 million, or $5.02 per bushel in 2008. The decrease in corn costs is due to the record high corn prices in 2008.

        Conversion costs for 2009 decreased to $96.7 million from $131.8 million for 2008. The total dollars spent on conversion costs decreased year over year primarily as a result of significant cost reductions for natural gas, materials and supplies, outside services, and denaturant. Conversion cost per gallon decreased year over year to $0.49 per gallon in 2009 versus $0.70 per gallon in 2008. Our plants ran at 98% and 94% of capacity for 2009 and 2008, respectively, after adjusting for differences in denaturant blending levels.

        Depreciation for 2009 totaled $14.4 million, versus $14.5 million in 2008. Motor fuel taxes were $5.6 million in 2009 versus $17.6 million in 2008. The cost of motor fuel taxes are recovered through billings to customers.

        Freight/logistics costs in 2009 decreased to $44.9 million, or approximately $0.16 per gallon, from $175.3 million, or $0.19 per gallon in 2008. Freight/logistics cost per gallon is calculated by taking total freight/logistics costs incurred and dividing by the total ethanol gallons sold. Total freight/logistics costs also include costs to ship co-products.

        The average cost of inventory was $1.44 at the end of 2009 as compared to $1.54 at the end of 2008 reflecting the decline in the average ethanol prices in 2009 using our weighted average FIFO approach to valuing inventory. The economic impact of selling gallons that were previously held in inventory at the end of 2008 during 2009 was a decrease in gross margin of approximately $4.2 million.

        SG&A expenses were $26.7 million in 2009, a decrease of $8.7 million, or 24.6%, as compared to $35.4 million in 2008. The decrease in SG&A is primarily attributable to decreases in salaries ($2.8 million), salaried stock compensation ($3.5 million) and outside services ($1.6 million) partially offset by an increase of $0.9 million in bad debt expense.

        Financial results for 2009 were also positively impacted by the recognition $10.2 million in income from termination of marketing agreements. As a result of our arm's length negotiations in 2009 with our former marketing alliance partners, we were able to obtain consideration totaling $10.2 million from those counterparties in exchange for the early termination of the marketing alliance agreements.

        Interest income in 2009 was $11 thousand, versus $3.0 million in 2008. The decrease in interest income is due to a reduction in available funds to invest.

        Interest expense in 2009 was $14.7 million, as compared to $5.1 million in 2008. Interest expense in 2009 consists of $8.1 million on our $300 million aggregate principal amount of Old Notes, $2.5 million on borrowing on our secured revolving credit facility, $2.3 million for amortization of deferred financing fees, and $1.8 million on our debtor-in-possession debt facility. We ceased the accrual of interest on the Old Notes as of the bankruptcy petition date. Interest expense capitalization was suspended with the halting of the expansion projects at Mt. Vernon and Aurora West. Interest expense in 2008 was reduced by the capitalization of $26.4 million in interest expense on the expansion projects.

        Due to our purchase in October 2008 of the remaining 21.58% of our Nebraska subsidiary we did not already own, we have been recognizing 100% of the operating results of Nebraska Energy, L.L.C. in our consolidated financial statements during 2009.

        Other non-operating income for 2009 includes $1.2 million net realized and unrealized gains on derivative contracts compared to $17.1 million in 2008. We have significantly reduced our hedging activity since the first quarter with only $31 thousand of non-operating income recorded in the last three quarters of 2009.

        The Company's annual tax benefit rate for 2009 was 16.2% of pre-tax loss. The income tax benefit recorded in 2009 is net of a valuation allowance of $24 million. The valuation allowance recognized on our gross deferred tax assets reduced our deferred tax asset to the amount we believe is more likely than not to be realized. The valuation allowance includes $13.7 million of reserve against the income tax benefit related to the capital losses incurred mainly on auction rate securities as we do not expect to have sufficient capital gains to offset the $35.2 million capital loss.

Year Ended December 31, 2008, Compared with Year Ended December 31, 2007

        Total gallons sold in 2008 were 936.0 million gallons, versus 690.2 million gallons sold in 2007, an increase of 245.8 million gallons, or an increase of 35.6%. Based on annualized production for the industry wide market our market share decreased to 2.0% in 2008 compared to 3.0% in 2007 due to an increase in industry wide production capacity. The increase/(decrease) in gallons by source was as follows:

	For the Year Ended December 31,
	2008	2007	Increase/ (Decrease)	% Increase/ (Decrease)
	(In thousands, except for percentages)
Equity production	188,764	191,999	(3,235)	(1.7)%
Marketing alliance purchases	505,254	395,001	110,253	27.9%
Purchase/resale	249,028	111,451	137,577	123.4%
Decrease (increase) in inventory	(7,060)	(8,280)	1,220	N.M.*

Total	935,986	690,171	245,815	35.6%

*
Not meaningful

        Net sales for 2008 were significantly higher as compared to 2007, at $2.2 billion for 2008 versus $1.6 billion in 2007. Overall, an increase in gallons sold and a higher average sales price of ethanol was complemented by higher co-product revenue. Gallons sold in 2008 increased, reflecting a higher number of gallons marketed on behalf of marketing alliance partners and a higher number of gallons purchased from other producers, offset somewhat by lower equity production. In 2008, the volume of ethanol purchased from marketing alliance partners increased due to the addition of new or expanded alliance facilities, primarily in the second half of the year. The average gross selling price of ethanol in 2008 increased to $2.22 per gallon, from the $2.08 received in 2007.

        Co-product revenue for 2008 totaled $128.5 million, an increase of $29.2 million, or 29.4%, from the 2007 total of $99.3 million. Co-product revenue increased during 2008 versus 2007 principally from an increase in co-product pricing due to record high corn prices. In 2008 and 2007, we sold 1.1 million tons of co-products. Co-product revenues, as a percentage of corn costs, were 35.9% during 2008, versus 36.7% in 2007. Co-product returns, as a percentage of corn costs, decreased in 2008 as compared to 2007 as the co-product prices failed to keep pace with the increase in corn prices in 2008.

        Cost of goods sold for 2008 was $2.2 billion, a significant increase over the $1.5 billion in 2007. Cost of goods sold consists of the cost to produce ethanol at our own facilities, the cost of purchasing ethanol from our marketing alliance partners, the cost of purchasing ethanol and bio-diesel from other producers and marketers, freight and logistics costs and the cost of motor fuel taxes which have been billed to customers.

        Purchased ethanol in 2008 totaled $1.5 billion, versus approximately $972.5 million in 2007. The increase in purchased ethanol resulted from an increase in the number of gallons of ethanol purchased from marketing alliance partners, as well as an increase in purchase/resale gallons purchased, along with an increase in the cost per gallon of ethanol purchased. In 2008, we purchased 754.3 million gallons of ethanol at an average cost of $2.04 per gallon as compared to 506.5 million gallons of ethanol at an average cost of $1.92 in 2007.

        Production costs included corn costs, conversion costs (defined as the cost of converting the corn into ethanol, and included production salaries, wages and stock compensation costs, fringe benefits, utilities (including coal and natural gas), maintenance, denaturant, insurance, materials and supplies and other miscellaneous production costs) and depreciation. Corn costs in 2008 totaled $358.4 million, or $5.02 per bushel, versus $270.4 million, or $3.76 per bushel in 2007. The increase in corn costs was due to record high corn prices in 2008.

        Conversion costs for 2008 increased to $131.8 million from $117.0 million for 2007. The total dollars spent on conversion costs increased year over year principally as a result of the record prices for commodities including oil and related products. Conversion cost per gallon increased year over year to $0.70 per gallon in 2008 versus $0.61 per gallon in 2007. Our plants ran at 94% of capacity for both 2008 and 2007 after adjusting for differences in denaturant blending levels.

        Depreciation for 2008 totaled $14.5 million, versus $12.6 million in 2007. Motor fuel taxes were $17.6 million in 2008 versus $13.9 million in 2007. The cost of motor fuel taxes are recovered through billings to customers.

        Freight/logistics costs in 2008 increased to $175.3 million, or approximately $0.19 per gallon, from $120.2 million, or $0.17 per gallon in 2007. Freight/logistics cost per gallon is calculated by taking total freight/logistics costs incurred and dividing by the total ethanol gallons sold. Total freight/logistics costs also include costs to ship co-products. The increase in freight/logistics cost was principally the result of record high oil prices and the related surcharges, and from general freight increases associated with moving product along longer supply lines to emerging new markets in the southeastern U.S.

        The average cost of inventory was $1.54 at the end of 2008 as compared to $1.80 at the end of the 2007 reflecting the decline in the average ethanol prices in 2008 using our weighted average FIFO approach to valuing inventory. The economic impact of selling gallons that were previously held in inventory at the end of 2007 during 2008 was a decrease in gross margin of approximately $9.5 million.

        SG&A expenses were relatively flat at $35.4 million in 2008, as compared to $36.4 million in 2007.

        Financial results for 2008 were also negatively impacted by pre-tax charges of $31.6 million of loss on the sale of auction rate securities, $9.9 million for demobilization expenses related to the suspension of our expansion projects, $4.3 million for a loss on an investment in another ethanol producer, $1.6 million related to the impairment of the plant development costs for our Pekin III expansion and the establishment of tax related valuation allowances totaling $16.1 million.

        Interest income in 2008 was $3.0 million, versus $12.4 million in 2007. The decrease in interest income was principally due to a reduction in funds available to invest.

        Interest expense in 2008 was $5.1 million, as compared to $16.2 million in 2007. Interest expense in 2008 reflected $30 million of interest incurred on our $300 million aggregate principal amount of Old Notes and $1.5 million of interest on our secured revolving credit facility, net of $26.4 million of capitalized interest. In 2007, our Old Notes were only outstanding from March to December.

        The non-controlling interest for 2008 was a $1.2 million credit to income compared to $1.3 million charge to income for 2007. This increase reflected the reduced operating performance of our Nebraska subsidiary caused primarily by the year over year significant increase in corn costs. Due to our purchase in October 2008 of the remaining 21.58% we did not already own, we began recognizing 100% of the operating results of Nebraska Energy, L.L.C. in our consolidated financial statements.

        Other non-operating income for 2008 included $17.1 million net realized and unrealized gains on derivative contracts. This included the effect of marking to market these contracts at December 31, 2008. Net gains on corn derivatives totaling $18.4 million were offset by net losses on short gasoline forward contracts totaling $1.3 million. For 2007, we recognized $0.1 million of net realized and unrealized loss on derivative contracts. Net gains on corn derivatives totaling $8.6 million were offset by the net losses on short gasoline forward contracts totaling $8.7 million.

        The Company's annual tax rate for 2008 was 13.7% of pre-tax loss. The income tax benefit recorded in 2008 was net of a valuation allowance of $16.1 million. The valuation allowance recognized on our gross deferred tax assets reduced our deferred tax asset to the amount we believed was more likely than not to be realized. The valuation allowance included $12.3 million of reserve against the income tax benefit related to the losses incurred on auction rate securities as we did not expect to have sufficient capital gains to offset the $31.6 million capital loss.

Trends and Factors that May Affect Future Operating Results

Ethanol Pricing

        Ethanol prices rose during the third quarter of 2010. Margins at our Illinois facilities have declined, while margins at our Nebraska facility have risen.

        As of September 30, 2010, we had future contracts for delivery of ethanol totaling 27.1 million gallons through May 2011 at spot prices (using various Platt, OPIS and AXXIS indices).

        For the fourth quarter of 2010, we have future contracts for delivery of ethanol totaling 25.7 million gallons at spot prices (using various Platt, OPIS and AXXIS indices).

Corn

        Corn prices rose significantly from 2006 to 2008 and reached record levels during 2008. Since 2008, corn prices have declined with the economic conditions in general, along with most other commodities. We believe that this is due in part to lower than expected consumption, including for ethanol and for export as a result of concerns of global recession and reductions in global demand. However, we continue to believe that corn prices are likely to remain above historical levels for the foreseeable future.

        We continuously purchase corn for physical delivery from suppliers using forward purchase contracts in order to assure supply. As we do this, we have in the past often shorted a like amount of CBOT corn futures with similar dates to lock in the basis differential. We have also occasionally used CBOT futures contracts to lock in the price of corn by taking long positions in CBOT contracts in order to reduce our risk of price increases. Exchange traded forward contracts for commodities are marked to market each period. Our forward physical purchases of corn are not marked to market.

        At September 30, 2010, we had fixed the price of 2.7 million bushels of corn through January 2011 at an average cost of $4.76 per bushel, representing approximately 14.6% of our corn requirements for the remainder of 2010 for our facilities in operation at September 30, 2010.

Supply and Demand

        According to the RFA, the annual ethanol production capacity in the U.S. of plants currently in operation and those under construction is almost 14.0 billion gallons annually. This volume of ethanol production exceeds the mandate for renewable biofuel consumption required in 2013 of 13.8 billion gallons. Ethanol produced in the U.S. competes with sugar-based ethanol produced in Brazil. This domestic production capacity, along with imports, may cause supply to exceed demand. If additional demand for ethanol is not created, either through additions to discretionary blending (through increased penetration rates in areas that blend ethanol today or through the establishment of new markets where little or no ethanol is blended today), or through additional state level mandates, the excess supply may cause ethanol gross margins to decrease, perhaps substantially.

The EPA approved E-15 for model year 2007 and newer cars and light trucks

        The EPA on October 13, 2010 waived a limitation on selling fuel that is more than 10% ethanol for model year 2007 and newer cars and light trucks. The waiver applies to fuel that contains up to 15% ethanol—known as E-15—and only to model year 2007 and newer cars and light trucks. While this represents progress toward increased blending of ethanol in the motor fuel supply, we do not expect an immediate increase in the demand for ethanol until the waiver is extended to older vehicles as well and distribution infrastructure issues are resolved.

Natural Gas Prices

        Natural gas is an important input in our ethanol and co-product production process. We use natural gas primarily to dry distillers grains for storage and transportation over longer distances. This allows us to market distillers grains to broader livestock markets in the U.S. Natural gas prices fluctuated significantly during 2009. Our current natural gas usage is approximately 283,000 MMBtu's per month.

Ethanol Supports

        We receive significant benefits from federal and state statutes, regulations and programs and the trend at the governmental level appears to be to continue to try to provide economic support to the ethanol industry. Notwithstanding the above, changes to federal and state statutes, regulations or programs could have an adverse effect on our business. Recent federal legislation, however, has been of benefit to the ethanol industry. In December 2007, the EISA was passed which contained a new increased RFS. The new RFS requires fuel refiners to use a certain minimum amount of renewable fuels (including ethanol) which will rise from 12.95 billion gallons in 2010 to 36 billion gallons by 2022. Ethanol benefits from an excise tax credit of $0.45 per ethanol gallon (prior to January 1, 2009, the excise tax credit was $0.51 per gallon). Barring enactment of new legislation, this tariff will expire on December 31, 2010 (legislation has been introduced in Congress to extend the VEETC at a reduced level; however, the final outcome remains unclear). This excise tax credit provides incentives for blenders and refiners to blend ethanol with gasoline.

Expansion

        Following our emergence from bankruptcy, we resumed construction of our plants in Aurora and Mt. Vernon. We completed both facilities in the fourth quarter of 2010. However, in consideration of the winter months, we expect to delay start-up activities at the Aurora facility until late in the first quarter or early in the second quarter of 2011. We are contractually obligated to complete construction of the plants at Aurora and Mt. Vernon and may incur significant penalties if we fail to complete these facilities as previously scheduled. See "Risk Factors—We are contractually obligated to complete certain capacity expansions in Aurora, Nebraska and Mount Vernon, Indiana. If we fail to complete them in a timely manner we may be subject to material penalties."

Cancellation of indebtedness income ("COD")

        We recognized income from COD when we emerged from bankruptcy to the extent that debt is discharged for consideration to a creditor for an amount that is less than the amount of such debt. For these purposes consideration includes the amount of cash and the fair market value of property, including stock of the debtor, transferred to the creditor. The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of the amount of cash paid and the fair market value of any new consideration (including the new stock of the Company following emergence from bankruptcy) given in satisfaction of the cancelled debt. The amount of COD income we expect to realize is $52 million for U.S. federal income tax purposes.

        To the extent of COD income, we are required to reduce certain of our tax attributes (principally, the current year tax losses, capital loss carryforward and the tax basis in our assets) in the year following emergence. Among other things, this would have the effect of reducing our future depreciation deductions. The American Recovery and Reinvestment Act of 2009 provided an exception to the immediate realization of COD income, which would permit us to elect to defer the current recognition of any COD income, and instead recognize any such income ratably over a five-year period beginning in 2014. Currently, we cannot determine if we will make the deferral election for COD income, as described above.

Section 382 limitations

        Section 382 of the Internal Revenue Code limits the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss carryforwards and certain built-in losses (generally, the excess of the tax basis in an asset over its fair market value as of the Section 382 change date) following the ownership change. The built-in-loss rules apply to the depreciation of the excess tax basis, as well as losses on disposal. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company.

        No net operating loss carryforward exists for the 2009 tax year. The consummation of the Plan generated an "ownership change" as defined in Section 382, which limits our ability to utilize certain carryover tax attributes. Any net operating loss generated in the 2010 year prior to our emergence from bankruptcy, and our net unrealized built in losses may be limited by Section 382 which could potentially result in the significant acceleration of tax payments. Our state net operating loss carryforwards are also subject to similar, but varying, restrictions on their future use.

Liquidity and Capital Resources

Overview and Outlook

        The following table sets forth selected information concerning our financial condition:

		December 31,
	September 30, 2010
		2009	2008
	(Unaudited)	(In thousands)
Cash and cash equivalents	$41,855	$52,585	$23,339
Working capital	$54,940	$38,136	$(294,039)
Total debt(1)	$156,067	$42,765	$352,200
Current ratio	3.13	1.60	0.39

(1)
As of December 31, 2009, total debt excludes our Old Notes which are recorded in pre-petition liabilities subject to compromise.

        As a result of the chapter 11 cases and the circumstances leading to the chapter 11 cases as described elsewhere in this prospectus, we faced uncertainty regarding the adequacy of our liquidity and capital resources and had limited access to financing. The bankruptcy filing constituted an event of default under our secured revolving credit facility and the indenture governing our Old Notes, and the debt obligations under those agreements became automatically and immediately due and payable, subject to the automatic stay provisions of Section 362 of the Bankruptcy Code. As of April 7, 2009, the amount of outstanding borrowings and letters of credit under the secured revolving credit facility totaled approximately $18.4 million and $22.0 million, respectively, and the aggregate principal amount outstanding on our Old Notes was $300 million.

        At emergence from bankruptcy on March 15, 2010, we obtained approximately $98 million of proceeds through the issuance of $105 million principal amount of our Notes and 1,710,000 shares of common stock. Upon emergence we used these proceeds to pay $27.8 million to retire our previous secured revolving credit facility, $15.0 million to retire our debtor-in-possession debt facility, $17.9 million to Kiewit Energy Company to repay secured claims related to our expansion projects at Aurora, Nebraska and Mt Vernon, Indiana and $4.9 million to pay other secured and priority claims. Our Old Notes of $300.0 million aggregate principal amount of indebtedness, along with $15.5 million of interest, were discharged upon emergence from bankruptcy and participated in the distribution of 6.84 million shares of new equity reserved for distribution to general unsecured claimholders.

$117.9 million of the Old Notes was discharged outright in bankruptcy and $182.1 million of the Old Notes, representing the noteholder's relative share of the total claims participating in the distribution of new equity, was discharged through the noteholder's right to settlement through participation in the distribution of new equity. As of September 30, 2010, approximately 5.66 million of the 6.84 million shares have been distributed of which the holders of our Old Notes have received approximately 5.54 million shares and other general unsecured claimholders have received 125 thousand shares. At September 30, 2010, approximately 1.2 million shares remain to be distributed to holders of general unsecured claims.

        The Company increased its allowance for doubtful accounts at December 31, 2009 by $2.1 million compared to the prior period. The increased bad debt activity primarily reflects customer accounts wherein the customer also is a vendor of the Company. The Company filed its bankruptcy petition in April 2009, and owed certain vendors for pre-petition liabilities and/or subsequently rejected purchase contracts with certain vendors. In certain circumstances, vendors of the Company, who were not paid pre-petition liabilities or had contracts rejected by the Company, were also customers of the Company. Subsequently, those customers failed to remit payments owed to the Company in contemplation of disputes about their bankruptcy claims against the Company. The Company evaluated each non-paying customer account separately, and increased its allowance for doubtful accounts in 2009 by $2.1 million to reflect the expectation that such receivables might become uncollectible.

Sources of Liquidity

        Our principal sources of liquidity are cash and cash equivalents, cash provided by our borrowing facilities, and cash provided by operations. If our future cash flow is insufficient to meet our debt obligations and commitments, including our Notes, we may be required to undertake alternative financing plans, such as: (i) refinancing or restructuring our debt, (ii) selling assets, (iii) reducing or delaying capital investments, or (iv) seeking to raise additional capital. There can be no assurance, however, that undertaking alternative financing plans would allow us to meet our debt obligations. Our inability to meet our debt obligations and commitments could lead to an event of default under either our Notes or the Revolving Credit Agreement. If an event of default occurs and is continuing under our Notes, then the Notes may become immediately due and payable, and interest on the Notes will accrue at an additional 2% per annum. If an event of default occurs and is continuing under the Revolving Credit Agreement, then the lenders may terminate their commitments under the Revolving Facility, accelerate repayment of the obligations under the Revolving Facility, or foreclose on the collateral granted to them. In addition, an event of default under either the Notes or the Revolving Credit Agreement may lead to an event of default under the Revolving Credit Agreement or Notes, respectively, under certain circumstances.

        In addition, our ability to execute on our growth strategy will be determined, in large part, by the availability of debt and equity capital, and we continuously evaluate our financing opportunities. Any decision regarding a financing transaction, and our ability to complete such a transaction, will depend on prevailing market conditions and other factors. Our ability to meet our liquidity requirements and execute on our growth strategy can be impacted by economic conditions outside of our control, such as the disruption in the capital and credit markets that occurred in 2008 and 2009, as well as commodity price volatility. We may be required to seek sources of capital earlier than anticipated, although the restrictions in our Revolving Credit Agreement and Notes may impair our ability to access other sources of capital, and access to additional capital may not be available on terms acceptable to us or at all.

        Cash and cash equivalents.    For the first nine months of 2010, cash and cash equivalents decreased by $10.7 million. Cash and cash equivalents as of September 30, 2010 and December 31, 2009 were $41.9 million and $52.6 million, respectively.

        Cash available under our liquidity facility.    As described further below, pursuant to the plan of reorganization, on the effective date of our plan of reorganization, the Company and its subsidiaries, as borrowers, entered into the Revolving Credit Agreement with PNC, as lender and as agent, providing for a $20 million Revolving Facility. Amounts under the Revolving Facility may be borrowed, repaid and reborrowed with all amounts outstanding due and payable on March 15, 2013. The maximum amount outstanding under the Revolving Facility is limited by the amount of eligible receivables and eligible inventory of the borrowers. The Revolving Credit Agreement contains mandatory prepayment requirements in certain circumstances upon the sale of certain collateral, subject to the ability to reborrow revolving advances. Termination of the Revolving Facility is subject to a prepayment premium if terminated more than 90 days prior to the third anniversary of the Revolving Facility.

        Total liquidity at September 30, 2010 was $51.3 million, comprised of $41.9 million in cash and cash equivalents and $9.4 million availability under the Revolving Facility. As of September 30, 2010, there were no amounts drawn against the Revolving Facility, and there were $5.5 million of outstanding letters of credit issued under the Revolving Facility.

        We believe that we have sufficient liquidity through our cash and cash equivalents, cash from operations and borrowing capacity under our Revolving Facility to meet our short-term and long-term normal recurring operating needs, debt service obligations, contingencies and anticipated capital expenditures.

        Cash provided by operations.    Net cash used in operating activities in the first nine months of 2010 was $37.9 million, as compared to cash provided by operating activities of $23.2 million for the first nine months of 2009. Cash used by operations in 2010 was negatively impacted by significant operating losses incurred in the first nine months of 2010 and payments of secured and priority claims as we emerged from bankruptcy. In the first nine months of 2009, we offset an operating loss by generating significant amounts of cash from the liquidation of receivables and inventory, along with the receipt of alliance termination payments, offset partially by reductions in accounts payable. As a result of our bankruptcy filing, we did not pay pre-petition accounts payable as they came due, which provided cash from operations.

Uses of Liquidity

        Our principal uses of liquidity are payments related to our outstanding debt and liquidity facility, working capital, funding of operations, and capital expenditures.

        Payments related to our predecessor debt and liquidity facility.    During the first quarter of 2010, we used $42.8 million of cash to make required reductions in borrowings on our secured revolving credit facility with JPMorgan Chase and our debtor-in-possession debt facility. At September 30, 2010, the Company had $6.3 million in letters of credit outstanding as issued by our prior lenders. The $6.3 million outstanding letters of credit were collateralized by $7.8 million in a restricted cash account.

        Working capital.    Our net working capital position increased by $16.8 million during the first nine months of 2010.

        Capital expenditures.    During the first nine months of 2010, we spent approximately $71.2 million on capital projects. Of this amount, $2.0 million was spent on maintenance and environmental projects, while $50.6 million (including capitalized interest) was spent on our capacity expansion projects in Mt. Vernon, Indiana and Aurora, Nebraska and $18.6 million was spent to acquire the Canton facility. As of September 30, 2010, we expected to incur additional capital expenditures of approximately $11.0 million related to completing the Mt. Vernon, Indiana and Aurora, Nebraska facilities (excluding capitalized interest). We completed both facilities in the fourth quarter of 2010. However, in consideration of the winter months, we expect to delay start-up activities at the Aurora facility until late in the first quarter or early in the second quarter of 2011. We do not expect to incur capital expenditures related to the Canton facility for the balance of 2010; however, we expect to incur approximately $7.0 million of capital expenditures in 2011 to make the Canton facility operational. As of September 30, 2010, as noted above, no steps have been taken toward making the Canton facility operational. However, we do expect to make several improvements including mash fermentation improvements to include a dual train mash heat exchanger allowing for a clean in process approach to reduce infections and improve yields, boiler house improvements including replacement of the coal feeder screw system to improve the flow of coal into the gasifier and boiler maintenance. We do not expect to make the capital expenditures related to the Canton facility until we secure additional financing. We expect to expend the capital necessary to achieve these updates and bring the Canton facility to operational status by the second quarter of 2011. We expect to fund the remaining capital expenditures from cash and cash equivalents on hand as well as cash provided by operations. However, as noted above, prevailing market conditions and other factors may require us to seek sources of capital earlier than anticipated, which may not be available on terms acceptable to us, or at all.

Debtor-In-Possession Financing

        On April 7, 2009, we entered into a debtor-in-possession term sheet with certain lenders for a $30.0 million debtor-in-possession debt facility. The debtor-in-possession term sheet provided for a first priority debtor-in-possession financing composed of a term loan facility made available to certain of our subsidiaries in a maximum aggregate principal amount of up to $30.0 million. Proceeds of the debtor-in-possession debt facility were to be used, among other things, to (i) fund our working capital and general corporate needs and the costs of the chapter 11 cases in accordance with an approved budget, and (ii) provide adequate protection, in accordance with the terms of the debtor-in-possession debt facility, to the pre-petition agent and pre-petition lenders under our existing credit facilities.

        On April 14, 2009, the Bankruptcy Court entered an interim order approving the debtor-in-possession debt facility and on May 5, 2009, entered an order approving the facility on a final basis.

        In accordance with the terms of the plan of reorganization, the balances owed on the debtor-in-possession debt facility were paid in full on the effective date of our plan of reorganization.

13% Senior Secured Notes due 2015

        Pursuant to the plan of reorganization and the Bankruptcy Court's February 24, 2010 confirmation order approving and confirming the plan of reorganization (the "Confirmation Order"), on the effective date of our plan of reorganization, the Company issued and sold an aggregate of $105.0 million principal amount of the Notes. In addition, on August 19, 2010, the Company issued and sold an additional $50.0 million in aggregate principal amount of Notes. The Notes were issued under an indenture (the "Indenture") dated as of March 15, 2010 among the Company, each of the Company's direct and indirect wholly-owned subsidiaries, as guarantors (the "Guarantors"), and Wilmington Trust FSB, as trustee and collateral agent, in private transactions that were not subject to the registration requirements of the Securities Act. The Notes accrue interest at a rate of 13% for cash interest payments and 15% if the Company elects paid-in-kind interest payments. The Company may elect, prior to each interest payment date, whether to make each interest payment on the Notes (i) entirely in cash or (ii) 8/15 in cash and 7/15 in paid-in-kind interest. The Notes are fully and unconditionally guaranteed by the Guarantors. The Company will pay interest on the Notes quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, starting on June 15, 2010. The Notes mature on March 15, 2015.

        The Notes and the guarantees of the Guarantors are secured by a first-priority lien on substantially all of the Company's and the Guarantors' assets (other than the assets subject to the first-priority lien granted under the Revolving Credit Agreement) and by a second-priority lien on the Company's and the Guarantors' assets that are subject to the first-priority lien granted under the Revolving Credit Agreement.

        Subject to certain exceptions, the Indenture limits or restricts, among other things, the Company's (and, in certain cases, the Guarantors' or the Company's restricted subsidiaries') ability to (i) incur or assume additional debt or provide guarantees in respect of obligations of other persons; (ii) issue convertible stock and preferred stock, (iii) pay dividends or distributions or redeem or repurchase capital stock; (iv) prepay, redeem or repurchase debt; (v) make loans and investments; (vi) incur certain liens; (vii) impose limitations on dividends, loans or asset transfers from its subsidiaries; (viii) sell or otherwise dispose of assets, including capital stock of its subsidiaries; (ix) consolidate or merge with or into, or sell substantially all of its assets to, another person; (x) enter into transactions with affiliates; and (xi) impair the security interest in the collateral securing the Notes.

        If certain events related to a change of control of the Company occur, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder's Notes for an amount in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of repurchase, pursuant to the terms set forth in the Indenture. The Indenture also requires the Company to offer to repurchase the Notes at 100% of the principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of repurchase if the aggregate sum of proceeds received by the Company from certain assets sales and events of loss and not otherwise used by the Company in accordance with the terms of the Indenture exceeds $5 million.

        The Company may redeem the Notes in whole or in part prior to their maturity date for a premium to the outstanding principal amount, as provided in the Indenture. If we enter into the New Term Loan Facility, we intend to redeem the entire outstanding principal amount of the Notes at a redemption price of 105% of the principal amount (assuming the New Term Loan Facility is entered into before March 15, 2011, at which time the redemption price under the Indenture decreases to 104%), plus accrued and unpaid interest. See "—Debt Commitment Letter" below.

        The Indenture also provides for customary events of default, including, among others, the failure to make payments when due, noncompliance with covenants and the occurrence of certain bankruptcy proceedings. If an event of default occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of, and any accrued interest on, the Notes to be due and payable immediately. In addition, upon the occurrence and during the continuance of an event of default or if the Company or the Guarantors do not comply with certain of their obligations under certain registration rights agreements entered into pursuant to the plan of reorganization, interest on the Notes will accrue at an additional 2% per annum.

        The Notes and the guarantees rank equally in right of payment with all of the Company's and the Guarantors' existing and future senior indebtedness, including indebtedness incurred under the Revolving Credit Agreement, and senior to all of the Company's and the Guarantors' existing and future subordinated indebtedness.

Secured Revolving Credit Facility

        Pursuant to the plan of reorganization, on March 15, 2010, the Company and its subsidiaries, as borrowers, entered into the Revolving Credit Agreement with PNC, as lender and as agent, providing for a $20.0 million Revolving Facility. Amounts under the Revolving Facility may be borrowed, repaid and reborrowed with all amounts outstanding due and payable on March 15, 2013. The maximum amount outstanding under the Revolving Facility is limited by the amount of eligible receivables and eligible inventory of the borrowers. The Revolving Credit Agreement contains mandatory prepayment requirements in certain circumstances upon the sale of certain collateral, subject to the ability to reborrow revolving advances. Termination of the Revolving Facility is subject to a prepayment premium if terminated more than 90 days prior to the third anniversary of the Revolving Facility.

        Amounts outstanding under the Revolving Facility bear interest at a floating rate equal to, at the option of the Company, the alternate base rate plus 3.00% or the Eurodollar rate plus 6.00%. The Company will pay a commitment fee of 1.00% per annum for unused committed amounts under the Revolving Facility. Interest is due monthly in arrears with respect to alternate base rate loans and at the end of each interest period with respect to Eurodollar rate loans. For Eurodollar rate loans with interest periods greater than 3 months, interest is payable every 3 months from the first day of such interest period and on the last day of such interest period.

        Up to $17.0 million of the Revolving Facility may be applied to letters of credit. Issued letters of credit reduce availability under the Revolving Facility. The Company will pay a fee for issued and undrawn letters of credit at 6.00% per annum of the average daily face amount of each outstanding letter of credit and a per annum fronting fee of 0.25% payable quarterly.

        The Revolving Credit Agreement contains, and the Company and its subsidiaries will be required to comply with, customary covenants for facilities of this type, such as (i) affirmative covenants as to maintenance of existence, compliance with laws, preservation of collateral, environmental matters, insurance, payment of taxes, access to books and records, use of proceeds, maintenance of cash management systems, priority of liens in favor of the lenders, maintenance of assets and monthly, quarterly, annual and other reporting obligations, and (ii) negative covenants, including limitations on liens, additional indebtedness, loans, guarantees, dividends, nature of business, transactions with affiliates, investments, asset dispositions, capital expenditures, mergers and consolidations, formation of subsidiaries, accounting changes and amendments to constituent documents.

        The Revolving Credit Agreement includes customary events of default for facilities of this type, including (i) failure to pay principal, interest or other amounts when due, (ii) breach of representations and warranties, (iii) breach of covenants, (iv) bankruptcy, (v) occurrence of a material adverse effect, (vi) cross-default to other indebtedness, (vii) judgment default, (viii) invalidity of any loan document, (ix) failure of liens to be perfected, (x) the occurrence of a change of ownership, (xi) loss of material licenses or permits, cessation of operations and the incurrence of certain ERISA liabilities. Upon the occurrence and continuance of an event of default, the lenders may (i) terminate their commitments under the Revolving Facility, (ii) accelerate the repayment of all of the Company's obligations under the Revolving Facility, and (iii) foreclose on the collateral granted to them.

        The Revolving Credit Agreement grants a first priority lien (subject to certain exclusions) to PNC on the Company's and its subsidiaries' (i) accounts receivable, (ii) general intangibles, (iii) intellectual property, (iv) inventory, (v) investment property, (vi) instruments related to the foregoing, (vii) deposit accounts, (viii) letters of credit, (ix) money, (x) letter-of-credit rights, (xi) books and records, and (xii) all proceeds of the foregoing.

        On August 6, 2010, we and our subsidiaries, as borrowers, entered into the First Amendment with the financial institutions party thereto as lenders and PNC. The First Amendment amends the Revolving Credit Agreement by increasing the letter of credit sublimit under the Revolving Credit Agreement from $12.0 million to $17.0 million. The First Amendment also modifies the capital expenditure limitations applicable to us and our subsidiaries under the Revolving Credit Agreement and our daily inventory reporting requirements to permit PNC to agree not to require daily reporting by the borrowers of in-transit inventory.

Warrant Agreement

        Pursuant to the plan of reorganization and Confirmation Order, on March 15, 2010, the Company entered into a warrant agreement (the "Warrant Agreement") with American Stock Transfer & Trust

Company, LLC, as warrant agent (the "Warrant Agent"). Pursuant to the Warrant Agreement, the Company issued warrants to purchase an aggregate of 450,000 shares of common stock, par value $0.001 per share, of the Company, subject to adjustment for, among other things, the matters described below (the "Warrants"). The Warrants will expire on March 15, 2015 or, if earlier, in connection with the consummation of a change of control of the Company (the "Expiration Date"); provided that the Company may accelerate the Expiration Date in certain circumstances as set forth in the Warrant Agreement.

        Each Warrant entitles its holder to purchase one share of common stock at an exercise price of $40.94 (the "Exercise Price"), subject to adjustment for, among other things, the matters described below. Except as otherwise set forth in the Warrant Agreement, Warrants may be exercised at any time after issuance until the Expiration Date. Holders that elect to exercise the Warrants must do so by (i) providing written notice of such election to the Warrant Agent prior to the Expiration Date, in the form prescribed in the Warrant Agreement, (ii) surrendering to the Warrant Agent the certificate evidencing such Warrants and (iii) (x) paying the applicable exercise price for all Warrants being exercised or (y) if a change of control or similar transaction occurs where the Warrants would become exercisable for cash, in lieu of paying the Exercise Price, notify the Warrant Agent that such holder elects to receive a cash payment equal to the net amount payable in such transaction with respect to the number of shares such Warrants are being exercised for in excess of the Exercise Price for all such Warrants.

        Holders of the Warrants (solely in their capacity as a holder of Warrants) are not entitled to any rights as a stockholder of the Company, including, without limitation, the right to vote, receive notice of any meeting of stockholders or receive dividends, allotments or other distributions. The number of shares of common stock for which a Warrant is exercisable and the Exercise Price are subject to adjustment from time to time upon the occurrence of certain customary adjustment events.

        In addition, upon the occurrence of certain events constituting a merger of the Company into or a consolidation of the Company with another entity, or a sale of all or substantially all of the Company's assets, or a merger of another entity into the Company, or similar event, each holder of a Warrant will have the right to receive, upon exercise of a Warrant (if then exercisable), an amount of securities, cash or other property receivable by a holder of the number of shares of common stock for which a Warrant is exercisable immediately prior to such event.

Debt Commitment Letter

        On August 2, 2010, we entered into the Debt Commitment Letter with Citi under which Citi has agreed, at a subsequent time, to use its best efforts to arrange a syndicate of lenders that will provide us with the New Term Loan Facility, and to act as lead arranger, bookrunner, administrative agent and collateral agent for the New Term Loan Facility, on the terms and subject to the conditions set forth in the Debt Commitment Letter. Consummation of the debt financing is subject to various conditions set forth in the Debt Commitment Letter, including the absence of certain "material adverse effects" with respect to us and our subsidiaries, taken as a whole.

        The New Term Loan Facility will mature on the fifth anniversary of the closing date of the New Term Loan Facility. The New Term Loan Facility will require us to maintain a specified minimum liquidity and a specified maximum debt to capitalization ratio. Additionally, the New Term Loan Facility will contain other customary affirmative and negative covenants concerning the conduct of our business operations. The New Term Loan Facility will also contain customary events of default. Upon the occurrence of an event of default, our obligations under the New Term Loan Facility may be accelerated and all indebtedness thereunder would become immediately due and payable.

        In connection with the New Term Loan Facility, we intend to redeem the entire outstanding principal amount of the Notes at a redemption price of 105% of the principal amount (assuming the

New Term Loan Facility is entered into before March 15, 2011, at which time the redemption price under the Indenture decreases to 104%), plus accrued and unpaid interest. However, we are under no obligation to enter into any such debt financing and cannot assure you that we will enter into any such financing transaction on terms acceptable to us, if at all. We are continuously considering other financing opportunities based on prevailing market conditions and other factors.

Off-Balance Sheet Arrangements

        We have not entered into any off-balance sheet arrangements that either have, or are reasonably likely to have, a material adverse current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Environmental Matters

        We are subject to extensive federal, state and local environmental, health and safety laws, regulations and permit conditions (and interpretations thereof), including, among other things, those relating to the discharge of hazardous and other waste materials into the air, water and ground, the generation, storage, handling, use, transportation and/or disposal of hazardous materials, and the health and safety of our employees. Compliance with these laws, regulations, and permits require us to incur significant capital and other costs, including costs to obtain and maintain expensive pollution control equipment. They may also require us to make operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions can result in substantial administrative and civil fines and penalties, criminal sanctions, imposition of clean-up and site restoration costs and liens, suspension or revocation of necessary permits, licenses and authorizations and/or the issuance of orders enjoining or limiting our current or future operations. In addition, environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require substantial additional environmental expenditures.

        We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes. For instance, over ten years ago soil and groundwater contamination from fuel oil contamination at a storage site was identified at our Illinois campus. The fuel oil tanks were removed and a portion of the area has been capped, but no remediation has been performed. If any of these sites are subject to investigation and/or remediation requirements, we may incur strict and/or joint and several liability under the Comprehensive Environmental Response, Compensation and Liability Act or other environmental laws which impose strict liability for all or part of the costs of such investigation, remediation, or removal costs and for damages to natural resources whether the contamination resulted from the conduct of other or from consequences of our own actions that were or were not in compliance with all applicable laws at the time those actions were taken. We may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties or other impacts of our operations. While costs to address contamination or related third-party claims could be significant, based upon currently available information, we are not aware of any material liability relating to contamination or such third party claims. We have not accrued any amounts for environmental matters as of September 30, 2010. The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could adversely impact our results of operation or financial condition.

        In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in releases of hazardous substances and other waste materials, and may result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damages to natural resources.

We maintain insurance coverage against some, but not all, potential losses associated with our operations. Our coverage includes, but is not limited to, physical damage to assets, employer's liability, comprehensive general liability, automobile liability and workers' compensation. We do not carry environmental insurance. We believe that our insurance is adequate for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that is not covered by insurance could have a material adverse impact on our results of operations and financial condition.

        Our air emissions are subject to the federal Clean Air Act, as amended, and similar state laws which generally require us to obtain and maintain air emission permits for our ongoing operations, as well as pre-approval for any expansion or construction of existing facilities or new facilities or modification of certain projects or facilities. Obtaining and maintaining those permits requires us to incur costs, and any future more stringent standards may result in increased costs and may limit or interfere with our operations. In addition, the permits ultimately issued may impose conditions which are more costly to implement than we had anticipated. These costs could have a material adverse effect on our financial condition and results of operations. Because other ethanol manufacturers in the U.S. are and will continue to be subject to similar laws and restrictions, we do not currently believe that our costs to comply with current or future environmental laws and regulations will adversely affect our competitive position among domestic producers. However, because ethanol is produced and traded internationally, these costs could adversely affect us in our efforts to compete with foreign producers not subject to such stringent requirements. Our failure to comply with air emissions laws and regulations could subject us to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions.

        Federal and state environmental authorities have been investigating alleged excess VOC emissions and other air emissions from many U.S. ethanol plants, including our Illinois facilities. The investigation relating to our Illinois wet mill facility is still pending, and we could be required to install additional air pollution control equipment or take other measures to control air pollutant emissions at that facility. If authorities require us to install controls, we would anticipate that costs would be approximately $6.5 million, which would be considerably higher than the approximately $3.4 million we incurred in connection with a similar matter at our Nebraska facility due to the larger size of the Illinois wet mill facility. As of yet we have not established reserves for possible costs we may incur in connection with this investigation. In addition, if the authorities determine our emissions were in violation of applicable law, we would likely be required to pay fines. With respect to the investigation of our Nebraska facility, we were required to pay a fine of $40,000. Due to the larger capacity of the Illinois facilities, the fine could possibly be larger.

        We have made, and expect to continue making, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits, including compliance with the NESHAP for industrial, commercial and institutional boilers and process heaters. This NESHAP was issued in 2004 but subsequently vacated in 2007. The vacated version of the rule required us to implement maximum achievable control technology at our Illinois wet mill facility to reduce hazardous air pollutant emissions from our boilers. The EPA is currently rewriting the NESHAP, which is expected to be more stringent than the vacated version. In the absence of a final NESHAP for industrial, commercial and institutional boilers and process heaters, we are working with state authorities to determine what technology will be required at our Illinois wet mill facility and when such technology must be installed. We currently cannot estimate the amount that will be needed to comply with any future federal or state technology requirement regarding air emissions from our boilers.

        We currently generate revenue from the sale of carbon dioxide, a greenhouse gas, which is a co-product of the ethanol production process at our Illinois facilities. National greenhouse gas legislation is in the early stages of development in the U.S., and we are currently unable to determine the impact of potential greenhouse gas reduction requirements. Mandatory greenhouse gas emissions reductions may impose increased costs on our business and could adversely impact our operations, including our ability to continue generating revenue from carbon dioxide sales.

        On February 3, 2010 the EPA announced final revisions to the National RFS program (commonly known as the RFS program or RFS-2). This Rule makes changes to the RFS program as required by the EISA. The revised statutory requirements establish new specific annual volume standards for cellulosic biofuel, biomass-based diesel, advanced biofuel, and total renewable fuel that must be used in transportation fuel. The revised statutory requirements also include new definitions and criteria for both renewable fuels and the feedstock used to produce them, including new greenhouse gas emission thresholds as determined by lifecycle analysis. The regulatory requirements for RFS-2 will apply to domestic and foreign producers and importers of renewable fuel used in the U.S.

        This final action is intended to lay the foundation for achieving significant reductions of greenhouse gas emissions from the use and creation of renewable fuels, reductions of imported petroleum and further development and expansion of our nation's renewable fuels sector.

        On May 10, 2010, the EPA published a Direct Final Rule to "amend certain of the RFS program regulations" to correct "some technical errors and areas within the final RFS-2 regulations that could benefit from clarification or modification." As part of this Direct Final Rule, the EPA revised the RFS-2 "to require that construction of grandfathered renewable fuel production facility for which construction commenced prior to December 19, 2007, be completed by December 19, 2010, rather than 36 months from the date of commencement of construction." The Direct Final Rule is effective as of July 1, 2010, except for sections upon which the EPA received adverse comment or request for a hearing. We are unaware of adverse comment or request for a hearing on the construction deadlines described above.

        RFS-2 sets the 2010 RFS volume standard at 12.95 billion gallons (bg). Further, for the first time, the EPA is setting volume standards for specific categories of renewable fuels including cellulosic, biomass-based diesel, and total advanced renewable fuels. For 2010, the cellulosic standard is set at 6.5 million gallons (mg); and the biomass based diesel standard is set at 1.15 bg (combining the 2009 and 2010 standards as proposed).

        In order to qualify for these new volume categories, fuels must demonstrate that they meet certain minimum greenhouse gas reduction standards, based on a lifecycle assessment, in comparison to the petroleum fuels they displace. Generally, ethanol plants either must meet the 20% reduction test or are grandfathered under special provisions.

        See Note 19 of our 2009 annual financial statements for more information on our environmental commitments and contingencies.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks, including changes in commodity prices. Market risk is the potential loss arising from adverse changes in market rates and prices. In the ordinary course of business, we may enter into various types of transactions involving financial instruments to manage and reduce the impact of changes in commodity prices, including price risk on anticipated purchases of corn, natural gas and the sale of ethanol. We do not enter into derivatives or other financial instruments for trading or speculative purposes.

Commodity Price Risks

        We are subject to market risk with respect to the price and availability of corn, the principal raw material we use to produce ethanol and ethanol by-products. In general, rising corn prices result in lower profit margins and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather conditions, farmer planting decisions, governmental policies with respect to agriculture and international trade, and global demand and supply. Our weighted-average gross corn costs for the nine months ended September 30, 2010 and 2009 were $3.67 and $4.17 per bushel, respectively, and for the years ended December 31, 2009 and 2008 were $3.87 and $5.02 per bushel, respectively.

        We have firm-price purchase commitments with some of our corn suppliers under which we agree to buy corn at a price set in advance of the actual delivery of that corn to us. Under these arrangements, we assume the risk of a decrease in the market price of corn between the time this price is fixed and the time the corn is delivered. At September 30, 2010, we had commitments to purchase approximately 2.7 million bushels of corn through January 2011 at an average price of $4.76 per bushel from these corn suppliers. At December 31, 2009, we had firm-price purchase commitments to purchase 1.4 million bushels of corn at an average fixed price of $3.95 per bushel for delivery through December 2010. We have elected to account for these transactions as normal purchases under ASC 815, and accordingly, have not marked these transactions to market.

        In order to reduce our market exposure to price decreases, we have in the past, at the time we enter into a firm-price purchase commitment, entered into commodity futures contracts to sell a certain amount of corn at the then-current price for delivery to the counterparty at a later date. However, at September 30, 2010 and December 31, 2009, we were not party to any commodity futures contracts to hedge our risk with respect to corn price decreases. When we have these types of commodity futures contracts, we account for them under ASC 815. These futures contracts are not designated as hedges and, therefore, are marked to market each period, with corresponding gains and losses recorded in other non-operating income. The fair value of these derivative contracts, if any, is recognized in other current assets in the consolidated balance sheet, net of any cash paid to brokers.

        We have also, in the past, entered into commodity futures contracts in connection with the purchase of corn to reduce our risk of future price increases. We accounted for these transactions under ASC 815. These futures contracts were not designated as hedges and, therefore, were marked to market each period, with corresponding gains and losses recorded in other non-operating income. The fair value of these derivative contracts would be recognized in other current assets in the consolidated balance sheet, net of any cash received from the brokers. At September 30, 2010 and December 31, 2009, we were not party to any such commodity futures contracts to reduce our risk of future corn price increases.

        We have also, in the past, entered into commodity futures contracts in connection with the purchase of corn to reduce our risk of future price increases. We accounted for these transactions under ASC 815. These futures contracts were not designated as hedges and, therefore, were marked to market each period, with corresponding gains and losses recorded in other non-operating income. The fair value of these derivative contracts would be recognized in other current assets in the condensed consolidated balance sheet, net of any cash received from the brokers.

        We are also subject to market risk with respect to ethanol pricing. Our ethanol sales are priced using contracts that can either be based upon a fixed price; based upon the price of wholesale gasoline plus or minus a fixed amount; or based upon a market price at the time of shipment. We sometimes fix the price at which we sell ethanol using fixed price physical delivery contracts. At September 30, 2010 and December 31, 2009, we had no fixed-price contracts to sell ethanol. These normal sale transactions would not be marked to market.

        From time to time, we also sell forward ethanol using contracts where the price is determined at a point in the future based upon an index plus or minus a fixed amount. At September 30, 2010 and December 31, 2009, we had not sold forward any ethanol using wholesale gasoline as an index plus a fixed spread. When we have these arrangements, we assume the risk of a price decrease in the market price of gasoline. In order to reduce our market exposure to price decreases, at the time we enter into a firm sales commitment, we may also enter into commodity forward contracts to sell a like amount of gasoline at the then-current price for delivery to the counterparty at a later date. We account for these transactions under ASC 815. These forward contracts are not designated as hedges and, therefore, are marked to market each period, with corresponding gains and losses recorded in other non-operating income. The fair value of these derivative liabilities is recognized in other current liabilities in the condensed consolidated balance sheets, net of any cash paid to brokers. We did not have any of this type of derivative position at September 30, 2010.

        We may also be subject to market risk with respect to our supply of natural gas which is consumed during the production of ethanol and its co-products and has historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions, overall economic conditions and foreign and domestic governmental regulation. The price fluctuation in natural gas prices over the 10 year period from January 1, 2000 through September 30, 2010, based on the New York Mercantile Exchange daily futures data, has ranged from a low of $1.83 per MMBtu in September 2001 to a high of $15.82 per MMBtu in 2005. Natural gas costs comprised 16.8%, 17.9%, 17.9% and 24.2%, respectively, of our total conversion costs for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009 and 2008, respectively.

        At September 30, 2010, we did not have any commitments to purchase natural gas in advance at prices other than at market. At December 31, 2009, we had purchased forward 134,700 MMBtu's of natural gas at an average fixed price of $6.19 per MMBtu through the first quarter of 2010. We have elected to account for these transactions as normal purchases under ASC 815 and accordingly, have not marked these transactions to market.

Material Limitations

        The disclosures with respect to the above noted risks do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on the futures contracts may be offset. Actual results will be determined by a number of factors that are not generally under our control and could vary significantly from those results disclosed.

        We are exposed to credit losses in the event of nonperformance by counterparties on the above instruments, as well as credit or performance risk with respect to our hedged commitments. Although nonperformance is possible, we do not anticipate nonperformance by any of these parties.

 BUSINESS

Business Overview

        We are a producer and marketer of corn-based fuel-grade ethanol in the U.S. We market and distribute ethanol to many of the leading energy and trading companies in the U.S. We produced 197.5 million gallons and 188.8 million gallons of ethanol in 2009 and 2008, respectively. We derive our revenue primarily from the sale of ethanol. We also derive revenue from the sale of co-products (corn gluten feed and meal, corn germ, CCDS, carbon dioxide, DDGS and WDGS) and bio-products (brewers' yeast) which are produced as by-products during the production of ethanol at our plants and which generate revenue and allow us to help offset a significant portion of our corn costs. Historically, we have also been a large marketer of ethanol, distributing ethanol purchased from other third-party producers in addition to our own ethanol production. In 2009 and 2008, we distributed 66.4 million gallons and 754.3 million gallons, respectively, of ethanol produced by others. The decrease in distributed gallons from third party producers is attributable to the termination of our marketing alliance and substantial reduction in our purchase/resale supply operations in late 2008 and the first quarter of 2009. Historically, we have sourced ethanol from the following three sources:

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  Ethanol we manufactured at our own plants, which we refer to as equity production;

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  Ethanol we were obligated to purchase from a third party producer under contract where we shared costs and collected commissions, which we refer to as marketing alliance production; and

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  Ethanol we purchased either on the spot market or under contract, which we refer to as purchase/resale.

        We market and sell ethanol without regard to the source of origination. With our own equity production combined with ethanol sourced from third parties (or non-equity production), we marketed and distributed 277.5 million, 936.0 million and 690.2 million gallons of ethanol for the years 2009, 2008 and 2007, respectively. Because of the challenges facing the ethanol industry in general and us in particular, we sharply decreased the number of gallons of ethanol we sold that were produced by others in 2009 by terminating our marketing alliance and significantly reducing our purchase/resale operation.

Organization

        We are a Delaware corporation organized in 2003 in connection with the acquisition of our business by the Morgan Stanley Capital Partners funds ("MSCP funds"). We and our predecessors have been engaged in the production and marketing of ethanol since 1981. Our principal executive offices are located at 120 North Parkway Drive, Pekin, Illinois 61554.

Equity Ethanol Production

        We own and operate one of the few coal-fired, corn wet mill plants in the U.S. in Pekin, Illinois, which we refer to as the "Illinois wet mill facility." In addition, we own and operate a natural gas-fired corn dry mill plant in Pekin, Illinois which we refer to as the "Illinois dry mill facility," and a natural gas-fired corn dry mill plant in Aurora, Nebraska, which we refer to as the "Nebraska facility." We refer to our Illinois dry mill and wet mill facilities collectively as our "Illinois facilities." In August 2010 we acquired a 37 million gallon per year nameplate ethanol production facility in Canton, Illinois, which we refer to as the "Canton facility." In addition, in the fourth quarter of 2010 we completed our 110 million gallon undenatured annualized capacity ethanol production facilities in Mt. Vernon, Indiana and Aurora, Nebraska. However, in consideration of the winter months, we expect to delay start up activities at the Aurora, Nebraska plant until late in the first quarter or early in the second quarter of 2011.

        The denaturant we use is typically a low-grade gasoline. Beginning in 2009, IRS regulations reduced the maximum permitted amount of denaturant for which the VEETC can be taken to 1.96%.

In November 2008, our Illinois dry mill facility received a revised permit from the Illinois Environmental Protection Agency allowing production capacity at that facility to increase to 63.3 million gallons of undenatured ethanol. We have not increased the stated capacity of our Pekin dry mill to reflect the revised permit.

        Our Illinois dry mill facility was completed in early 2007. The addition of this facility increased our total annual production capacity by approximately 57 million gallons. For each of the years ended December 31, 2009, 2008, and 2007, our facilities had a combined total ethanol production capacity of approximately 200 million gallons annually with corn processing capacity of approximately 77 million bushels per year at capacity. Our plants may operate at a capacity which is less than the stated capacity. We occasionally experience plant outages (both planned and unplanned), as well as other related productivity issues. Planned outages are typically for maintenance and average approximately one week per plant each year. We may also occasionally experience unplanned outages at our facilities which may negatively impact production and related revenue. Our plants ran at 98% of capacity for 2009 and at 94% of capacity for both 2008 and 2007 after adjusting for differences in denaturant blending levels.

        For the years ended December 31, 2009, 2008 and 2007, we produced 197.5 million, 188.8 million, and 192.0 million gallons of ethanol, respectively, from our own facilities. Our equity production operations generate the substantial majority of our operating income or loss.

By-Products

        We generate additional revenue through the sale of by-products (both co-products and bio-products) that result from the ethanol production process. These by-products include brewers' yeast, corn gluten feed and meal, corn germ, CCDS, carbon dioxide, DDGS and WDGS. The volume of by-products we produce varies with the level of our equity production. Scheduled maintenance, along with other non-scheduled operational difficulties, may affect the volume of by-products produced. We may also shift the mix of these by-products, to increase our revenue. By-product revenue is driven by both the quantity of by-products produced and the market price received for our by-products which have historically tracked the price of corn.

        For the years ended December 31, 2009, 2008 and 2007, we generated approximately $97.9 million, $128.5 million and $99.3 million, respectively, of revenue from the sale of co-products and bio-products, allowing us to recapture approximately 34.1%, 35.9% and 36.7% of our corn costs, respectively, in each of these years. Co-product returns, as a percentage of corn costs, decreased in 2009 as co-product pricing decreased more than corn costs. Co-products produced by the dry mill process have less value historically than those produced by the wet mill process. As a result of the addition of the Pekin dry mill, our overall product mix between wet and dry co-products produced changed from 67% higher value wet mill products and 33% lower value dry mill products prior to 2007, to roughly 50% higher value wet mill products and 50% lower value dry mill products beginning in 2007.

        Due to recent and planned industry increases in U.S. dry mill ethanol production, the production of co-products from dry mills in the U.S. has increased dramatically, and this trend may continue. This may cause co-product prices to fall in the U.S., unless demand increases or other market sources are found. To date, demand for DDGS (the principal co-product produced by dry mills) in the U.S. has increased roughly in proportion to supply. We believe this is because U.S. farmers use DDGS as a feedstock, and DDGS are slightly less expensive than corn, for which it is a substitute. However, if prices for DDGS in the U.S. fall, it may have an adverse effect on our business, which might be material.

Purchase/Resale

        Historically, we have also purchased ethanol from unaffiliated third-party producers and marketers on both a spot basis and under contract. These transactions were driven by our ability to purchase ethanol and then, through our distribution network and customer relationships, resell the ethanol. The margin from purchase/resale transactions could be volatile and we occasionally incurred losses on these transactions.

        For the years ended December 31, 2008 and 2007, we purchased for resale 249.0 million and 111.5 million gallons of ethanol, respectively, from unaffiliated producers and marketers. As discussed below under "Marketing Alliance Production" and further discussed under "—Marketing Alliances," we began a program to rationalize our distribution network and reduce our sourcing of ethanol from third parties in late 2008. Our purchase/resale program was part of this rationalization process. Accordingly, we only purchased 35.5 million gallons of ethanol for resale from unaffiliated producers and marketers during 2009.

Marketing Alliance Production

        Historically, our marketing business was an important component of our business. Marketing alliance partners were third-party producers (including producers in which we may have had a non-controlling interest), who sold their ethanol production to us on an exclusive basis. Ethanol produced by our marketing alliance partners enabled us to meet major ethanol consumer needs by providing us with a nationwide marketing presence without having to make capital investments and through leveraging our marketing expertise and our distribution systems. Marketing alliance contracts required us to purchase all of the production from these facilities and sell it at contract or prevailing market prices. We were entitled to commissions on the sale of marketing alliance gallons in accordance with the terms of the marketing alliance contracts. The contribution to our operating income from the sale of marketing alliance gallons was relatively small as commission rates typically were 1% or less of the "netback" price. The netback price was the selling price of ethanol less a "cost recovery component." The cost recovery component represented reimbursement to us for certain costs, including freight, storage, inventory carrying cost and indirect marketing costs. The purchase price we paid our marketing alliance partners was based on an average price at which we sold ethanol less the cost recovery component and commission. Revenue from marketing alliance gallons sold included the gross revenue from such sales and not merely the commissions earned because we (i) took title to the inventory, (ii) were the primary obligor in the sales arrangement with the customer, and (iii) assumed all the credit risk.

        For the years ended December 31, 2008 and 2007, we purchased 505.3 million and 395.0 million gallons of ethanol, respectively, from our marketing alliance partners. However, with severely declining margins and general liquidity stress due to frozen credit markets, this model no longer worked for our alliance partners or the Company. As such, beginning in the fourth quarter of 2008, we negotiated termination agreements with our marketing alliance partners and began to rationalize our distribution network to primarily focus on sales of our equity production. For the year ended December 31, 2009, we purchased only 30.9 million gallons of ethanol from marketing alliance partners. As a result of our arm's length negotiations in 2009 with our former marketing alliance partners, we were able to obtain consideration totaling $10.2 million from those counterparties in exchange for the early termination of the marketing alliance agreements.

Competitive Strengths

        We believe that our competitive strengths include the following:

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  Strong Market Position.  We are a leading producer and marketer of ethanol in the U.S. based on both gallons of ethanol produced and sold. For the year ended December 31, 2009, we produced 197.5 million gallons, sold 66.4 million gallons of ethanol from non equity production, and reduced our ethanol inventory by 13.6 million gallons for a total sales volume of 277.5 million gallons.

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  Diversified Supply Base.  Our facilities are diversified across geography, fuel source and technology, allowing us to capitalize on multiple opportunities and limit our exposure to any one input. We also generate revenue from multiple sources—equity (or produced), non-equity (or marketed but not produced) and co-products (or from our production).

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  Supplier of Choice.  We maintain long-standing customer relationships with most of the major integrated oil refiners operating in North America (including Royal Dutch Shell and its affiliates, Conoco Phillips Company, Valero Marketing and Supply Company and Chevron Corporation) due to our ability to distribute ethanol extensively.

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  Low Cost Producer.  We believe we are one of the lowest cost producers of ethanol in the U.S. Our Illinois wet mill facility generates 38.0% of its own electricity and its remaining energy needs are met by using lower cost coal, which provides us significant cost savings compared to ethanol facilities that use higher cost natural gas to generate power. In addition, our Illinois wet mill facility, through its wet mill production process, generates higher margin co-products and bio-products, which allowed us to recapture 42.7% of our corn cost in the year ended December 31, 2009, which is a higher percentage than our competitors who employ the dry mill production process. At our Illinois dry mill facility and our Nebraska facility which employs the dry mill process, we recaptured 26.7% and 24.5% of our total corn costs, respectively, in the year ended December 31, 2009.

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  Experienced and Proven Management Team.  Our management team has a combined 75 years of experience in the ethanol production industry. Our Chief Executive Officer, Thomas Manuel, was previously the President and Chief Executive Officer of ASAlliances Biofuels LLC and has 40 years experience in managing commodity-related businesses. John Castle, our Chief Financial Officer, was previously the Senior Vice President of Operations and Chief Financial Officer of White Energy, Inc. an ethanol production company.

Business and Growth Strategy

        We are pursuing the following business and growth strategies:

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  Opportunistically Add Production Capacity to Enhance Operating Cash Flow.  We have identified opportunities to increase our equity production capacity through the development of new production facilities and are continually exploring acquisition opportunities. In the fourth quarter of 2010 we completed two 110 million gallon undenatured annualized capacity ethanol production facilities at Mt. Vernon, Indiana and Aurora, Nebraska, and in August 2010 we acquired the Canton facility, which we expect to become operational in the second quarter of 2011. After giving effect to the completion of these projects, our expected ethanol production capacity will be approximately 460 million gallons per year.

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  Capitalize on Current and Changing Regulation.  Through continued investment in increasing production capacity, we believe we are well positioned to take advantage of the current and changing regulatory environment in our industry. For example, the EPA recently ruled in favor of E15 for vehicles 2007 and newer. Also, the EISA increased the mandated minimum use of renewable fuels to 9 billion gallons in 2008 (up from a 5.4 billion gallon requirement, which was the previous mandated 2008 requirement under the Energy Policy Act of 2005). The mandated usage of renewable fuels increases to 36 billion gallons in 2022. The upper mandate for corn based ethanol is 15 billion gallons by 2015.

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  Entry into new and diversified markets.  We are continually negotiating additional sales agreements. We strive to enhance and optimize multiple modes of transportation and sources of production. In addition, as numerous countries in Europe, Asia and South America have increased the mandated use of renewable fuels, we believe that there are burgeoning export opportunities for our ethanol and co-products.

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  Transform from Ethanol Seller to Risk Manager.  We apply risk mitigation and management techniques used for decades by well-established agricultural processing businesses such as ConAgra Foods, Cargill, Inc. and Archer-Daniels-Midland Company. We are transforming from a seller of ethanol first and a producer second to a producer primarily with smart application of logistics management.

Industry Overview

        Ethanol is marketed across the U.S. as a gasoline blend component that serves as a clean air additive, an octane enhancer and a renewable fuel resource. It is blended with gasoline (i) as an oxygenate to help meet fuel emission standards, (ii) to improve gasoline performance by increasing octane levels and (iii) to extend fuel supplies. A small but growing amount of ethanol is also used as E85, a renewable fuels-driven blend comprised of up to 85% ethanol.

        Ethanol is generally sold through short-term contracts. Although ethanol has in the past generally been priced at either a negotiated fixed price or a price based upon the price of wholesale gasoline plus or minus a fixed amount, the majority of ethanol sold in the U.S. today is based upon a spot index price at the time of shipment. The price of ethanol has historically moved in relation to the price of wholesale gasoline and the value of the VEETC. However, the price of ethanol over the last three years has been largely driven by supply/demand fundamentals and the price of corn.

        According to recent industry reports, approximately 99.4% of domestic ethanol is produced from corn fermentation as of December 31, 2009 and is primarily produced in the Midwestern corn-growing states. The principal factor affecting the cost to produce ethanol is the price of corn.

        The U.S. fuel ethanol industry has experienced rapid growth, increasing from 1.4 billion gallons of production in 1998 to approximately 10.8 billion gallons produced in 2009, the latest year for which production information is available. The RFA reports that the U.S. fuel ethanol industry has 187 operating plants and approximately 13.0 billion gallons of annual production capacity (including idled capacity) as of January 2010.

        The demand for ethanol has been driven by recent trends as more fully described below:

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  Mandated usage of renewable fuels.  The growth in ethanol usage has been supported by regulatory requirements dictating the use of renewable fuels, including ethanol. The EISA signed into law on December 19, 2007, requires mandated minimum usage of renewable fuels of 12.95 billion gallons in 2010 and 13.95 billion gallons in 2011. The mandated usage of renewable fuels increases to 36 billion gallons in 2022. The mandate for corn-based ethanol is capped at 15 billion gallons for the years 2015 through 2022. Certain waiver provisions enable the EPA to reduce the renewable fuel volumetric obligation targets for reasons including severe economic or environmental harm or inadequate domestic supply of renewable fuels.

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  Economics of ethanol blending.  As oil prices increased during the commodity bubble of 2007 and 2008, the price of gasoline also increased substantially. The price per gallon of ethanol during this same time period, although increasing, did not keep pace with the increase in the price of gasoline. This phenomenon created an opportunity for refiners and blenders to increase the profitability of the gasoline they sold by blending ethanol in amounts in excess of mandated levels (although, until recently, not in excess of 10%). This discretionary blending was a driving force behind the rapid growth in the consumption of ethanol in 2007 and the first half of 2008. The profitability of blending ethanol was further enhanced by the VEETC, which was then $0.51 for each gallon of ethanol blended.

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  Carryover of Renewable Identification Number credits ("RINS").  Refiners, importers and blenders (other than oxygen blenders) of gasoline are obligated parties under the RFS. The consumption of ethanol above mandated amounts creates an excess of RINS that are available to satisfy an obligated party's blending requirements in the following year. The obligated parties are allowed to meet their requirement to consume renewable fuels through the accumulation or purchase of excess RINS, instead of from the actual physical purchase of renewable fuels. From September 1, 2007 through mid 2008, obligated parties blended significantly more ethanol than was required by the mandate as the economics of blending ethanol were quite profitable. As the blending economics of ethanol became less profitable with the rapid decline in oil prices beginning in the second half of 2008, obligated parties began to apply these excess RINS to meet their obligations which resulted in a significantly reduced demand for ethanol. For 2009, obligated parties blended approximately the same amount of ethanol that was required by the mandate. However, the carryover of 2008 RINS into 2009 created an excess of 2009 RINS that will be available to satisfy an obligated party's blending requirements in 2010. Our view is that there are approximately 1.50 billion RINS available to satisfy an obligated party's requirement for 2010. With the 2010 mandate for renewable biofuels at 12 billion gallons, this means that the actual physical ethanol volume that has to be purchased can be as low as 10.50 billion gallons.

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  Emission reduction.  Ethanol is an oxygenate which, when blended with gasoline, reduces vehicle emissions. Ethanol's high oxygen content burns more completely, emitting fewer pollutants into the air. Ethanol demand increased substantially beginning in 1990 when federal law began requiring the use of oxygenates (such as ethanol or methyl tertiary butyl ether ("MTBE")) in reformulated gasoline in cities with unhealthy levels of air pollution on a seasonal or year round basis. Although the federal oxygenate requirement was eliminated in May 2006 as part of the Energy Policy Act of 2005, oxygenated gasoline continues to be used in order to help meet separate federal and state air emission standards. The refining industry has all but abandoned the use of MTBE, making ethanol the primary clean air oxygenate currently used.

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  Octane enhancer.  Ethanol, with an octane rating of 113, is used to increase the octane value of gasoline with which it is blended, thereby improving engine performance. It is used as an octane enhancer both for producing regular grade gasoline from lower octane blending stocks (including both reformulated gasoline blendstock for oxygenate blending and conventional gasoline blendstock for oxygenate blending), and for upgrading regular gasoline to premium grades.

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  Fuel stock extender.  According to the Energy Information Administration and LEGC, LLC, while domestic petroleum refinery output has increased by approximately 29% from 1980 to 2008, domestic gasoline consumption has increased 36% over the same period, which is the latest period for which information is available. By blending ethanol with gasoline, refiners are able to expand the volume of the gasoline they are able to sell.

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  E15 Waiver.  The EPA on October 13, 2010 waived a limitation on selling fuel that is more than 10% ethanol for model year 2007 and newer cars and light trucks. The waiver applies to fuel that contains up to 15% ethanol, known as E15, and only to model year 2007 and newer cars and light trucks. While this represents progress toward increased blending of ethanol in the motor fuel supply, the Company does not expect an immediate increase in the demand for ethanol until the waiver is extended to older vehicles as well and distribution infrastructure issues are resolved.

    The waiver approves E15 for use in model year 2007 and newer light-duty motor vehicles, which includes passenger cars, light-duty trucks, and medium-duty passenger vehicles. The EPA is deferring a decision on the applicability of E15 with respect to model year 2001-2006 light-duty motor vehicles. A decision is expected on these vehicles after test data for those model years becomes available from the Department of Energy in November 2010.

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  Growth in E85 usage.  E85 is a blended motor fuel containing up to 85% ethanol. The sale of E85 fuel has historically been less than 1% of the ethanol market (and less than 0.25% of the ethanol we produce). Its growth has been limited by both the availability of E85 fuel to consumers and by the number of automobiles capable of using the fuel. According to E85Prices.com, as of February 9, 2010, only 2,246 gasoline stations across the U.S. sold E85, and there are roughly 9 million flex fuel vehicles on the roads. However, the same website states that the number of stations offering E85 is expected to double in a little over a year as service stations are being offered incentives from Government and Ethanol Industry grants up to $30,000 to install E85 fuel pumps. They also state that General Motors, Ford, and Chrysler have pledged that at least 50% of their production will be flex fuel capable by 2011/2012. These two factors point to a potential growth in the consumption of E85 in future years.

Ethanol Production Processes

        The production of ethanol from corn can be accomplished through one of two distinct processes: wet milling and dry milling. Though the number of dry mill facilities significantly exceeds the number of wet mill facilities, their size is typically smaller. The principal difference between the two processes is the initial treatment of the grain and the resulting co-products. The increased production of higher margin co-products in the wet mill process results in a lower ethanol yield. At a denaturant blend level of 1.96%, a typical wet mill yields approximately 2.5 gallons of ethanol per bushel of corn while a typical dry mill yields approximately 2.7 gallons of fully denatured ethanol per bushel of corn.

Wet Milling

        In the wet mill process, the corn is soaked or "steeped" in water and sulfurous acid for 24 to 48 hours to separate the grain into its many parts. After steeping, the corn slurry is processed to separate the various components of the corn kernel, including the corn germ, which is then sold for processing into corn oil. The starch and any remaining water from the slurry can then be fermented and distilled into ethanol. The ethanol is then blended with a denaturant, such as gasoline, to render it unfit for consumption and thus not subject to the alcohol beverage tax.

        The remaining parts of the grain in the wet mill process are processed into a number of different forms of protein used to feed livestock. The multiple co-products from a wet mill facility generate a higher level of cost recovery from corn than the principal co-product (DDGS) from the dry mill process. In addition, a wet mill, if properly equipped, can produce a higher value brewers' yeast in order to lower its net corn cost. For the years ended December 31, 2009, 2008 and 2007, we recovered 42.7%, 45.6% and 46.3%, respectively, of our total corn costs related to our wet mill process through our sale of co-products and bio-products.

Dry Milling

        In a dry mill process, the entire corn kernel is first ground into flour, which is referred to in the industry as "meal," and is processed without first separating the various component parts of the grain. The meal is processed with enzymes, ammonia and water, and then placed in a high-temperature cooker to reduce bacteria levels ahead of fermentation. It is then transferred to fermenters where yeast is added and the conversion of sugar to ethanol begins. The fermentation process generally takes between 40 and 50 hours. After fermentation, the resulting liquid is transferred to distillation columns where the ethanol is evaporated from the remaining "stillage" for fuel uses. As with the wet milling process, the ethanol is then blended with a denaturant, such as gasoline, to render the ethanol unfit for consumption and thus not subject to the alcohol beverage tax.

        With the starch elements of the corn kernel consumed in the above described process, the principal co-product produced by the dry mill process is DDGS. DDGS is sold as a protein used in animal feed and recovers a portion of the total cost of the corn, although less than the co-products resulting from the wet mill process described above. For the years ended December 31, 2009, 2008 and 2007, we recovered 25.7%, 26.2% and 26.6%, respectively, of our corn costs related to our dry mill process through the sale of DDGS and other co-products.

Corn to Ethanol Conversion Process

        The following graphic depicts the corn to ethanol conversion process:

Legislative Drivers and Governmental Regulations

        The U.S. ethanol industry is highly dependent upon federal and state legislation, in particular:

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  The EISA;

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  The federal ethanol tax incentive program;

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  Federal tariff on imported ethanol;

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  The use of fuel oxygenates; and

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  Various state mandates.

The EISA

        Enacted into law on December 19, 2007, the EISA significantly increases the mandated usage of renewable fuels (ethanol, bio-diesel or any other liquid fuel produced from biomass or biogas). The law increases the RFS originally established under the Energy Policy Act of 2005 to 36 billion gallons by 2022, of which the mandate for corn-based ethanol is limited to 15 billion gallons annually from 2015 through 2022. Waiver provisions enable the EPA to reduce the renewable fuel volumetric obligation targets for reasons including severe economic or environmental harm or an inadequate domestic supply of renewable fuels.

The federal ethanol tax incentive program

        First passed in 1979, the VEETC program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax credit for each gallon of ethanol they blend. The federal Transportation Efficiency Act of the 21st Century, or TEA-21, extended the ethanol tax credit first passed in 1979 through 2007. The American Jobs Creation Act of 2004 extended the subsidy again to 2010 by allowing distributors to take a $0.51 excise tax credit for each gallon of ethanol they blend. Under the Food, Conservation and Energy Act of 2008, the tax credit was reduced to $0.45 per gallon for 2009 and thereafter. We cannot give assurance that the tax incentives will be renewed in 2010 or, if renewed, on what terms they will be renewed. Legislation has been introduced in Congress to extend the VEETC at a reduced level; however, the final outcome remains unclear. See "Risk Factors—The use and demand for ethanol and its supply are highly dependent on various federal and state legislation and regulation, and any changes in legislation or regulation could cause the demand for ethanol to decline or its supply to increase, which could have a material adverse effect on our business, results of operation and financial condition."

Federal tariff on imported ethanol

        In 1980, Congress imposed a tariff on foreign produced ethanol to offset the value of federal tax subsidies. This tariff was designed to protect the benefits of the federal tax subsidies for U.S. farmers. The tariff was originally $0.60 per gallon in addition to a 3.0% ad valorem duty. The tariff was subsequently lowered to $0.54 per gallon with a 2.5% ad valorem duty and was not adjusted completely in direct relative proportion with change in the VEETC. The 2008 Farm Bill extended the $0.54 per gallon tariff on foreign produced ethanol until January 1, 2011. Legislation has been introduced to extend the tariff, although the final outcome remains unclear.

        Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempt from this tariff under the CBI in order to spur economic development in that region. Under the terms of the CBI, member nations may export ethanol into the U.S. up to a total limit of 7% of U.S. production per year (with additional exemptions for ethanol produced from feedstock in the Caribbean region over the 7% limit). In the past, significant imports of ethanol into the U.S. have had a negative effect on ethanol prices. See "Risk Factors—The use and demand for ethanol and its supply are highly dependent on various federal and state legislation and regulation, and any changes in legislation or regulation could cause the demand for ethanol to decline or its supply to increase, which could have a material adverse effect on our business, results of operation and financial condition."

Use of fuel oxygenates

        Ethanol is used by the refining industry as a fuel oxygenate which, when blended with gasoline, allows engines to burn fuel more completely and reduce emissions from motor vehicles. The use of ethanol as an oxygenate had been driven by regulatory factors, specifically two programs in the federal Clean Air Act Amendments of 1990, that required the use of oxygenated gasoline in areas with unhealthy levels of air pollution. Although the federal oxygenate requirements for reformulated gasoline included in the Clean Air Act were completely eliminated on May 5, 2006 by the Energy Policy Act of 2005, refiners continue to use oxygenated gasoline in order to meet continued federal and state fuel emission standards.

State Mandates

        Several states, including Florida, Missouri, Montana and Oregon, have enacted mandates that currently, or will in the future, require ethanol blends of 10% in motor fuel sold within the state. Another state, Minnesota, has a 20% renewable fuel mandate that goes into effect in 2013. These mandates help increase demand for ethanol. As more states consider mandates, or if existing mandates are relaxed or eliminated, the demand for ethanol can be affected.

Products

Ethanol

        Our principal product is fuel-grade ethanol, an alcohol which is derived in the U.S. principally from corn. Ethanol is sold primarily for blending with gasoline to meet mandates for the required consumption and use of biofuels, as an octane enhancer, as an oxygenate additive for the purpose of meeting fuel emission standards and as a fuel extender. See "—Industry Overview." For the years ended December 31, 2009, 2008 and 2007, ethanol sales represented 81.5%, 92.5% and 91.3%, respectively, of our total revenue. The reduction in the 2009 percentage of total revenue attributable to ethanol sales is the result of the elimination of the ethanol sales dollars attributable to our marketing alliance and substantial reduction in the ethanol sales dollars attributable to our purchase/resale supply operation from our total revenue numbers for 2009.

Co-Products

        Our Illinois wet mill facility produces co-products such as corn gluten feed (both wet and dry), corn gluten meal, CCDS and corn germ. In addition, the fermentation process yields carbon dioxide. These co-products are sold for various consumer uses into large commodity markets. Corn gluten feed, corn gluten meal and CCDS are used as animal feed ingredients, corn germ is sold for the extraction of corn oil for human consumption, and carbon dioxide is sold for food-grade use such as beverage carbonation and dry ice. Our dry mill facilities in Pekin, Illinois and Aurora, Nebraska produce co-products such as DDGS, WDGS and carbon dioxide. Distillers products are marketed as high protein animal feed and carbon dioxide is sold for beverage carbonation and dry ice. For the years ended December 31, 2009, 2008 and 2007, co-products represented 14.4%, 5.2% and 5.7%, respectively, of our total revenue. The increase in the 2009 percentage of total revenue attributable to co-product sales is the result of the elimination of the ethanol sales dollars attributable to our marketing alliance and substantial reduction in the ethanol sales dollars attributable to our purchase/resale supply operation from our total revenue numbers for 2009.

Bio-Products

        Our Illinois wet mill facility also produces bio-products, Kosher and Chametz free brewers' yeast, which is processed into a growing variety of products for use in animal and human food and fermentation applications. For the years ended December 31, 2009, 2008 and 2007, bio-products represented 2.1%, 0.5% and 0.6%, respectively, of our total revenue.

Facilities

        The table below provides an overview of our three operational ethanol plants as of December 31, 2009.

	Illinois Wet Mill Facility	Illinois Dry Mill Facility	Nebraska Facility
Location	Pekin, Illinois	Pekin, Illinois	Aurora, Nebraska
Ownership	100.0%	100.0%	100.0%
Land (acres)	83	11	30
Year constructed	1981(1)	2007	1995
Process	Wet Milling	Dry Milling	Dry Milling
Annual ethanol capacity as of December 31, 2009 (in millions of gallons)	100	57	50
Electricity co-generation capability	Yes	No	No
Power Source	Coal, Natural Gas	Natural Gas	Natural Gas
Distribution method	Rail, Truck, Barge	Rail, Truck, Barge	Rail, Truck

(1)
Illinois wet mill facility converted from corn starches/sweeteners production (built in 1899) to an ethanol facility in 1981.

Marketing Alliances

        Prior to terminating the marketing alliance in late 2008 and early 2009, we sourced ethanol from marketing alliance partners which allowed us to increase sales and enhance our position as a leading player in the ethanol industry. In exchange for allowing us to market their ethanol exclusively, marketing alliance partners gained the benefit of our customer relationships and our ability to distribute ethanol. However, as described above, with severely declining margins and general liquidity stress due to frozen credit markets, this model no longer worked for our alliance partners or us. As such, beginning in the fourth quarter of 2008, we negotiated termination agreements with our marketing alliance partners and began to rationalize our distribution network to primarily focus on sales of our equity production. For the year ended December 31, 2009, we purchased only 30.9 million gallons of ethanol from marketing alliance partners. As a result of our arm's length negotiations in 2009 with our former marketing alliance partners, we were able to obtain consideration totaling $10.2 million from those counterparties in exchange for the early termination of the marketing alliance agreements. During the years ended December 31, 2008 and 2007, we purchased 505.3 million and 395.0 million gallons, respectively, of ethanol produced by our marketing alliance partners.

        As part of our new marketing strategy geared toward our equity production, we significantly reduced our fixed costs associated with our distribution network.

Sales and Marketing

        We employ direct sales personnel to pursue sales opportunities. In addition, customer service representatives are available to respond to customer questions and to undertake or resolve any required customer service issues. Our sales structure forms an integral, critical link in communicating with our customers. The sales function is coordinated through key senior executives responsible for our sales and marketing efforts.

Distribution and Logistics

        Due to severely declining margins and general liquidity stress due to frozen credit markets, we have significantly reduced the number of gallons we source from third parties. As noted above, beginning in the fourth quarter of 2008 we began negotiating termination agreements with most of our marketing alliance partners and terminated all of them during 2009. We were able to obtain consideration totaling $10.2 million from those counterparties in exchange for the early termination of the marketing alliance agreements. Accordingly, we have also undertaken a strategy to rationalize our distribution and logistics system to focus primarily on our equity production. At December 31, 2008, we had signed agreements for leased terminal capacity at 57 terminal locations. During 2009, we subleased or assigned the majority of our railcar, barge and terminal leases. We have aligned our distribution network in relation to production volumes from our equity-owned ethanol production facilities, and this distribution network has a cost structure that is comprised of minimal fixed cost commitments and is operated primarily on a variable cost basis. At December 31, 2009, we had signed agreements for leased terminal capacity at only three terminal locations.

        The costs associated with leasing these terminals were previously factored into the purchase price we paid our marketing alliance partners for the ethanol that we purchased from them and, therefore, a portion of these leasing costs were effectively paid for by our marketing alliance partners.

Customers

        The substantial majority of our customer base has purchased ethanol from us for over five years (including our predecessor companies). In 2009, 2008 and 2007, our ten largest customers accounted for approximately 66%, 50% and 67%, respectively, of our consolidated ethanol sales volume.

        For the 2009 fiscal year, Biourja Trading accounted for 10.5% and Exxon Mobil accounted for 11.1% of our consolidated net sales volume. No other customers in fiscal 2009 represented more than 10% of our consolidated net sales volume. No customers in 2008 or 2007 represented more than 10% of our consolidated net sales volume.

Competition

        According to the RFA, there were 122 producers operating 185 ethanol plants in the U.S. as of December 31, 2009. The top ten producers accounted for approximately 47.9%, 46.6%, and 54.3% of total industry capacity for the years 2009, 2008, and 2007, respectively. Aventine was one of the top ten producers, which all have annual production capacity exceeding 200 million gallons per year.

        A significant development during 2009 was Valero Energy's acquisition of ten ethanol plants from VeraSun Energy and Renew Energy. As a result of the acquisitions, the second largest U.S. oil refiner is now a top ten producer with annual ethanol production capacity of approximately 1 billion gallons.

        The remaining producers consist primarily of small capacity producers and farmer cooperatives.

        The world's ethanol producers have historically competed primarily on a regional basis. Imports into the U.S. have generally been limited by an import tariff of $0.54 per gallon (other than from Caribbean basin countries which are exempt from this tariff up to specified limits).

        Certain of our competitors have significantly larger market shares than we have, and tend to be price leaders in the industry. If any of these competitors were to significantly reduce their prices, our business, operating results and financial condition could be adversely affected.

        We could also be adversely affected if new products or technologies emerge that reduce or eliminate the need for ethanol. Our ethanol production is corn based, and competes with ethanol made from alternative materials, such as sugar, wheat and sorghum. Cellulosic sources of materials may also become a substitute feedstock for ethanol production, or other products may be devised which eliminate the need for ethanol entirely. Periods of time with sustained high corn prices could decrease the relative attractiveness of corn-based ethanol where alternatives exist, thereby adversely affecting our business, operating results or financial condition.

Investments

        Historically, we had made minority investments in other ethanol producers. Investments made by the Company in other ethanol producers after May 31, 2003 were recorded at cost, including our investment in Indiana BioEnergy ("IBE") prior to its acquisition by Green Plains Renewable Energy ("GPRE"). Our investment in IBE was valued at December 31, 2007 at our initial investment cost of $5.0 million. On October 15, 2008, IBE merged with GPRE, a publicly held company whose shares are traded on the NASDAQ national market, and our $5.0 million original investment was converted to 365,999 shares of GPRE stock. On October 15, 2008, we recorded a loss of $2.8 million on the exchange and reduced the value of our investment from $5.0 million to $2.2 million, which was the market price of the GPRE shares at that date. As our investment in GPRE shares was considered an available for sale investment in accordance with Accounting Standards Codification 320, Investments—Debt and Equity Securities, we recognized an other than temporary loss of $1.5 million on December 31, 2008. We made our determination that the loss in GPRE stock was other than temporary, considering our lack of ability and intent to hold this security to recover its value given our liquidity situation at that time.

        During 2009, we sold our interests in Ace Ethanol, LLC and Granite Falls Energy LLC, recording gains totaling $1.0 million. During September 2010, we recorded an other-than-temporary loss on our available for sale securities in GPRE totaling $1.8 million.

Pricing and Backlog

        Historically, ethanol delivered to customers was priced in accordance with one of the following methods: (i) a negotiated fixed contract price per gallon, (ii) a price per gallon based on an average spot value of ethanol at the time of shipment plus or minus a fixed amount, or (iii) a price per gallon based on the market value of wholesale unleaded gasoline plus or minus a fixed amount. The Company believed these pricing strategies, in conjunction with the rapid turnover of its inventory, provided a natural hedge against changes in the market price of ethanol. Currently the majority of ethanol sold to customers is based upon a spot index price.

        As of December 31, 2009, we had contracts for delivery of ethanol totaling 57.3 million gallons through September 30, 2010, all at spot prices (using various Platt, OPIS and AXXIS indices).

Raw Materials and Suppliers

        Our principal raw material is #2 yellow corn. In 2009, 2008 and 2007, we purchased approximately 74.2 million, 71.4 million and 71.9 million bushels of corn, respectively.

        We contract for our corn requirements through a variety of sources, including farmers, grain elevators, and cooperatives. Due to our plants being located in or near the Midwestern portion of the U.S., we believe that we have ample access to various corn markets and suppliers. Although corn can be obtained from multiple sources, and while historically we have not suffered any significant limitations on our ability to procure corn, any delay or disruption in our suppliers' ability to provide us with the necessary corn requirements may significantly affect our business operations and have a negative effect on our operating results or financial condition. At any given time, we may have up to 1.0 million bushels (or a 4 to 5 day supply) of corn stored on-site at our production facilities.

        The key elements of our corn procurement strategies are the assurance of a stable supply and the avoidance, where possible, of significant exposures to corn price fluctuations. Corn prices fluctuate daily, typically using the CBOT price as a benchmark. Corn is delivered to our facilities via truck through local distribution networks and by rail.

Patents and Trademarks

        We own several patents, patent rights and trademarks within the U.S. We do not consider the success of our business, as a whole, to be dependent on these patents, patent rights or trademarks.

Environmental and Regulatory Matters

        We are subject to extensive federal, state and local environmental, health and safety laws, regulations and permit conditions (and interpretations thereof), including, among other things, those relating to the discharge of hazardous and other waste materials into the air, water and ground, the generation, storage, handling, use, transportation and/or disposal of hazardous materials, and the health and safety of our employees. Compliance with these laws, regulations, and permits require us to incur significant capital and other costs, including costs to obtain and maintain expensive pollution control equipment. These regulations may also require us to make operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions can result in substantial administrative and civil fines and penalties, criminal sanctions, imposition of clean-up and site restoration costs and liens, suspension or revocation of necessary permits, licenses and authorizations and/or the issuance of orders enjoining or limiting our current or future operations. In addition, environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require substantial additional environmental expenditures.

        We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes. For instance, over ten years ago soil and groundwater contamination from fuel oil contamination at a storage site was identified at our Illinois campus. The fuel oil tanks were removed and a portion of the area has been capped, but no remediation has been performed. If any of these sites are subject to investigation and/or remediation requirements, we may be incur strict and/or joint and several liability under the Comprehensive Environmental Response, Compensation and Liability Act or other environmental laws which impose strict liability for all or part of the costs of such investigation, remediation, or removal costs and for damages to natural resources whether the contamination resulted from the conduct of other or from consequences of our own actions that were or were not in compliance with applicable laws at the time those actions were taken. We may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties or other impacts of our operations. While costs to address contamination or related third-party claims could be significant, based upon currently available information, we are not aware of any material liability relating to contamination or such third party claims. We have not accrued any amounts for environmental matters as of September 30, 2010. The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could adversely impact our results of operation or financial condition.

        In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in releases of hazardous substances and other waste materials, and may result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damages to natural resources. We maintain insurance coverage against some, but not all, potential losses associated with our operations. Our coverage includes, but is not limited to, physical damage to assets, employer's liability, comprehensive general liability, automobile liability and workers' compensation. We do not carry environmental insurance. We believe that our insurance is adequate for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that is not covered by insurance could have a material adverse impact on our results of operations and financial condition.

        Our air emissions are subject to the federal Clean Air Act, as amended, and similar state laws which generally require us to obtain and maintain air emission permits for our ongoing operations, as well as pre-approval for any expansion or construction of existing facilities or new facilities or modification of certain projects or facilities. Obtaining and maintaining those permits requires us to incur costs, and any future more stringent standards may result in increased costs and may limit or interfere with our operations. In addition, the permits ultimately issued may impose conditions which are more costly to implement than we had anticipated. These costs could have a material adverse effect on our financial condition and results of operations. Our failure to comply with air emissions laws and regulations could subject us to monetary penalties, injunctions, conditions or restrictions on operations and, potentially, criminal enforcement actions. Because other ethanol manufacturers in the U.S. are and will continue to be subject to similar laws and restrictions, we do not currently believe that our costs to comply with current or future air emissions laws and regulations will adversely affect our competitive position among domestic producers. However, because ethanol is produced and traded internationally, these costs could adversely affect us in our efforts to compete with foreign producers not subject to such stringent requirements.

        Federal and state environmental authorities have been investigating alleged excess VOCS emissions and other air emissions from many U.S. ethanol plants, including our Illinois facilities. The investigation relating to our Illinois wet mill facility is still pending, and we could be required to install additional air pollution control equipment or take other measures to control air pollutant emissions at that facility. If authorities require us to install controls, we would anticipate that costs would be approximately $6.5 million, which would be considerably higher than the approximately $3.4 million we incurred in connection with a similar investigation at our Nebraska facility due to the larger size of the Illinois wet mill facility. As of yet we have not established reserves for possible costs we may incur in connection with this investigation. In addition, if the authorities determine our emissions were in violation of applicable law, we would likely be required to pay fines. With respect to the investigation of our Nebraska facility, we were required to pay a fine of $40,000. Due to the larger capacity of the Illinois facilities, the fine could possibly be larger.

        We have made, and expect to continue making, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits, including compliance with the NESHAP for industrial, commercial and institutional boilers and process heaters, which was issued but subsequently vacated. The vacated version of the rule required us to implement maximum achievable control technology at our Illinois wet mill facility to reduce hazardous air pollutant emissions from our boilers. The EPA is currently rewriting the NESHAP, which is expected to be more stringent than the vacated version. In the absence of a final NESHAP for industrial, commercial and institutional boilers and process heaters, we are waiting for state authorities to determine what technology will be required at our Illinois wet mill facility and when such technology must be installed. We currently cannot estimate the amount that will be needed to comply with any future federal or state technology requirement regarding air emissions from our boilers.

        In June 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, also known as the Waxman-Markey Bill. The U.S. Senate is considering a number of comparable measures. One such measure, the Clean Energy Jobs and American Power Act, or the Boxer-Kerry Bill, has been reported out of the Senate Committee on Energy and Natural Resources, but has not yet been considered by the full Senate. Although these bills include several differences that require reconciliation before becoming law, both contain the basic feature of establishing a "cap and trade" system for restricting greenhouse gas emissions in the U.S. Under such system, certain sources of greenhouse gas emissions would be required to obtain greenhouse gas emission "allowances" corresponding to their annual emissions of greenhouse gases. The number of emission allowances issued each year would decline as necessary to meet overall emission reduction goals. As the number of greenhouse gas emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. The ultimate outcome of this legislative initiative remains uncertain. Any laws or regulations that may be adopted to restrict or reduce emissions of U.S. greenhouse gases could require us to incur increased operating costs, and could have an adverse effect on the revenues we generate from carbon dioxide sales. In addition, at least 20 states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.

        Depending on the particular program, we could be required to purchase and surrender allowances for greenhouse gas emissions resulting from our operations. Although we would not be impacted to a greater degree than other similarly situated companies, a stringent greenhouse gas control program could have an adverse effect on our cost of doing business and could reduce the revenues we generate from carbon dioxide sales.

        On April 2, 2007, the U.S. Supreme Court found that the EPA has the authority to regulate carbon dioxide emissions from automobiles as "air pollutants" under the Clean Air Act. Although this decision did not address carbon dioxide emissions from electric generating plants, the EPA has similar authority under the Clean Air Act to regulate "air pollutants" from those and other facilities. On April 17, 2009, the EPA released a "Proposed Endangerment and Cause or Contribute Findings for Greenhouse Gases under the Clean Air Act." The EPA's proposed finding concludes that the atmospheric concentrations of several key greenhouse gases threaten the health and welfare of future generations and that the combined emissions of these gases by motor vehicles contribute to the atmospheric concentrations of these key greenhouse gases and hence to the threat of climate change. Although the EPA's proposed finding, if finalized, does not establish emission requirements for motor vehicles, such requirements would be expected to occur through further rulemakings. Additionally, while the EPA's proposed findings do not specifically address stationary sources, those findings, if finalized, would be expected to support the establishment of future emission requirements by the EPA for stationary sources. On September 23, 2009, the EPA finalized a greenhouse gas reporting rule establishing a national greenhouse gas emissions collection and reporting program. The EPA rules will require covered entities to measure greenhouse gas emissions commencing in 2010 and submit reports commencing in 2011. On September 30, 2009, the EPA proposed new thresholds for greenhouse gas emissions that define when Clean Air Act permits under the New Source Review and Title V operating permits programs would be required. Under the Title V operating permits program, the EPA is proposing a major source emissions applicability threshold of 25,000 tons per year (tpy) of carbon dioxide equivalency for existing industrial facilities. Facilities with greenhouse gas emissions below this threshold would not be required to obtain an operating permit. Under the Prevention of Significant Deterioration portion of the New Source Review, the EPA is proposing a major stationary source threshold of 25,000 tpy of carbon dioxide equivalency. This threshold level would be used to determine if a new facility or a major modification at an existing facility would trigger Prevention of Significant Deterioration permitting requirements. The EPA is also proposing a significance level between 10,000 and 25,000 tpy of carbon dioxide equivalency. Existing major sources making modifications that result in an increase of emissions above the significance level would be required to obtain a Prevention of Significant Deterioration permit. The EPA is requesting comment on a range of values in this proposal, with the intent of selecting a single value for the greenhouse gas significance level. These proposals, along with new federal or state restrictions on emissions of carbon dioxide that may be imposed in areas of the U.S. in which we conduct business could also adversely affect our cost of doing business and demand for the ethanol we produce.

        On February 3, 2010 the EPA announced final revisions to the National Renewable Fuel Standard program (commonly known as the RFS program or RFS-2). This Rule makes changes to the RFS program as required by the EISA. The revised statutory requirements establish new specific annual volume standards for cellulosic biofuel, biomass-based diesel, advanced biofuel, and total renewable fuel that must be used in transportation fuel. The revised statutory requirements also include new definitions and criteria for both renewable fuels and the feedstock used to produce them, including new greenhouse gas emission thresholds as determined by lifecycle analysis. The regulatory requirements for RFS-2 will apply to domestic and foreign producers and importers of renewable fuel used in the U.S.

        This final action is intended to lay the foundation for achieving significant reductions of greenhouse gas emissions from the use and creation of renewable fuels, reductions of imported petroleum and further development and expansion of our nation's renewable fuels sector.

        On May 10, 2010, the EPA published a Direct Final Rule to "amend certain of the RFS program regulations" to correct "some technical errors and areas within the final RFS-2 regulations that could benefit from clarification or modification." As part of this Direct Final Rule, the EPA revised the RFS-2 "to require that construction of grandfathered renewable fuel production facility for which construction commenced prior to December 19, 2007, be completed by December 19, 2010, rather than 36 months from the date of commencement of construction." The Direct Final Rule is effective as of July 1, 2010, except for sections upon which the EPA received adverse comment or request for a hearing. We are unaware of adverse comment or request for a hearing on the construction deadlines described above.

        This Rule sets the 2010 RFS volume standard at 12.95 billion gallons (bg). Further, for the first time, the EPA is setting volume standards for specific categories of renewable fuels including cellulosic, biomass-based diesel, and total advanced renewable fuels. For 2010, the cellulosic standard is set at 6.5 million gallons (mg); and the biomass based diesel standard is set at 1.15 bg, (combining the 2009 and 2010 standards as proposed).

        In order to qualify for these new volume categories, fuels must demonstrate that they meet certain minimum greenhouse gas reduction standards, based on a lifecycle assessment, in comparison to the petroleum fuels they displace. Generally, ethanol plants either must meet the 20% reduction test or are grandfathered under special provisions.

        For more information about our environmental compliance and actual and potential environmental liabilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Uses of Liquidity—Capital Expenditures" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters."

Employees

        At September 30, 2010, we had a total of 336 full-time equivalent employees, compared to 302 as of December 31, 2009 and 346 as of December 31, 2008. On March 13, 2009, we instituted a reduction in force of 26 employees, primarily as a result of the termination of our marketing alliance. Approximately 44% of our current full-time employees (comprised of the hourly employees at our Illinois facilities) are represented by a union. The unionized employees are covered by a collective bargaining agreement between our subsidiary, Aventine Renewable Energy, Inc. and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industry and Service Workers International Union, Local 7-662, or the Union. Our contract with the Union was scheduled to expire in October 2009. Prior to the expiration of the collective bargaining agreement, the Company and the Union agreed to extend the term of the current collective bargaining agreement by one year through and including October 31, 2010 on the same terms and conditions. On October 29, 2010, the Union ratified a new collective bargaining agreement with us.

Legal Proceedings

        On November 6, 2008, Aventine Renewable Energy, Inc. filed a complaint against JPMorgan Securities, Inc. and JPMorgan Chase Bank, N.A. in the Circuit Court for the Tenth Judicial Circuit of Tazewell County, Illinois. We are seeking to recover $31.6 million lost in the investment of funds in student loan backed auction rate securities. We have alleged that JPMorgan Chase Bank through its investment arm, JPMorgan Securities, gave false assurances of the liquidity of this type of investment. The $31.6 million figure represents funds lost because we were forced to sell the investment at a loss after they became illiquid; the investment monies were earmarked to fund our expansion activities. There can be no assurance either that we will be successful in recovering any of these amounts or as to the timing of any such recovery pursuant to this litigation.

        We are from time to time involved in various legal proceedings, including legal proceedings relating to the extensive environmental laws and regulations that apply to our facilities and operations, including those described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Environmental Matters," which is incorporated herein by reference. We are not involved in any legal proceedings that we believe will have a material adverse effect upon our business, operating results or financial condition.

MANAGEMENT

Directors and Executive Officers

        Set forth below is certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Thomas L. Manuel	63	Chief Executive Officer, Chief Operating Officer and Director
John W. Castle	46	Chief Financial Officer
Calvin Stewart	43	Chief Accounting and Compliance Officer
Benjamin J. Borgen	36	Senior Vice President, Commodity Risk Management
Eugene I. Davis	55	Chairman of the Board of Directors
Timothy J. Bernlohr	51	Director and Chairman of the Compensation Committee
Kurt M. Cellar	40	Director and Chairman of the Audit Committee
Douglas Silverman	32	Director
Carney Hawks	35	Director

Executive Officers

        Thomas L. Manuel    Mr. Manuel was appointed Chief Executive Officer, Chief Operating Officer and a Director in March 2010. From November 2008 until March 2010, Mr. Manuel worked as a consultant for CRG Partners, LLC, a privately held business management firm, and from August 2007 until November 2008, Mr. Manuel managed personal investments. From August 2006 until August 2007, Mr. Manuel was the President and Chief Executive Officer of ASAlliances Biofuels LLC ("ASA") and a member of its board of directors. Prior to that, Mr. Manuel was the President and Chief Operating Officer of ConAgra Meat Companies ("ConAgra Meat") from 1998 until 2000. Prior to ConAgra Meat, Mr. Manuel was President and Chief Operating Officer of ConAgra Trading and Processing from 1994 until 1998. Mr. Manuel began his career at ConAgra Foods ("ConAgra") in 1977. While at ConAgra, Mr. Manuel was part of a team that helped drive sales from $480 million to $23 billion. He served as assistant to the Chairman of ConAgra and general manager of several ConAgra business units, where he was responsible for ConAgra's international and domestic grain merchandising business. Mr. Manuel received his B.S. degree in Business Administration from the University of Minnesota. In between his time at ConAgra Meat and ASA, Mr. Manuel served on the boards of various companies, including Swift & Company and Data Transmission Network Corporation. Our Board of Directors has determined that Mr. Manuel should serve as a director based on his extensive experience as an executive in our industry and his experience and insight as our Chief Executive Officer.

        John W. Castle    Mr. Castle was appointed Chief Financial Officer in April 2010. Before joining the Company, Mr. Castle served as Senior Vice President of Operations and Chief Financial Officer of White Energy, Inc., an ethanol production company, starting in November 2005. From August 2004 to November 2005, Mr. Castle was director of accounting for Dresser, Inc., a global manufacturer of highly engineered energy infrastructure and oilfield products and services. Mr. Castle has also served as Vice President and Chief Financial Officer at Rohn Industries, Inc. and as Vice President, Treasurer and Corporate Controller of Telxon Corporation. Previously, Mr. Castle was a member of Paxton Associates LLC, a provider of financial and operational assessment services. Mr. Castle has also held accounting and financial management positions at Mosler Inc. and Litton Industries, Inc. Mr. Castle is a Certified Public Accountant with a Masters of Business Administration from Xavier University and a Bachelor of Science in Accounting from Eastern Illinois University.

        Calvin Stewart    Mr. Stewart became our Chief Accounting and Compliance Officer in November 2010. Prior to joining the Company, Mr. Stewart served most recently as Chief Financial Officer of White Energy, Inc., an ethanol production company. Mr. Stewart joined White Energy in June 2006 as

Corporate Controller. From August 2004 to June 2006, Mr. Stewart served as Manager, Technical Accounting and Sr. Manager, Corporate Accounting, at Dresser, Inc., a global manufacturer of highly engineered energy infrastructure and oilfield products and services. Previously, Mr. Stewart was Manager, Accounting and Finance, at Siemens Maintenance Services. Mr. Stewart also served as Plant Operations Controller and Director of Accounting and Finance for Morningstar Foods, a national leader in dairy food and beverage manufacturing and distribution. Mr. Stewart is a Certified Public Accountant with a Masters of Business Administration from Southern Methodist University's Edwin L. Cox School of Business and a Bachelor of Science in Finance, cum laude, from Towson University.

        Benjamin J. Borgen    Mr. Borgen became our Senior Vice President, Commodity Risk Management in March 2010. From June 2009 to February 2010, Mr. Borgen managed ethanol trading as Director of Commodity Trading for Barclays Capital. From April 2008 to May 2009, Mr. Borgen served as Director of Ethanol Trading at Saracen Energy Partners. Mr. Borgen served as Vice President of Ethanol Trading and Marketing for Sempra Energy Trading, from March 2005 to March 2008. Mr. Borgen was also a Senior Energy Trader with PG&E National Energy Group. In these positions, Mr. Borgen was responsible for strategy development and evaluation, asset evaluation, and management of commodity positions. Mr. Borgen holds a Bachelor of Arts degree from Concordia College in Moorhead, Minnesota.

Directors

        Eugene I. Davis    Mr. Davis became Chairman of the Board in March 2010. Mr. Davis is currently Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC ("PIRINATE"), a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis graduated with a B.A. degree in International Politics from Columbia University and graduated with a Masters in International Affairs degree in International Law and Organization from the School of International Affairs of Columbia University and a J.D. from Columbia University School of Law. Mr. Davis is also a member of the board of directors of American Commercial Lines, Inc., Atlas Air Worldwide Holdings, Knology, Inc., Bally Total Fitness, Solutia Inc. and TerreStar Corporation. Since 2005, Mr. Davis has been a director of Exide, IPCS, Oglebay Norton, Tipperary Corporation, Viskase, Inc., McLeod Communications, Granite Broadcasting, Footstar, PRG Schultz, Silicon Graphics, SeraCare, Foamex, Ion Broadcasting, Delta Airlines, Atari, Media General, Rural/Metro, Spectrum Brands, Ambassadors, and DEX One. Our Board of Directors has determined that Mr. Davis should serve as a director and as Chairman of the Board based on his extensive experience as a chairman and director of emerging companies as well as his management and legal expertise.

        Timothy J. Bernlohr    Mr. Bernlohr has been a Director since March 2010. Mr. Bernlohr is the founder and, since November 2004, has been a managing member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services.

From April 1997 to July 2005, Mr. Bernlohr held positions of increasing authority with RBX Industries, Inc. ("RBX"), including serving as its President and Chief Executive Officer. RBX was a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets. RBX filed a voluntary petition for reorganization under Chapter 11 in March 2004 and was sold to multiple buyers in 2004 and 2005. Prior to joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries, where he served in a variety of management positions. Mr. Bernlohr is chairman of the boards of directors of Champion Home Builders, Inc., The Manischewitz Company and Cuisine Innovations and a director of Atlas Air Worldwide Holdings, Inc., Bally Total Fitness Corporation, Hayes Lemmerz Inc., Ambassadors International, Inc. and Hilite International. Mr. Bernlohr was formerly a director of WCI Steel from May 2006 to June 2008. Mr. Bernlohr is a graduate of The Pennsylvania State University. Our Board of Directors has determined that Mr. Bernlohr should serve as a director based on his extensive executive experience and his prior and ongoing board service for other public companies.

        Kurt M. Cellar    Mr. Cellar has been a Director since March 2010. Mr. Cellar has been a self-employed consultant and board member since January 2008. From July 1999 through January 2008, Mr. Cellar was a partner and Portfolio Manager at Bay Harbour Management, L.C. ("Bay Harbour"). Prior to Bay Harbour, he was an associate at Remy Investors and Consultants, Inc. ("Remy"), where he sourced and analyzed public and private investment opportunities. Prior to Remy, Mr. Cellar was an associate at LEK/Alcar Consulting Group, Inc., a strategic management consulting firm. Mr. Cellar received a B.A. degree in Economics and Business from the University of California, Los Angeles and his M.B.A. in Finance and Entrepreneurial Management from the Wharton School at the University of Pennsylvania. Mr. Cellar currently serves on the boards of Home Buyers Warranty, Inc. the Penn Traffic Company and RCN Corporation. Our Board of Directors has determined that Mr. Cellar should serve as a director based on his extensive financial, accounting, and investing experience and his prior and ongoing board service for other public companies.

        Douglas Silverman    Mr. Silverman has been a Director since March 2010. Mr. Silverman is a Managing Partner and Co-Chief Investment Officer at Senator Investment Group LP ("Senator") where he is responsible for portfolio management and all operations of a 16 employee partnership which manages approximately $1.9 billion of assets. Prior to co-founding Senator in February 2008, Mr. Silverman was a Managing Director and Co-Portfolio Manager at York Capital Management ("York") from May 2002 to December 2007. Prior to joining York, Mr. Silverman was an investment banker in the Leveraged Finance department at Merrill, Lynch & Co. from June 2000 to April 2002. Mr. Silverman received a B.A. in Economics, cum laude, from Princeton University. Our Board of Directors has determined that Mr. Silverman should serve as a director based on his extensive financial, accounting, and investing experience.

        Carney Hawks    Mr. Hawks has been a Director since March 2010. Mr. Hawks is an original partner with Brigade Capital Management, LLC ("Brigade"), a credit-focused, asset management firm founded in 2007. Prior to joining Brigade, he was a Managing Director in the High Yield Division of MacKay Shields ("MacKay") from 1998 through 2006. Prior to MacKay, he was an investment banker in the Financial Entrepreneurs Group at Salomon Smith Barney. Mr. Hawks is a graduate (with Distinction) of the University of Virginia's McIntire School of Commerce and a CFA Charterholder. He currently serves on the board of Jacuzzi Group Worldwide. Our Board of Directors has determined that Mr. Hawks should serve as a director based on his extensive financial and investing experience.

Board Composition

        Under our third amended and restated certificate of incorporation and amended and restated bylaws, the number of directors at any one time are set by resolution of the Board. Currently, the

Board consists of six members, of which three have affirmatively been determined to be independent. Our former Board affirmatively determined that all seven members—Messrs. Leigh Abramson, Theodore Butz, Richard Derbes, Farokh Hakimi, Michael Hoffman, Wayne Kuhn and Arnold Nemirow, all of whom were replaced upon our emergence from bankruptcy—were independent of the Company and our management. In making such determination, the former Board took into account the matters described under "Certain Relationships and Related Transactions—The MSCP Funds and Metalmark Capital LLC." Upon emergence from bankruptcy and appointment of our new Board, the Board affirmatively determined that Messrs. Davis, Bernlohr and Cellar are independent of the Company and our management under the NASDAQ Stock Market Rules and Rule 10A-3 of the Exchange Act. In addition, although the Board has not made a formal determination on the matter, we believe that Messrs. Hawks and Silverman may not be independent of the Company and our management under the NASDAQ Stock Market Rules. In making this independence determination, we noted in particular the following: (i) Mr. Hawks is an original partner with Brigade, (ii) Mr. Silverman is a Managing Partner and Co-Chief Investment Officer with Senator, (iii) Brigade received approximately 27% in aggregate principal amount of Notes and shares of common stock sold in a private placement that closed on March 15, 2010, (iv) Senator received approximately 12% in aggregate principal amount of Notes and shares of common stock sold in a private placement that closed on March 15, 2010, and (v) Senator and Brigade received an aggregate of $500,000 as a commitment fee as consideration for their commitment to backstop our August 2010 Notes offering. See "Certain Relationships and Related Party Transactions—Transactions with Executive Officers and Directors—The Backstop Purchasers."

        We note that The NASDAQ Stock Market LLC does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. Although it is unclear under NASDAQ Stock Market Rules whether Messrs. Hawks and Silverman would be considered independent, we do not believe that any of the above factors would cause either of Messrs. Hawks or Silverman to have a relationship with us that would impair their independence for the purposes of NASDAQ Stock Market Rule 5605(a)(2).

        Our third amended and restated certificate of incorporation and amended and restated bylaws provide for the annual election of directors. At each annual meeting of stockholders, beginning at our 2011 annual meeting, our directors will be elected for a one-year term and serve until their respective successors have been elected and qualified. It is anticipated that the Board of Directors will meet at least quarterly.

        Stockholders desiring to communicate with the Board may do so by mail addressed as follows: Board of Directors, Aventine Renewable Energy Holdings, Inc., 120 North Parkway Drive, Pekin, IL 61554. We believe our responsiveness to stockholder communications to the Board has been excellent.

        The Company encourages, but does not require, directors to attend annual meetings of stockholders.

Board Committees and Director Nominations

        Prior to March 2010, we had an audit committee which consisted of Messrs. Farokh Hakimi, Richard Derbes and Arnold Nemirow. Prior to March 2010, we had a compensation committee which consisted of Messrs. Wayne Kuhn, Leigh Abramson and Arnold Nemirow. In March 2010, we reconstituted our Board of Directors pursuant to our plan of reorganization. In accordance with our plan of reorganization, Messrs. Davis, Cellar, Silverman and Hawks were appointed to the Board by Brigade, Nomura Corporate Research & Asset Management, Inc., Whitebox Advisors, LLC, Senator and SEACOR Capital Corporation (the "Backstop Purchasers"), which constituted a group that formerly held (or managed affiliated funds or accounts that formerly held) the Old Notes that were cancelled pursuant to our plan of reorganization. Mr. Manuel, as Chief Executive Officer, was also appointed to our Board of Directors pursuant to our plan of reorganization. On March 15, 2010 our Board of Directors voted to increase the size of the Board by one and Mr. Bernlohr was selected to fill the resulting vacancy. We consequently reconstituted our audit committee and compensation committee and, in April 2010, we established a strategic and finance committee. The Board of Directors will also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our third amended and restated certificate of incorporation and amended and restated bylaws.

        Audit Committee.    We have an audit committee that is comprised of three directors (Messrs. Cellar (Chair), Davis and Bernlohr), all of whom are "independent" as defined under the federal securities laws. Mr. Cellar is designated as the "audit committee financial expert," as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The principal duties of the audit committee are as follows:

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  to select the independent auditor to audit our annual financial statements;

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  to approve the overall scope of and oversee the annual audit;

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  to assist the Board of Directors in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of the independent auditor and our internal audit function and our compliance with legal and regulatory requirements;

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  to review and discuss with management the annual audited financial and quarterly statements with management and the independent auditor;

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  to discuss policies with respect to risk assessment and risk management; and

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  to review with the independent auditor any audit problems or difficulties and management's responses.

In addition, our audit committee is responsible for assisting the Board in monitoring our Company's compliance with legal and regulatory requirements and for developing and recommending to the Board a set of corporate governance guidelines.

        Our Board of Directors has adopted a written charter for the audit committee, which is available on our website.

        Compensation Committee.    We have a compensation committee that includes Mr. Bernlohr (Chair), Mr. Davis and Mr. Cellar, all of whom are "independent" as defined under the federal securities laws. The compensation committee will administer, subject to Board approval, our stock plans and incentive compensation plans, including our 2010 Equity Incentive Plan. In addition, the compensation committee will be responsible for making recommendations to the Board of Directors with respect to the compensation of our Chief Executive Officer and our other executive officers and for making recommendations to the Board of Directors with respect to compensation and employee benefit programs.

        Our Board of Directors has adopted a written charter for the compensation committee, which is available on our website.

        Strategic and Finance Committee.    We have a strategic and finance committee that includes Mr. Hawks (Chair), Mr. Davis and Mr. Silverman. The strategic and finance committee will review possible financing, purchase, sale and other strategic transactions involving the Company and present such transactions to the Board of Directors.

        Director Nominations.    The Board has not established a committee responsible for nominating, or recommending for nomination, directors to our Board. We believe that the entire Board is able to fulfill the functions of a nominating committee. The Board believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements and having the highest personal integrity and ethics. The Board will consider such factors as relevant expertise and experience, ability to devote sufficient time to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company's stockholders. Candidates for director will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. The Board currently does not have a formal process in place for identifying and evaluating nominees for directors. Instead, the Board will use its network of contacts to identify potential candidates. The Board will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board has not established procedures for considering nominees recommended by stockholders. The Board believes that nominees should be considered on a case-by-case basis on each nominee's merits, regardless of who recommended such nominee.

Board Leadership Structure

        Our Chairman of the Board sets the agenda for each of our Board meetings and generally presides over the meetings of our Board of Directors. However, each of our directors is expected to provide leadership for our Board of Directors in the areas where they have particular expertise and each of our Board members from time to time suggests topics for inclusion on the agenda for future Board meetings. We believe that our leadership structure is appropriate because it strikes an effective balance between management and non-employee director participation in the Board process. The role of our Chief Executive Officer, who is also a director, helps to ensure communication between management and the non-employee directors, but also encourages each non-employee director to participate and contribute to the Board process, while also capitalizing on each director's particular area of expertise as needed. It also increases the non-employee directors' understanding of management decisions and our operations.

Board Risk Assessment and Control

        Our risk management program is overseen by our Board of Directors and its committees, with support from our management. Our Board of Directors oversees an enterprise-wide approach to ethanol industry risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is a thorough understanding of the risks a company faces, understanding of the level of risk appropriate for the Company and the steps needed to manage those risks effectively. As an example, we may manage commodity price risk by, when appropriate, entering into appropriate hedge agreements with approved counterparties. We believe that our Board of Directors will take an active role in determining the types and levels of hedging activity to be pursued. Together with management's recommendations, our Board of Directors may approve the counterparties with whom we enter into hedge agreements and the commodity levels hedged. The involvement of the full Board of Directors in setting our business strategy is a key part of its overall responsibilities and together with management determines what constitutes an appropriate level of risk for us.

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, other committees of the Board of Directors also have responsibility for risk management activities. In particular, the audit committee focuses on financial risk, including internal controls, and oversees compliance with regulatory requirements. In setting compensation, the compensation committee recommends approval of compensation programs for the officers and other key employees to encourage an appropriate level of risk-taking behavior consistent with our business strategy. In determining strategic business decisions, our strategic and finance committee focuses on business and transactional risks.

Compensation Committee Interlocks and Insider Participation

        For the fiscal year ended 2009, none of our then executive officers served as a member of the board of directors or compensation committee of any entity that had one or more of its executive officers serving as a member of our Board of Directors or compensation committee.

Code of Ethics

        Our Code of Business Conduct and Ethics that applies to our directors, officers and employees (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting & Compliance Officer, controller or other persons performing similar functions) is available on our website (www.aventinerei.com) or in print upon written request at no charge. If we amend or grant any waivers under the code that are applicable to our Chief Executive Officer, our Chief Financial Officer, or our Chief Accounting & Compliance Officer and that relate to any element of the SEC's definition of a code of ethics, which we do not anticipate doing, we will promptly post that amendment or waiver on our website, www.aventinerei.com, under "Corporate Governance."

 EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation

Introduction

        This Compensation Discussion and Analysis (1) provides an overview of our compensation policies and programs; (2) explains our compensation objectives, policies and practices with respect to our executive officers; and (3) identifies the elements of compensation for each of the individuals identified in the following table, whom we refer to in this Compensation Discussion and Analysis as our named executive officers ("NEO").

Name	Principal Position
George T. Henning, Jr.	Former Interim Chief Executive Officer and Chief Financial Officer
Ronald H. Miller	Former President and Chief Executive Officer
Ajay Sabherwal	Former Chief Financial Officer
Daniel R. Trunfio, Jr.	Former Chief Operating Officer

        We no longer employ these executive officers. Other than an employment offer letter with Mr. Trunfio entered into with Mr. Trunfio prior to our emergence from bankruptcy, we had no employment or severance agreements with any executive officer. The terms provided for in Mr. Trunfio's offer letter were what we deemed necessary to recruit this executive and were established through arm's-length negotiations. For information regarding Mr. Trunfio's offer letter, please see "—Consulting Agreement."

        On March 15, 2010 and pursuant to the plan of reorganization and the Confirmation Order, Thomas L. Manuel was appointed to the position of Chief Executive Officer and Chief Operating Officer of the Company and Benjamin J. Borgen was appointed to the position of Senior Vice President, Commodity Risk Management. In addition, on April 15, 2010 we appointed John W. Castle as Chief Financial Officer. See "—Emergence from Bankruptcy—Employment Agreements."

Executive Compensation Program Objectives

        Our compensation programs are designed to achieve the following objectives:

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  Attract and retain top management talent;

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  Link compensation realized to the achievement of our short-term and long-term financial and strategic goals;

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  Align management and stockholder interests by encouraging long-term stockholder value creation;

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  Maximize the financial efficiency of the programs from tax, accounting, cash flow and share dilution perspectives; and

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  Support important corporate governance principles and comply with best practices.

        On April 7, 2009, the Company and its subsidiaries filed voluntary petitions for reorganization relief under the provisions of Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Therefore in fiscal year 2009, the long-term objectives of our compensation programs were constrained by our Chapter 11 filing in order to conserve cash and maintain the operations and compliance activities of the Company. There were no increases in the base salaries of our executives other than those associated with Mr. George Henning assuming the additional role of Interim Chief Executive Officer and President and Mr. Daniel Trunfio assuming additional responsibilities upon the departure of our former Chief Executive Officer and President, Mr. Ronald Miller. In addition, other than the Key Employee Incentive Plan discussed below there were no short or long-term bonus plans initiated in 2009.

        In connection with our emergence from bankruptcy in March 2010, we adopted a new management incentive plan and appointed a new management team, certain of which entered into employment agreements with us and received stock and/or option awards in connection with their appointment, as described below.

        Because the members of our compensation committee were all appointed in March 2010 after our emergence from bankruptcy, the decisions made for fiscal year 2009 were not decisions made by our current compensation committee. Matters acted upon with regard to the new management incentive plan, new equity awards and employment agreements described below reflect our analysis and decisions of our current board and compensation committee. See "—Emergence from Bankruptcy."

Target Competitive Positioning

        Historically our compensation programs have been designed to link pay to performance. Aside from base salaries, all other compensation components have been tied to performance. In the past we positioned target base salaries and total direct compensation opportunities between the 25th percentile and median of our comparator group to recognize that we are smaller than the typical peer company. In the past we structured our programs to provide the appropriate balance between cash and equity compensation, and short-term and long-term incentives, to further the program objectives identified above. However, due to the bankruptcy filing on April 7, 2009 there were no regular annual increases in base salaries awarded and there were no short or long-term incentive plans established for 2009.

        To help insure that certain members of the senior leadership and management team were properly motivated to undertake the substantial efforts that were required of them to complete the necessary negotiations with various creditor constituencies in order to formulate and propose a Chapter 11 plan and to emerge from Chapter 11, the Company adopted the Aventine Renewable Energy, Inc. and Affiliates Key Executive Incentive Plan (the "KEIP"), which was approved by the Bankruptcy Court through an order dated December 15, 2009.

        The KEIP was designed to provide certain senior executives and managers of the Company (collectively, the "Eligible Employees") with appropriate incentives in order to maximize their efforts to aid in the negotiation, formulation, and consummation of the Chapter 11 plan, and to motivate the Eligible Employees to continue effectively managing our operations and minimize expenditures during the Chapter 11 plan process.

        The KEIP was limited to eight employees and a maximum total payout of $346,662, including one named executive officer, Mr. Trunfio, whose maximum bonus under the plan was $117,000. Pursuant to the KEIP, each of the Eligible Employees was entitled to an incentive bonus payment if we met or exceeded certain specified targets relating to cash position, production level, and the date of emergence from bankruptcy. These targets were designed to be challenging, but attainable.

        Below is a summary of the plan components, the targets and the incentive payments available for meeting each target:

Plan Components	% Weighting of maximum incentive bonus	Target
1. Cash Position	30%	90% or greater of the planned cash position at emergence
2. Production Level	40%	Production level at emergence equal to or above 105% of plan
3. Emergence Date	30%	March 31, 2010

        Unless terminated "without cause," the Eligible Employees were required to be employed by the Company as of the effective date of the Chapter 11 plan or the closing of a sale of substantially all of our assets in order to receive any payments under the KEIP.

        Pursuant to the KEIP, Mr. Trunfio was paid $70,200 and Mr. Brennan was paid $28,013 on April 9, 2010.

Compensation Committee Procedure and the Compensation Consultant

        The compensation committee of the Board is responsible for making recommendations to the Board regarding the nature and amount of compensation for our executive officers and directors. The compensation committee consists of three non-employee directors: Timothy J. Bernlohr (Chair), Eugene I. Davis, and Kurt M. Cellar. The charter of the compensation committee gives the compensation committee the ability to delegate its authority to subcommittees when it deems appropriate and in the interest of the Company. Prior to March 2010, the compensation committee was responsible for determining the nature and the amount of compensation for our executive officers and directors. The compensation committee consisted of three non-employee directors: Wayne D. Kuhn (Chair), Leigh J. Abramson and Arnold M. Nemirow. The compensation committee's prior charter allowed the compensation committee to delegate its authority to subcommittees or the chairman of the compensation committee when it was deemed appropriate and in our interests. The compensation committee did not, however, delegate its authority with respect to NEO compensation.

        Since 2006, the compensation committee has periodically engaged Frederic W. Cook & Co. ("Cook") as its independent compensation consultant. Cook does no work for management without the consent of the compensation committee chair, receives no compensation from us other than for its work in advising the compensation committee, and maintains no other economic relationships with us. While the compensation committee values the advice of its independent consultant, the compensation committee may choose to take a different approach than that recommended by the consultant for various reasons.

        In 2008, Cook performed an updated comprehensive review of our executive compensation program in terms of design and compensation levels. The review included a total direct compensation analysis for eight executive positions; a carried-interest ownership analysis for the five highest paid executives; and aggregate share usage, fair value transfer, and potential dilution analyses. The results of the competitive review and Cook's preliminary recommendations for the 2008 compensation program were presented and discussed at the July 31, 2008 Board meeting. No such review was performed in 2009, nor does the Company expect that such a review will be performed in 2010.

Input of Executive Officers on Compensation

        On an ongoing basis, during 2009, the compensation committee received input from the Chief Executive Officer on the personal performance achievements of the executives who reported to him. The evaluation of personal performance was made through a "Right Results—Right Way" analysis which each executive completed in conjunction with the Chief Executive Officer. This individual performance assessment determined a portion of the annual compensation for each executive. In addition, the Chief Executive Officer provided input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives who reported to him, which the compensation committee considered when making executive compensation recommendations to the Board. During 2009, the compensation committee performed its own review of the Chief Executive Officer, and discussed it with the full Board.

        In addition, during 2009, management provided input into our compensation programs by establishing annual plans and budgets. These were then reviewed and approved by the Board, as the performance goals used in our compensation programs are tied to these annual plans and budgets.

Compensation Elements

        Our compensation program historically had the following elements:

  •
  Base salary;

  •
  Annual incentives (cash bonuses);

  •
  Long-term incentives; and

  •
  Benefits and perquisites.

Base Salary

        Prior to the Chapter 11 bankruptcy filing our policy had been to establish base salaries necessary to attract and retain executive level talent and to provide some minimum level of fixed compensation while reserving an incentive compensation component. Our base salaries have been reviewed annually and are generally targeted between the competitive 25th percentile and median, but may deviate from this competitive position based on the scope of the individual's role in the organization, his or her level of experience in the current position and individual performance.

        The compensation committee made a determination early in 2009 that no salary increases for 2009 would be approved at that time but that the matter could be revisited if conditions changed. Ultimately only two increases were approved for Messrs. Henning and Trunfio as Mr. Henning assumed the additional role of Interim Chief Executive Officer and President and Mr. Trunfio assumed additional responsibilities upon the resignation of Mr. Miller, the former Chief Executive Officer and President. Mr. Henning's original compensation terms were established in March 2009 when he assumed the role of Interim Chief Financial Officer to guide the Company through the bankruptcy process.

        Base salary information for the NEOs was as follows:

Executive	2009 Starting Salary		2010 Salary
Ronald H. Miller	390,000	(1)	—
George T. Henning, Jr.	300,000	(2)	450,000	(3)
Daniel R. Trunfio, Jr.	315,000		390,000	(4)
Ajay Sabherwal	262,080	(5)	—

(1)
Represents Mr. Miller's annualized 2009 salary. Mr. Miller resigned his position effective October 23, 2009.

(2)
Represents Mr. Henning's annualized 2009 salary. Mr. Henning began employment effective March 16, 2009.

(3)
Mr. Henning's salary was increased by the compensation committee effective October 24, 2009 in recognition of additional duties assumed as Interim Chief Executive Officer and President. Mr. Henning resigned his position effective March 15, 2010.

(4)
Mr. Trunfio's salary was increased by the Board effective October 24, 2009 in recognition of additional duties he assumed. Mr. Trunfio resigned his position effective March 19, 2010.

(5)
Represents Mr. Sabherwal's annualized 2009 salary. Mr. Sabherwal resigned his position effective March 13, 2009.

Annual Incentives

        The compensation committee made the determination early in 2009 that no incentive plan would be established for 2009 but that the matter could be revisited if circumstances changed. Ultimately, no incentive plan was implemented for 2009. The Board has, however, adopted the 2010 Equity Incentive Plan discussed in more detail below under "—Emergence from Bankruptcy—2010 Equity Incentive Plan."

Long-Term Incentive Compensation

        The compensation committee made the determination early in 2009 that a long-term incentive program for 2009 would not be established at that time but that this matter could be revisited if circumstances changed. Ultimately, no long-term incentive plan was implemented for 2009. The Board has, however, adopted the 2010 Equity Incentive Plan discussed in more detail below under "—Emergence from Bankruptcy—2010 Equity Incentive Plan."

Benefits and Perquisites

        During 2009, the NEOs participated in the same benefits programs as our other employees, including health and dental insurance programs, group term life insurance, short-term disability coverage, business travel accident insurance, and our tax-qualified 401(k) plan. We had no supplemental retirement plans or pension plans in which NEOs participated. We generally did not provide any executive perquisites. However, we have paid relocation expenses (e.g., moving expenses, temporary living expenses) in connection with hiring new executives. In the case of Mr. Henning we paid his temporary living and transportation expenses and applied a tax gross-up to keep him whole with respect to the reimbursement of these expenses.

Risk Considerations in our Compensation Program

        It is our belief that our compensation programs do not encourage inappropriate actions by our executive officers. Specifically, we believe that our compensation policies and practices avoid:

  •
  a compensation mix overly weighted toward annual bonus awards;

  •
  an excessive focus on stock option awards that would cause behavior to drive short-term stock price gains in lieu of long-term value creation; and

  •
  unreasonable financial goals or thresholds that would encourage efforts to generate near-term revenue with an adverse impact on long-term success.

We believe that our current business process and planning cycle fosters the following behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives.

  •
  Oversight by the compensation committee of the risk assessment of our compensation arrangements applicable to our executive officers and other employees and review and discussion by the compensation committee at least annually of the relationship between risk management policies and practices and compensation.

  •
  The mixes between fixed and variable and cash and equity compensation are designed to encourage strategies and actions that are in our long-term best interests.

  •
  Subject to the terms of the employment agreements with our officers, discretionary authority by the Board of Directors to adjust annual bonus funding and payments reduces business risk associated with our cash bonus payments.

  •
  Stock option awards vest over a period of time. As a result of the longer time horizon to receive the value of a stock option award, the prospect of short-term or risky behavior is mitigated.

        As a result, we do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

Hiring of Interim Chief Executive Officer, President and Interim Chief Financial Officer

        On March 9, 2009, the Board appointed George T. Henning, Jr. as Interim Chief Financial Officer of the Company. The Board brought Mr. Henning in to assist the Company through the Chapter 11 bankruptcy process and, upon the resignation of Ajay Sabherwal, the former Chief Financial Officer, they appointed him Interim Chief Financial Officer. Pursuant to an offer letter dated March 5, 2009, Mr. Henning initially received an annual base salary of $300,000 and was eligible for a potential annual bonus as the Board may determine. Mr. Henning received the normal Company benefits for which he was eligible and the Company paid all reasonable costs, including temporary living and transportation expenses and taxes thereon, related to his position of Interim Chief Financial Officer. The Board established Mr. Henning's compensation based upon his over 35 years experience in capital-intensive industries and his experience leading companies through the bankruptcy process.

        On October 14, 2009, upon the resignation of Ronald Miller, the former Chief Executive Officer and President, the Board appointed Mr. Henning as Interim Chief Executive Officer and President of the Company, effective October 24, 2009, in addition to his role as Interim Chief Financial Officer. In connection with his additional responsibilities the Board increased his salary to $450,000. Mr. Henning's offer letter did not provide for any special payments upon termination.

Chief Operating Officer Consulting Agreement and Offer Letter

        We also entered into a consulting agreement with Mr. Trunfio, our former Chief Operating Officer, pursuant to which Mr. Trunfio would make himself reasonably available to respond to inquiries and provide guidance with respect to the business and perform such other advisory services for the Company as may be requested. In exchange for these services he was paid a combined fee of $205,000 and expense reimbursement. The arrangement terminated on March 19, 2010. This consulting agreement was intended to supersede our employment offer letter to Mr. Trunfio. Our employment offer letter, dated February 7, 2007, provided for at-will employment. Pursuant to the offer letter, Mr. Trunfio's starting annual base salary was $300,000. Mr. Trunfio also received a signing bonus of $173,764 (intended to provide him $100,000, net of taxes). Mr. Trunfio was eligible for equity grants in accordance with the 2003 Stock Incentive Plan, and was granted an initial $1,000,000 in restricted stock and 200,000 non-qualified stock options on March 19, 2007. These grants were to vest over a five-year period and the options had an exercise price equal to the closing price of our common stock on the grant date. These awards were provided, in part, to make up for benefits that Mr. Trunfio forfeited from his former employer when he left to join us. Pursuant to the offer letter terms, Mr. Trunfio was granted 50,000 non-qualified stock options on March 19, 2008 and March 19, 2009, each with five-year installment vesting and an exercise price equal to the closing price of our stock on the grant date. The letter also provided for Mr. Trunfio's participation in our then effective Long-Term Incentive Plan and in other benefits programs available to our employees and to our senior executive officers.

Emergence from Bankruptcy

        As a result of our emergence from bankruptcy on March 15, 2010, our new Board of Directors established a new compensation committee to oversee the compensation of our NEOs. Our new compensation committee has not yet adopted a formal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing data that it deems relevant and consulting with the Chief Executive Officer, determines subjectively what it believes to be the appropriate level and mix of the various compensation components. Other than the employment agreement with and equity awards to our Chief Financial Officer, John Castle, and additional equity awards to Benjamin Borgen, which were recommended for approval by the full Board of Directors by the compensation committee, our new management incentive plan and the terms of the employment agreements and equity awards with our new senior executive officers, as described below, were negotiated and implemented in connection with our emergence from bankruptcy, and approved by the full Board of Directors. Subsequent to our appointment of Mr. Castle as Chief Financial Officer no significant compensation decisions have been made by our compensation committee with respect to our senior executive officers other than an additional equity grant to Mr. Borgen. Our compensation committee, generally speaking, serves in an advisory capacity to recommend for approval compensation-related matters to our full Board.

Termination of the 2003 Stock Incentive Plan

        In accordance with our plan of reorganization, all outstanding stock and option awards made under the 2003 Stock Incentive Plan were cancelled as of the effective date of our plan of reorganization. Additionally, on the effective date of our plan of reorganization all of our then existing shares of our common stock were cancelled. To again align the executives' interests with those of our shareholders, while at the same time providing an incentive for the executives' commitment to our long-term strategic goals, our plan of reorganization provided for the adoption of a new management incentive plan, which was approved on March 15, 2010, as discussed below.

2010 Equity Incentive Plan

        On March 15, 2010, the Board adopted the Aventine Renewable Energy Holdings, Inc. 2010 Equity Incentive Plan to provide a means through which we can attract and retain key personnel and whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) can acquire and maintain an equity interest in us, or be paid incentive compensation, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders. The Board or the compensation committee will administer the plan, which provides for the following types of awards:

  •
  options to purchase shares of common stock, including both tax-qualified and non-qualified options;

  •
  stock appreciation rights ("SARs"), which provide the participant the right to receive the excess of the fair market value of a specified number of shares of common stock at the time of exercise over the base price of the SAR, generally payable in shares of common stock;

  •
  stock awards, including grants in the form of (i) shares of common stock that are subject to a restriction period, (ii) rights to receive shares of common stock contingent upon the expiration of a restriction period and (iii) shares of common stock that are not subject to a restriction period or performance measures ("Stock Bonus Awards"); and

  •
  performance compensation awards, which provide the participant the right, contingent upon the attainment of specified performance measures within a specified period, to receive shares of common stock, or the cash value thereof, if such performance measures are satisfied or met.

        Employees, directors, consultants, advisors and prospective employees, directors, consultants or advisors of the Company and its affiliates are eligible to receive awards under the 2010 Equity Incentive Plan.

        The Board or a committee of the Board will determine the terms of any awards granted under the 2010 Equity Incentive Plan, including, without limitation, the number of shares subject to an award, vesting criteria, performance conditions, the manner of exercise, and the effect of certain corporate transactions. Unless otherwise provided in an award agreement, awards granted under the plan generally vest, or the restrictions applicable to the awards generally lapse, on the third anniversary of the date of grant. In the event of a "Change in Control" (as defined in the plan), the Board or committee may provide for the acceleration of the vesting, lapse of restrictions, or performance periods with respect to all or any portion of outstanding awards. With respect to awards of stock options, unless otherwise provided in an award agreement, unvested options expire upon termination of employment or service of the participant for any reason, and the vested options remain exercisable for (i) one year following termination of employment or service by reason of a participant's death or disability, but not later than the expiration of the term of the options or (ii) 90 days following termination of employment or service for any reason other than the participant's death or disability, and termination for "Cause" (as defined in the plan), but not later than the expiration of the term of the options, and (iii) both unvested and vested options expire upon the termination of the participant's employment or service by the Company for Cause.

        The aggregate number of shares of common stock reserved for issuance pursuant to the 2010 Equity Incentive Plan is 855,000, subject to certain customary adjustment provisions. The plan expires, and no new awards may be granted after March 15, 2020.

Employment Agreements

        On March 15, 2010 and pursuant to the plan of reorganization and the Confirmation Order, Thomas L. Manuel was appointed to the position of Chief Executive Officer and Chief Operating Officer of the Company and Benjamin J. Borgen was appointed to the position of Senior Vice President, Commodity Risk Management. In addition, on April 15, 2010 we appointed John W. Castle as Chief Financial Officer.

        Thomas L. Manuel    On March 15, 2010, the Company and Mr. Manuel, our Chief Executive Officer and Chief Operating Officer, entered into an employment agreement (the "Manuel Employment Agreement") with a term expiring on December 31, 2012. The terms of the Manuel Employment Agreement provide for, among other things, (i) a base annual salary of $500,000, (ii) a signing bonus of $500,000, (iii) a guaranteed minimum 2010 bonus of $250,000, and after 2010, an annual bonus of at least 125% of Mr. Manuel's base salary, in each case based on reasonably attainable goals as determined by the Board or the compensation committee of the Board after consultation with Mr. Manuel.

        In addition, pursuant to the Manuel Employment Agreement, Mr. Manuel was awarded options to purchase 128,250 shares of common stock with an exercise price at the fair market value on March 15, 2010 of $45.60, as determined by the Board. The options vest 25% on the date of grant, 25% on each of the first two anniversaries of the grant date and 25% on December 31, 2012. The options will expire on the 10 year anniversary of the date of grant. Mr. Manuel was also awarded 42,750 shares of restricted stock ("Restricted Stock") vesting 50% on the date of grant and 50% on the first anniversary of the grant date. In addition, Mr. Manuel was awarded 128,250 restricted stock units ("RSU"), with 85,500 of the RSUs vesting 25% on the date of grant, 25% on each of the first two anniversaries of the date of grant and 25% on December 31, 2012 and the remaining 42,750 RSUs vesting 50% on the second anniversary date of the grant and 50% on December 31, 2012. The options, Restricted Stock and RSUs awarded to Mr. Manuel pursuant to the Manuel Employment Agreement will vest immediately in the event of a "Change of Control" of the Company or termination of his employment by the Company without "Cause" or resignation for "Good Reason."

        For purposes of the Manuel Employment Agreement, a Change of Control means the occurrence of any of the following events:

  •
  any person, other than an exempt person (which includes the Company and its subsidiaries and employee benefit plans), becoming a beneficial owner of 50% or more of the shares of common stock or equity interests or voting stock or equity interests of the Company then outstanding;

  •
  the consummation of a reorganization, merger or consolidation in which existing Company stockholders or members own less than 50% of the equity of the resulting company;

  •
  the consummation of the sale or other disposition of all or substantially all of the assets of the Company; or

  •
  during any 12-month period and provided no other corporation is a majority shareholder of the Company, individuals who on the effective date of our plan of reorganization, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of our plan of reorganization, whose election or nomination for election was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered a member of the Incumbent Board.

        The Manuel Employment Agreement defines Cause as:

  •
  Mr. Manuel's willful misconduct or gross negligence of a material nature in the performance of his duties;

  •
  Mr. Manuel's being convicted of, or pleading guilty or nolo contendere to a felony (other than a traffic violation);

  •
  Mr. Manuel's willful theft or embezzlement from the Company or our affiliates;

  •
  Mr. Manuel's willful and substantial failure to perform his duties or any other material breach of any material provision of the Manuel Employment Agreement, which is not cured (if curable) by Mr. Manuel within 30 days following his receipt of written notice thereof.

        For purposes of the Manuel Employment Agreement, Mr. Manuel has Good Reason to terminate his employment if, without Mr. Manuel's written consent, any of the following events occurs that are not cured by the Company within 30 days of written notice specifying the occurrence of such Good Reason event, which notice shall be given by Mr. Manuel to the Company within 90 days after the occurrence of the Good Reason event:

  •
  a material diminution in Mr. Manuel's then authority, duties or responsibilities;

  •
  a material diminution in Mr. Manuel's reporting requirements such that Mr. Manuel is no longer reporting to the Board;

  •
  a material diminution in Mr. Manuel's base salary;

  •
  a relocation of Mr. Manuel's principal business location to a location outside of Dallas, Texas; or

  •
  any material breach of the Manuel Employment Agreement by the Company.

        Upon termination without Cause or for Good Reason, Mr. Manuel is entitled to receive (i) accrued but unpaid salary, (ii) a pro-rata bonus for the year of termination and (iii) a lump sum payment equal to the sum of his base salary and bonus for the balance of the term of the agreement and (iv) the costs of continued health benefits for a period of 18 months. The Manuel Employment Agreement also restricts Mr. Manuel from (i) competing with the Company for 12 months following termination, (ii) soliciting any of the Company's current employees for 12 months following termination and (iii) disparaging the Company for three years following termination.

        John W. Castle    On May 5, 2010, the Company and Mr. Castle entered into an employment agreement (the "Castle Employment Agreement") with a term beginning on May 5, 2010, and expiring on December 31, 2012. The terms of the Castle Employment Agreement provide for, among other things, (i) a base annual salary of $350,000, (ii) a guaranteed minimum 2010 bonus of $350,000, and after 2010, an annual bonus with a target of at least 100% of Mr. Castle's base salary and an opportunity to earn an incentive bonus of up to another 100% of his base salary each year, in each case based on attainment of performance metrics as determined by the Chief Executive Officer of the Company and approved by the Board or the compensation committee of the Board.

        In addition, pursuant to the Castle Employment Agreement, Mr. Castle was awarded options to purchase 100,000 shares of common stock of the Company with an exercise price equal to the per share fair market value of the common stock on May 5, 2010 of $43.75, as determined by the Board, and 25,000 shares of Restricted Stock. 50% of the options and 50% of the Restricted Stock will vest in three equal installments on each of the first two anniversaries of May 5, 2010, and December 31, 2012, subject to Mr. Castle's continuing employment with the Company. 50% of the options and 50% of the Restricted Stock will vest subject to the attainment of reasonable performance criteria to be determined by the Board. The options will expire on the 10 year anniversary of May 5, 2010 (the "Option Term"). Notwithstanding the foregoing, in the event of (i) a Change of Control (which has the same definition as the one found in the Manuel Employment Agreement) of the Company, 100% of the Restricted Stock and options will vest, and the options will remain exercisable for the remainder of the Option Term or (ii) a termination of Mr. Castle's employment by the Company without Cause (which has the same definition as the one found in the Manuel Employment Agreement), or Mr. Castle's resignation with Good Reason (which has substantially the same definition as the one found in the Manuel Employment Agreement), 100% of the Restricted Stock and options will vest, and the options will remain exercisable for a period following the date of termination of (x) 90 days following a termination by Mr. Castle for Good Reason and (y) 12 months following a termination by the Company without Cause. Any vested options held by Mr. Castle as of his termination will remain exercisable for the applicable periods delineated in the Castle Employment Agreement.

        Upon termination without Cause or for Good Reason, Mr. Castle is entitled to receive (i) any accrued but unpaid base salary, (ii) any earned but unpaid bonus, (iii) reimbursement for any business expenses, (iv) payment for his accrued but unused vacation, (v) vested accrued benefits to which Mr. Castle is entitled under the Company's employee benefit plans and programs applicable to Mr. Castle and (vi) subject to Mr. Castle's signing a general release of claims in the form attached to the Castle Employment Agreement (a) a pro-rata bonus for the year of termination, (b) during the contract term, a lump sum payment equal to the sum of his base salary and bonus and (c) the costs of continued health benefits for a period of 12 months. The Castle Employment Agreement also restricts Mr. Castle from (i) competing with the Company for 12 months following termination, (ii) soliciting any of the Company's current employees for 12 months following termination and (iii) disparaging the Company for three years following termination.

        Benjamin J. Borgen    On March 15, 2010, the Company and Mr. Borgen, our Senior Vice President, Commodity Risk Management, entered into an employment agreement (the "Borgen Employment Agreement") with a term expiring on December 31, 2012. The terms of the Borgen Employment Agreement provide for, among other things, (i) a base annual salary of $400,000, (ii) an inducement bonus of $120,000, and after 2010, an annual bonus of at least 100% of Mr. Borgen's base salary, and the opportunity to earn an incentive bonus of up to another 100% of his base salary, in each case based on attainment of performance metrics as determined by the Chief Executive Officer of the Company and approved by the Board or the compensation committee.

        In addition, pursuant to the Borgen Employment Agreement, Mr. Borgen was awarded options to purchase 51,300 shares of common stock of the Company with an exercise price at the fair market value on March 15, 2010 of $45.60, as determined by the Board, and 55,576 shares of Restricted Stock, under substantially the same terms as Mr. Castle. Additionally, in October 2010, the Board approved the grant of 40,000 RSUs to Mr. Borgen.

        Upon termination without Cause or for Good Reason, Mr. Borgen is entitled to receive substantially the same benefits as Mr. Castle. The Borgen Employment Agreement also contains restrictions substantially similar to the Castle Employment Agreement.

Accounting Treatment of Awards

        We account for stock-based employee compensation using the fair value based method of accounting described in ASC 718. We record the cost of awards with service conditions (i.e., service-vesting stock options) based on the grant-date fair value of the award. The cost of the awards is recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the vesting period). In the event of certain terminations of employment (resignation, termination without cause, etc.), no further compensation cost is recognized and the remaining unvested stock grant is cancelled. We record the cost of awards with performance conditions (i.e., performance-shares) based on per-share grant-date fair value, with the ultimate expense based on the number of shares that are actually earned. This expense is accrued based on our expectation of performance results as of each reporting date, and is being amortized over the performance period.

Summary Compensation Table

        The following table sets forth the total compensation for the Company's NEOs for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(6)(8)	Option Awards ($)(6)(8)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensations ($)(9)	Total
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(i)	(j)
George Henning, Jr.	2009	$271,154	(3)	—		—	—	—	$58,082	$329,236
Former Interim
CEO & CFO
Ronald H. Miller	2009	373,875	(4)			—	—	—	14,700	388,575
Former President &	2008	383,654		—		—	513,480	51,371	24,415	972,920
CEO	2007	353,846		—		—	—	31,245	26,992	412,083
Ajay Sabherwal	2009	80,673	(5)	—		—	—	—	4,840	85,513
Former CFO	2008	257,815		—		—	342,320	22,572	21,170	643,877
	2007	245,654		—		—	—	15,184	21,781	282,619
Daniel R. Trunfio, Jr.	2009	341,538		—		—	5,150	—	19,057	365,745
Former COO	2008	308,654		—		1,000,000	272,870	27,023	83,762	1,692,309
	2007	230,769	(1)	173,764	(2)	—	1,853,000	14,264	80,344	2,352,141

(1)
Mr. Trunfio began employment on March 19, 2007 and his compensation for 2007 is for a partial year. Mr. Trunfio resigned his position effective March 19, 2010.

(2)
Represents Mr. Trunfio's signing bonus.

(3)
Mr. Henning began employment on March 16, 2009 as the Company's Interim Chief Financial Officer. Effective October 24, 2009, Mr. Henning became the Company's Interim Chief Executive Officer and President, while retaining his duties as Interim Chief Financial Officer. Mr. Henning resigned his position effective March 15, 2010.

(4)
Mr. Miller resigned his position effective October 23, 2009.

(5)
Mr. Sabherwal resigned his position effective March 16, 2009.

(6)
The value shown under "Stock Awards" and "Option Awards" in the table above represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions and methodology used to determine such amounts are set forth in Note 23 of our 2009 annual financial statements.

(7)
No bonus plan was in place for 2009. For additional information regarding the plan, see "Compensation Discussion and Analysis—Compensation Elements—Annual Incentives."

(8)
In accordance with the plan of reorganization and the Confirmation Order, all outstanding stock and option awards made under the 2003 Stock Incentive Plan were cancelled as of the effective date of our plan of reorganization.

(9)
All Other Compensation for 2009 consisted of:

Executive	401(k) Company Matching	Tax Gross-up	Relocation Expenses	2009 Total
Ronald H. Miller	$14,7000	—	—	$14,700
Daniel R. Trunfio, Jr.	14,700	—	4,357	19,057
Ajay Sabherwal	4,840	—	—	4,840
George T. Henning, Jr.	—	17,105	40,977	58,082

2009 Grants of Plan Based Awards

        The following table sets forth new grants of plan-based awards and opportunities for awards under incentive plans in 2009:

Name	Grant Date	All Other Stock Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)		Grant Date Fair Value of Option Awards
Daniel R. Trunfio, Jr.	3/19/2009	50,000	$0.18	(1)	$5,150

(1)
Grant date fair value of stock options was calculated in accordance with ASC 718 using a form of the Black-Scholes option pricing model and the following assumptions: $0.18 current share price and exercise price, 58% volatility, 0% dividend yield, 6.5 year expected term, and 4.57% risk free interest rate. These options would have become exercisable in equal annual installments on the first five anniversaries of the grant date, or earlier upon a "Change in Control," as defined in the plan. These options were granted on the anniversary of Mr. Trunfio's date of hire, and would have had an exercise price which is the closing price of our stock on that date. This option award, in combination with an initial restricted stock award, and other option awards made to Mr. Trunfio pursuant to the terms of his offer letter, was provided, in part, to make up for benefits that he forfeited from his former employer when he left to join us in March 2007. In accordance with the plan of reorganization and the Confirmation Order, all outstanding stock and option awards made under the 2003 Stock Incentive Plan were cancelled as of the effective date of our plan of reorganization.

2009 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the option and stock awards outstanding for our NEOs as of December 31, 2009:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Option Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Stock Units That Have Not Vested (#)		Market Value of Shares or Stock Units That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Ronald H. Miller	510,203	—	$0.232	6/17/2013	(1)	—		$—		—		—
	260,007	—	2.918	9/6/2015	(1)	—		—		—		—
Daniel R. Trunfio, Jr.	80,000	120,000	15.260	3/19/2017	(1)	—		—		—		—
	6,000	24,000	7.050	2/28/2018	(1)	—		—		—		—
	10,000	40,000	4.800	3/19/2018	(1)	—		—		—		—
	—	50,000	0.18	3/19/2009	(1)	—		—		—		—
	—	—	—	—		39,319	(2)	14,548	(2)	—		—
	—	—	—	—		—		—		7,250	(3)	2,683
	—	—	—	—		—		—		7,250	(4)	2,683

(1)
These stock options had 10 year terms and would have vested in equal annual installments on the first five anniversaries of the grant date. The vesting schedules for Mr. Trunfio's unvested awards are outlined below:

Name	# of Options	Vesting Schedule
Daniel R. Trunfio, Jr.	120,000	40,000 options would have vested on each of 3/19/10, 3/19/11, and 3/19/12
Daniel R. Trunfio, Jr.	24,000	6,000 options would have vested on each of 2/28/10, 2/28/11, 2/28/12, 2/28/13
Daniel R. Trunfio, Jr.	40,000	10,000 options would have vested on each of 3/19/10, 3/19/11, 3/19/12, 3/19/13
Daniel R. Trunfio, Jr.	50,000	10,000 options would have vested on each of 3/19/10, 3/19/11, 3/19/12, 3/19/13, 3/19/14
(2)
Mr. Trunfio's restricted shares would have vested in five equal annual installments starting one year from the date of grant of 3/19/07.

(3)
Represents the target number of performance shares that were outstanding under the 2007-2009 performance cycle. The payout value of these shares was based upon the closing market price of our common stock on December 31, 2009, which was $0.37. At December 31, 2009, we did not estimate that any amount will ultimately be paid out under this plan. In accordance with the plan of reorganization and the Confirmation Order, all outstanding stock and option awards made under the 2003 Stock Incentive Plan were cancelled as of the effective date of our plan of reorganization.

(4)
Represents the target number of performance shares that were outstanding under the 2007-2010 performance cycle. The payout value of these shares was based upon the closing market price of our common stock on December 31, 2009, which was $0.37. At December 31, 2009, we did not estimate that any amount will ultimately be paid out under this plan. In accordance with the plan of reorganization and the Confirmation Order, all outstanding stock and option awards made under the 2003 Stock Incentive Plan were cancelled as of the effective date of our plan of reorganization.

2009 Option Exercises and Stock Vested

        The following table sets forth the stock options exercised for our NEOs for the year ended December 31, 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Equal on Vesting (#)	Value Realized on Vesting ($)
Ronald H. Miller	85,000	$10,252	0	$0
Daniel R. Trunfio, Jr.	0	0	13,106	2,359

Pension Benefits and Non-Qualified Deferred Compensation

        We do not maintain any pension benefit plans or nonqualified deferred compensation plans for our salaried employees.

Potential Payments Upon Termination or Change in Control

        The table below reflects the amount of compensation to each of the NEOs in the event of a termination related to a change in control, as a result of the accelerated vesting of unvested stock options, restricted shares, and performance shares. The amounts shown assume termination was effective December 31, 2009 and assume a share price of $0.37, our closing share price on December 31, 2009, the last trading day of the calendar year.

NEO	Accelerated Vesting of Unvested Equity Compensation*
Daniel R. Trunfio, Jr.	$29,413

*
Represents the intrinsic value of unvested stock options, unvested restricted shares, and the value of the target number of performance shares granted in 2007 and 2008, as of December 31, 2009, based on a share price of $0.37, our closing price on December 31, 2009.

        Upon termination with cause, all options would have been immediately forfeited. Upon termination due to death or disability, vested options would have remained exercisable for the earlier of one year or their original expiration date, and unvested options would have been forfeited. For all other terminations, vested options would have remained exercisable for the earlier of 90 days or their original expiration date unless the employee had been granted a Board "approved retirement" in which case they would have remained exercisable for two years, and unvested options will be forfeited.

        In the event of termination due to death, disability, or approved retirement, or in the event of a change in control of the Company, vesting of Mr. Trunfio's unvested restricted shares would have accelerated.

        In the event of termination, Mr. Henning would have received no additional benefits beyond those accorded to all employees relative to unused earned vacation and reimbursement of ordinary business expenses incurred to the date of termination.

        There were no employment agreements with Messrs. Miller and Sabherwal providing for termination benefits beyond those accorded to all employees.

        Upon his resignation, Mr. Trunfio received an aggregate amount of $38,062.50, which represented accrued vacation. Upon his resignation, Mr. Henning received an aggregate amount of $13,846.40, which represented accrued vacation.

Director Compensation

        Our compensation program prior to emergence from bankruptcy for non-employee directors consisted of:

Cash Compensation

  •
  $35,000 annual cash retainer, payable in equal quarterly installments;

  •
  Additional $65,000 annual retainer to the Chairman of the Board;

  •
  Additional committee chair retainers of $10,000 per year for the chair of the audit committee and $5,000 for other committee chairs;

  •
  $1,500 per Board meeting attended ($750 for telephonic meetings); and

  •
  $750 per committee meeting attended, either in person or via phone.

Equity Compensation

  •
  Annual grants totaling $35,000 in RSUs. These RSUs vest after one year.

  •
  One-time initial grant to newly elected directors of $75,000 in RSUs, subject to three year vesting. The annual grant of $35,000 will not be made in the year of initial election.

  •
  After vesting, RSUs must be held for the duration of a director's Board service, and they will only be converted into shares after retirement or other termination.

        The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Board in 2009:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(3)	Total Compensation ($)
Bobby Latham	118,750		—	118,750
Farokh Hakimi	69,000		—	69,000
Arnold Nemirow	65,750	(2)	—	65,750
Wayne Kuhn	65,500		—	65,500
Leigh Abramson(1)	64,750		—	64,750
Richard Derbes	56,750		—	56,750
Michael Hoffman(1)	50,750		—	50,750
Theodore Butz	56,750		—	56,750

(1)
Cash fees paid to Messrs. Abramson and Hoffman are paid directly to Metalmark Capital LLC.

(2)
Mr. Nemirow was paid $7,761 resulting from the filing of a convenience claim of $22,173.

(3)
Represents the aggregate fair value of stock awards made in 2009 calculated in accordance with ASC 718, Compensation—Stock with respect to fiscal 2009 for restricted stock and RSU awards, disregarding estimated forfeitures related to service-based vesting conditions. No shares of restricted stock were granted to directors in fiscal 2009. In accordance with the plan of reorganization and the Confirmation Order, all outstanding stock and option awards made under the 2003 Stock Incentive Plan were cancelled as of the effective date of our plan of reorganization.

  The aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2009 for each director was as follows: Abramson—0 shares, Butz—12,658 shares, Derbes—0 shares, Hakimi—0 shares, Hoffman—0 shares, Kuhn—0 shares, Latham—0 shares, and Nemirow—1,405 shares.

  In accordance with the plan of reorganization and the Confirmation Order, all outstanding stock and option awards made under the 2003 Stock Incentive Plan were cancelled as of the effective date of our plan of reorganization.

        On March 15, 2010, our prior director compensation plan terminated and the Board adopted the current director compensation plan. Pursuant to the current director compensation plan, each director, with the exception of the Chief Executive Officer, will receive a $50,000 annual cash retainer, payable in equal quarterly installments. The Chairman of the Board will receive an additional $25,000 annual retainer. The audit committee chairman will receive an additional $10,000 annual cash retainer and all other committee chairs will receive an additional $5,000 annual cash retainer. Each director, with the exception of the Chief Executive Officer, will receive $1,500 per Board meeting attended in person and $750 for telephonic meetings. Each director, with the exception of the Chief Executive Officer, will receive $750 per committee meeting attended, whether in person or telephonic. Each director, with the exception of the Chief Executive Officer, will receive an annual grant at the beginning of each year in the amount of $35,000 in restricted stock units ("Director RSUs"), which will vest one year after the grant date. The Chairman of the Board will receive an additional annual grant at the beginning of each year in the amount of $40,000 in Director RSUs. After vesting, the Director RSUs must be held for the duration of a director's Board service and will only be converted into shares after the director's retirement or other termination.

        Effective as of the effective date of our plan of reorganization, and in accordance with the current director compensation plan, the Chairman of the Board received 1,645 Director RSUs and all other directors received 768 Director RSUs.

Director Ownership Policies

        Our reconstituted Board has not yet established stock ownership requirements. However, the Director RSUs must be held for the duration of each director's Board service.

 PRINCIPAL STOCKHOLDERS

        The following table presents certain information with respect to the beneficial ownership of our shares as of October 31, 2010 by (a) any person or group known to us who beneficially owns more than five percent of our common stock, (b) each of our directors and named executive officers and (c) all directors and executive officers as a group. The percentage of beneficial ownership is based on 7,408,404 shares outstanding, but does not include any actual or estimated future distributions of common stock such holder may receive with respect to the 1,176,699 shares of common stock reserved for issuance pursuant to Section 1145 of the Bankruptcy Code under our plan of reorganization, which are to be made on a pro rata basis to holders of our Old Notes and general unsecured claims.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

Beneficial holders	Number of shares beneficially held	Percentage of beneficial ownership
5% Stockholders:
Funds managed by Brigade Capital Management, LLC(1)	1,920,628	26.0%
Funds managed by Brevan Howard Asset Management LLP(2)	1,306,118	17.6%
Senator Global Opportunity Master Fund L.P.(3)	1,060,064	14.3%
Funds managed by Davidson Kempner Capital Management LLC(4)	618,828	8.4%
Funds managed by Whitebox Advisors, LLC(5)	560,252	7.6%
JMB Capital Partners Master Fund, L.P.(6)	386,137	5.2%
Funds managed by Bay Harbour Management L.C.(7)	378,401	5.1%
Directors and Named Executive Officers:
Thomas L. Manuel(8)(9)	88,397	*
John W. Castle(8)(10)	25,000	*
Benjamin J. Borgen(8)(11)	55,576	*
Eugene I. Davis(8)	—	*
Timothy J. Bernlohr(8)	—	*
Kurt M. Cellar(8)	—	*
Douglas Silverman(8)(12)	—	*
Carney Hawks(8)	—	*
All directors and executive officers as a group (9 persons)	168,973	2.3%

*
Denotes less than 1% beneficially owned.

(1)
Stockholder's address is 399 Park Avenue, 16th Floor, New York, New York 10022. Brigade Leveraged Capital Structures Fund Ltd. owns 1,773,663 shares, SEI Global Master Fund plc owns 17,611 shares, SEI Institutional Investments Trust owns 63,167 shares and SEI Institutional Managed Trust owns 66,817 shares. Donald E. Morgan III, as managing member of Brigade Capital Management, LLC, exercises voting and/or investment control with respect to the shares of the named entities.

(2)
Stockholder's address is PO Box 309, Grand Cayman, KY1-1104, Cayman Islands. Brevan Howard Credit Catalysts Master Fund Limited owns 702,441 shares. Brevan Howard Master Fund Limited owns 603,677 shares. DW Investment Management LP, as investment manager, exercises voting and/or investment control with respect to the named entities.

(3)
Stockholder's address is 1330 Avenue of the Americas, 26th Floor, New York, New York 10019. Alexander Klabin and Douglas Silverman, as co-managing members of the investment manager, exercise voting and/or investment control with respect to shares of Senator Global Opportunity Master Fund L.P.

(4)
Stockholder's address is 65 East 55th Street, 19th Floor, New York, New York 10022. Davidson Kempner Distressed Opportunities Fund LP owns 141,747 shares. Thomas L. Kempner, Jr. as executive managing member of DK Group LLC, Stephen M. Dowicz, as managing member of DK Group LLC, Scott E. Davidson, as deputy executive managing member of DK Group LLC, Timothy I. Levart, as managing member and chief operating officer of DK Group LLC, Robert J. Brivio, Jr., as managing member of DK Group LLC, Eric P. Epstein, as managing member of DK Group LLC, Anthony A. Yoseloff, as managing member of DK Group LLC, Avram Z. Friedman, as managing member of DK Group LLC, and Conor Bastable, as managing member of DK Group LLC, exercise voting and/or investment control with respect to the shares of Davidson Kempner Distressed Opportunities Fund LP. Davidson Kempner Distressed Opportunities International owns 303,277 shares. Thomas L. Kempner, Jr. as partner of DK Management Partners LP, Stephen M. Dowicz, as partner of DK Management Partners LP, Scott E. Davidson, as partner of DK Management Partners LP, Timothy I. Levart, as partner and chief operating officer of DK Management Partners LP, Robert J. Brivio, Jr., as partner of DK Management Partners LP, Eric P. Epstein, as partner of DK Management Partners LP, Anthony A. Yoseloff, as partner of DK Management Partners LP, Avram Z. Friedman, as partner of DK Management Partners LP, and Conor Bastable, as partner of DK Management Partners LP, exercise voting and/or investment control with respect to the shares of Davidson Kempner Distressed Opportunities International. Davidson Kempner Institutional Partners, L.P. owns 64,531 shares. Thomas L. Kempner, Jr. as president of Davidson Kempner Advisers Inc., Stephen M. Dowicz, as treasurer of Davidson Kempner Advisers Inc., Scott E. Davidson, as principal of Davidson Kempner Advisers Inc., Timothy I. Levart, as corporate secretary of Davidson Kempner Advisers Inc., Robert J. Brivio, Jr., as principal of Davidson Kempner Advisers Inc., Eric P. Epstein, as principal of Davidson Kempner Advisers Inc., Anthony A. Yoseloff, as principal of Davidson Kempner Advisers Inc., Avram Z. Friedman, as principal of Davidson Kempner Advisers Inc., and Conor Bastable, as principal of Davidson Kempner Advisers Inc., exercise voting and/or investment control with respect to the shares of Davidson Kempner Institutional Partners, L.P. Davidson Kempner International, Ltd. owns 73,188 shares. Thomas L. Kempner, Jr. as executive managing member of Davidson Kempner International Advisors, L.L.C., Stephen M. Dowicz, as managing member of Davidson Kempner International Advisors, L.L.C., Scott E. Davidson, as deputy executive managing member of Davidson Kempner International Advisors, L.L.C., Timothy I. Levart, as managing member and chief operating officer of Davidson Kempner International Advisors, L.L.C., Robert J. Brivio, Jr., as managing member of Davidson Kempner International Advisors, L.L.C., Eric P. Epstein, as managing member of Davidson Kempner International Advisors, L.L.C., Anthony A. Yoseloff, as managing member of Davidson Kempner International Advisors, L.L.C., Avram Z. Friedman, as managing member of Davidson Kempner International Advisors, L.L.C., and Conor Bastable, as managing member of Davidson Kempner International Advisors, L.L.C., exercise voting and/or investment control with respect to the shares of Davidson Kempner International, Ltd. Davidson Kempner Partners owns 31,336 shares. Thomas L. Kempner, Jr. as managing partner of MHD Management Co., Stephen M. Dowicz, as general partner of MHD Management Co., Scott E. Davidson, as deputy managing partner of MHD Management Co., Timothy I. Levart, as general partner and chief operating officer of MHD Management Co., Robert J. Brivio, Jr., as general partner of MHD Management Co., Eric P. Epstein, as general partner of MHD Management Co., Anthony A. Yoseloff, as general partner of MHD Management Co., Avram Z. Friedman, as general partner of MHD Management Co., and Conor Bastable, as general partner of MHD Management Co., exercise voting and/or investment control with respect to the shares of Davidson Kempner Partners. M.H. Davidson & Co. owns 4,749 shares. Thomas L. Kempner, Jr. as executive managing member of M.H. Davidson & Co. GP, L.L.C., Stephen M. Dowicz, as managing member of M.H. Davidson & Co. GP, L.L.C., Scott E. Davidson, as deputy executive managing member of M.H. Davidson & Co. GP, L.L.C., Timothy I. Levart, as managing member and chief operating officer of M.H. Davidson & Co. GP, L.L.C., Robert J. Brivio, Jr., as managing member of M.H. Davidson & Co. GP, L.L.C., Eric Epstein, as managing member of M.H. Davidson & Co. GP, L.L.C., Anthony A. Yoseloff, as managing member of M.H. Davidson & Co. GP, L.L.C., Avram Z. Friedman, as managing member of M.H. Davidson & Co. GP, L.L.C., and Conor Bastable, as managing member of M.H. Davidson & Co. GP, L.L.C., exercise voting and/or investment control with respect to the shares of M.H. Davidson & Co.

(5)
Stockholder's address is c/o Whitebox Advisors, LLC 3033 Excelsior Blvd. Suite 300, Minneapolis, Minnesota 5541-4675. Pandora Select Partners, L.P. owns 22,541 shares, Whitebox Credit Arbitrage Partners, L.P. owns 269,150 shares and Whitebox Multi Strategy Partners, L.P. owns 268,561 shares. Andrew J. Redleaf, as managing member of the general partner of the entities named above, exercises voting and/or investment control with respect to the shares of the named entities.

(6)
Stockholder's address is 1999 Avenue of the Stars, Suite 2040, Los Angeles, California 90067. Jonathan Brooks, as portfolio manager, and Cyrus Hadidi, as co-portfolio manager, exercise voting and/or investment control with respect to the shares of JMB Capital Partners Master Fund, L.P.

(7)
Stockholder's address is 375 Park Ave., FL 20, New York, New York 10152. BHR Master Fund, Ltd. owns 270,335 shares. BHR OC Master Fund, Ltd. owns 108,066 shares. Steve Van Dyke, as co-managing partner of investment advisor of BHR Master Fund, Ltd., Michael Thompson, as partner of investment advisor of BHR Master Fund, Ltd., and Neil Ramsey, as co-managing partner of investment advisor of BHR Master Fund, Ltd., exercise voting and/or investment control with respect to the shares of the named entities.

(8)
Stockholder's address is c/o Aventine Renewable Energy Holdings, Inc., 120 North Parkway Drive, Pekin, IL 61554.

(9)
Includes options to acquire 32,063 shares of common stock which vested on March 15, 2010, 34,959 shares of Restricted Stock, 50% of which vested on March 15, 2010, and 21,375 RSUs which vested on March 15, 2010.

(10)
Includes 25,000 shares of Restricted Stock, which have been granted but have not been issued by our transfer agent and are not currently outstanding.

(11)
Includes 55,576 shares of Restricted Stock, which have been granted but have not been issued by our transfer agent and are not currently outstanding.

(12)
Excludes shares held by Senator Global Opportunity Master Fund L.P., of which Mr. Silverman disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies Related to Related Party Transactions

        Under our Code of Business Conduct and Ethics, employees, officers and directors are required to disclose potential conflicts of interest to our compliance officer or Chief Executive Officer. Potential related person transactions are submitted to the audit committee for review. The audit committee will consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefits, if any, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person's direct or indirect interest in the transaction and the actual or apparent conflict of interest of the related person, in determining whether to recommend approval or ratification of a transaction. Additionally, under our Code of Business Conduct and Ethics, a director who is deemed to have a potential conflict of interest must recuse himself or herself from any discussions or decisions in the matter under review, and a potential conflict of interest involving an officer with the title of Vice President and above must be approved by our compliance officer or Chief Executive Officer.

Transactions with Executive Officers and Directors

The MSCP Funds and Metalmark Capital LLC

        Through their previous ownership of Aventine Holdings LLC, the MSCP funds beneficially owned approximately 27.5% of our then outstanding common stock. As a result of the plan of reorganization, upon our emergence from bankruptcy the shares of common stock held by the MSCP funds were cancelled and they received 122,519 Warrants. Metalmark Subadvisor LLC, an affiliate of Metalmark Capital LLC, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages certain MSCP funds on a subadvisory basis. In January 2008, substantially all of the employees of Metalmark Capital LLC became employees of Citi Alternative Investments, Inc., although Metalmark Capital LLC remained an independent entity owned by those individuals and continued to manage the applicable MSCP funds on a subadvisory basis. Two of our former directors, Messrs. Abramson and Hoffman, were employees of both Metalmark Capital LLC and Citi Alternative Investments, Inc.

The Backstop Purchasers

        Pursuant to a Backstop Commitment Agreement, dated as of December 3, 2009, among the Company and the Backstop Purchasers, the Backstop Purchasers committed to purchasing specified percentages of the $105 million principal amount of Notes and 1,710,000 shares of our common stock issued and sold in the private placement that closed on March 15, 2010. Upon emergence from bankruptcy, the Backstop Purchasers received their respective percentages of the $105.0 million principal amount of Notes and shares of our common stock (at a 3.0% discount to the $952.38 unit price), with Brigade receiving approximately 27.0% in aggregate principal amount of Notes and shares of common stock sold in the offering and Senator receiving approximately 12.0% in aggregate principal amount of Notes and shares of common stock sold in the offering. Additionally, we and the Majority Backstop Purchasers entered into the Noteholder New Equity Registration Rights Agreement (as those terms are defined below) and a registration rights agreement related to the exchange of our Notes for substantially similar notes registered under the Exchange Act. See "Shares Eligible for Future Sale—Registration Rights." On August 2, 2010, we and our subsidiaries entered into a commitment letter agreement with Brigade and Senator pursuant to which, subject to certain conditions, Brigade and Senator agreed to purchase up to an aggregate principal amount of $50 million of the Notes that were not purchased by other investors in a private placement offering on or after August 15, 2010 until September 15, 2010, at which time Brigade and Senator could have terminated the agreement if the offering had not been consummated on or before such date. In consideration for their agreement to backstop our private placement, we paid Brigade and Senator a commitment fee of $500,000 in the aggregate, which became payable on the closing of the offering on August 19, 2010. We also entered into a registration rights agreement with Brigade and Senator related to the exchange of our additional $50 million in principal amount of Notes for substantially similar notes registered under the Exchange Act. Mr. Hawks and Mr. Silverman are employees of Brigade and Senator, respectively.

        On August 6, 2010, we and Riverland entered into the Purchase Agreement pursuant to which we acquired substantially all of the assets, and assumed specified liabilities, of Riverland for a purchase price of $16.5 million. The purchase price was determined based on arm's-length negotiations. The assets comprise the Canton facility, and include real property at the plant site as well as surrounding parcels. Affiliates of Whitebox Advisors, LLC, whose affiliates hold over 10% of our Notes and common stock, also hold a controlling interest in Riverland and guaranteed the repayment of a $5 million dollar deposit we made in June 2010 with respect to the facility. The acquisition closed on August 6, 2010. The Purchase Agreement includes customary representations, warranties and indemnification provisions.

 SELLING STOCKHOLDERS

        This prospectus covers shares (i) issued and sold in our private placement of Notes and 1,710,000 shares of common stock which occurred concurrently with our emergence from bankruptcy on March 15, 2010 and (ii) issued (or to be issued) in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code to the Backstop Purchasers and to holders of general unsecured claims against us, if any, that receive 10% or more of our common stock in connection with such distributions, in each case in connection with the plan of reorganization. For more information regarding our plan of reorganization, please see note 2 and note 2 to our audited and unaudited consolidated financial statements, respectively. The shares issued and sold in the private placement were issued and sold to former holders of our Old Notes that were also "accredited investors" as defined by Rule 501(a) under the Securities Act or "qualified institutional buyers," as defined by Rule 144A under the Securities Act, in each case pursuant to an exemption from registration provided under Section 4(2) of the Securities Act. The selling shareholders who purchased shares in the private placement or received (or will receive) shares in distributions pursuant to Section 1145 of the Bankruptcy Code identified below and their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below.

        The following table sets forth information about the number of shares owned (or, with respect to future distributions, to be owned) by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be "underwriters" as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

        The table below has been prepared based upon the information furnished to us by the selling stockholders as of September 7, 2010 and, in certain cases, November 22, 2010 and our issued and outstanding shares as of October 31, 2010. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to the amount of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total amount of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read "Plan of Distribution."

        Except as noted below, to our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares described below.

        Each selling stockholder identified below as an affiliate of a broker-dealer has made the following representations: (1) the seller purchased in the ordinary course of business and (2) at the time of the purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Name of Selling Stockholder	Number of Shares of Common Stock Registered	Percentage of Common Stock Outstanding	Total Number of Shares of Common Stock Owned	Percentage of Common Stock Outstanding
Anthion Master Fund, LP(1) c/o Anthion Capital GP, LLC, 160 Mercer St. 2nd Floor, New York, New York 10012	20,194	*	35,596	*
Rita Aramburo-Layton(2) 93 South Shore Drive, South Amboy, New Jersey 08879	310	*	841	*
Astro Trust Series-Nomura High Yield Bond Fund c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor(3) 2 World Financial Center, Building B, 18th Floor, New York, New York 10281	3,542	*	3,542	*
Atlas Fundamental Trading Leveraged Fund, L.P.(4) c/o Balyasny Asset Management L.P., 135 E. 57th Street, 27th Floor, New York, New York 10022	1,156	*	4,456	*
Atlas Fundamental Trading Master Fund Ltd.(5) c/o Walker SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, BWI	4,739	*	18,347	*
Atlas Leveraged Fund, L.P.(6) c/o Balyasny Asset Management L.P., 135 E. 57th Street, 27th Floor, New York, New York 10022	700	*	2,686	*
Atlas Master Fund, Ltd.(7) c/o Walker SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, BWI	9,690	*	37,479	*
Balamat Cayman Fund Limited(8) c/o Citi Hedge Fund Services (Cayman), Ltd., P.O. Box 1748, 5th Floor, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-1109, Cayman Islands	1,303	*	5,060	*
Ball Corporation Master Pension Trust(9) 10 Long Peak Drive, Broomfield, Colorado 80021-2510	3,599	*	15,226	*
Balyasny Dedicated Investor Master Fund, Ltd.(10) c/o Walker SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, BWI	6,351	*	24,579	*
Barclays Multi-Manager Fund PLC, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor(11) 2 World Financial Center, Building B, 18th Floor, New York, New York 10281	14,962	*	14,962	*

Name of Selling Stockholder	Number of Shares of Common Stock Registered	Percentage of Common Stock Outstanding	Total Number of Shares of Common Stock Owned	Percentage of Common Stock Outstanding
BHR Master Fund, Ltd.(12) 375 Park Ave., FL 20, New York, New York 10152	33,834	*	270,335	3.6%
BHR OC Master Fund, Ltd.(13) 375 Park Ave., FL 20, New York, New York 10152	18,605	*	108,066	1.5%
Brevan Howard Credit Catalysts Master Fund Limited(14) PO Box 309, Grand Cayman, KY1-1104, Cayman Islands	42,441	*	702,441	9.5%
Brevan Howard Master Fund Limited(15) PO Box 309, Grand Cayman, KY1-1104, Cayman Islands	63,677	*	603,677	8.1%
Brigade Leveraged Capital Structures Fund Ltd.(16) 399 Park Avenue, 16th Floor, New York, New York 10022	1,957,405	26%	1,957,405	26%
Capital Structure Opportunities Fund, L.P.(17) c/o Penn Capital Management Navy Yard Center, 3 Crescent Drive, Suite 400, Philadelphia, Pennsylvania 19112	1,140	*	4,829	*
Cedarview Opportunities Master Fund, LP(18) One Penn Plaza, 45th Floor, New York, New York 10119	2	*	2	*
Robert Brian Crews(19) 740 Panoramic Way HWY, Mill Valley, California 94941	65	*	263	*
Davidson Kempner Distressed Opportunities Fund LP(20) 65 East 55th Street, 19th Floor, New York, New York 10022	27,816	*	141,747	1.9%
Davidson Kempner Distressed Opportunities International(21) 65 East 55th Street, 19th Floor, New York, New York 10022	60,306	*	303,277	4.1%
Davidson Kempner Institutional Partners, L.P.(22) 65 East 55th Street, 19th Floor, New York, New York 10022	12,866	*	64,531	*
Davidson Kempner International, Ltd.(23) 65 East 55th Street, 19th Floor, New York, New York 10022	14,331	*	73,188	1.0%
Davidson Kempner Partners(24) 65 East 55th Street, 19th Floor, New York, New York 10022	6,123	*	31,336	*
F2 SEA Inc.(25) 460 Park Avenue 12th Floor, New York, New York 10022	5,669	*	5,669	*

Name of Selling Stockholder	Number of Shares of Common Stock Registered	Percentage of Common Stock Outstanding	Total Number of Shares of Common Stock Owned	Percentage of Common Stock Outstanding
GMAM Investment Funds Trust—#7MS7, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor(26) 2 World Financial Center, Building B, 18th Floor, New York, New York 10281	34,984	*	34,984	*
Gerard W. Goetz(27) 229 Chrystie Street #1409, New York, New York 10002	879	*	879	*
JMB Capital Partners Master Fund, L.P.(28) 1999 Avenue of the Stars, Suite 2040, Los Angeles, California 90067	148,428	2.0%	386,137	5.2%
Ronald J. Kaczor(29) 36 Woodlawn Ave., Fairport, New York 14450	212	*	885	*
David Koenig(30) 112 Brixton Rd., Garden City, New York 11530	1,254	*	5,310	*
Lonestar Partners, LP(31) 1 Maritime Plaza, Suite 1105, San Francisco, California 94111	87,520	1.2%	87,520	1.2%
Louisiana State Employees' Retirement System, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor(32) 2 World Financial Center, Building B, 18th Floor, New York, New York 10281	2,853	*	2,853	*
Paul and Patricia Martin 2009 Family Trust(33) 548 Market Street #41079, San Francisco, California 94104	163	*	694	*
M.H. Davidson & Co.(34) 65 East 55th Street, 19th Floor, New York, New York 10022	1,108	*	4,749	*
Anil Nayar(35) 21 South End Ave., Apt. 200, New York, New York 10001	407	*	1289	*
Nomura US Attractive Yield Corporate Bond Fund Mother Fund, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor(36) 2 World Financial Center, Building B, 18th Floor, New York, New York 10281	80,593	1.1%	80,593	1.1%
Oppenheimer Capital Structure Opportunities Master Fund, Ltd.(37) 200 Park Avenue, New York, New York 10166	1,971	*	8,338	*

Name of Selling Stockholder	Number of Shares of Common Stock Registered	Percentage of Common Stock Outstanding	Total Number of Shares of Common Stock Owned	Percentage of Common Stock Outstanding
Pandora Select Partners, L.P. By: Pandora Select Advisors, LLC its General Partner By: Whitebox Advisors, LLC its Managing Member(38) c/o Whitebox Advisors, LLC 3033 Excelsior Blvd. Suite 300, Minneapolis, Minnesota 55416-4675	24,271	*	24,271	*
Penn Distressed Fund, L.P.(39) c/o Penn Capital Management Navy Yard Corporate Center 3 Crescent Drive, Suite 400, Philadelphia, Pennsylvania 19112	4,707	*	32,429	*
Perry J. Radoff, P.C., Profit Sharing Plan(40) 4615 Southwest Freeway, Suite 730, Houston, Texas 77027	3,420	*	3,420	*
Schroder Credit Renaissance Fund, Ltd.(41) c/o Credit Renaissance Partners, LLC 295 Madison Avenue, 21st Floor, New York, New York 10017	17,002	*	60,587	*
SEACOR Offshore Supplyships One Ltd.(42) 2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida 33316	193,843	2.6%	193,843	2.6%
SEI Global Master Fund plc(43) 399 Park Avenue, 16th Floor, New York, New York 10022	19,435	*	19,435	*
SEI Institutional Investments Trust(44) 399 Park Avenue, 16th Floor, New York, New York 10022	69,709	*	69,709	*
SEI Institutional Managed Trust(45) 399 Park Avenue, 16th Floor, New York, New York 10022	73,736	1.0%	73,736	1.0%
Senator Global Opportunity Master Fund L.P.(46) 1330 Avenue of the Americas, 26th Floor, New York, New York 10019	1,194,933	15.8%	1,194,933	15.8%
Andrew Shirley(47) 555 South Barrington Ave. Suite 428, Los Angeles, California 90049	2,655	*	11,680	*
Simplon International Limited(48) c/o T.A. McKay & Co., Inc. 1 Rockefeller Plaza, Ste. 1712, New York, New York 10020	31,725	*	35,877	*
Simplon Partners, L.P.(49) c/o T.A. McKay & Co., Inc. 1 Rockefeller Plaza, Ste. 1712, New York, New York 10020	13,696	*	15,790	*

Name of Selling Stockholder	Number of Shares of Common Stock Registered	Percentage of Common Stock Outstanding	Total Number of Shares of Common Stock Owned	Percentage of Common Stock Outstanding
The Regents of the University of California, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor(50) 2 World Financial Center, Building B, 18th Floor, New York, New York 10281	22,850	*	22,850	*
Whitebox Credit Arbitrage Partners, L.P. By: Whitebox Credit Arbitrage Advisors, LLC its General Partner By: Whitebox Advisors, LLC its Managing Member(51) c/o Whitebox Advisors, LLC 3033 Excelsior Blvd. Suite 300, Minneapolis, Minnesota 55416-4675	303,910	4.1%	303,910	4.1%
Whitebox Multi Strategy Partners, L.P. By: Whitebox Multi Strategy Advisors, LLC its General Partner By: Whitebox Advisors, LLC its Managing Member(52) c/o Whitebox Advisors, LLC 3033 Excelsior Blvd. Suite 300, Minneapolis, Minnesota 55416-4675	302,281	4.1%	302,281	4.1%
Wilfrid Aubrey Growth Fund LP(53) 100 William Street Suite #1850, New York, New York 10038	1,857	*	12,492	*
Wilfrid Aubrey International Limited(54) 100 William Street Suite #1850, New York, New York 10038	3,843	*	26,657	*
Other selling stockholders(55)	368,077	5.0%	369,178	5.0%

*
Less than one percent.

(1)
David Moradi, as managing member of Anthion Capital GP, LLC, the general partner of the stockholder, exercises voting and/or investment control with respect to the shares of Anthion Master Fund, LP. The amounts in the table above do not take into account an estimated 13,897 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(2)
Rita Aramburo-Layton exercises voting and/or investment control with respect to the shares. The amounts in the table above do not take into account an estimated 98 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(3)
Stephen Kotsen and David Crall, as portfolio managers of Nomura Corporate Research and Asset Management Inc. as Investment Advisor, exercise voting and/or investment control with respect to the shares of Astro Trust Series-Nomura High Yield Bond Fund c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 490 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(4)
Dimitry Balyasny, as portfolio manager of Balyasny Asset Management L.P. the Investment Manager of Atlas Fundamental Trading Leveraged Fund, L.P., exercises voting and/or investment control with respect to the shares of Atlas Fundamental Trading Leveraged Fund, L.P. The amounts in the table above do not take into account an estimated 821 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(5)
Dimitry Balyasny, as portfolio manager of Balyasny Asset Management L.P. the Investment Manager of Atlas Fundamental Trading Master Fund Ltd., exercises voting and/or investment control with respect to the shares of Atlas Fundamental Trading Master Fund Ltd. The amounts in the table above do not take into account an estimated 3,386 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(6)
Dimitry Balyasny, as portfolio manager of Balyasny Asset Management L.P. the Investment Manager of Atlas Leveraged Fund, L.P., exercises voting and/or investment control with respect to the shares of Atlas Leveraged Fund, L.P. The amounts in the table above do not take into account an estimated 494 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(7)
Dimitry Balyasny, as portfolio manager of Balyasny Asset Management L.P. the Investment Manager of Atlas Master Fund, Ltd., exercises voting and/or investment control with respect to the shares of Atlas Master Fund, Ltd. The amounts in the table above do not take into account an estimated 6,915 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(8)
Dimitry Balyasny, as portfolio manager of Balyasny Asset Management L.P. the Investment Manager of Balamat Cayman Fund Limited, exercises voting and/or investment control with respect to the shares of Balamat Cayman Fund Limited. The amounts in the table above do not take into account an estimated 935 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(9)
Eric J. Green, as director of research and partner of Penn Capital Management Co., Inc., exercises voting and/or investment control with respect to the shares of Ball Corporation Master Pension Trust. The amounts in the table above do not take into account an estimated 2,471 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(10)
Dimitry Balyasny, as portfolio manager of Balyasny Asset Management L.P. the Investment Manager of Balyasny Dedicated Investor Master Fund, Ltd., exercises voting and/or investment control with respect to the shares of Balyasny Dedicated Investor Master Fund, Ltd. The amounts in the table above do not take into account an estimated 4,536 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(11)
Stephen Kotsen and David Crall, as portfolio managers of Nomura Corporate Research and Asset Management Inc. as Investment Advisor, exercise investment control with respect to the shares of Barclays Multi-Manager Fund PLC, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. Barclays Bank PLC exercises voting control with respect to the shares of Barclays Multi-Manager Fund PLC, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 2,055 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(12)
Steve Van Dyke, as co-managing partner of investment advisor of BHR Master Fund, Ltd., Michael Thompson, as partner of investment advisor of BHR Master Fund, Ltd., and Neil Ramsey, as co-managing partner of investment advisor of BHR Master Fund, Ltd., exercise voting and/or investment control with respect to the shares of BHR Master Fund, Ltd. The amounts in the table above do not take into account an estimated 19,612 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(13)
Steve Van Dyke, as co-managing partner of investment advisor of BHR Master Fund, Ltd., Michael Thompson, as partner of investment advisor of BHR Master Fund, Ltd., and Neil Ramsey, as co-managing partner of investment advisor of BHR Master Fund, Ltd., exercise voting and/or investment control with respect to the shares of BHR OC Master Fund, Ltd.

(14)
David Warren exercises voting and/or investment control with respect to Brevan Howard Credit Catalysts Master Fund Limited.

(15)
David Warren exercises voting and/or investment control with respect to Brevan Howard Master Fund Limited.

(16)
Donald E. Morgan III, as managing member of Brigade Capital Management, LLC, exercises voting and/or investment control with respect to the shares of Brigade Leveraged Capital Structures Fund Ltd. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 183,742 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. Carney Hawks, a partner with Brigade Capital Management, LLC, is a member of our Board. See "Certain Relationships and Related Party Transactions—The Backstop Purchasers."

(17)
Eric J. Green, as director of research and partner of Penn Capital Management Co., Inc., exercises voting and/or investment control with respect to the shares of Capital Structure Opportunities Fund, L.P. The amounts in the table above do not take into account an estimated 784 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(18)
Burton Weinstein, as managing partner, exercises voting and/or investment control with respect to the shares of Cedarview Opportunities Master Fund, LP. The amounts in the table above do not take into account an estimated 3,922 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. The selling shareholder is a broker or dealer and, therefore, is deemed to be an underwriter with respect to securities sold by the selling stockholder pursuant to this prospectus, if any.

(19)
Robert Brian Crews, as principal, exercises voting and/or investment control with respect to the shares. The amounts in the table above do not take into account an estimated 43 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(20)
Thomas L. Kempner, Jr. as executive managing member of DK Group LLC, Stephen M. Dowicz, as managing member of DK Group LLC, Scott E. Davidson, as deputy executive managing member of DK Group LLC, Timothy I. Levart, as managing member and chief operating officer of DK Group LLC, Robert J. Brivio, Jr., as managing member of DK Group LLC, Eric P. Epstein, as managing member of DK Group LLC, Anthony A. Yoseloff, as managing member of DK Group LLC, Avram Z. Friedman, as managing member of DK Group LLC, and Conor Bastable, as managing member of DK Group LLC, exercise voting and/or investment control with respect to the shares of Davidson Kempner Distressed Opportunities Fund LP. The amounts in the table above do not take into account an estimated 41,914 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(21)
Thomas L. Kempner, Jr. as partner of DK Management Partners LP, Stephen M. Dowicz, as partner of DK Management Partners LP, Scott E. Davidson, as partner of DK Management Partners LP, Timothy I. Levart, as partner and chief operating officer of DK Management Partners LP, Robert J. Brivio, Jr., as partner of DK Management Partners LP, Eric P. Epstein, as partner of DK Management Partners LP, Anthony A. Yoseloff, as partner of DK Management Partners LP, Avram Z. Friedman, as partner of DK Management Partners LP, and Conor Bastable, as partner of DK Management Partners LP, exercise voting and/or investment control with respect to the shares of Davidson Kempner Distressed Opportunities International. The amounts in the table above do not take into account an estimated 87,005 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(22)
Thomas L. Kempner, Jr. as president of Davidson Kempner Advisers Inc., Stephen M. Dowicz, as treasurer of Davidson Kempner Advisers Inc., Scott E. Davidson, as principal of Davidson Kempner Advisers Inc., Timothy I. Levart, as corporate secretary of Davidson Kempner Advisers Inc., Robert J. Brivio, Jr., as principal of Davidson Kempner Advisers Inc., Eric P. Epstein, as principal of Davidson Kempner Advisers Inc., Anthony A. Yoseloff, as principal of Davidson Kempner Advisers Inc., Avram Z. Friedman, as principal of Davidson Kempner Advisers Inc., and Conor Bastable, as principal of Davidson Kempner Advisers Inc., exercise voting and/or investment control with respect to the shares of Davidson Kempner Institutional Partners, L.P. The amounts in the table above do not take into account an estimated 18,407 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(23)
Thomas L. Kempner, Jr. as executive managing member of Davidson Kempner International Advisors, L.L.C., Stephen M. Dowicz, as managing member of Davidson Kempner International Advisors, L.L.C., Scott E. Davidson, as deputy executive managing member of Davidson Kempner International Advisors, L.L.C., Timothy I. Levart, as managing member and chief operating officer of Davidson Kempner International Advisors, L.L.C., Robert J. Brivio, Jr., as managing member of Davidson Kempner International Advisors, L.L.C., Eric P. Epstein, as managing member of Davidson Kempner International Advisors, L.L.C., Anthony A. Yoseloff, as managing member of Davidson Kempner International Advisors, L.L.C., Avram Z. Friedman, as managing member of Davidson Kempner International Advisors, L.L.C., and Conor Bastable, as managing member of Davidson Kempner International Advisors, L.L.C., exercise voting and/or investment control with respect to the shares of Davidson Kempner International, Ltd. The amounts in the table above do not take into account an estimated 21,738 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(24)
Thomas L. Kempner, Jr. as managing partner of MHD Management Co., Stephen M. Dowicz, as general partner of MHD Management Co., Scott E. Davidson, as deputy managing partner of MHD Management Co., Timothy I. Levart, as general partner and chief operating officer of MHD Management Co., Robert J. Brivio, Jr., as general partner of MHD Management Co., Eric P. Epstein, as general partner of MHD Management Co., Anthony A. Yoseloff, as general partner of MHD Management Co., Avram Z. Friedman, as general partner of MHD Management Co., and Conor Bastable, as general partner of MHD Management Co., exercise voting and/or investment control with respect to the shares of Davidson Kempner Partners. The amounts in the table above do not take into account an estimated 9,351 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(25)
Dick Fagerstal, as President, Charles Fabrikant, as Vice President, John Gellert, as Vice President, Matthew Cenac, as Vice President and Treasurer, and Lisa Manekin, as Vice President and Secretary, exercise voting and/or investment control with respect to the shares of F2 SEA Inc.

(26)
Stephen Kotsen and David Crall, as portfolio managers of Nomura Corporate Research and Asset Management Inc. as Investment Advisor, exercise voting and/or investment control with respect to the shares of GMAM Investment Funds Trust—#7MS7, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 4,805 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(27)
Gerard W. Goetz exercises voting and/or investment control with respect to the shares. The amounts in the table above do not take into account an estimated 627 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(28)
Jonathan Brooks, as portfolio manager, and Cyrus Hadidi, as co-portfolio manager, exercise voting and/or investment control with respect to the shares of JMB Capital Partners Master Fund, L.P. The amounts in the table above do not take into account an estimated 65,254 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(29)
Ronald J. Kaczor exercises voting and/or investment control with respect to the shares. The amounts in the table above do not take into account an estimated 151 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(30)
David Koenig exercises voting and/or investment control with respect to the shares. The amounts in the table above do not take into account an estimated 863 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(31)
Jerome Simon, as managing member of the general partner and the investment advisor, Peter Levinson, as managing director of the general partner and the investment advisor, and Yedi Wong, as chief financial officer of the general partner and the investment advisor, exercise voting and/or investment control with respect to shares of Lonestar Partners LP.

(32)
Stephen Kotsen and David Crall, as portfolio managers of Nomura Corporate Research and Asset Management Inc. as Investment Advisor, exercise investment control with respect to the shares of Louisiana State Employees' Retirement System, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. Louisiana State Employees' Retirement System exercises voting control with respect to the shares of Louisiana State Employees' Retirement System, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 392 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(33)
Paul and Patricia Martin, as trustees, exercise voting and/or investment control with respect to shares of Paul and Patricia Martin 2009 Family Trust. The amounts in the table above do not take into account an estimated 114 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(34)
Thomas L. Kempner, Jr. as executive managing member of M.H. Davidson & Co. GP, L.L.C., Stephen M. Dowicz, as managing member of M.H. Davidson & Co. GP, L.L.C., Scott E. Davidson, as deputy executive managing member of M.H. Davidson & Co. GP, L.L.C., Timothy I. Levart, as managing member and chief operating officer of M.H. Davidson & Co. GP, L.L.C., Robert J. Brivio, Jr., as managing member of M.H. Davidson & Co. GP, L.L.C., Eric Epstein, as managing member of M.H. Davidson & Co. GP, L.L.C., Anthony A. Yoseloff, as managing member of M.H. Davidson & Co. GP, L.L.C., Avram Z. Friedman, as managing member of M.H. Davidson & Co. GP, L.L.C., and Conor Bastable, as managing member of M.H. Davidson & Co. GP, L.L.C., exercise voting and/or investment control with respect to the shares of M.H. Davidson & Co. The amounts in the table above do not take into account an estimated 835 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(35)
Anil Nayar exercises voting and/or investment control with respect to the shares. The amounts in the table above do not take into account an estimated 285 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(36)
Stephen Kotsen and David Crall, as portfolio managers of Nomura Corporate Research and Asset Management Inc. as Investment Advisor, exercise investment control with respect to the shares of Nomura US Attractive Yield Corporate Bond Fund Mother Fund, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. Nomura Asset Management Co., Ltd. exercises voting control with respect to the shares of Nomura US Attractive Yield Corporate Bond Fund Mother Fund, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 11,179 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. The selling stockholder is an affiliate of a broker-dealer.

(37)
Eric J. Green, as director of research and partner of Penn Capital Management Co., Inc., exercises voting and/or investment control with respect to the shares of Oppenheimer Capital Structure Opportunities Master Fund, Ltd. The amounts in the table above do not take into account an estimated 1,353 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(38)
Andrew J. Redleaf, as managing member of the general partner, exercises voting and/or investment control with respect to shares of Pandora Select Partners, L.P. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 1,730 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. Affiliates of Whitebox Advisors, LLC own a majority interest in the entity from which we purchased the Canton facility. See "Certain Relationships and Related Party Transactions—The Backstop Purchasers."

(39)
Eric J. Green, as director of research and partner of Penn Capital Management Co., Inc., exercises voting and/or investment control with respect to the shares of Penn Distressed Fund, L.P. The amounts in the table above do not take into account an estimated 3,236 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(40)
Perry J. Radoff, a trustee, exercises voting and/or investment control with respect to shares of Perry J. Radoff, P.C., Profit Sharing Plan. The amounts in the table above do not take into account an estimated 2,353 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(41)
Steven Gallen Edersheim and Julian C. Schroeder, as managing members of Credit Renaissance Partners, LLC advisers to Schroder Credit Renaissance Fund, Ltd., exercise voting and/or investment control with respect to the shares of Schroder Credit Renaissance Fund, Ltd. The amounts in the table above do not take into account an estimated 23,467 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(42)
Dick Fagerstal, as President, Charles Fabrikant, as Vice President, Matthew Cenac, as Vice President and Treasurer, and Lisa Manekin, as Vice President and Secretary, exercise voting and/or investment control with respect to the shares of SEACOR Offshore Supplyships One Ltd. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 64,718 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(43)
Donald E. Morgan III, as managing member of Brigade Capital Management, LLC, exercises voting and/or investment control with respect to the shares of SEI Global Master Fund plc. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 1,824 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. Carney Hawks, a partner with Brigade Capital Management, LLC, is a member of our Board. See "Certain Relationships and Related Party Transactions—The Backstop Purchasers."

(44)
Donald E. Morgan III, as managing member of Brigade Capital Management, LLC, exercises voting and/or investment control with respect to the shares of SEI Institutional Investments Trust. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 6,542 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. Carney Hawks, a partner with Brigade Capital Management, LLC, is a member of our Board. See "Certain Relationships and Related Party Transactions—The Backstop Purchasers."

(45)
Donald E. Morgan III, as managing member of Brigade Capital Management, LLC, exercises voting and/or investment control with respect to the shares of SEI Institutional Managed Trust. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 6,919 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. Carney Hawks, a partner with Brigade Capital Management, LLC, is a member of our Board. See "Certain Relationships and Related Party Transactions—The Backstop Purchasers."

(46)
Alexander Klabin and Douglas Silverman, as co-managing members of the investment manager, exercise voting and/or investment control with respect to shares of Senator Global Opportunity Master Fund L.P. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 134,869 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. Douglas Silverman is a member of our Board. See "Certain Relationships and Related Party Transactions—The Backstop Purchasers."

(47)
Andrew E. Shirley exercises voting and/or investment control with respect to the shares. The amounts in the table above do not take into account an estimated 1,824 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(48)
Thomas A. McKay, as attorney-in-fact, exercises voting and/or investment control with respect to the shares of Simplon International Limited. The amounts in the table above do not take into account an estimated 22,649 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(49)
Thomas A. McKay, as president of T.A. McKay & Co., Inc., exercises voting and/or investment control with respect to the shares of Simplon Partners, L.P. The amounts in the table above do not take into account an estimated 9,776 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(50)
Stephen Kotsen and David Crall, as portfolio managers of Nomura Corporate Research and Asset Management Inc. as Investment Advisor, exercise investment control with respect to the shares of The Regents of the University of California, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. Office of the Treasurer of the Regents, University of California Retirement Plan, General Endowment Plan exercises voting control with respect to the shares of The Regents of the University of California, c/o Nomura Corporate Research and Asset Management Inc. as Investment Advisor. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 3,138 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(51)
Andrew J. Redleaf, as managing member of the general partner, exercises voting and/or investment control with respect to shares of Whitebox Credit Arbitrage Partners, L.P. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 34,760 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. Affiliates of Whitebox Advisors, LLC own a majority interest in the entity from which we purchased the Canton facility. See "Certain Relationships and Related Party Transactions—The Backstop Purchasers."

(52)
Andrew J. Redleaf, as managing member of the general partner, exercises voting and/or investment control with respect to shares of Whitebox Multi Strategy Partners, L.P. The total number of shares of common stock registered, the total number of shares of common stock owned and the total number of outstanding shares of common stock include an estimated 33,720 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes. Affiliates of Whitebox

  Advisors, LLC own a majority interest in the entity from which we purchased the Canton facility. See "Certain Relationships and Related Party Transactions—The Backstop Purchasers."

(53)
Nicholas Walsh, as managing member, exercises voting and/or investment control with respect to shares of Wilfrid Aubrey Growth Fund LP. The amounts in the table above do not take into account an estimated 1,275 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(54)
Nicholas Walsh, as managing member, exercises voting and/or investment control with respect to shares of Wilfrid Aubrey International Limited. The amounts in the table above do not take into account an estimated 2,648 shares that may be issued to the selling stockholder in distributions of common stock pursuant to Section 1145 of the Bankruptcy Code in connection with our plan of reorganization, assuming all 1,176,699 shares reserved for future distributions are distributed to holders of our Old Notes.

(55)
Relating to shares sold in our private placement of Notes and common stock that closed on March 15, 2010, and shares sold in secondary transactions by Backstop Purchasers.

 SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price prevailing from time to time. As described below, some of our outstanding shares are not currently available for sale due to legal restrictions on resale. However, sales of our common stock in the public market after the restrictions lapse, or the perception that these sales may occur, could cause the market price of our common stock to decline.

        We have 7,408,628 outstanding shares of common stock of December 9, 2010. Of these shares, 5,663,669 shares are freely tradable without restriction under the Securities Act except for any shares purchased by one of our "affiliates" as defined in Rule 144 under the Securities Act. All of the remaining shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Approximately 1.2 million shares are left for further distributions under our plan of reorganization to holders of our Old Notes and general unsecured claims against us, which will be freely tradable without restriction under the Securities Act except for any shares held by our affiliates or an "underwriter". See "—Eligibility of Restricted Shares for Sale in the Public Market." We expect to distribute these shares in quarterly distributions on December 31, 2010 and then on March 31, June 30, September 30, and December 31 of each subsequent year until all remaining shares have been distributed. However, because our ability to distribute shares held in reserve depends on resolving outstanding claims currently in dispute, it is difficult to predict the amount of each quarterly distribution, if any, or when all the remaining shares will be distributed.

Eligibility of Restricted Shares for Sale in the Public Market

Rule 144

        In general, Rule 144 allows a stockholder (or stockholders where shares of common stock are aggregated) who has beneficially owned shares of our common stock that constitute "restricted securities" under Rule 144 for at least six months to sell an unlimited number of shares of our common stock, provided that at such time and for the 90 days preceding the sale we have been subject to the reporting requirements of the Exchange Act and current public information about us is available, and, after one year, an unlimited number of shares of our common stock without restriction. Our affiliates (i) who have beneficially owned shares of our common stock that constitute "restricted securities" under Rule 144 for at least six months (provided that at such time and for the 90 days preceding the sale we have been subject to the reporting requirements of the Exchange Act and current public information about us is available) or (ii) whose shares of common stock do not constitute "restricted securities" under Rule 144 are entitled to sell within any three-month period a number of those shares that does not exceed the greater of:

  •
  one percent of the number of shares of common stock then outstanding, which will equal approximately 74,086 shares immediately after this offering (excluding shares issuable upon exercise of outstanding options or warrants or reserved for future distributions in accordance with our plan of reorganization); or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, if at such time our stock is traded on a national securities exchange or automated quotation system of a registered securities association.

        Sales under Rule 144 by our affiliates are subject to specific manner of sales provisions, notice requirements and the availability of current information about us. We cannot estimate the number of shares of common stock our existing stockholders will sell under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the stockholders and other factors.

Bankruptcy Code 1145

        The issuance of all the shares of our common stock as part of the distributions made in accordance with our plan of reorganization, other than the 1,710,000 shares issued in the company's private placement under the plan of reorganization and the shares issued under our 2010 Equity Incentive Plan or other subsequent stock grants that were issued outside of our 2010 Equity Incentive Plan, were issued under Section 1145 of the Bankruptcy Code in connection with our reorganization proceedings and such shares of common stock were deemed to have been issued in a public offering and may be resold as freely tradable securities under Section 4(1) of the Securities Act, except for such shares of common stock held by our affiliates or holders deemed to be "underwriters," as that term is defined in Section 1145 of the Bankruptcy Code, who may be subject to applicable resale limitations under Rule 144.

Warrants

        In addition to the 7,408,628 shares of common stock outstanding as of December 9, 2010, there were outstanding Warrants to purchase 449,632 shares of our common stock. The Warrants were issued under Section 1145 of the Bankruptcy Code in connection with our reorganization proceedings and such Warrants were deemed to have been issued, and shares of common stock issued upon exercise of such Warrants will be deemed to be issued, in a public offering and may be resold as freely tradable securities under Section 4(1) of the Securities Act, except for such Warrants and shares of common stock issued upon exercise of such Warrants held by our affiliates or holders deemed to be "underwriters," as that term is defined in Section 1145 of the Bankruptcy Code, who may be subject to applicable resale limitations under Rule 144. The Warrants and shares of common stock issued upon exercise of such Warrants are subject to the terms of the Warrant Agreement.

Options

        In addition to the 7,408,628 shares of common stock outstanding as of December 9, 2010, there were outstanding options to purchase 325,925 shares of our common stock. We intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance upon exercise of stock options outstanding as of December 9, 2010 and other shares of our common stock reserved for issuance pursuant to future grants under our 2010 Equity Incentive Plan, together with a resale prospectus for any shares of stock issued by us under the 2010 Equity Incentive Plan prior to the filing of the S-8 to permit the public resale of such shares. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market by such holders, subject to vesting restrictions with us, contractual lock-up restrictions, our securities trading policy and/or market stand-off provisions applicable to each other agreement that prohibits the sale or other disposition of the shares of common stock granted pursuant to such awards.

Registration Rights

        Pursuant to the plan of reorganization and Confirmation Order, on March 15, 2010, the Company on the one hand, and Brigade, Whitebox Advisors, LLC and Senator (collectively, the "Majority Backstop Purchasers") on the other hand, entered into a Registration Rights Agreement (the "Noteholder New Equity Registration Rights Agreement") with respect to the shares of common stock that, on or following the effective date of our plan of reorganization, were issued to (i) holders of the Old Notes that were cancelled pursuant to the plan of reorganization that subscribed to the sale of the Notes and 1,710,000 shares of new common stock and (ii) the Backstop Purchasers or managed funds or accounts of the Backstop Purchasers. The Backstop Purchasers or their managed funds or accounts were holders of the Old Notes. The Noteholder New Equity Registration Rights Agreement requires the Company to file with the SEC a registration statement relating to the 1,710,000 shares of common stock and shares of common stock held by managed funds or accounts of the Backstop Purchasers no later than the 180th day following the effective date of our plan of reorganization and to cause such registration statement to be declared effective no later than the 365th day after the effective date of our plan of reorganization, in accordance with the terms and conditions set forth therein. The Noteholder New Equity Registration Rights Agreement also provides holders of general unsecured claims that receive 10% of the aggregate number of shares of common stock outstanding after all shares of common stock to be distributed under the plan of reorganization have been distributed with certain piggyback registration rights in connection with the registration of the 1,710,000 shares of common stock and shares of stock held by managed funds or accounts of the Backstop Purchasers. The registration statement of which this prospectus forms a part was filed by us to satisfy our obligations under the Noteholder New Equity Registration Rights Agreement.

        Registration of the sale of these shares of our common stock will facilitate their sale into the market. If any of our owners sell a large number of shares, the market price of our common stock could decline.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our third amended and restated certificate of incorporation and amended and restated bylaws and certain provisions of Delaware law.

        Our authorized capital stock consists of 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of December 9, 2010, we had 7,408,628 shares of our common stock issued and outstanding all of which were fully paid and non-assessable.

Voting

        The holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors.

Dividends

        Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to such dividends as our Board of Directors may declare out of funds legally available.

Liquidation rights

        In the event of any liquidation, dissolution or winding-up of our affairs, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of our common stock will be entitled to receive the distribution of any of our remaining assets.

Preferred stock

        We are authorized to issue up to 5,000,000 shares of preferred stock. Our third amended and restated certificate of incorporation authorizes our Board, without any further stockholder action or approval, to issue these shares in one or more classes or series, to establish from time to time the number of shares to be included in each class or series and to fix the rights, preferences and privileges of the shares of each wholly unissued class or series and any of its qualifications, limitations or restrictions. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. We currently have no plans to issue any shares of preferred stock.

Registration rights

        We have entered into a registration rights agreement with the Majority Backstop Purchasers providing for the resale of certain of our shares of our common stock. See "Shares Eligible for Future Sale—Registration Rights."

Outstanding options and warrants

        At December 9, 2010, we had outstanding warrants and options for the purchase of 776,005 shares of common stock at prices ranging from $27.50 to $45.60 per share, including employee stock options to purchase 325,925 shares at prices ranging from $27.50 to $45.60 per share. If we issue additional shares, our existing shareholders' percentage ownership in us may be further diluted.

Certain provisions of our charter documents

        Provisions of our third amended and restated certificate of incorporation, amended and restated bylaws and Delaware law, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for our common stock.

Number of directors; removal for cause; filling vacancies

        Our amended and restated bylaws provide that our Board of Directors will consist of five members, provided that the number of directors may be modified from time to time exclusively by the Board pursuant to a resolution adopted by at least 66 2/3% of the entire Board assuming there are no vacancies.

        Our third amended and restated certificate of incorporation provides that directors may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally at an election of directors. Our third amended and restated certificate of incorporation also provides that any vacancies or newly created directorships on our Board may be filled by a majority of the Board then in office. Any director elected in accordance with the preceding sentence will hold office until the next annual election or until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

        The director removal and vacancy provisions will make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the Board by filling vacancies created by such removal with its own nominees.

Special meetings of stockholders

        Our third amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by (i) the Chairman of the Board, (ii) our Chief Executive Officer, (iii) the Board pursuant to a resolution adopted by a majority of the entire Board assuming there are no vacancies, or (iv) a request of the holders of at least 25% of the voting power of all then outstanding shares of capital stock entitled to vote in the election of directors.

Stockholder action by written consent

        Our third amended and restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of the stockholders, unless the Board approves in advance of the taking of such action by means of written consent in lieu of a meeting of the stockholders.

Stockholder proposals

        At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by or at the direction of the Board or properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must:

  •
  be a stockholder of record on the date of the giving of the notice for the meeting;

  •
  be entitled to vote at the meeting; and

  •
  have given timely written notice of the business in proper written form to our secretary.

        To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting, provided that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary date, notice by the stockholder must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was made.

        To be in proper written form, a stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting:

  •
  a brief description of the business desired to be brought before the annual meeting and any material interest in such business of such stockholder or its affiliates;

  •
  the reasons for conducting the business at the annual meeting;

  •
  the name and address, as they appear on our books, of the stockholder proposing such business;

  •
  the class or series and number of shares of our capital stock or other rights, interests or derivative securities related to our capital stock which are owned beneficially or of record by the stockholder proposing such business and by any of its affiliates;

  •
  a description of all agreements, arrangements or understandings (written or oral) between or among such stockholder, any of its affiliates or any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

  •
  any other information relating to such stockholder and any of its affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors (even if an election contest is not involved), or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

  •
  a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

  •
  a statement of whether such stockholder or any of its affiliates intends, or is part of a group that intends, to solicit proxies in connection with the proposal.

        At a special meeting of stockholders, only such business brought before the meeting pursuant to our notice of meeting will be conducted.

Nomination of candidates for election to our Board

        Under our amended and restated bylaws, only persons who are properly nominated will be eligible for election to be members of our Board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders or any special meeting called for the purpose of electing directors by or at the direction of our Board or properly nominated by a stockholder. To properly nominate a director, a stockholder must:

  •
  be a stockholder of record on the date of the giving of the notice for the meeting;

  •
  be entitled to vote at the meeting; and

  •
  have given timely written notice in proper written form to our secretary.

        To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not later than the following dates:

  •
  with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting of our stockholders, provided that in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary date of the last annual meeting, notice by the stockholder must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was made; and

  •
  with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than the opening of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was made.

        To be in proper written form, a stockholder's notice to the secretary must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected and must set forth:

        As to each person whom the stockholder proposes to nominate for election as a director:

  •
  the name, age, business address and residence address of the person;

  •
  the principal occupation or employment of the person;

  •
  the class or series and number of shares of our capital stock or other rights, interests or derivative securities related to our capital stock that are owned beneficially or of record by the person; and

  •
  any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

        As to the stockholder giving the notice:

  •
  the name and address, as they appear on our books, of such stockholder;

  •
  the class or series and number of shares of our capital stock or other rights, interests or derivative securities related to our capital stock that are owned beneficially or of record by such stockholder and by any of its affiliates;

  •
  a description of all agreements, arrangements or understandings (written or oral) between or among such stockholder, any of its affiliates, any proposed nominee or any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder;

  •
  a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice;

  •
  any other information relating to such stockholder and any of its affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors (even if an election contest is not involved), or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

  •
  a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder or any of its affiliates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand; and

  •
  a statement of whether such stockholder or any of its affiliates intends, or is part of a group that intends, to solicit proxies for the election of the proposed nominee.

Amendment of certificate of incorporation and bylaws

        The affirmative vote of the holders of at least a majority of our issued and outstanding common stock, voting as a class, is generally required to amend or repeal our third amended and restated certificate of incorporation. Our third amended and restated certificate of incorporation generally requires the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote in the election of directors to amend any provision of our third amended and restated certificate of incorporation that would be inconsistent with the purpose and intent of the provisions of our certificate (i) prohibiting the issuance of non-voting equity securities, (ii) relating to the Board of Directors generally (except as stated below), (iii) providing for the amendment or modification of our amended and restated bylaws, (iv) relating to the calling of stockholder meetings, or (v) providing for the amendment or modification of our third amended and restated certificate of incorporation. Our third amended and restated certificate of incorporation also generally requires the affirmative vote of the holders of at least 66 2/3% of the shares of all then outstanding shares of common stock (i) to increase or decrease the number of directors or (ii) to alter the approvals required to amend this provision.

        Our amended and restated bylaws generally require the affirmative vote of a majority of the entire Board assuming there are no vacancies to amend our amended and restated bylaws, provided that (i) increasing or decreasing the numbers of directors and (ii) altering the votes necessary to amend this provision, requires the affirmative vote of at least 66 2/3% of the entire Board assuming there are no vacancies. Our amended and restated bylaws also may be amended by the stockholders, provided that in addition to any vote of the holders of any class or series of capital stock required by applicable law or our third amended and restated certificate of incorporation, (i) the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors is required for the stockholders to amend our amended and restated bylaws and (ii) the affirmative vote of the holders of at least 66 2/3% of the shares of all then outstanding shares of common stock is required for the stockholders to (a) increase or decrease the numbers of directors or (b) amend this provision.

Delaware Law

        As indicated in our third amended and restated certificate of incorporation, we have chosen to be governed by the provisions of Section 203 of the DGCL regulating corporate takeovers, effective as of March 16, 2010.

        In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

        Section 203 defines a "business combination" as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

  •
  our board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder prior to the date the person attained the status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

  •
  the business combination is approved by our Board of Directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our third amended and restated certificate of incorporation in the future to elect not to be governed by the anti-takeover law.

Limitations on Liability and Indemnification of Directors and Officers

        We have adopted provisions in our third amended and restated certificate of incorporation and our amended and restated bylaws that limit or eliminate the personal liability of our directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

  •
  for any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our third amended and restated certificate of incorporation and amended and restated bylaws also authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under the DGCL and we may advance expenses to our directors, officers and employees in connection with a legal proceeding, subject to limited exceptions.

        Our third amended and restated certificate of incorporation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly obligated to advance certain expenses (including attorneys' fees) and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities.

        On March 15, 2010, we entered into indemnification agreements with our newly appointed directors. Those agreements provide, among other things, that we will indemnify each director in the event that he becomes a party or otherwise a participant in any action or proceeding on account of his service as a director to the fullest extent permitted by applicable law. Under each indemnification agreement, we have agreed to pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys' fees) incurred by each director in defending or otherwise responding to such action or proceeding. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under our third amended and restated certificate of incorporation and amended and restated bylaws (each as amended from time to time) and applicable law.

        We believe that these indemnification provisions and agreements and insurance are useful to attract and retain qualified directors and executive officers.

        The limited liability and indemnification provisions in our third amended and restated certificate of incorporation and amended and restated bylaws, and in our indemnification agreements, may discourage stockholders from bringing a lawsuit against our Board members for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our Board members and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar; Warrant Agent

        The transfer agent and registrar for our common stock and the warrant agent for our warrants is American Stock Transfer & Trust Company, LLC.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-U.S. holder", other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5.0% of the Company's common stock. A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

  •
  non-resident alien individual, other than certain former citizens and residents of the U.S. subject to tax as expatriates,

  •
  foreign corporation, or

  •
  foreign estate or trust.

        A "non-U.S. holder" does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and is not otherwise a resident of the U.S. for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

        As discussed under "Dividend Policy" above, the Company does not currently expect to pay dividends in the foreseeable future. In the event that the Company does pay dividends, dividends paid to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30.0% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

        The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30.0% (or a lower treaty rate).

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S., subject to an applicable treaty providing otherwise, or

  •
  the Company is or has been a U.S. real property holding corporation, as defined below, at any time within the five year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and the Company's common stock is not regularly traded on an established securities market during the calendar year in which the sale or disposition occurs.

        The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Information Reporting Requirements and Backup Withholding

        Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding tax requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Federal Estate Tax

        Individual non-U.S. holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

 PLAN OF DISTRIBUTION

        We are registering the common stock covered by this prospectus to permit selling stockholders (including any donees, pledgees, transferees or other successors-in-interest) to conduct public secondary trading of these shares from time to time after the date of this prospectus. Under the Noteholder New Equity Registration Rights Agreement we entered into with the Majority Backstop Purchasers, we agreed to, among other things, bear all expenses, other than brokers' or underwriters' discounts and commissions, in connection with the registration and sale of the common stock covered by this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

        The common stock offered by this prospectus may be sold from time to time to purchasers:

  •
  directly by the selling stockholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

  •
  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent's commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        To the extent required under the Securities Act, the aggregate amount of the selling stockholder's securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer, and, if and to the extent required, the names of any donee, pledgee, transferee or other successor-in-interest of a selling stockholder, will be set forth in an accompanying prospectus supplement or, if required, post-effective amendment to the registration statement of which this prospectus forms a part.

        The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act. The selling stockholders identified as registered broker-dealers in the selling stockholders table above (under "Selling Stockholders") are deemed to be underwriters with respect to securities sold by them pursuant to this prospectus. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or agent's commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to such prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in one or more transactions:

  •
  on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  in transactions other than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

  •
  through the settlement of short sales; or

  •
  through any combination of the foregoing.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

  •
  engage in short sales of the common stock in the course of hedging their positions;

  •
  sell the common stock short and deliver the common stock to close out short positions;

  •
  loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

  •
  enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

  •
  enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Pursuant to a requirement by the Financial Industry Regulatory Authority ("FINRA"), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

        Our common stock is quoted on the OTCBB under the symbol "AVRW.OB."

        There can be no assurance that any selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Section 1145 of the Bankruptcy Code or Rule 144 or Rule 144A of the Securities Act may be sold under Section 1145 of the Bankruptcy Code, Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

        The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders under Rule 144 in any three-month period without volume or other limits, (ii) all of the shares included in this prospectus have been sold, and (iii) two years after the effective date of the registration statement of which this prospectus forms a part, exclusive of any days during which use of this prospectus has been suspended.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of shares of our common stock.

 LEGAL MATTERS

        The validity of the shares of our common stock offered hereby will be passed upon for Aventine Renewable Energy Holdings, Inc. by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

        Our consolidated financial statements at December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009 (including schedules appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2009, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page
Aventine Renewable Energy Holdings, Inc. Audited Financial Statements
Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-3
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2009, 2008 and 2007	F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	F-5
Notes to Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-49
Schedule II—Valuation and Qualifying Accounts	F-51
Aventine Renewable Energy Holdings, Inc. Unaudited Financial Statements

Condensed Consolidated Statements of Operations (Unaudited)—Three-month periods ended September 30, 2010 (Successor) and 2009 (Predecessor), Seven-month period ended September 30, 2010 (Successor), Two-month period ended February 28, 2010 (Predecessor), and Nine-month period ended September 30, 2009 (Predecessor)

F-52
Condensed Consolidated Balance Sheets—September 30, 2010 (Successor—Unaudited) and December 31, 2009 (Predecessor)	F-53

Condensed Consolidated Statements of Cash Flows (Unaudited)—Seven-month period ended September 30, 2010 (Successor), Two-month period ended February 28, 2010 (Predecessor), and Nine-month period ended September 30, 2009 (Predecessor)

F-55
Notes to Unaudited Condensed Consolidated Financial Statements	F-56

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Consolidated Statements of Operations

	Year ended December 31,
(In thousands except per share amounts)	2009	2008	2007
Net sales	$594,623	$2,248,301	$1,571,607
Cost of goods sold	(585,904)	(2,239,340)	(1,497,807)

Gross profit	8,719	8,961	73,800
Selling, general and administrative expenses	(26,694)	(35,410)	(36,367)
Demobilization costs associated with expansion projects	—	(9,874)	—
Impairment of plant development costs	—	(1,557)	—
Other income (expense)	(1,510)	2,936	1,113

Operating income (loss)	(19,485)	(34,944)	38,546
Other income (expense):
Income from termination of marketing agreements	10,176	—	—
Loss on sale of auction rate securities	—	(31,601)	—
Interest income	11	3,040	12,432
Interest expense (contractual interest expense was $36.6 million for the year ended December 31, 2009)	(14,697)	(5,077)	(16,240)
Gain (loss) on derivative transactions	1,219	17,110	(78)
Loss on marketing alliance investment	—	(4,326)	—

Income (loss) before reorganization items and income taxes	(22,776)	(55,798)	34,660
Reorganization items	(32,440)	—	—

Income (loss) before income taxes	(55,216)	(55,798)	34,660
Income tax expense (benefit)	(8,956)	(7,472)	(477)

Net income (loss)	(46,260)	(48,326)	35,137
Net income (loss) attributable to non-controlling interest	—	(1,230)	1,338

Net income (loss) attributable to controlling interest	$(46,260)	$(47,096)	$33,799

Income (loss) per common share—basic	$(1.08)	$(1.12)	$0.81
Basic weighted-average number of shares	42,968	42,136	41,886
Income (loss) per common share—diluted	$(1.08)	$(1.12)	$0.80
Diluted weighted-average number of common and common equivalent shares	42,968	42,136	42,351

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Consolidated Balance Sheets

	December 31,
(In thousands except share and per share amounts)	2009	2008
Assets
Current assets:
Cash and equivalents	$52,585	$23,339
Accounts receivable, net of allowance for doubtful accounts of $2,400 in 2009 and $272 in 2008	10,947	55,888
Inventories	24,237	85,421
Income taxes receivable	5,796	15,135
Prepaid expenses and other current assets	7,323	10,198

Total current assets	100,888	189,981

Property, plant and equipment, net	95,791	107,168
Construction in process	493,258	493,969
Restricted cash	7,451	—
Available for sale securities	5,442	673
Investment in marketing alliance partners, at cost	—	1,000
Other assets	9,866	6,668

Total assets	$712,696	$799,459

Liabilities and Stockholders' Equity
Current liabilities:
Senior unsecured 10% fixed-rate notes	$—	$300,000
Secured revolving credit facility	27,765	52,200
Debtor-in-possession debt facility	15,000	—
Accounts payable	11,164	110,903
Accrued interest	302	7,500
Accrued liabilities	2,242	3,517
Other current liabilities	6,279	9,900

Total current liabilities	62,752	484,020

Pre-petition liabilities subject to compromise	365,549	—
Deferred tax liabilities	2,936	2,444
Other long-term liabilities	13,927	4,199

Total liabilities	445,164	490,663

Stockholders' equity:
Common stock, par value $0.001 per share; 185,000,000 shares authorized, 43,048,158 and 42,970,988 shares outstanding as of December 31, 2009 and 2008, respectively, net of 21,548,640 shares held in treasury as of December 31, 2009 and 2008	44	43
Preferred stock, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	294,297	292,984
Retained earnings (deficit)	(28,421)	17,839
Accumulated other comprehensive income (loss), net	1,612	(2,070)

Total stockholders' equity	267,532	308,796

Total liabilities and stockholders' equity	$712,696	$799,459

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Consolidated Statements of Stockholders' Equity (Deficit)

		Common Stock				Accumulated Other Comprehensive Gain/(Loss)
	Treasury Shares			Additional Paid-In Capital	Retained Earnings (Deficit)		Total Stockholders' Equity
(In thousands except number of shares)		Shares	Amount
Balance at December 31, 2006	21,229,025	41,782,276	$42	$274,307	$30,888	$(1,074)	$304,163
Tax benefit of stock option exercises				180			180
Stock option exercises		201,031		510			510
Repurchase of common stock for the treasury	319,615	(319,615)		(2,983)			(2,983)
Cumulative effect FIN 48 adoption					248		248
Stock-based compensation		—		6,811			6,811
Issuance of restricted stock awards and amortization of unearned compensation		70,531		393			393
Comprehensive income:
Net income					33,799		33,799
Pension and postretirement liability adjustment, net of tax						750	750

Total comprehensive income							34,549

Balance at December 31, 2007	21,548,640	41,734,223	42	279,218	64,935	(324)	343,871
Tax effect of exercised and lapsed stock options		(342)		(57)			(57)
Stock option exercises (forfeitures)				(24)			(24)
Stock-based compensation				5,729			5,729
Purchase of minority interest		1,000,000	1	6,618			6,619
Issuance of common stock		237,107		1,500			1,500
Comprehensive (loss):
Net (loss)					(47,096)		(47,096)
Pension and postretirement liability adjustment, net of tax						(1,746)	(1,746)

Total comprehensive (loss)							(48,842)

Balance at December 31, 2008	21,548,640	42,970,988	43	292,984	17,839	(2,070)	308,796
Tax effect of exercised and lapsed stock options		(4,830)		(1,242)			(1,242)
Stock option exercises (forfeitures)		85,000	1	19			20
Stock-based compensation				2,536			2,536
Forfeiture of nonvested restricted stock		(3,000)
Comprehensive (loss):
Net (loss)					(46,260)		(46,260)
Pension and postretirement liability adjustment, net of tax						773	773
Unrealized holding gain on available-for-sale securities, net of tax						2,909	2,909

Total comprehensive (loss)							(42,578)

Balance at December 31, 2009	21,548,640	43,048,158	$44	$294,297	$(28,421)	$1,612	$267,532

The accompanying notes are an integral part of these consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2009	2008	2007
Operating Activities
Net income (loss)	$(46,260)	$(48,326)	$35,137
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for rejected executory contracts and leases	26,403	—	—
Loss on sale of auction rate securities	—	31,601	—
Depreciation and amortization	16,709	15,465	13,265
Deferred income taxes	(2,610)	4,489	(6,664)
(Gain) loss on disposal of fixed assets	—	194	(3)
Stock-based compensation expense	2,536	5,729	7,204
Impairment loss on marketing alliance investment	—	4,326	—
Impairment of plant development costs	—	1,557	—
Gain on sale of investments in marketing alliances	(1,000)	—	—
Other	—	(546)	180
Changes in operating assets and liabilities:
Accounts receivable, net	44,941	17,170	6,671
Income tax receivable	9,339	(3,173)	(5,516)
Inventories	61,184	(3,933)	(14,437)
Prepaid expenses and other current assets	2,876	1,951	(8,701)
Other assets	(16,921)	—	—
Accounts payable	(61,988)	(8,385)	14,429
Demobilization costs for expansion projects	—	9,874	—
Accrued liabilities, including pension and postretirement benefits	5,607	7,608	6,016

Net cash provided by operating activities	40,816	35,601	47,581
Investing Activities
Additions to property, plant and equipment, net	(2,279)	(265,878)	(235,211)
Purchases of short-term securities	—	—	(690,948)
Redemptions of short-term securities	—	179,899	578,373
Indemnification proceeds	—	3,046	—
Transaction costs for purchase of Nebraska Energy interest	—	(200)	—
Proceeds from the sale of investments in marketing alliance	2,000	—	—
Proceeds from the sale of property, plant and equipment	—	—	5

Net cash used for investing activities	(279)	(83,133)	(347,781)
Financing Activities
Proceeds from issuance of senior unsecured 10% fixed-rate notes	—	—	300,000
Net borrowings from (repayments of) revolving credit facilities	(24,435)	52,200	—
Borrowings from debtor-in-possession debt facility	15,000	—	—
Financing fees and expenses paid pre-petition	(1,876)	—	(8,220)
Distribution to minority shareholders	—	—	(1,727)
Proceeds from issuance of common stock, net	—	1,500	—
Repurchase of common stock	—	—	(2,983)
Proceeds from stock option exercises	20	—	510

Net cash provided by (used for) financing activities	(11,291)	53,700	287,580

Net increase (decrease) in cash and equivalents	29,246	6,168	(12,620)
Cash and equivalents at beginning of year	23,339	17,171	29,791

Cash and equivalents at end of year	$52,585	$23,339	$17,171

Supplemental disclosure of cash flow:
Interest paid	$6,040	$31,514	$15,333
Income taxes paid (refunded)	$(16,408)	$806	$11,033

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements

1. Nature of Operations and Basis of Presentation

        Aventine Renewable Energy Holdings, Inc. and Subsidiaries (the "Company," "Aventine," "we," "our," or "us") is a producer and marketer of ethanol. Our own production facilities produced 197.5 million gallons of ethanol in 2009 and 188.8 million gallons of ethanol in 2008. We have also been a large marketer of ethanol, distributing ethanol purchased from other third-party producers in addition to our own ethanol production. In 2009 and 2008, we distributed 66.4 million gallons and 754.3 million gallons, respectively, of ethanol produced by others. Taken together, we marketed and distributed 277.5 million gallons of ethanol in 2009 and 936.0 million gallons of ethanol in 2008. In addition to producing ethanol, our facilities also produce several co-products including: corn gluten feed and meal, corn germ, condensed corn distillers solubles, dried distillers grain with solubles, wet distillers grain with solubles, carbon dioxide and brewers' yeast.

2. Chapter 11 Bankruptcy Proceedings

        On April 7, 2009 (the "Petition Date"), Aventine Renewable Energy Holdings, Inc. and all of its direct and indirect subsidiaries (collectively, the "Debtors") filed voluntary petitions for relief (collectively, the "Bankruptcy Filing") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 cases are being jointly administered by the Bankruptcy Court as Case No. 09-11214 (KG) (collectively, the "Bankruptcy Cases"). The Debtors specifically are (i) Aventine Renewable Energy Holdings, Inc.; (ii) Aventine Renewable Energy, LLC, a Delaware limited liability company; (iii) Aventine Renewable Energy, Inc., a Delaware corporation; (iv) Aventine Renewable Energy—Mt. Vernon, LLC, a Delaware limited liability company; (v) Aventine Renewable Energy—Aurora West, LLC, a Delaware limited liability company; (vi) Aventine Power, LLC, a Delaware limited liability company, and (vii) Nebraska Energy, LLC, a Kansas limited liability company.

        Subject to certain specific exceptions under the Bankruptcy Code, the Bankruptcy Filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.

        The Bankruptcy Filing constituted an event of default under both the Company's secured revolving credit facility and its 10% senior unsecured notes due 2017 ("the Notes") (see Note 7), and those debt obligations became automatically and immediately due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the Company and the application of applicable bankruptcy law. As a result, the accompanying Consolidated Balance Sheet as of December 31, 2009 includes reclassifications of $309.7 million to reflect as "pre-petition liabilities subject to compromise" amounts owed to holders of the Notes, including pre-petition accrued interest, net of the unamortized debt issuance costs on the Notes. The Company classifies "pre-petition liabilities subject to compromise" as a long-term liability because management does not believe the Company will use existing current assets or create additional current liabilities to fund these obligations. Amounts owed under the Company's pre-petition secured revolving credit facility and certain other collateralized

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

2. Chapter 11 Bankruptcy Proceedings (Continued)

obligations have not been included in "pre-petition liabilities subject to compromise" as they are adequately collateralized.

Chapter 11 Process

        The Debtors are currently operating as "debtors-in-possession" under the jurisdiction of the Bankruptcy Court, and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. In general, as debtors-in-possession, the Debtors are authorized under the Bankruptcy Code to continue to operate as an ongoing business, but may not engage in transactions outside of the ordinary course of business without the approval of the Bankruptcy Court.

        On April 7, 2009, certain of the Company's bondholders entered into a term sheet (the "DIP Term Sheet") for a $30 million Debtor-in-Possession Credit Facility with the Debtors. The DIP Term Sheet provides, subject to certain conditions as described in the Debtor-in-Possession Credit Facility Term Sheet filed as Exhibit 10.1 to our Form 8-K filed on April 13, 2009 for a first priority debtor-in-possession financing comprised of a term loan facility made available to certain of Aventine's subsidiaries in a maximum aggregate principal amount of up to $30 million (the "DIP Facility"). On May 5, 2009, the Bankruptcy Court overruled objections from the Debtors' pre-petition secured lenders and approved the DIP Facility on a final basis. Proceeds of the DIP Facility are available to, among other things, (i) fund the working capital and general corporate needs of the Debtors and the costs of the Bankruptcy Cases in accordance with an approved budget, and (ii) provide adequate protection, in accordance with the terms of the DIP Facility, to the pre-petition agent and pre-petition lenders under the Company's existing credit facilities. The DIP Facility bears interest at 16.5% per annum. The maturity date of the DIP Facility is April 6, 2010, or upon the occurrence of certain pre-defined events. The DIP Facility is secured by a super-priority administrative claim on our assets.

        At a hearing held on April 9, 2009, the Bankruptcy Court granted the Debtors' "First Day Motions." The relief granted by the Bankruptcy Court through the First Day Motions was designed to stabilize the Company's operations and business relationships with vendors, lenders, employees and others, minimize the effects of the commencement of the Bankruptcy Cases and preserve the value of the Debtors' assets. The First Day Motions allowed, among other things, the payment of vendors and other providers in the ordinary course for goods and services ordered pre-petition but received on or after the Petition Date and other business-related payments necessary to maintain the operation of our businesses. The First Day Motions also included the payment of pre-petition employee wages, salaries and benefits. The Debtors have retained, with Bankruptcy Court approval, legal and financial professionals to advise the Debtors on the bankruptcy proceedings and certain other "ordinary course" professionals. From time to time, the Debtors may seek Bankruptcy Court approval for the retention of additional professionals.

        On or about April 29, 2009, the Debtors caused notice of the commencement of the Bankruptcy Cases to be served on all known or potential creditors and other parties in interest. Vendors are being paid for goods furnished and services provided after the Petition Date in the ordinary course of business.

        As required by the Bankruptcy Code, the United States Trustee for Delaware appointed an official committee of unsecured creditors (the "Creditors' Committee"). The Creditors' Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

2. Chapter 11 Bankruptcy Proceedings (Continued)

with respect to the Debtors. There can be no assurance that the Creditors' Committee will support the Debtors' positions on matters to be presented to the Bankruptcy Court in the future or on any plan of reorganization. Disagreements between the Debtors and the Creditors' Committee could protract the Bankruptcy Cases, negatively impact the Debtors' ability to operate, and delay the Debtors' emergence from the Chapter 11 proceedings.

        Under Section 365 of the Bankruptcy Code, the Debtors may assume, assume and assign, or reject executory contracts and unexpired leases, including real property, railcars and equipment leases, subject to the approval of the Bankruptcy Court and certain other conditions. Rejection constitutes a court-authorized breach of the lease or contract in question and, subject to certain exceptions, relieves the Debtors of future obligations under such lease or contract, but creates a pre-petition claim for damages caused by such breach or rejection, subject to the Debtors' right to review and contest such claim. Parties whose contracts or leases are rejected may file claims against the Debtors for damages. Generally, the assumption of an executory contract or unexpired lease requires the Debtors to cure all prior defaults under such executory contract or unexpired lease, including all pre-petition arrearages, and to provide adequate assurance of future performance. In this regard, the Debtors' financial statements include amounts classified as "pre-petition liabilities subject to compromise" that the Debtors believe that the Bankruptcy Court will allow as claim amounts as a result of the Debtors' rejection of various executory contracts and unexpired leases. Additional amounts may be included in "pre-petition liabilities subject to compromise" in future periods if additional executory contracts and unexpired leases are rejected. Conversely, the Debtors would expect that the assumption of certain executory contracts and unexpired leases may convert certain liabilities shown in future financial statements as subject to compromise to post-petition liabilities. Due to the uncertain nature of many of the potential claims, the Debtors are unable to project the magnitude of such claims with any degree of certainty.

        The Bankruptcy Court established September 8, 2009 at 4:00 p.m. eastern time as the deadline for the filing of proofs of claim, thereby requiring the Debtors' creditors to submit claims for alleged liabilities not paid and/or damages incurred arising from or related to periods prior to the Petition Date. In certain cases, differences exist between the amounts at which the Company has recorded liabilities for rejected contracts and other pre-petition liabilities in the Company's financial statements and the amount claimed by Aventine's creditors based on the Company's estimate of the magnitude of claim to be allowed by the Bankruptcy Court. Significant litigation may be required to resolve any such disputes or discrepancies.

        In order to successfully exit Chapter 11, the Debtors will need to obtain confirmation by the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code. A plan of reorganization could, among other things, resolve the Debtors' pre-petition obligations, set forth the revised capital structure of the newly reorganized entity and provide for corporate governance subsequent to exit from bankruptcy. As provided in the Bankruptcy Code, the Debtors have the exclusive right for 120 days after the Petition Date to file a plan of reorganization and 60 additional days to solicit and obtain necessary acceptances. Such periods may be extended by the Bankruptcy Court for cause to up to 18 months and 20 months, respectively, after the Petition Date. If the Debtors' exclusivity period lapses, any party in interest may file a plan of reorganization for Aventine. The Debtors have filed three motions with the Bankruptcy Court requesting extension of the exclusive filing and solicitation deadlines under section 1121 of the Bankruptcy Code. The first motion, approved

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

2. Chapter 11 Bankruptcy Proceedings (Continued)

by the Bankruptcy Court by order dated August 18, 2009, extended the exclusive deadline to file a plan of reorganization to October 5, 2009 and the solicitation of the necessary acceptances to December 3, 2009. The second motion, approved by the Bankruptcy Court by order dated October 27, 2009 further extended the exclusive deadline to file a plan of reorganization through and including December 4, 2009 and the exclusive solicitation period through and including February 1, 2010. The third motion, approved by the Bankruptcy Court by order dated January 7, 2010 further extended the exclusive deadline to file a plan of reorganization through and including March 4, 2010 and the exclusive solicitation period through and including May 3, 2010.

        On December 4, 2009, the Debtors filed the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Dated as of December 4, 2009 (as amended "the Plan") and the Disclosure Statement for the Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code Dated as of December 4, 2009 (as amended "the Disclosure Statement").

        On January 13, 2010, the Bankruptcy Court approved an order allowing the Debtors' entry into the Backstop Commitment Agreement related to the offering of new senior secured notes and equity through the Plan. The Bankruptcy Court, also on January 13, 2010, approved the Disclosure Statement as containing adequate information as required by section 1125 of the Bankruptcy Code and thus entered the Order (I) Approving the Disclosure Statement; (II) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject the Plan, Including (A) Approving Form and Manner of Solicitation Procedures, (B) Approving the Form and Notice of the Confirmation Hearing, (C) Establishing Record Date and Approving Procedures for Distribution of Solicitation Packages, (D) Approving Forms of Ballots, (E) Establishing Deadline for Receipt of Ballots, and (F) Approving Procedures for Vote Tabulations; (III) Establishing Deadline and Procedures for Filing Objections to (A) Confirmation of the Plan, and (B) the Debtors' Proposed Cure Amounts for Unexpired Leases and Executory Contracts Assumed Pursuant to the Plan; (IV) Approving the Secured Notes Offering Procedures; and (V) Granting Related Relief. The Bankruptcy Court established January 13, 2010 as the record date for purposes of determining which creditors and interest holders are entitled to vote on the Plan and receive materials in connection with the solicitation of votes to accept or reject the Plan, including notices of non-voting status. The voting deadline for the holders of claims and interest holders entitled to vote under the Plan was established by the Bankruptcy Court as February 17, 2010.

        Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for February 24, 2010 at 3:00 p.m. prevailing eastern time before the Honorable Kevin Gross, United States Bankruptcy Court, 824 North Market Street, 6th Floor, Wilmington, Delaware 19801 (the "Confirmation Hearing"). The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before February 17, 2010 at 4:00 p.m., prevailing eastern time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Chapter 11 of the Bankruptcy Code provides that unless the terms of section 1129(b) of the Bankruptcy Code are satisfied, for a bankruptcy court to confirm a Chapter 11 plan as a consensual plan, the holders of impaired claims against a debtor in each class of impaired claims must accept such plan by the requisite majorities set forth in the Bankruptcy Code. An impaired class of claims shall have accepted a chapter 11 plan if (a) the holders of at least two-thirds in amount of the claims in such class actually voting on a plan have voted to accept it, and (b) more than one-half

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

2. Chapter 11 Bankruptcy Proceedings (Continued)

in number of the holders in such class actually voting on the plan have voted to accept it. Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a Chapter 11 plan are entitled to vote to accept or reject such proposed plan. Generally, a claim or interest is impaired under a plan if the holder's legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of claims or equity interests are unimpaired are deemed to have accepted such plan and are not entitled to vote to accept or reject the proposed plan. In addition, classes of claims or equity interests in which the holders of claims or equity interests will not receive or retain any property on account of their claims or equity interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. Under circumstances specified in the so-called "cramdown" provisions of Section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan even if such plan has not been accepted by all impaired classes. The precise requirements and evidentiary showing for confirming a Chapter 11 plan notwithstanding its rejection by one or more impaired classes of claims or equity interests depends upon a number of factors, including the status and seniority of the claims or equity interests, in the rejecting class—i.e., secured claims or unsecured claims, subordinated or senior claims, or common stock.

        Under the priority scheme established by the Bankruptcy Code, unless creditors agree otherwise, post-petition liabilities and pre-petition liabilities must be satisfied in full before stockholders of the Debtors are entitled to receive any distribution or retain any property under a plan of reorganization. The ultimate recovery, if any, to creditors and stockholders of the Debtors will not be determined until confirmation and consummation of a plan of reorganization. No assurance can be given as to what values, if any, will be ascribed in the Bankruptcy Cases to each of these constituencies or what types or amounts of distributions, if any, they would receive. Under the proposed Plan of Reorganization, if confirmed, the existing outstanding common stock of Aventine Renewable Energy Holdings, Inc. will be terminated and 8,550,000 shares of new common stock will be issued. Accordingly, the Debtors urge that appropriate caution be exercised with respect to existing and future investments in any of the Company's common stock or any of the Company's liabilities.

        Although the Debtors filed the Plan, which provides for emergence from Chapter 11 some time in the future, there can be no assurance that the Plan, or any other Chapter 11 plan, will be confirmed by the Bankruptcy Court, or that any such Chapter 11 plan will be consummated. In order to successfully emerge from Chapter 11, the Debtors will need to, among other things, obtain alternative financing to replace the DIP Facility. The Company has filed the Disclosure Statement, which was approved by the Bankruptcy Court as containing adequate information under section 1125 of the Bankruptcy Code, and the Plan, that includes a backstop lending agreement, which may be confirmed at a hearing on February 24, 2010.

        The Debtors have incurred and will continue to incur significant costs associated with the reorganization. The amount of these costs, which are being expensed as incurred, are expected to significantly affect the Debtors' results of operations.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

2. Chapter 11 Bankruptcy Proceedings (Continued)

Going Concern Matters

        The ability of the Company to continue as a going concern is dependent upon, among other things, (i) the Company's ability to comply with the terms and conditions of the DIP Facility; (ii) the ability of the Company to maintain adequate cash on hand; (iii) the ability of the Company to generate cash from operations; (iv) the ability of the Company to obtain confirmation of and to consummate a plan of reorganization under the Bankruptcy Code; (v) the cost and outcome of the reorganization process; (vi) the Company's ability to obtain alternative financing; and (vii) the Company's ability to achieve profitability. Uncertainty as to the outcome of these factors raises substantial doubt about the Company's ability to continue as a going concern. The Company is currently evaluating various courses of action to address the issues the Company is facing. There can be no assurance that any of these efforts will be successful.

        The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of our Chapter 11 proceedings. In particular, the financial statements do not purport to show (i) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (ii) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (iii) as to shareowners' equity accounts, the effect of any changes that may be made in our capitalization; or (iv) as to operations, the effect of any changes that may be made to our business.

        We have prepared the consolidated financial statements in accordance with Accounting Standards Codification 852, Reorganizations ("ASC 852"). This guidance requires that the financial statements, for periods subsequent to the Chapter 11 filing, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the bankruptcy proceedings are recorded in reorganization items on the accompanying Consolidated Statements of Operations. In addition, pre-petition obligations that may be impacted by the bankruptcy reorganization process have been classified on the Consolidated Balance Sheet at December 31, 2009 in "pre-petition liabilities subject to compromise." These liabilities are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts.

3. Summary of Significant Accounting Policies

Financial Statement Presentation

        As a result of our bankruptcy filing, we have applied the authoritative guidance of ASC 852 in preparing the 2009 consolidated financial statements. ASC 852 requires that the financial statements for periods subsequent to a chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business (see Note 12).

        ASC 852 also requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts (see Note 13).

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Aventine and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

        Prior to October 13, 2008, Aventine owned 78.4% of Nebraska Energy, L.L.C. ("NELLC") and the remaining 21.58% of NELLC was owned by Nebraska Energy Cooperative ("NEC"). Aventine included in its consolidated financial statements all of the revenues and expenses of NELLC and the interest therein of NEC was reflected as non-controlling interest.

        On October 13, 2008, the Company completed its purchase of the 21.58% of NELLC that it did not already own from NEC. The Company issued 1 million shares of its common stock, resulting in a purchase price of $6.8 million, including related costs. As a result of the acquisition, the Company fully consolidates its interest in NELLC for all periods subsequent to the purchase date.

        The purchase was accounted for under the purchase method of accounting in accordance with the provisions of FAS 141, Business Combinations. The purchase accounting allocation related to the acquisition has been recorded in the accompanying consolidated financial statements as of, and for the period subsequent to October 13, 2008. The estimated fair value of assets acquired and liabilities assumed was $10.4 million and $1.7 million, respectively. The excess of the fair value of the acquired net assets over the purchase price was allocated to reduce the carrying values of net book value of property, plant, and equipment by $1.9 million.

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Industry Segments

        We operate in one reportable segment, the manufacture and marketing of fuel-grade ethanol.

Revenue Recognition

        Revenue is generally recognized when title to products is transferred to an unaffiliated customer as long as the sales price is fixed or determinable and collectability is reasonably assured. For the majority of sales, this generally occurs after the product has been offloaded at the customers' site. For others, the transfer of title occurs at the shipment origination point. The majority of sales are invoiced at the final per unit price which may be a previously contracted fixed price or a market price at the time of shipment. Other sales are invoiced and the initial receipts are collected based upon a provisional price, and such sales are adjusted to a final price in the same month based upon a monthly-average spot market price. Sales are made under normal terms and usually do not require collateral.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

        Historically, the Company has also marketed ethanol for other third-party producers. Revenues from such non-Company produced gallons are generally recorded on a gross basis in the accompanying statements of operations, as the Company takes title to the product, assumes all risks associated with the purchase and sale of such gallons and is considered the primary obligor on the sale. Transactions entered into with the same counterparty which have been negotiated in contemplation of one another are recorded on a net basis. This activity was significantly reduced due to the termination of our marketing alliance in late 2008 and early 2009 and a substantial reduction in purchase/resale activity in 2009.

        The majority of sales are based upon freight cost being paid by the buyer, and the Company excludes such freight costs from its financial statements. The remaining sales are based upon a delivered price, including freight, and the Company does recognize such freight costs in the financial statements. Revenue recognized from delivered sales includes the product sale, cost of delivery, plus any respective motor fuel taxes, while revenue recognized from non-delivered sales would exclude the cost of delivery.

Cash Equivalents

        We consider all highly liquid short-term investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Accounts Receivable and Concentration of Credit Risk

        Accounts receivable are recorded on a gross basis, with no discounting, less an allowance for doubtful accounts. Management estimates the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts.

        The Company sells ethanol to most of the major integrated oil companies and a significant number of large, independent refiners and petroleum wholesalers. Our trade receivables result primarily from our ethanol marketing operations. As a general policy, collateral is not required for receivables, but customers' financial condition and creditworthiness are evaluated regularly. Credit risk concentration related to our accounts receivable results from our top 10 customers having generated 54.7% and 47% of our consolidated net sales for the years ended December 31, 2009 and 2008, respectively.

        In 2009, Biourja Trading accounted for 10.5% and Exxon Mobil accounted for 11.1% of our Net sales. No other customers in 2009 represented more than 10% of our consolidated net sales volume. No customers in 2008 or 2007 represented more than 10% of our consolidated net sales volume.

Labor Concentration

        Approximately 55% of our full-time employees at December 31, 2009 (comprised of the hourly employees at our Illinois facilities) are covered by a collective bargaining agreement between our subsidiary, Aventine Renewable Energy, Inc., and the United Steelworkers International Union, Local 7-662. Our contract with the Union is scheduled to expire on October 31, 2010.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using a weighted average first-in-first-out ("FIFO") method for gallons produced at our plants, gallons purchased from our marketing alliance partners and other gallons purchased for resale when applicable. Inventory costs include expenditures incurred bringing inventory to its existing condition and location.

Property, Plant and Equipment

        Newly acquired land, buildings and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets, generally on the straight-line method for financial reporting purposes (furniture and fixtures 3—20 years, machinery and equipment 5—25 years, storage tanks 25—30 years, and buildings and improvements 20—45 years), and on accelerated methods for tax purposes.

Impairment of Long-Lived Assets

        Long-lived assets are evaluated for impairment under the provisions of ASC 360, Property, Plant and Equipment. When facts and circumstances indicate that long-lived assets used in operations may be impaired, and the undiscounted cash flows estimated to be generated from those assets are less than their carrying values, an impairment charge is recorded equal to the excess of the carrying value over fair value.

Investments in Marketing Alliances

        We have previously made non-controlling investments in other ethanol producers. Investments made by the Company in other ethanol producers are recorded on the cost basis and aggregated $1 million as of December 31, 2008. All such investments were sold during 2009 with a recognized gain of $1 million.

Available for sale securities

        In 2008, Indiana Bio-Energy, LLC ("IBE"), one of our cost basis investees, was acquired by Green Plains Renewable Energy ("GPRE"). Our investment in IBE was valued at December 31, 2007 at our initial investment cost of $5.0 million. On October 15, 2008, IBE merged with GPRE, a publically held company whose shares are traded on the NASDAQ national market, and our $5.0 million original investment was converted to 365,999 shares of GPRE stock. On October 15, 2008, we recorded a loss of $2.8 million on the exchange and reduced the value of our investment from $5.0 million to $2.2 million, which was the market price of the GPRE shares at that date. As our investment in GPRE shares is considered an available for sale investment in accordance with ASC 320, we recognized an other than temporary loss of $1.5 million on December 31, 2008. In making our determination that the loss in GPRE stock was other than temporary, we considered our lack of ability and intent to hold this security to recover its value given our liquidity situation at that time. Available for sale securities are presented in the balance sheet at fair market value. Cumulative unrealized holding gains and losses are presented in "Accumulated other comprehensive income (loss)" in the stockholders' equity section of our consolidated balance sheets. The market value of our investment in GPRE at December 31, 2009 based upon the closing price of GPRE stock on the last trading day of 2009 was $5.4 million.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Employment-Related Benefits

        Employment-related benefits associated with pensions and postretirement health care are expensed as actuarially determined. The recognition of expense is impacted by estimates made by management, such as discount rates used to value certain liabilities, investment rates of return on plan assets, increases in future wage amounts and future health care costs. The Company uses third-party specialists to assist management in appropriately measuring the expense and liabilities associated with employment-related benefits.

        We determine our actuarial assumptions for the pension and post retirement plans, after consultation with our actuaries, on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year. The discount rate assumption is determined based on a spot yield curve that includes bonds that are rated Corporate AA or higher with maturities that match expected benefit payments under the plan.

        The expected long-term rate of return on plan assets reflects projected returns for the investment mix that have been determined to meet the plans' investment objectives. The expected long-term rate of return on plan assets is selected by taking into account the expected weighted averages of the investments of the assets, the fact that the plan assets are actively managed to mitigate downside risks, the historical performance of the market in general and the historical performance of the retirement plan assets over the past ten years.

Income Taxes

        Under ASC 740, deferred tax liabilities and assets are recorded for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. Property, plant and equipment, stock-based compensation expense and investments in marketing alliance partners are the primary sources of these temporary differences. Deferred income taxes also includes net operating loss and capital loss carryforwards. The Company establishes valuation allowances to reduce deferred tax assets to amounts it believes are realizable and contingency reserves for implemented tax planning strategies. These valuation allowances and contingency reserves are adjusted based upon changing facts and circumstances.

Earnings Per Common Share

        Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share is calculated by including the effect of all dilutive securities, including stock options. To the extent that stock options and unvested restricted stock are anti-dilutive, they are excluded from the calculation of diluted earnings per share.

Derivatives and Hedging Activities

        Our operations and cash flows are subject to fluctuations due to changes in commodity prices. Historically, we have used derivative financial instruments to manage commodity prices. Derivatives used were primarily commodity futures contracts, swaps and option contracts. No derivative financial instruments have been approved by the Bankruptcy Court for use by the Company.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

        We applied the provisions of ASC 815, Derivatives and Hedging, for the Company's derivatives. These futures contracts were not designated as hedges and, therefore, were marked to market each period, with corresponding gains and losses recorded in other non-operating income. The fair value of these derivative instruments was recognized in other current assets or liabilities in the Consolidated Balance Sheet, net of any cash received from the brokers.

        ASC 815 requires a company to evaluate contracts to determine whether the contracts are derivatives. Certain contracts that meet the literal definition of a derivative under ASC 815 may be exempted from the accounting and reporting requirements of ASC 815 as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. The Company elects to designate its forward purchases of corn and natural gas and forward sales of ethanol as normal purchases and normal sales under ASC 815. Accordingly, these contracts are not reflected in the consolidated financial statements until execution. As a result, we have significantly reduced our hedging activity since the first quarter of 2009.

Fair Values of Financial Instruments

        We use the following methods in estimating fair value disclosures for financial instruments:

        Cash and equivalents, accounts receivable and accounts payable:    The carrying amount reported in the Consolidated Balance Sheets approximates fair value.

        Revolving credit facility and long-term debt:    The carrying amount of our borrowings under our revolving credit facilities approximates fair value. The fair value of our senior unsecured 10% fixed-rate notes are based upon quoted closing market prices at year-end.

        Commodity derivatives:    Commodity derivative instruments entered into periodically by the Company consist of futures contracts, swaps and option contracts. The fair value of these commodity derivative instruments are determined by reference to quoted market prices.

        Available for sale securities:    Available for sale securities consist of a common stock investment in exchanged traded securities and the fair value of these securities is determined using quoted market prices at year-end.

Environmental Expenditures

        Environmental expenditures that pertain to our current operations and relate to future revenue are expensed or capitalized consistent with our capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations, and that do not contribute to future revenue, are expensed.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

Research and Development Costs

        Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The amounts charged to expense were approximately $0.0 million, $0.1 million and $0.3 million for the years ended 2009, 2008 and 2007, respectively.

Recent Accounting Pronouncements

        On July 1, 2009, the FASB Accounting Standards Codification became the single source of authoritative U.S. GAAP (other than rules and interpretive releases of the U.S. Securities and Exchange Commission). The Codification is topically based with topics organized by ASC number and updated with Accounting Standards Updates ("ASUs"). ASUs replace accounting guidance that was historically issued as Statements of Financial Accounting Standards ("SFAS"), FASB Interpretations ("FIN"), FASB Staff Positions ("FSP"), Emerging Issue Task Force ("EITF") Abstracts and other types of accounting standards. The Codification became effective July 1, 2009 for the Company and disclosures within this report have been updated to reflect the change.

        ASC 715 requires enhanced disclosures about plan assets in an employer's defined benefit pension or other post-retirement plan. These disclosures are intended to provide users of financial statements with a greater understanding of how investment allocation decisions are made, the major categories of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets and significant concentrations of risk within plan assets. We adopted this pronouncement in 2009.

        ASC 810 changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. Previously, net income attributable to the noncontrolling interest generally was reported as an expense or other deduction in arriving at consolidated net income. This Statement was effective for us as of January 1, 2009. The presentation and disclosure requirements of this statement are applied retrospectively for all periods presented.

        ASC 855 establishes general standards of accounting for disclosing events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. We adopted ASC 855 in the second quarter of 2009.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

3. Summary of Significant Accounting Policies (Continued)

        In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires new disclosures and clarifies some existing disclosures regarding fair value measurements. ASU 2010-06 is effective in the first quarter of 2010.

4. Related Party Transactions

        As of May 30, 2003, the date we were acquired from the William's Companies, Aventine's principal shareholders were the Morgan Stanley Capital Partners ("MSCP") funds. Morgan Stanley Investment Management, Inc. subsequently entered into definitive agreements under which Metalmark Subadvisor LLC, an affiliate of Metalmark, an independent private equity firm established by former principals of MSCP, manages the MSCP funds on a sub-advisory basis. In January 2008, substantially all of the employees of Metalmark became employees of Citi Alternative Investments, Inc., although Metalmark remains an independent entity owned by those individuals and continues to manage the applicable MSCP funds on a sub-advisory basis. The MSCP funds owned 27.5% of our common stock at December 31, 2008 and 2009.

        Two of the Company's directors are currently employees of Metalmark. Our amended and restated certificate of incorporation provides that directors may not be removed from office by the stockholders except for cause and only by an affirmative vote of the holders of not less than 85% of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors.

        In exchange for providing professional expertise, services, consulting, or advice in accordance with an agreement entered into with one of the MSCP funds prior to the MSCP funds' acquisition of the Company, the directors received Class B units in Aventine Holdings LLC (Aventine Holdings, LLC is the investment vehicle in which MSCP holds the common stock of the Company). Class B units have no voting rights, participate in distributions only after a specified threshold is met, and are subject to certain additional limitations.

5. Inventories

        Inventories are as follows at December 31:

(In thousands)	2009	2008
Finished products	$16,409	$76,968
Work-in-process	2,430	2,568
Raw materials	2,938	3,600
Supplies	2,460	2,285

Totals	$24,237	$85,421

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

6. Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets are as follows at December 31:

(In thousands)	2009	2008
Prepaid motor fuel taxes and other miscellaneous receivables	$—	$3,667
Fair value of derivative instruments	—	1,521
Prepaid insurance	3,257	1,435
Deferred income taxes current	—	1,593
Prepaid inventory	1,197	512
Prepaid benefits	279	364
Prepaid utility deposits	926	—
Other prepaid expenses	778	1,106
Other current assets	886	—

Totals	$7,323	$10,198

7. Fair Value Measurements

ASC 820

        The Company adopted ASC 820 effective January 1, 2008 for financial assets and liabilities measured at fair value on a recurring basis. The Company adopted ASC 820 for nonfinancial assets and nonfinancial liabilities effective January 1, 2009. ASC 820 applies to all financial assets and financial liabilities that are being measured and reported on a fair value basis. There was no impact of adoption of ASC 820 to the consolidated balance sheet or statement of operations. ASC 820 establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires that fair value measurements be classified and disclosed in one of the following three categories:

  •
  Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

  •
  Level 2: Quoted prices in markets that are not active, for inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

  •
  Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

        In October 2008, the FASB issued FSP 157-3 ("FSP 157-3"), Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP 157-3 clarifies the application of ASC 820 in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS No. 157. There was no impact upon the adoption of FSP 157-3 to the consolidated financial statements or the fair values of our financial assets and liabilities.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

7. Fair Value Measurements (Continued)

        The following table summarizes the valuation of our financial instruments which are carried at fair value by the above ASC 820 pricing levels as of December 31, 2009:

		Fair Value Measurements at the Reporting Date Using
	Fair Value at December 31, 2009	Quoted Prices in Active Markets Using Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$52,585	$52,585	$—	$—
Available for sale securities	5,442	5,442	—	—

        The Company did not hold any financial assets requiring the use of Level 2 or Level 3 inputs during 2009.

        In 2008, the Company recorded losses from Level 3 assets (auction rate securities) of $30.1 million. In addition, the Company also sold auction rate securities prior to these assets being classified as Level 3 assets incurring a loss of $1.5 million. The total losses incurred by the Company in 2008 related to auction rate securities were $31.6 million. This loss was included in "loss on sale of auction rate securities" in the Consolidated Statement of Operations. The Company held no auction rate securities as of December 31, 2008 or 2009.

        The Company recorded net gains of $1.2 million and $17.1 million, respectively, for the full-years ended December 31, 2009 and 2008 under "other non-operating income" in the Condensed Consolidated Statements of Operations for the changes in the fair value of its derivative transactions.

        The Company recorded a loss of $4.3 million for the year-ended December 31, 2008 relating to an other than temporary investment loss in a marketing alliance partner, now classified as available for sale. The 2008 loss was recorded in the Condensed Consolidated Statements of Operations as "Loss on marketing alliance investment."

ASC 825

        The Company adopted ASC 825 effective January 1, 2008. We have not elected the fair value option for any of our financial assets or liabilities.

        The carrying value of other financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities and amounts owed under our secured revolving credit facility approximate fair value due to their short maturities or variable-rate nature of the respective balances. The following table presents the other financial instruments that are not carried at fair value but which require fair value disclosure as of December 31, 2009 and 2008.

	As of December 31, 2009		As of December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Investment in other ethanol producers, at cost	—	—	$1,000	n/a
Commodity margin deposits	—	—	$1,521	$1,521
Senior Unsecured Notes	$(300,000)	$(267,000)	$(300,000)	$(49,500)

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

7. Fair Value Measurements (Continued)

        Prior to 2008, the Company's investments in minority positions of other ethanol operating companies have historically been recorded at cost, as these investments were in non-publicly traded companies for which it was not practical to estimate a fair value. In October 2008, one of the investments made by the Company was exchanged for shares in a NASDAQ listed publicly traded entity which we recorded at fair value.

8. Property, Plant and Equipment

        Property, plant and equipment at December 31 are as follows:

(In thousands)	2009	2008
Land and improvements	$1,659	$1,659
Building and improvements	5,391	5,391
Machinery and equipment	134,164	132,700
Storage tanks	4,634	3,108
Furniture and fixtures	25	25
Less accumulated depreciation	(50,082)	(35,715)

Totals	$95,791	$107,168

Construction-in-progress	$493,258	$493,969

        Depreciation expense in 2009, 2008 and 2007 was $14.4 million, $14.5 million and $12.6 million, respectively.

        In 2008, we recorded an impairment charge of $1.6 million relating to our decision to indefinitely suspend development of our Pekin III facility.

        Construction-in-progress at December 31, 2009 includes $23.2 million of capitalized costs which are due to the Company's primary construction contractor, Kiewit. This obligation was due in installments through June 2009. Subsequent to December 31, 2008, the Company ceased making payments to Kiewit on amounts owed and Kiewit has filed liens against the construction projects. On March 9, 2009, the Company received a notice from Kiewit cancelling the engineering, construction and procurement contracts for the Aurora West and Mt. Vernon expansion projects, referencing our failure to make a payment under the change order agreements dated December 31, 2008. As a result, all remaining payments due to it and its sub-contractors totaling $23.2 million at December 31, 2009 are due and payable. Under our proposed Plan of Reorganization, we intend to pay $17.9 million in cash and issue a note payable to Kiewit for the remainder of $5.3 million.

        Under the proposed Plan of Reorganization, it is contemplated that the expansion projects at Mt. Vernon and Aurora West, on which construction has been suspended, will be completed following emergence from Bankruptcy.

        The 2009 construction accrual has been treated as a non-cash item in the accompanying Statement of Cash Flows.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

9. Restricted Cash

        Restricted cash of $7.5 million at December 31, 2009 represents cash held in segregated bank accounts of the Company, which is set aside as collateral to fund certain letters of credit and utility deposits.

10. Other Assets

        Other assets at December 31 are as follows:

(In thousands)	2009	2008
Deferred debt issuance costs	$396	$6,668
Prepaid utility costs and deposits	9,470	—

Totals	$9,866	$6,668

        Deferred debt issuance costs are subject to amortization. Remaining deferred debt issuance costs of $0.4 million at December 31, 2009 related to our secured revolving credit facility and our debtor-in-possession debt facility will be fully amortized by the end of the first quarter of 2010.

        In conjunction with the construction of our new ethanol plant at Mt. Vernon, Indiana, the Company negotiated with certain utility providers to extend an existing natural gas pipeline to supply power for and construct electrical infrastructure for the new Mt. Vernon facility. In order to provide adequate assurance for the construction costs of the pipeline and electrical infrastructure, the Company, under its secured revolving credit facility, issued letters of credit to the utility providers in the aggregate amount of $15.3 million. As a result of our suspending construction and our Bankruptcy Filing, one of the utility providers noted above has drawn $9.0 million on its respective letter of credit. A second utility provider has filed a claim under the Company's bankruptcy proceedings and also filed a mechanic's lien on the Company's Mt. Vernon facility, which is partially collateralized by a letter of credit. The Company expects this $8.2 million claim and related mechanic's lien will be allowed to stand unabated through its bankruptcy confirmation proceedings. Accordingly, the Company has reflected prepaid utility costs and deposits equal to its obligations to utility providers under drawn letters of credit and secured liens, excluding cash funded letters of credit described below. We expect the prepaid utility costs and deposits to reduce cash outlays for future utility demand charges to the Company or a potential buyer once the Mt. Vernon facility has been completed and is operational. Should the Mt. Vernon facility not be completed, we may be unable to recover any amounts and would be required to reduce the value of this asset to zero.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

11. Other Current Liabilities

        Other current liabilities are as follows at December 31:

(In thousands)	2009	2008
Deferred revenue	$4,513	$8,425
Accrued sales taxes	10	339
Deferred income taxes	—	507
Accrued property taxes	817	575
Other accrued operating expenses	65	54
Reserve for uncertain tax positions (See Note 20)	855	—
Accrued interest on uncertain tax positions (See Note 20)	19	—

Totals	$6,279	$9,900

12. Debt

        The following table summarizes the Company's outstanding debt at December 31:

(In thousands)	2009	2008
Senior unsecured 10% notes due April 2017	$300,000	$300,000
Secured revolving credit facility	27,765	52,200
Debtor-in-possession debt facility	15,000	—

	342,765	352,200
Less: reclassification to pre-petition liabilities subject to compromise	(300,000)	—
Less: short-term borrowings	(42,765)	(352,200)

Total long-term debt	$—	$—

Senior Unsecured Notes

        As of December 31, 2009, the Company had outstanding $300 million aggregate principal amount of Senior Unsecured Notes. The Notes were issued pursuant to an indenture dated as of March 27, 2007, between the Company and Wells Fargo Bank, N.A., as trustee and were exchanged for registered notes with the same terms on August 10, 2007. The Notes are general unsecured obligations of the Company and its subsidiaries. In April 2009, Deutsche Bank National Trust Company replaced Wells Fargo Bank as Successor Indenture Trustee. As a result of the Bankruptcy Filing, the outstanding principal amount of the Notes and accrued interest thereon became immediately due and payable, and the Notes have been reclassified to "pre-petition liabilities subject to compromise" (see Note 14). The Company discontinued the accrual of interest on these Notes beyond the petition date of April 7, 2009. Contractual interest expense not recorded from April 8, 2009 through December 31, 2009 would have totaled $21.9 million.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

12. Debt (Continued)

Secured Revolving Credit Facility

        As of December 31, 2009, $9.6 million in letters of credit and $27.8 million in revolving loans were outstanding under our pre-petition amended secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent and a lender. As a result of our Bankruptcy Filing, all the commitments under the Company's pre-petition secured revolving credit facility automatically terminated, and the principal of the loans and the reimbursement obligations then outstanding, together with accrued interest thereon and any unpaid fees and all other obligations of the borrowers accrued under the applicable loans documents, became immediately due and payable, subject to the automatic stay provisions of Section 362 of the Bankruptcy Code. As a result, there is no longer any liquidity available to us under this facility. Amounts owed under the Company's pre-petition secured revolving credit facility have not been included in "pre-petition liabilities subject to compromise" as the secured debt is adequately collateralized. The Secured Revolving Credit Facility is collateralized by a first security lien on essentially all of the Company's assets, except for assets of the Mt. Vernon facility. The Company continues to accrue and pay interest on this credit facility in accordance with the Bankruptcy Court's final debtor-in-possession financing order. As of December 31, 2009, the Company holds a restricted cash account totaling $7.0 million providing collateral protection to the pre-petition lenders for certain outstanding letters of credit issued under this facility as provided for in a stipulation agreement among the Company, its pre-petition secured lenders, and the DIP Facility lenders.

        Prior to our Bankruptcy Filing, availability under the secured revolving credit facility was determined via a borrowing base, which includes a percentage of eligible receivables and inventory, and no more than $10 million of property, plant and equipment. Effective with the bankruptcy petition date and related automatic termination of commitments as discussed above, the Company has no borrowing availability under its secured revolving credit facility.

        Prior to our Bankruptcy Filing, borrowings on the amended facility generally bore interest, at our option, at the following rates (i) the Eurodollar rate or the LIBO rate plus a margin of 4.5%, with a LIBO rate minimum of 3%, or (ii) the greater of the prime rate or the federal funds rate plus 0.50% (with a minimum rate of LIBOR plus 2.25%), plus a margin of 3.25%. In addition, the following fees were also applicable: an unused commitment fee of 0.50% on unused borrowing availability, an outstanding letters of credit fee of 4.625%, and administrative and legal costs.

        Effective with the Bankruptcy Filing, the interest rate on the revolving credit facility loan reverted to a default rate of 10.5% per annum, while fees for outstanding letters of credit reverted to a default rate of 6.625% per annum. Accrued interest and other fees are payable monthly.

Debtor-in-possession Debt Facility

        As of December 31, 2009, the Company has drawn $15 million of its $30 million DIP Facility. The DIP Facility provides for a first priority term loan in a maximum aggregate principal amount of up to $30 million. Proceeds of the DIP Facility can be used, among other things, to (i) fund the working capital and general corporate needs of the Debtors and the costs of the Bankruptcy Cases in accordance with an approved budget, and (ii) provide adequate protection, in accordance with the terms of the DIP Facility, to the pre-petition agent and pre-petition lenders under the Company's existing credit facilities. The DIP Facility bears interest at 16.5%. The maturity date of the DIP Facility is April 6, 2010, or upon the occurrence of certain pre-defined events including emergence from

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

12. Debt (Continued)

bankruptcy. The DIP Facility is secured by a super-priority administrative expense claim on our assets. As of December 31, 2009, the Debtors are in compliance with the terms of the DIP Facility. The Company accrues and pays interest expense on this DIP Facility in accordance with the Bankruptcy Court's final order approving the DIP Facility.

13. Reorganization Items

        ASC 852 requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under Chapter 11. The Debtors' reorganization items during 2009 consist of the following:

(in thousands)	Year ended December 31, 2009
Provision for rejected executory contracts and leases	$26,403
Professional fees directly related to reorganization(a)	7,449
Interest income	(3)
Other(b)	(1,409)

Total reorganization items	$32,440

(a)
Professional fees directly related to the reorganization include post-petition fees associated with advisors to the Debtors, the statutory committee of unsecured creditors and certain secured creditors. Professional fees are estimated by the Debtors and will be reconciled to actual invoices when received.

(b)
Other includes gains on the settlement of pre-petition critical vendor claims for less than amounts owed and other adjustments.

14. Pre-Petition Liabilities Subject to Compromise

        Pre-petition liabilities subject to compromise refers to unsecured obligations that will be accounted for under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed. ASC 852 requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. These liabilities represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any potential collateral securing the claims, proofs of claim, or other events. Pre-petition liabilities subject to compromise also include certain items that may be assumed under the plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise. At hearings held in April 2009, the Court granted final approval of many of the Debtors' First Day Motions covering, among other things, human capital obligations, supplier relations, insurance, customer relations, business operations, certain

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

14. Pre-Petition Liabilities Subject to Compromise (Continued)

tax matters, cash management, utilities, case management and retention of professionals. Obligations associated with these matters are not classified as pre-petition liabilities subject to compromise.

        In accordance with ASC 852, debt issuance costs associated with borrowing classified as pre-petition liabilities subject to compromise should be viewed as valuation adjustments to the related debt. When the debt has become an allowed claim and the allowed claim differs from the net carrying amount of the debt, the recorded amount should be adjusted to the amount of the allowed claim (thereby adjusting existing debt issuance costs to the extent necessary to report the debt at this allowed amount). Through December 31, 2009, the Bankruptcy Court had not classified any of the Debtors' outstanding debt as allowed claims. The Company has classified the Debtors' Notes as "pre-petition liabilities subject to compromise" on the Condensed Consolidated Balance Sheet. The Company has not adjusted debt issuance costs, totaling $5.8 million at December 31, 2009, related to the Debtors' Notes, but has classified these costs as "pre-petition liabilities subject to compromise." The Company may be required to expense these amounts or a portion thereof upon determination of the allowed claim by the Bankruptcy Court.

        The Debtors have rejected certain pre-petition executory contracts and unexpired leases with respect to the Debtors' operations with the approval of the Bankruptcy Court and may reject additional agreements in the future. Damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and will be classified as "pre-petition liabilities subject to compromise." Holders of pre-petition claims (excluding governmental entities holding governmental claims) were required to file proofs of claims by the "general bar date", which was September 8, 2009. A bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 cases on account of such claims. Creditors were notified of the general bar date and the requirement to file a proof of claim with the Bankruptcy Court. Differences between liability amounts estimated by the Debtors and claims filed by creditors are being investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowable claim. The determination of how liabilities will ultimately be treated cannot be made until the Bankruptcy Court approves a Chapter 11 plan of reorganization. Accordingly, the ultimate amount or treatment of such liabilities is not determinable at this time. Amounts recorded at December 31, 2009 are the Company's best estimate of the amounts that the Bankruptcy Court will allow as a claim.

        Pre-petition liabilities subject to compromise consist of the following at December 31:

(In thousands)	2009
10% senior unsecured notes due 2017	$300,000
Provision for rejected executory contracts and other accruals	26,403
Pre-petition accounts payable	29,451
Accrued interest on Notes	15,500
Unamortized issuance costs of 10% senior unsecured notes	(5,805)

Total pre-petition liabilities subject to compromise	$365,549

        Pre-petition liabilities subject to compromise include trade accounts payable related to pre-petition purchases. As a result, the Company's cash flows from operations were favorably affected by the stay of

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

14. Pre-Petition Liabilities Subject to Compromise (Continued)

payment related to these accounts payable. Accrued interest represents amounts due on the Notes as of the Petition Date. No interest has been accrued on the Notes subsequent to the Petition Date because such amounts are not expected to become part of an allowed claim.

15. Other Long-Term Liabilities

        Other long-term liabilities at December 31 are as follows:

(In thousands)	2009	2008
Unfunded postretirement benefit obligation	$1,984	$1,834
Unfunded pension liability	442	1,491
Pre-petition liabilities not compromised	11,501	—
Reserve for uncertain tax positions (See Note 20)	—	848
Accrued interest on uncertain tax positions (See Note 20)	—	26

Totals	$13,927	$4,199

        The pre-petition liabilities not compromised consist of pre-petition accounts payable secured by liens, and pre-petition payables which are priority claims and will be paid in full.

16. Interest Expense

        The following table summarizes interest expense:

	Year Ended December 31,
(in thousands)	2009	2008	2007
Interest expense—senior unsecured notes	$8,083	$30,000	$22,833
Interest expense—revolving credit facility	2,464	188	3
Interest expense—debtor in possession debt facility	1,785	—	—
Amortization of deferred debt issuance costs	2,343	943	693
Other	22	5	7
Less capitalized interest	—	(26,059)	(7,296)

Total interest expense	$14,697	$5,077	$16,240

        The Company discontinued the accrual of interest on the senior unsecured notes beyond the Petition Date of April 7, 2009.

        The capitalization of interest expense was discontinued when construction on the Mt. Vernon and Aurora West expansion facilities was suspended in December 2008.

17. Retirement and Pension Plans

        We have 401(k) plans covering substantially all of our employees. We provide, at our discretion, a match of employee salaries contributed to the plans. We recorded expense with respect to these plans of $0.9 million in 2009, $1.1 million in 2008, and $1.0 million in 2007.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

17. Retirement and Pension Plans (Continued)

Qualified Retirement Plan

        We have a defined benefit pension plan (the "Retirement Plan") that is noncontributory which covers unionized employees at our Pekin, Illinois facility who fulfill minimum age and service requirements. Benefits are based on a prescribed formula based upon the employee's years of service. The Retirement Plan was amended in 2006 to increase the Company's contribution rate for years of service in response to provisions in a new labor agreement between the Company and its unionized employees, which became effective in June 2006.

        The average asset allocations for the Retirement Plan at December 31 are as follows:

	2009	2008
Equity securities	54%	54%
Debt securities	46	36
Cash and equivalents	—	10

Total	100%	100%

        The Company's Pension Committee is responsible for overseeing the investment of the Retirement Plan's assets. The Pension Committee is responsible for determining and monitoring the appropriate asset allocations and for selecting or replacing investment managers, trustees, and custodians. The Retirement Plan's current investment target allocations are 50% equities and 50% debt. The Pension Committee reviews the actual asset allocation in light of these targets periodically and rebalances investments as necessary. The Pension Committee also evaluates the performance of investment managers as compared to the performance of specified benchmarks and peers and monitors the investment managers to ensure adherence to their stated investment style and to the plan's investment guidelines.

        On December 31, 2009, the annual measurement date, the Retirement Plan had a projected accumulated benefit obligation of $9.3 million and the fair value of the plan assets was $8.8 million. In accordance with ASC 715, we recognized the underfunded status of the plan by recording an accrued pension liability of $0.4 million. The offsetting amount charged to accumulated other comprehensive loss adjusts the total in other comprehensive loss to $1.3 million pre-tax, which is the amount of the net unrecognized actuarial loss and unrecognized prior service cost.

        Items not yet recognized as a component of net periodic pension cost and amounts recognized in the Consolidated Balance Sheets are as follows at December 31:

(In thousands)	2009	2008
Funded/(unfunded) status	$(442)	$(1,491)
Amounts recognized in
Long-term liabilities	$(442)	$(1,491)
Deferred taxes	1,039	1,550
Accumulated other comprehensive loss:
Unamortized prior service cost	447	490
Unamortized net actuarial loss/(gain)	2,216	3,483

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

17. Retirement and Pension Plans (Continued)

        The amount of unamortized prior service costs that will be recognized as a component of net periodic pension cost in 2010 is expected to be $42 thousand. The amount of unamortized net actuarial losses that will be recognized as a component of net periodic pension cost in 2010 is expected to be $93 thousand.

        Certain assumptions utilized in determining the benefit obligations for the Retirement Plan for the years ended December 31 are as follows:

	2009	2008
Discount rate	5.87%	6.00%

        A summary of the components of net periodic pension cost for the Retirement Plan for the years ended December 31 is as follows:

(In thousands)	2009	2008	2007
Service cost	$339	$288	$351
Interest cost	508	496	497
Expected return on plan assets	(561)	(716)	(720)
Amortization of net actuarial loss	178	—	25
Amortization of prior service cost	42	42	42

Net periodic pension cost	$506	$110	$195

        We recognized no amortization of our net actuarial loss in 2008, as losses as of January 1, 2008 did not exceed 10% of our projected benefit obligation.

        Certain assumptions utilized in determining the net periodic benefit cost for the years ended December 31 are as follows:

	2009	2008	2007
Discount rate	6.00%	6.50%	5.75%
Expected long-term rate of return on plan assets	7.75%	7.75%	8.50%

        The following table sets forth a reconciliation of the projected benefit obligation for the years ended December 31:

(In thousands)	2009	2008
Benefit obligation at the beginning of the year	$8,805	$7,815
Service costs	339	288
Interest costs	508	496
Actuarial (gain)/loss	20	568
Benefits paid	(391)	(361)

Benefit obligation at the end of the year	$9,281	$8,806

        At December 31, 2009 and 2008, the projected benefit obligation and the accumulated benefit obligation are equal.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

17. Retirement and Pension Plans (Continued)

        The actuarial loss for the year ended December 31, 2009 results primarily from the decrease in the discount rate used in the calculation of the benefit obligation to 6.00% from 6.50%. The actuarial gain for the year ended December 31, 2008 results primarily from the increase in the discount rate used in the calculation of the benefit obligation to 6.50% from 5.75%.

        The following table sets forth a reconciliation of the plan assets for the years ended December 31:

(In thousands)	2009	2008
Fair value of plan assets at the beginning of the year	$7,314	$8,999
Employer contributions	246	880
Actual return on plan assets	1,670	(2,204)
Benefits paid	(391)	(361)

Fair value of plan assets at the end of the year	$8,839	$7,314

        In 2010, we anticipate making contributions totaling $0.8 million.

        The expected future benefits payments for the plan are as follows:

(in thousands)
2010	$416
2011	437
2012	456
2013	493
2014	521
2015 - 2019	$2,934

Plan Assets

        Plan assets are invested using a total return investment approach whereby a mix of equity securities and debt securities are used to preserve asset values, diversify risk and achieve our target investment return benchmark. Investment strategies and asset allocations are based on careful consideration of plan liabilities, the plan's funded status and our financial condition. Investment performance and asset allocation are measured and monitored on an ongoing basis.

        Plan assets are managed in a balanced portfolio comprised of two major components: an equity portion and a fixed income portion. The expected role of Plan equity investments is to maximize the long-term real growth of Fund assets, while the role of fixed income investments is to generate current income, provide for more stable periodic returns and provide some protection against a prolonged decline in the market value of Fund equity investments.

        Equity securities include U.S. and international equity, while fixed income securities include long-duration and high-yield bond funds.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

17. Retirement and Pension Plans (Continued)

        The fair values of our pension plan assets at December 31, 2009 by asset category are as follows:

Asset Category	Market Value at 12/31/09	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Large Cap U.S. Equity Securities(a)	$2,996	$—	$2,996	$—
Small/Mid Cap U.S. Equity Securities(b)	$572	$—	$572	$—
International Equity Securities(c)	$1,047	$—	$1,047	$—
Real Estate Mutual Fund(d)	$145	$—	$145	$—
Debt Securities(e)	$4,079	$—	$4,079	$—

Total Pension Assets	$8,839	$—	$8,839	$—

(a)
This category includes investments in equity securities of large U.S. companies. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

(b)
This category includes investments in equity securities of small and medium sized U.S. companies. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

(c)
This category includes investments in equity securities of foreign companies including emerging markets. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

(d)
This category includes investments in a single mutual fund which invests in real estate. The funds are valued using a publicly quoted market price of the mutual fund, although the value of the separate account is not publicly available.

(e)
This category includes investments in U.S. and foreign investment grade fixed income securities, high yield fixed income securities that are rated below investment grade, U.S. treasury securities, mortgage backed securities and other asset backed securities. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

18. Postretirement Benefit Obligation

        We sponsor a health care plan and life insurance plan (the "Postretirement Plan") that provides postretirement medical benefits and life insurance to certain "grandfathered" unionized employees. The plan is contributory, with contributions required at the same rate as active employees. Benefit eligibility under the plan reduces at age 65 from a defined benefit to a defined dollar cap based upon years of service.

        On December 31, 2009, the annual measurement date, the Postretirement Plan had an accumulated benefit obligation of $2.0 million, which is greater than the accumulated benefit obligation at December 31, 2008 of $1.9 million. The Postretirement Plan is unfunded and has no assets.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

18. Postretirement Benefit Obligation (Continued)

        Items not yet recognized as a component of net periodic post-retirement benefit cost and recognized in the Consolidated Balance Sheets are as follows at December 31:

(In thousands)	2009	2008
Unfunded status	$(2,022)	$(1,863)
Amounts recognized in:
Current liabilities	(38)	(29)
Long-term liabilities	(1,984)	(1,834)
Deferred taxes	(209)	(226)
Accumulated other comprehensive (income)/loss:
Unamortized net actuarial (gain)/loss	(537)	(579)

        We expect to recognize an amortization of net actuarial gain of $24 thousand in 2010. Net periodic postretirement benefit cost for the years ended December 31 includes the following components:

(In thousands)	2009	2008	2007
Service cost	$76	$76	$151
Interest cost	110	106	135
Recognized net actuarial gain (loss)	(36)	(38)	—

Net periodic postretirement benefit cost	$150	$144	$286

        The change in benefit obligation for the years ended December 31 includes the following components:

(In thousands)	2009	2008
Benefit obligation at the beginning of the year	$1,863	$2,339
Service cost	76	76
Interest cost	110	106
Actuarial loss/(gain)	6	(627)
Benefits paid	(32)	(30)

Benefit obligation at the end of the year	$2,023	$1,864

        The weighted-average discount rate used to determine net periodic postretirement benefit cost was 6.0% at December 31, 2009 and 6.5% at December 31, 2008.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

18. Postretirement Benefit Obligation (Continued)

        The expected future benefits payments for the plan are as follows:

(in thousands)
2010	$38
2011	34
2012	40
2013	72
2014	98
2015 - 2019	686

        For purposes of determining the cost and obligation for pre-Medicare postretirement medical benefits, a 13.9% annual rate of increase in the per capita cost of covered benefits (i.e., health care trend rate) was assumed for the plan in 2008, declining to a rate of 5.35% in 2016. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percent change in the assumed health care cost trend rate would have had the following effects:

(In thousands)	1% Increase	1% Decrease
Effect on total of service and interest cost components	$13	$(11)
Effect on postretirement benefit obligation	$156	$(130)

19. Environmental Remediation and Contingencies

        We are subject to extensive federal, state and local environmental laws, regulations and permit conditions (and interpretations thereof), including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. These laws, regulations, and permits require us to incur significant capital and other costs, including costs to obtain and maintain expensive pollution control equipment. They may also require us to make operational changes to limit actual or potential impacts to the environment. A violation of these laws, regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, environmental laws and regulations (and interpretations thereof) change over time, and any such changes, more vigorous enforcement policies or the discovery of currently unknown conditions may require substantial additional environmental expenditures.

        We are also subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes. For instance, soil and groundwater contamination has been identified in the past at our Illinois campus. If any of these sites are subject to investigation and/or remediation requirements, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties. While costs to address contamination or related third-party claims could be significant, based upon currently available information, we are not aware of any material liability relating to contamination or such third party claims. We have not

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

19. Environmental Remediation and Contingencies (Continued)

accrued any amounts for environmental matters as of December 31, 2009. The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could adversely impact our results of operation or financial condition.

        In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in releases of hazardous substances, and may result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damages to natural resources. We maintain insurance coverage against some, but not all, potential losses caused by our operations. Our coverage includes, but is not limited to, physical damage to assets, employer's liability, comprehensive general liability, automobile liability and workers' compensation. We do not carry environmental insurance. We believe that our insurance is adequate for our industry, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that is not covered by insurance could have a material adverse impact on our results of operations and financial condition.

        Our air emissions are subject to the federal Clean Air Act, as amended, and similar state laws which generally require us to obtain and maintain air emission permits for our ongoing operations as well as for any expansion of existing facilities or any new facilities. Obtaining and maintaining those permits requires us to incur costs, and any future more stringent standards may result in increased costs and may limit or interfere with our operating flexibility. In addition, the permits ultimately issued may impose conditions which are more costly to implement than we had anticipated. These costs could have a material adverse effect on our financial condition and results of operations. Because other ethanol manufacturers in the U.S. are and will continue to be subject to similar laws and restrictions, we do not currently believe that our costs to comply with current or future environmental laws and regulations will adversely affect our competitive position among domestic producers. However, because ethanol is produced and traded internationally, these costs could adversely affect us in our efforts to compete with foreign producers not subject to such stringent requirements.

        Federal and state environmental authorities have been investigating alleged excess volatile organic compounds emissions and other air emissions from many U.S. ethanol plants, including our Illinois facilities. The investigation relating to our Illinois wet mill facility is still pending, and we could be required to install additional air pollution control equipment or take other measures to control air pollutant emissions at that facility. If authorities require us to install controls, we would anticipate that costs would be approximately $6.5 million, which would be considerably higher than the approximately $3.4 million we incurred in connection with a similar investigation at our Nebraska facility due to the larger size of the Illinois wet mill facility. In addition, if the authorities determine our emissions were in violation of applicable law, we would likely be required to pay fines. With respect to the investigation of our Nebraska facility, we were required to pay a fine of $40,000. Due to the larger capacity of the Illinois facilities, the fine could possibly be larger. In February 2008, we received a $3.0 million indemnification payment from the former owner of our Nebraska facility relating to the cost of installing environmental controls at that facility in connection with an April 2005 consent decree with state authorities.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

19. Environmental Remediation and Contingencies (Continued)

        We have made, and expect to continue making, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits, including compliance with the U.S. Environmental Protection Agency's ("EPA") National Emissions Standard for Hazardous Air Pollutants, or NESHAP, for industrial, commercial and institutional boilers and process heaters. This NESHAP was issued but subsequently vacated. The vacated version of the rule required us to implement maximum achievable control technology at our Illinois wet mill facility to reduce hazardous air pollutant emissions from our boilers. We expect the EPA will revise the rule to impose more stringent requirements than were contained in the vacated version. In the absence of a final EPA NESHAP for industrial, commercial and institutional boilers and process heaters, we are working with state authorities to determine what technology will be required at our Illinois wet mill facility and when such technology must be installed. We currently cannot estimate the amount that will be needed to comply with any future federal or state technology requirement regarding air emissions from our boilers.

        We currently generate revenue from the sale of carbon dioxide, which is a co-product of the ethanol production process at each of our Illinois and Nebraska facilities. New laws or regulations relating to the production, disposal or emissions of carbon dioxide may require us to incur significant additional costs and may also adversely affect our ability to continue generating revenue from carbon dioxide sales.

20. Income Taxes

        The provision for income taxes for the years ended December 31 consists of the following:

(In thousands)	2009	2008	2007
Current expense (benefit)	$(6,193)	$(10,616)	$5,749
Deferred expense (benefit)	(2,845)	3,118	(5,852)
Interest income (expense)	82	26	(374)

Total income tax expense (benefit)	$(8,956)	$(7,472)	$(477)

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

20. Income Taxes (Continued)

        Reconciliation of differences between the statutory U.S. federal income tax rate and our effective tax rate follows for the years ended December 31:

(In thousands)	2009	%	2008	%	2007	%
Income tax provision (benefit) at federal statutory rate	$(19,325)	35.0	$(19,099)	35.0	$11,663	35.0
Increase/(decrease) in taxes resulting from:
State and local taxes, net of federal benefit	(2,079)	3.7	(1,994)	3.7	947	2.8
FIN 48 recognition of previously unrecognized uncertain tax positions	142	(0.2)	—	—	(8,089)	(24.3)
Tax exempt interest income	—	—	—	—	(2,592)	(7.8)
Goodwill	(678)	1.2	(927)	1.7	—	—
Increase (decrease) in valuation allowances	10,064	(18.2)	16,142	(29.6)	(1,563)	(4.7)
Deferred tax adjustments	—	—	(270)	0.5	—	—
Non-deductible reorganization expense	1,869	(3.4)	—	—	—	—
Indemnification proceeds	—	—	(1,185)	2.2	—	—
Other	1,051	(1.9)	(139)	0.2	(843)	(2.4)

Income tax expense/(benefit)	$(8,956)	16.2	$(7,472)	13.7	$(477)	(1.4)

        Deferred income taxes included in our Consolidated Balance Sheets reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the carrying amount for income tax return purposes.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

20. Income Taxes (Continued)

        Significant components of our deferred tax assets and liabilities are as follows at December 31:

(In thousands)	2009	2008
Current deferred tax asset	$3,305	$1,593
Valuation allowance	(2,326)	—

Net current deferred tax asset	$979	$1,593

Current deferred tax liability	$979	$507

Long-term deferred tax liabilities:
Basis of property, plant and equipment	$4,759	$5,389
Benefit obligations	61	15
Partnership investment	4,744	4,306
Accumulated other comprehensive income	1,031	—
Other	207	—

Long-term deferred tax liability	$10,802	$9,710

Long-term deferred tax assets:
Capital losses	$13,739	$12,324
Unrealized loss on bankruptcy	9,633	—
Investment in marketing alliances	1,213	3,377
Accumulated other comprehensive income	—	1,324
Other	—	531
State NOL's	1,568	—
Stock-based compensation	5,793	7,055
Valuation allowance	(24,080)	(17,345)

Long-term deferred tax assets	$7,866	$7,266

Net long-term deferred tax asset (liability)	$(2,936)	$(2,444)

        The deferred tax provision for 2009, 2008 and 2007 does not reflect the tax effect of $(0.5) million, $(1.1) million and $0.5 million, respectively, resulting from the pension and other postretirement liability components included in accumulated other comprehensive income.

        At December 31, 2009 and 2008, the Company has recorded valuation allowance of $26.4 million and $17.3 million, respectively, on its deferred tax assets to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. Management considered the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment. The deferred tax assets subject to the valuation allowance primarily include tax benefits associated with capital loss on securities, stock-based compensation, excess tax basis over corresponding book basis in available-for-sale securities, and state income tax net operating loss carryforwards.

        At December 31, 2009 and 2008, we had deferred state tax benefits of $1.6 million and $0.5 million, respectively, relating to state net operating loss carryforwards, which are available to offset future state taxable income through 2030. Due to uncertainties regarding realization of the tax benefits,

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

20. Income Taxes (Continued)

a valuation allowance of $1.9 million has been applied against the deferred state tax benefits at December 31, 2009.

        At December 31, 2009, we had a capital loss carryforward of $13.7 million that is available to offset future consolidated capital gains. Due to uncertainties regarding the realization of the capital loss carryforward, a valuation allowance of $13.7 million has been applied against the deferred tax benefit at December 31, 2009.

        The Company adopted accounting guidance for uncertainty in income taxes on January 1, 2007. As of December 31, 2009 and 2008, the Company had unrecognized tax benefits of $0.9 million, none of which would impact the effective tax rate, if recognized. Unrecognized tax benefits are recorded in other current liabilities at December 31, 2009 and other long-term liabilities at December 31, 2008 to conform to the balance sheet presentation requirements of such guidance.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2009	2008
Balance at January 1	$874	$—
Additions based on tax positions related to the current year	—	—
Reductions based on tax positions taken in previous years	—	—
Additions based on tax positions taken in previous years	2,297	874
Settlements	(2,297)	—
Reductions for lapse of statute of limitations	—	—

Balance at December 31	$874	$874

        We include the interest expense or income, as well as potential penalties on unrecognized tax benefits, as components of income tax expense in the condensed consolidated statement of operations. The total amount of accrued interest related to uncertain tax positions at December 31, 2009 was $19 thousand, net of the deferred tax benefit.

        The Company files a federal and various state income tax returns. Our federal income tax returns for 2006 to 2008 are open tax years under the statue of limitations. Our federal income tax returns for 2008 is under examination. We file in numerous state and foreign jurisdictions with varying statues of limitations open from 2005 to 2009.

        In December 2004, the FASB issued Staff Position No. FAS 109-1, Application of SFAS 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities provided by the American Jobs Creation Act of 2004. The Company did not recognize any tax benefits related to the qualified domestic production credit for the years ended December 31, 2009 or 2008. For the year ended December 31, 2007, the Company recognized $0.3 million in tax benefits related to the qualified domestic production credit.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

21. Accumulated Other Comprehensive Income (Loss)

        The components of accumulated other comprehensive loss, net of tax, at December 31, are as follows:

(In thousands)	Pension and post-retirement liabilities	Available-for-sale securities	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2006	$(1,074)	$—	$(1,074)
Pension and postretirement liability adjustment, net of tax of $475	750	—	750

Balance at December 31, 2007	(324)	—	(324)
Pension and postretirement liability adjustment, net of tax of $1,112	(1,746)	—	(1,746)

Balance at December 31, 2008	(2,070)	—	(2,070)

Pension and postretirement liability adjustment, net of tax of $494	773	—	773

Unrealized holding gain on available-for-sale securities, net of tax of $1,860	—	2,909	2,909

Balance at December 31, 2009	$(1,297)	$2,909	$1,612

22. Stockholder Rights Plan

        On December 12, 2005, the Board of Directors (the "Board") adopted a stockholder rights plan under which each common shareholder was issued one preferred share purchase right for each share of common stock outstanding prior to the 144A equity offering. In addition, each share of common stock issued in the offering or after the consummation of the offering will be issued with an accompanying preferred share purchase right. Each right will entitle the holder, under certain circumstances, to purchase one one-thousandth of a share of the Company's Series A participating cumulative preferred stock, par value $0.001 per share, at an initial purchase price of $60.00 per one one-thousandth of a share of Series A participating cumulative preferred stock. The Company may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group acquires beneficial ownership of 20% or more of its common stock but before such party acquires beneficial ownership of 50% or more of its common stock. The Company may also redeem the rights at its discretion at a price of $0.001 per right at any time before a person or party has acquired beneficial ownership of 20% or more of its common stock. The rights will expire on November 30, 2015, unless earlier exchanged or redeemed. Each share of Series A participating cumulative preferred stock that is purchased upon exercise of a right entitles the holder to receive an aggregate quarterly dividend payment of $1.00 or 1,000 times the cash and noncash dividends declared per share of common stock, whichever is greater. As of December 31, 2009, there were no Series A participating preferred stock rights that had been exercised.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

23. Stock-Based Compensation Plans

        As of December 31, 2009, we maintained one stock-based compensation plan, the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan (the "Plan"). Effective January 1, 2006, the Company adopted ASC 718, Compensation—stock compensation, ("ASC 718"), utilizing the modified prospective transition method. ASC 718 requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options and non-vested stock, based on their fair values at the time of grant.

        The Plan was adopted by the Board effective May 30, 2003, and was amended on each of September 6, 2005, December 12, 2005, March 22, 2007 and April 16, 2007. The Plan provides for the grant of awards in the form of stock options, restricted shares or units, stock appreciation rights and other equity-based awards to directors, officers, employees and consultants at the discretion of the Board or the Compensation Committee of the Board. The term of awards granted under the plan is determined by the Board or by the Compensation Committee of the Board, and cannot exceed ten years from the date of grant. The maximum number of shares of common stock that may be issued under the Plan is limited to 6,701,172, provided that no more than 750,000 shares may be granted in the form of stock options or stock appreciation rights to any "covered employee" (as defined under Section 162(m) of the Internal Revenue Code) in any calendar year. Unless terminated sooner, the Plan will continue in effect until May 29, 2013.

        Upon adoption of ASC 718, the Company elected to value its share-based payment awards granted beginning in fiscal year 2006 using a form of the Black-Scholes option-pricing model (the "Option Pricing Model"). The Option Pricing Model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The determination of fair value of share-based payment awards on the date of grant using the Option Pricing Model is affected by our stock price as well as the input of other subjective assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility is normally calculated based upon actual historical stock price movements over the expected option term. Since we had no considerable history of stock price volatility as a public company at the time of the grants, we calculated volatility by considering, among other things, the expected volatilities of public companies engaged in similar industries. Pre-vesting forfeitures prior to June 30, 2008 were estimated using a 3% forfeiture rate. We adjusted the forfeiture rate to 6.4%, 10.7%, 14.2%, and 20.0% as of July 1, 2008, January 1, 2009, July 1, 2009, and October 1, 2009, respectively, to reflect our experience with actual forfeitures. The expected option term is calculated using the "simplified" method permitted by SAB 107. Our options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

        Beginning in 2007, the Company commenced an ongoing long-term incentive program under the Plan. It is anticipated that this program will provide regular annual grants of performance shares. Performance shares are stock units that will be converted to common shares, to the extent earned, at the end of a three-year performance cycle. Under the performance share program, each participant is given a target award expressed as a number of shares, with a payout opportunity ranging from 0% to 150% of the target, depending on the performance relative to pre-determined goals. Under ASC 718, an accounting estimate of the number of these shares that are expected to vest is made and these shares are then expensed utilizing the grant-date fair value of the shares from the date of grant through the end of the performance cycle period.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

23. Stock-Based Compensation Plans (Continued)

        The first performance cycle began on January 1, 2007, and ends on December 31, 2009. The performance goals for the January 1, 2007 to December 31, 2009 performance cycle relate to the growth of the Company as measured by actual equity gallons produced. On May 25, 2007, the Company issued 94,500 performance shares at the target award level to various participants under the Plan. In 2008, we determined that we did not expect to meet the minimum performance criteria relative to the pre-determined goals for the January 1, 2007 to December 31, 2009 performance cycle, as we would not achieve the requisite minimum production of equity gallons to qualify for a payout. As a result, all of the expense totaling $0.8 million previously recorded relative to this performance measurement was reversed in 2008. No expense relative to this performance cycle was recorded in 2009.

        Under the performance share program, a second performance cycle was established whose performance criteria relates to the relative performance between the Company and VeraSun Energy Corporation using the metric of EBITDA (as defined) divided by produced denatured gallons of ethanol. This second performance cycle runs from the fourth quarter of 2007 until the third quarter of 2010. The performance measurement is compared against a base year defined as the fourth quarter of 2006 through the third quarter of 2007. On February 21, 2008, the Company issued 106,500 performance shares at the target award level to various participants under the Plan. In 2008, we determined that we did not expect to meet the minimum performance criteria relative to the pre-determined goals for this performance cycle. As a result, we did not record any expense in 2008. No expense relative to this performance cycle was recorded in 2009, and with the liquidation of VeraSun in bankruptcy, it is not likely that any payout will result.

        Pre-tax stock-based compensation expense for the year ended December 31, 2009 was approximately $2.5 million, of which $0.4 million was charged to cost of goods sold and $2.1 million was charged to selling, general and administrative expense. This expense reduced earnings per share by $0.04 per basic share and $0.04 per diluted share for the year ended December 31, 2009. Pre-tax stock-based compensation expense for the year ended December 31, 2008 was approximately $5.7 million, of which $0.1 million was charged to cost of goods sold and $5.6 million was charged to selling, general and administrative expense. This expense reduced earnings per share by $0.08 per basic share and $0.08 per diluted share for the year ended December 31, 2008. The Company recognized a tax benefit on its consolidated statement of operations from stock-based compensation expense in the amount of $0.6 million and $1.7 million, respectively, for the 12 month periods ended December 31, 2009 and 2008. The Company recorded pre-tax stock-based compensation expense for the year ended December 31, 2009, 2008 and 2007 as follows:

	Year Ended December 31,
(in millions)	2009	2008	2007
Stock-based compensation expense:
Non-qualified options	$2.2	$5.5	$6.5
Restricted stock	$0.2	$0.3	$0.2
Restricted stock units	$0.1	$0.3	$0.1
Long-term incentive plan	$0.0	$(0.4)	$0.4

Total	$2.5	$5.7	$7.2

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

23. Stock-Based Compensation Plans (Continued)

        As of December 31, 2009, the Company had not yet recognized compensation expense on the following non-vested awards:

(in millions)	Non-recognized Compensation	Average Remaining Recognition Period (years)
Non-qualified options	$2.0	0.9
Restricted stock	0.4	0.2
Restricted stock units	0.0	0.1
Long-term incentive plan	0.0	0.0

Total	$2.4	1.2

        The determination of the fair value of the stock option awards, using the Option Pricing Model for the years ended December 31, 2009, 2008 and 2007, incorporated the assumptions in the following table for stock options granted:

	December 31,
	2009	2008	2007
Expected stock price volatility	58%	58%	58%
Expected life (in years)	6.5	6.5	6.5
Risk-free interest rate	2.17%	4.52%	4.76%
Expected dividend yield	0%	0%	0%
Weighted average fair value	$0.10	$4.16	$9.76

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

23. Stock-Based Compensation Plans (Continued)

        The following table summarizes stock options outstanding and changes during the years ended December 31, 2009, 2008 and 2007:

	Shares (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Life (years)	Aggregate Intrinsic Value (in thousands)
Options outstanding—December 31, 2006	3,265	$6.57

Granted	480	$16.00
Exercised	(201)	$2.54
Cancelled or expired	(28)	$4.35

Options outstanding—December 31, 2007	3,516	$8.10	7.4	$7,911
Options exercisable—December 31, 2007	1,234	$3.77	6.5	$8,120

Granted	568	$6.85
Exercised	—	—
Cancelled or expired	(190)	$14.31

Options outstanding—December 31, 2008	3,894	$7.62	6.7	$422
Options exercisable—December 31, 2008	2,059	$4.83	5.7	$405

Granted	50	$0.18
Exercised	(85)	$0.23
Cancelled or expired	(1,274)	$13.02

Options outstanding—December 31, 2009	2,585	$5.05	3.7	$130
Options exercisable—December 31, 2009	2,070	$3.86	2.7	$121

        The range of exercise prices of the exercisable options and outstanding options at December 31, 2009 are as follows:

Weighted-Average Exercise Price	Number of Exercisable Options (in thousands)	Number of Outstanding Options (in thousands)	Weighted- Average Remaining Life (years)
$0.23	879	929	1.7
$2.36 - $4.80	893	999	3.7
$7.05	64	222	7.3
$15.26 - $17.29	102	255	7.2
$22.15 - $22.50	132	180	4.3

Totals	2,070	2,585	3.7

        In 2007, we awarded 70,531 shares of restricted stock under the Plan, with a weighted-average fair value at the date of grant of $15.40 per share. These restricted shares vest 20% per year annually at the anniversary date of the grant. We recorded compensation expense with respect to restricted stock awards of approximately $0.2 million in 2007 which is recognized on a straight-line basis over the five

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

23. Stock-Based Compensation Plans (Continued)

year vesting period of the restricted stock grants. Restricted stock award activity for the years ended December 31, 2009, 2008 and 2007 is summarized below.

	Shares (in thousands)	Weighted-Average Grant Date Fair Value per Award
Unvested restricted stock awards—January 1, 2007	8.1	$27.92

Granted	70.5	15.40
Vested	(2.7)	27.93
Cancelled or expired	—	—

Unvested restricted stock awards—December 31, 2007	75.9	$16.69

Granted	—	—
Vested	(16.8)	17.41
Cancelled or expired	—	—

Unvested restricted stock awards—December 31, 2008	59.1	$15.97

Granted	—	—
Vested	(16.8)	17.41
Cancelled or expired	(3.0)	17.29

Unvested restricted stock awards—December 31, 2009	39.3	$15.26

        Restricted stock units represent the right to receive a share of stock in the future, provided that the restrictions and conditions designated have been satisfied. There were no restricted stock unit

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

23. Stock-Based Compensation Plans (Continued)

awards made by the Company prior to 2007. Restricted stock unit award activity for the years ended December 31, 2009, 2008 and 2007 is summarized below:

	Shares (in thousands)	Weighted Average Grant Date Fair Value per Award
Unvested restricted stock unit awards—January 1, 2007	—	—

Granted	18.0	$15.85
Vested	—	—
Cancelled or expired	—	—

Unvested restricted stock unit awards—December 31, 2007	18.0	$15.85

Granted	46.5	$6.88
Vested	(18.0)	$(15.85)
Cancelled or expired	—	—

Unvested restricted stock unit awards—December 31, 2008	46.5	$6.88

Granted	—	—
Vested	(32.4)	$7.55
Cancelled or expired	—	—

Unvested restricted stock unit awards—December 31, 2009	14.1	$5.33

24. Commitments

        We lease certain assets such as rail cars, terminal facilities, barges, buildings and equipment from unaffiliated parties under non-cancelable operating leases. Terms of the leases, including renewals, vary by lease. Minimum future rental commitments under our operating leases having non-cancelable lease terms in excess of one year and which have not been rejected through bankruptcy totaled approximately $19.1 million as of December 31, 2009 and are payable as follows:

(in millions)
2010	$3.1
2011	$2.0
2012	$1.9
2013	$1.3
2014	$1.2
Thereafter	$9.6

        Rental expense for operating leases was $9.2 million in 2009, $38.3 million in 2008 and $25.4 million in 2007.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

24. Commitments (Continued)

        At December 31, 2009, we have remaining commitments of $0.4 million for the construction of two new dry mill facilities in Aurora, Nebraska and Mt. Vernon, Indiana, excluding the $23.2 million of which $15.3 million is recorded in liabilities subject to compromise and $7.9 is recorded in long term liabilities. We had no other commitments for capital expenditures at December 31, 2009. On March 9, 2009, the Company received a notice from Kiewit cancelling the engineering, construction and procurement contracts for Aurora West and Mt. Vernon, referencing our failure to make a recent payment under the change order agreements dated December 31, 2008.

        At December 31, 2009, we had forward contracts to purchase approximately 198,000 tons of coal at a weighted average fixed price of $57.74 per ton, delivered.

        At December 31, 2009, we have committed to purchase approximately 134.7 MMBtus of natural gas at a weighted average fixed price of $6.19 during 2010, delivered.

        At December 31, 2009 we also had commitments to purchase approximately 1.4 million bushels of corn through December 2010, at an average price of $3.95 per bushel. These commitments were negotiated in the normal course of business and represent a portion of our corn requirements, which we anticipate will exceed 73 million bushels in 2010.

        We have contractual obligations, subject to certain conditions, to build a second 110 million gallon expansion in Mount Vernon, Indiana. If we do not meet certain specified milestones or decide not to pursue the expansions, we could be subject to material penalties.

25. Earnings Per Share

        The following table sets forth the computation of earnings per share for the years ended December 31:

(In thousands, except per share amounts)	2009	2008	2007
Income (loss) available to common shares	$(46,260)	$(47,096)	$33,799
Basic weighted-average common shares	42,968	42,136	41,886
Dilutive stock options(1)	—	—	465

Diluted weighted-average common and common equivalent shares	42,968	42,136	42,351

Earnings (loss) per common share—basic:	$(1.08)	$(1.12)	$0.81
Earnings (loss) per common share—diluted:	$(1.08)	$(1.12)	$0.80

(1)
To the extent that stock options are anti-dilutive, they are excluded from the calculation of diluted earnings/(loss) per share in accordance with ASC 260 Earnings Per Share.

        We had additional potential dilutive securities outstanding representing 2.6 million and 3.9 million common shares for the years ended December 31, 2009 and 2008, respectively, that were not included in the computation of diluted earnings per share because the options were anti-dilutive. For the year ended December 31, 2007, we had 1.2 million common shares that were not included in the computation of potentially dilutive securities because the options' exercise price were greater than the average market price of the common shares.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

26. Quarterly Results of Operations (Unaudited)

        The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2009 and 2008:

	March 31	June 30	September 30	December 31
2009
(In thousands, except per share amounts)
Net sales	$236,536	$118,121	$118,116	$121,850
Gross profit (loss)	$(21,428)	$105	$7,835	$22,207
Net income (loss)	$(24,567)	$(48,935)	$13,886	$13,356
Basic earnings per common share:	$(0.57)	$(1.14)	$0.32	$0.31
Diluted earnings per common share:	$(0.57)	$(1.14)	$0.32	$0.31
2008
(In thousands, except per share amounts)
Net sales	$509,948	$601,591	$599,520	$537,242
Gross profit (loss)	$24,083	$32,860	$(6,470)	$(41,512)
Net income (loss)	$(10,795)	$(1,918)	$2,486	$(36,869)
Basic earnings (loss) per common share:	$(0.26)	$(0.05)	$0.06	$(0.86)
Diluted earnings (loss) per common share:	$(0.26)	$(0.05)	$0.06	$(0.86)

27. Subsequent Events

        On February 3, 2010 the EPA announced final revisions to the National Renewable Fuel Standard program (commonly known as the RFS program or RFS-2). This rule makes changes to the Renewable Fuel Standard ("RFS") program as required by the Energy Independence and Security Act of 2007 (EISA). The revised statutory requirements establish new specific annual volume standards for cellulosic biofuel, biomass-based diesel, advanced biofuel, and total renewable fuel that must be used in transportation fuel. The revised statutory requirements also include new definitions and criteria for both renewable fuels and the feedstock used to produce them, including new greenhouse gas emission ("GHG") thresholds as determined by lifecycle analysis. The regulatory requirements for RFS will apply to domestic and foreign producers and importers of renewable fuel used in the U.S.

        This final action lays the foundation for achieving significant reductions of greenhouse gas emissions from the use and creation of renewable fuels, reductions of imported petroleum and further development and expansion of our nation's renewable fuels sector.

        This Rule sets the 2010 RFS volume standard at 12.95 billion gallons (bg). Further, for the first time, the EPA is setting volume standards for specific categories of renewable fuels including cellulosic, biomass-based diesel, and total advanced renewable fuels. For 2010, the cellulosic standard is set at 6.5 million gallons (mg); and the biomass based diesel standard is set at 1.15 bg, (combining the 2009 and 2010 standards as proposed).

        In order to qualify for these new volume categories, fuels must demonstrate that they meet certain minimum greenhouse gas reduction standards, based on a lifecycle assessment, in comparison to the petroleum fuels they displace. Generally, ethanol plants either meet the 20% reduction test or are

Aventine Renewable Energy Holdings, Inc. and Subsidiaries
(Debtor-in-Possession)

Notes to Consolidated Financial Statements (Continued)

27. Subsequent Events (Continued)

grandfathered under special provisions. For plants under construction on which construction commenced prior to December 19, 2007 (including the company's Mt. Vernon and Aurora-West plants under construction) the plants must be completed within 36 months in order to meet the requirements to be grandfathered or comply with the GHG reduction standards which require the use of Advanced Technologies defined by the regulations. The company is currently researching alternatives to assure these plants are compliant.

        On February 23, 2010 the Board of Directors passed a resolution terminating the 2003 Stock Incentive Plan effective at the close of business on February 23, 2010. If the proposed plan of reorganization is confirmed, all outstanding stock and option awards made under the 2003 Stock Incentive Plan will be cancelled on the Effective Date of emergence from bankruptcy.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Aventine Renewable Energy Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Aventine Renewable Energy Holdings, Inc. (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aventine Renewable Energy Holdings, Inc. at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        The accompanying financial statements have been prepared assuming that Aventine Renewable Energy Holdings, Inc. will continue as a going concern. As more fully described in Note # 2 to the consolidated financial statements, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on April 7, 2009, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note # 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Aventine Renewable Energy Holding Inc.'s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 23, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Aventine Renewable Energy Holdings, Inc.

        We have audited Aventine Renewable Energy Holdings, Inc.'s (the Company's) internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Aventine Renewable Energy Holdings, Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Aventine Renewable Energy Holdings, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Aventine Renewable Energy Holdings, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2009 of Aventine Renewable Energy Holdings, Inc. and our report dated February 23, 2010 expressed an unqualified opinion thereon that included an explanatory paragraph regarding Aventine Renewable Energy Holdings, Inc.'s ability to continue as a going concern.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 23, 2010

AVENTINE RENEWABLE ENERGY HOLDINGS, INC. AND SUBSIDIARIES
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance Beginning of Period	Charged to Cost and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
(In thousands)
YEAR ENDED DECEMBER 31, 2009
Deducted from assets accounts:
Deferred tax valuation	$17,345	$10,064	$(1,003)	$—	$26,406
Allowance for doubtful accounts	$272	$2,171	$—	$(43)	$2,400
YEAR ENDED DECEMBER 31, 2008
Deducted from assets accounts:
Deferred tax valuation	$1,203	$16,142	$—	$—	$17,345
Allowance for doubtful accounts	$48	$236	$—	$(12)	$272
YEAR ENDED DECEMBER 31, 2007:
Deducted from assets accounts:
Deferred tax valuation	$3,537	$(2,334)	$—	$—	$1,203
Allowance for doubtful accounts	$25	$23	$—	$—	$48

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Successor	Predecessor	Successor	Predecessor	Predecessor
(In thousands except per share amounts)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Seven Months Ended September 30, 2010	Two Months Ended February 28, 2010	Nine Months Ended September 30, 2009
Net Sales	$97,460	$118,116	$231,338	$77,675	$472,773
Cost of goods sold	(90,438)	(110,281)	(223,204)	(66,686)	(486,261)

Gross Profit	7,022	7,835	8,134	10,989	(13,488)
Selling, general and administrative expenses	(9,056)	(5,152)	(23,342)	(4,608)	(21,843)
Start-up activities	(175)	—	(175)	—	—
Other income (expense)	399	(206)	(1,260)	(515)	(33)

Operating income (loss)	(1,810)	2,477	(16,643)	5,866	(35,364)
Other income (expense)
Income from termination of marketing agreements	—	—	—	—	10,176
Interest income	52	—	67	—	11
Interest expense	(2,051)	(1,838)	(5,151)	(1,422)	(12,840)
Gain (loss) on derivative transactions	(233)	1	206	—	1,219
Loss on available-for-sale securities	(1,753)	—	(1,753)	—	—
Other non-operating income	35	—	245	—	—

Income (loss) before reorganization items and income taxes	(5,760)	640	(23,029)	4,444	(36,798)
Reorganization items	—	12,640	—	(20,282)	(30,109)
Gain due to plan effects	—	—	—	136,574	—
Loss due to fresh start accounting adjustments	—	—	—	(387,655)	—

Income (loss) before income taxes	(5,760)	13,280	(23,029)	(266,919)	(66,907)
Income tax expense (benefit)	881	(606)	(29)	(626)	(7,291)

Net income (loss)	$(6,641)	$13,886	$(23,000)	$(266,293)	$(59,616)

Income (loss) per common share—basic	$(0.76)	$0.32	$(2.63)	$(6.14)	$(1.39)
Basic weighted-average number of shares	8,585	42,963	8,583	43,401	42,967
Income (loss) per common share—diluted	$(0.76)	$0.32	$(2.63)	$(6.14)	$(1.39)
Diluted weighted-average number of common and common equivalent shares	8,585	43,028	8,583	43,401	42,967

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	Successor	Predecessor
(In thousands except share and per share amounts)	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,855	$52,585
Accounts receivable	7,372	10,947
Inventories	22,819	24,237
Income taxes receivable	1,024	5,796
Prepaid expenses and other current assets	7,690	7,323

Total current assets	80,760	100,888

Property, plant and equipment, net	272,218	589,049
Restricted cash	19,067	7,451
Available for sale securities	4,454	5,442
Other assets	10,567	9,866

Total assets	$387,066	$712,696

Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$—	$42,765
Current maturities of long-term debt	225	—
Current obligations under capital leases	783	—
Accounts payable	13,457	11,164
Accrued payroll and benefits	5,048	2,242
Accrued interest	896	302
Other current liabilities	5,411	6,279

Total current liabilities	25,820	62,752

Pre-petition liabilities subject to compromise	—	365,549
Long-term debt	155,842	—
Obligations under capital leases	471	—
Deferred tax liabilities	2,026	2,936
Other long-term liabilities	2,186	13,927

Total liabilities	186,345	445,164

Stockholders' equity:
Common stock, par value $0.001 per share; 15,000,000 and 185,000,000 shares authorized as of September 30, 2010 and December 31, 2009, respectively; 7,408,404 and 43,048,158 shares outstanding as of September 30, 2010 and December 31, 2009, respectively, net of 21,548,640 shares held in treasury as of December 31, 2009	8	44
Preferred stock, 5,000,000 and 50,000,000 shares authorized as of September 30, 2010 and December 31, 2009, respectively; no shares issued or outstanding	—	—
Additional paid-in capital	223,711	294,297
Retained deficit	(23,000)	(28,421)
Accumulated other comprehensive income (loss), net	2	1,612

Total stockholders' equity	200,721	267,532

Total liabilities and stockholders' equity	$387,066	$712,696

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statement of Stockholders' Equity

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	AOCI	Total Stockholders' Equity
Balance at December 31, 2009- Predecessor	43,048,158	$44	$294,297	$(28,421)	$1,612	$267,532
Comprehensive Income (Loss)
Net income (loss) attributable to controlling interest				(266,293)		(266,293)
Unrealized gain on available for sale securities					765	765
Unrecognized pension and post-retirement liabilities					(3)	(3)

Total comprehensive income						(265,531)

Reorganization and fresh start accounting adjustments		(37)	(74,381)	294,714	(2,374)	217,922

Balance at February 28, 2010- Predecessor		$7	$219,916	$—	$—	$219,923
Comprehensive Income (Loss)
Net income (loss) attributable to controlling interest				(23,000)		(23,000)
Other					2	2

Total comprehensive income						(22,998)

Stock-based compensation			4,144			4,144
Purchase of treasury stock			(355)			(355)
Stock distribution pertaining to unsecured claims		1				1
Exercised warrants			6			6

Balance at September 30, 2010- Successor	7,408,404	$8	$223,711	$(23,000)	$2	$200,721

The accompanying notes are an integral part of the consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor	Predecessor
(In thousands)	Seven months ended September 30, 2010	Two months ended February 28, 2010	Nine months ended September 30, 2009
Operating Activities
Net loss	$(23,000)	$(266,293)	$(59,616)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Provision for rejected executory contracts and leases	—	9,590	26,117
Pre-petition accounts payable	—	—	39,934
Pre-petition accrued interest	—	—	8,000
Non-cash gain due to Plan effects	—	(136,574)	—
Non-cash loss due to fresh start accounting adjustments	—	387,655	—
Non-cash loss on available-for-sale securities	1,753	—	—
Depreciation and amortization	6,411	2,795	12,299
Stock-based compensation expense	4,144	277	2,655
Deferred income tax	(910)	—	407
Gain on the sale of marketing alliance investments	—	—	(1,000)
Changes in operating assets and liabilities:
Accounts receivable, net	(209)	2,560	44,850
Inventories	2,164	1,543	64,136
Other current assets	1,713	1,339	10,159
Restricted cash	(3,783)	(7,833)	(7,448)
Other assets	(2,517)	—	(11,064)
Accounts payable	(6,049)	7,061	(101,342)
Other current liabilities	2,191	341	(6,204)
Other long-term liabilities	(337)	(21,981)	1,295

Net cash provided by (used for) operating activities	(18,429)	(19,520)	23,178
Investing Activities
Additions to property, plant and equipment, net	(50,537)	(2,086)	(1,434)
Canton, Illinois facility acquisition	(18,613)	—	—
Proceeds from the sale of marketing alliance investments	—	—	2,000

Net cash provided by (used for) investing activities	(69,150)	(2,086)	566
Financing Activities
Net repayments on revolving credit facilities	—	(27,765)	(24,435)
Borrowing on debtor-in-possession debt facility	—	—	15,000
Repayment of debtor-in-possession debt facility	—	(15,000)	—
Proceeds from issuance of senior secured notes	50 ,750	98,119	—
Repayment of short-term note payable	(5,252)	—	—
Payments on long-term liabilities	(153)	—	—
Repurchase of treasury shares	(355)	—	—
Proceeds from warrants exercised	6	—	—
Long-term liabilities assumed on Canton acquisition	1,745	—	—
Debt issuance costs	(2,546)	(1,190)	(1,876)
Proceeds from stock option exercises	—	96	—

Net cash provided by (used for) financing activities	44,195	54,260	(11,311)

Net increase (decrease) in cash and cash equivalents	(43,384)	32,654	12,433
Cash and cash equivalents at beginning of period	85,239	52,585	23,339

Cash and cash equivalents at end of period	$41,855	$85,239	$35,772

The accompanying notes are an integral part of these condensed consolidated financial statements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

(1) Basis of Reporting for Interim Financial Statements

        The accompanying unaudited condensed consolidated financial statements include the accounts of Aventine Renewable Energy Holdings, Inc. and its subsidiaries, which are collectively referred to as "Aventine", the "Company", "we", "our" or "us" unless the context otherwise requires. All significant intercompany transactions have been eliminated in consolidation.

        We have prepared the unaudited condensed consolidated financial statements included herein pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in statements prepared in accordance with accounting principles generally accepted in the United States ("GAAP") have been omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009. As of September 30, 2010, the Company's Summary of Critical Accounting Policies for the year ended December 31, 2009, which are detailed in the Company's Annual Report on Form 10-K, have not changed except for the application of fresh start accounting as described in the following paragraph.

        On February 28, 2010, the Company applied fresh start accounting which requires assets and liabilities to be reflected at fair value. The financial information set forth in this report, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition of Aventine and its subsidiaries on a fresh start basis for the period following February 28, 2010 ("Successor"), and of Aventine and its subsidiaries on a historical basis for the periods through February 28, 2010 ("Predecessor").

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant judgments and estimates include depreciation, income taxes, fresh start accounting, and fair value measurements. Actual results could differ from those estimates.

        The accompanying consolidated financial statements for the prior period contain certain reclassifications to conform to the presentation used in the current period. The reclassifications had no impact on stockholders' equity, working capital, gross profit or net income.

        The accompanying unaudited condensed consolidated financial statements presented herewith reflect all adjustments (consisting of only normal and recurring adjustments unless otherwise disclosed) which, in the opinion of management, are necessary for a fair presentation of the results of operations for the three-month periods ended September 30, 2010 and 2009, seven-month period ended September 30, 2010, two-month period ended February 28, 2010, and the nine-month period ended September 30, 2009. The results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events

        On April 7, 2009 (the "Petition Date"), Aventine Renewable Energy Holdings, Inc. and all of its direct and indirect subsidiaries (collectively, the "Debtors"), filed voluntary petitions with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") to reorganize under Chapter 11 of the United States Code (the "Bankruptcy Code"). On January 13, 2010, the Debtors filed the First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated as of January 13, 2010 (as modified, the "Plan"). The Plan was confirmed by order entered by the Bankruptcy Court on February 24, 2010 (the "Confirmation Date") and became effective on March 15, 2010 (the "Effective Date"), the date on which the Company emerged from protection under Chapter 11 of the Bankruptcy Code.

        Accounting Standards Codification ("ASC") Section 852, Reorganizations, which is applicable to companies in Chapter 11, generally does not change the manner in which financial statements are prepared while the company remains in Chapter 11. However, ASC 852 does require that the financial statements for periods subsequent to the filing of a Chapter 11 petition and prior to the Effective Date distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses (including professional fees), realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the consolidated statements of operations. The consolidated balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by the Plan must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided by reorganization items must be disclosed separately in the condensed consolidated statement of cash flows. ASC 852 became effective for Aventine on April 7, 2009, and Aventine segregated those items as outlined above for all applicable reporting periods subsequent to such date through the Effective Date.

Fresh Start Accounting and Selection of Convenience Date

        The Company emerged from bankruptcy on March 15, 2010. In accordance with ASC 852, the Company adopted fresh start accounting and adjusted the historical carrying value of its assets and liabilities to their respective fair values at the Effective Date. Simultaneously, the Company determined the fair value of its equity at the Effective Date. The Company selected an accounting convenience date proximate to the Effective Date for purposes of making the aforementioned adjustments to historical carrying values (the "Convenience Date"), because the activity between the Effective Date and the Convenience Date does not result in a material difference in the results. The Company selected a Convenience Date of February 28, 2010. As a result, the Company recorded fresh start accounting adjustments to historical carrying values of assets and liabilities as of February 28, 2010 using market prices, discounted cash flow methodologies based primarily on observable market information and, to a lesser extent, on unobservable market information, and other techniques. The fresh start accounting adjustments are reflected in the balance sheet at February 28, 2010 and in the statement of operations for the two months ended February 28, 2010. The Statements of Operations for the three-month and seven-month periods ended September 30, 2010 reflect the results of successor operations.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

        The Company's adoption of fresh start accounting results in the Company becoming a new entity as of the Effective Date, with a new capital structure, a new accounting basis in the identifiable assets and liabilities assumed and no retained earnings or accumulated losses. The consolidated financial statements on or after March 1, 2010 are not comparable to the consolidated financial statements prior to that date. The financial statements for the periods ended prior to February 28, 2010 do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting.

        Fresh start accounting provides, among other things, for a determination of the value to be assigned to the equity of the emerging company as of the Effective Date. Reorganization equity value represents the Company's estimate of the amount a willing buyer would pay for the Company's net assets immediately after the reorganization. This amount (approximately $219.9 million) was determined by Company management with assistance from an independent financial advisor, who developed the enterprise value using a combination of the following three measurement methodologies: 1) comparable public company analysis, 2) discounted cash flow analysis, and 3) precedent transactions analysis. This amount was determined based, in part, on economic, competitive, and general business conditions prevailing at the time. As noted above, enterprise value, including the assumptions referred to below, was in turn used to determine the equity value of the Company at the Effective Date. The enterprise value of the Company was estimated between $220.0 million and $260.0 million, and assumed estimated total net debt of $28.9 million (including $105.0 million aggregate principal amount of Notes (as defined below) outstanding, no balance outstanding under the Revolving Credit Agreement (as defined below) as of the Effective Date, $5.3 million outstanding under the Kiewit Note (as defined below) and $81.4 million cash on hand at the Effective Date. The equity value of the Company was, as a result, estimated between $191.1 million and $231.1 million, with a midpoint equity value of $211.1 million.

        Upon emergence there were 8.55 million shares of new equity issued with a mid-point value of $24.69 per share. Of the 8.55 million shares 1.71 million were issued to the subscribers to the $105 million aggregate principal amount of Notes, while 6.84 million shares were reserved specifically for distribution to holders of general unsecured claims (including the holders of our pre-petition $300 million of unsecured notes) in settlement of their claims. At September 30, 2010, approximately 1.2 shares remain to be distributed to holders of general unsecured claims.

        In estimating the range of enterprise value and equity value of the Company at the time of emergence management and its financial advisors considered:

  •
  historical financial information of the Debtors for recent years and interim periods;

  •
  internal financial and operating data of the Company, including financial projections prepared by management relating to the Company's business and prospects;

  •
  interviews with senior management;

  •
  publicly available financial data and market value of comparable public companies our financial advisor deemed generally comparable to the operating business of the Company;

  •
  relevant precedent transactions in the ethanol industry—for purposes of this analysis management and its financial advisor analyzed all sale transactions of ethanol facilities occurring from January 1, 2009 through November 15, 2009 for which purchase prices were publicly

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

    disclosed and were not subject to extraordinary forces making them not relevant to this valuation (i.e., cold idled facilities sold for scrap value);

  •
  competitive bids received from various third parties in connection with the Company's financial advisors marketing efforts;

  •
  certain economic and industry information relevant to the operating business; and

  •
  such other studies, analyses, inquiries, and investigations as it deemed appropriate.

Descriptions of the different valuation methodologies (comparable public company analysis, discounted cash flow analysis and precedent transaction analysis) are as provided below.

  Comparable Public Company Analysis

        A comparable public company analysis estimates value based on a comparison of the target company's financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as revenues, earnings, cash flows and operating capacity. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet, cash flow statement and operating capacity. In addition, each company's performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation.

  Precedent Transactions Analysis

        Precedent transactions analysis estimates value by examining publicly announced merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics (particularly total annual production capacity in the case of the ethanol industry) reveals industry acquisition multiples for companies in similar lines of businesses to the Company. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtors. These multiples are then applied to the Debtors' annual production capacity to determine the total enterprise value or value to a potential buyer.

        The transactions selected were based on the following criteria:

  •
  deals announced since September 2008 for targets in the United States and Canada;

  •
  deal was closed prior to November 2009;

  •
  majority stake acquired;

  •
  target company is an ethanol producer;

  •
  transactions with extraordinary circumstances regarding the plants were excluded;
  implied enterprise value / capacity could be determined.

  Discounted Cash Flow Approach

        The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

theoretical or observed discount rate determined by calculating the weighted average cost of debt and equity capital ("WACC") for publicly traded companies that are similar to the Debtors. The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the financial projections). The projected cash flows were discounted from the financial projections using the Debtors' estimated WACC, and the terminal value of the Debtors was calculated using a per gallon multiple of operating capacity as is consistent with industry practice.

        In its efforts to value the Debtors, the financial advisor conducted a DCF under the following assumptions:

  •
  Company-provided Earnings Before Interest, Taxes, Depreciation, Amortization and Reorganization levels;

  •
  WACC of 20% based on an analysis of the Notes term sheet, required private equity returns in similar companies and required returns of other publicly traded ethanol producers;

  •
  Exit multiple of $1.00 per gallon of operating capacity plus consideration for working capital (projected working capital balance as of December 31, 2014, discounted at the Debtors' WACC) as is consistent with industry practice;

  •
  Corporate tax rate of 40%;

  •
  The two uncompleted facilities (Aurora West and Mount Vernon) are completed by the end of 2011.

        Under this set of assumptions, the financial advisor placed an enterprise value of the Company ranging from approximately $220 million to $260 million.

        In performing the Comparable Public Company Analysis, it was determined that only one publicly available ethanol company is generally comparable to the Company. Several ethanol producers were deemed not comparable or not usable for the purposes of the valuation because (i) their equity is privately held; (ii) ethanol production makes up less than 10% of sales and/or (iii) the companies are distressed. For this reason, it was determined that the DCF analysis and precedent transactions analysis were the most pertinent valuation methodologies for the purpose of valuing the Company. Accordingly, the DCF analysis and the precedent transactions analysis were each weighted at 40% and the comparable companies' analysis was weighted at 20% in estimating the Company's enterprise value.

        The balance sheet reorganization adjustments presented below summarize the impact of the Plan and the adoption of fresh start accounting as of February 28, 2010.

        Our reorganization value was determined employing the following weighting of three valuation methodologies and their related estimated valuations:

	Weighting	Enterprise Value
• Discounted Cash Flow	40%	$0.80 to $0.90 / gallon (for operational facilities); $0.63 to $0.73 / gallon (for uncompleted facilities)
• Precedent Transactions	40%	WACC of 20.0% and $1.00 per gallon terminal multiple plus consideration for working capital.
• Market Multiples	20%	$0.95 to $1.05 / gallon (for operational facilities); $0.75 to $0.85 / gallon (for uncompleted facilities)

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

        Enterprise value is calculated excluding cash and therefore the implied indication of value also excludes cash.

	Enterprise Value Range
	Weighting	Low	Mid	High
DCF	40.0%	$220.0	$240.0	$260.0
Precedent Transactions	40.0%	200.0	220.0	240.0
Market Multiples	20.0%	240.0	260.0	280.0
Weighted Average Enterprise Valuation Range		$220.0	$240.0	$260.0
Enterprise Value / Completed Gallons		$1.06	$1.16	$1.26
Enterprise Value / Total Gallons (1)		$0.51	$0.55	$0.60

(1)
Assumes completion of Mount Vernon and Aurora West facilities

        In forecasting the Debtor's five year business plan, management made a number of assumptions with respect to the Company's operations, market prices and margins. Our estimate of reorganization value assumes the achievement of the future financial results contemplated in our forecasted cash flows based on the assumptions above, and there can be no assurance that we will realize that value. The estimates and assumptions used are subject to significant uncertainties, many of which are beyond our control, and there is no assurance that anticipated financial results will be achieved. Assumptions used in our discounted cash flow analysis that have the most significant effect on our estimated reorganization value include:

  •
  Mount Vernon begins construction in the second quarter of 2010 and begins production in the fourth quarter of 2010. Actual construction has occurred consistent with the Plan assumption.

  •
  Aurora West begins construction in the second quarter of 2011 and begins production in the first quarter of 2012. Post-emergence management accelerated construction of Aurora-West and it is mechanically complete as of December 2010 and is expected to become operational in the Spring of 2011. However, any impact on reorganization value of this accelerated construction, positive or negative, would depend on the consistency of a number of other assumptions.

  •
  Kiewit is assumed to be paid $11.9 million in March 2010 and receive a non-recourse secured note for the remaining amount of their claim with an interest rate of 5.0% (matures at the earlier of five years after emergence or six months after the completion of Aurora West). Post-emergence the non-recourse secured note was paid off in the second quarter of 2010.

  •
  Fourth quarter 2011 corn prices extended through projection horizon.

  •
  Fourth quarter 2011 natural gas prices extended through projection horizon.

  •
  $5.0 million of pre-petition accounts payable and $10.0 million of transaction fees paid at emergence.

  •
  Senior Secured Notes of $105 million at 13% interest and an additional $50.0 million note assumed to be issued upon the resumption of construction at Aurora West on substantially similar terms to the Senior Secured Notes. Post-emergence the additional $50 million of Notes was raised due to the acceleration of the construction of the Aurora West plant.

  •
  Margins were assumed to be consistent with actual margins being experienced at the time for the fourth quarter of 2009 and the first quarter of 2010 and somewhat more conservative margins were employed in future years based on the trends at the time.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

AVENTINE RENEWABLE ENERGY HOLDINGS, INC. AND SUBSIDIARIES
REORGANIZED CONDENSED CONSOLIDATED BALANCE SHEET

	February 28, 2010
(In thousands)	Predecessor	Reorganization Adjustments(1)		Fresh Start Adjustments		Successor
ASSETS
Current assets:
Cash and cash equivalents	$66,866	$18,373	(2)	$—		$85,239
Accounts receivable	8,163	(1,000	)(3)	—		7,163
Inventories	22,694	—		2,526	(12)	25,220
Income taxes receivable	5,975	—		—		5,975
Prepaid expenses and other current assets	5,423	(1,210	)(4)	—		4,213

Total current assets	109,121	16,163		2,526		127,810
Property, plant and equipment, net	587,103	1,700	(2)	(379,970	)(12)	208,833
Restricted cash	7,452	7,832	(2)	—		15,284
Available for sale securities	6,207	—		—		6,207
Other assets	9,860	734	(5)	(4,423	)(12)	6,171

Total assets	$719,743	$26,429		$(381,867)		$364,305

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$42,765	$(37,513	)(2)(6)	$—		$5,252
Accounts payable	16,588	1,637	(7)	1,281	(12)	19,506
Accrued liabilities	2,327	—		—		2,327
Other current liabilities	6,837	—		—		6,837

Total current liabilities	68,517	(35,876)		1,281		33,922
Pre-petition liabilities subject to compromise	358,790	(358,790	)(9)	—		—
Long-term debt	—	98,119	(2)	6,881	(12)	105,000
Deferred tax liabilities	2,936	—		—		2,936
Other long-term liabilities	31,069	(28,545	)(10)	—		2,524

Total liabilities	461,312	(325,092)		8,162		144,382
STOCKHOLDERS' EQUITY
Common stock	44	(37	)(11)	—		7
Additional paid-in capital	294,670	(74,754	)(11)	—		219,916
Retained earnings (deficit)	(38,657)	426,312	(11)	(387,655	)(13)	—
Accumulated other comprehensive income	2,374	—		(2,374	)(13)	—
Total shareholders' equity (deficit)	258,431	351,521		(390,029)		219,923	(8)

Total liabilities and stockholders' equity	$719,743	$26,429		$(381,867)		$364,305

Explanatory Notes

(1)
Represents amounts recorded on the Effective Date for the implementation of the Plan, including the settlement of liabilities subject to compromise and related payments, the issuance of new debt and repayment of old debt, distributions of cash and new shares of common stock, and the cancellation of Predecessor's common stock.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

(2)
Cash effects of the Plan:

Proceeds from Issuance of senior secured notes	$98,119
Payment of principal on secured revolving credit facility	(27,765)
Payment of interest and fees on secured revolving credit facility	(206)
Payment of principal on debtor-in-possession debt facility	(15,000)
Payment of interest on debtor-in-possession debt facility	(96)
Payment of secured claims to Kiewit Energy Company on expansion projects at Aurora, Nebraska and Mt. Vernon, Indiana	(17,931)
Represents payment to Applied Process Technology International LLC for license agreements which provide the Company with all of the rights to the Delta-T Technology necessary to construct and operate the ethanol expansion facilities at Aurora West and Mt. Vernon	(1,700)
Fund additional restricted cash	(7,832)
Payments of priority and other secured claims and cure amounts	(4,876)
Payment of professional fees	(4,340)

Net change in cash and cash equivalents	$18,373

  This entry records the proceeds from the issuance of senior secured notes and the payment of certain bankruptcy obligations in accordance with the Plan. Cash of $7.8 million reclassified to restricted cash represents amounts held in escrow accounts pending final resolution from the Bankruptcy Court.

(3)
The Company set-off $1.0 million of receivables from a certain customer against $1.7 million of payables due to the same counterparty, resulting in a net payout of $0.7 million to the customer/vendor, also discussed in footnote (7) below.

(4)
Represents the write-off of the prepaid directors and officers insurance balance for the predecessor company of $1.6 million, plus $0.3 million reclassification of debt issuance costs related to the issuance of the senior secured notes and the new secured revolving credit facility to Other Assets, offset by the addition of a deposit on title insurance pertaining to the Aurora West expansion facility of $0.7 million

(5)
Represents the $0.7 million of debt issuance costs pertaining to the senior secured notes and the new secured revolving credit facility, of which $0.3 million was reclassified from Prepaid Expenses and Other Current Assets.

(6)
As noted above in explanatory note (2), the Company paid in full the $27.8 million pre-petition secured revolving credit facility and the $15.0 million debtor-in-possession loan, along with $0.3 million representing all respective accrued interest on said loans, in accordance with the Plan. Offsetting these reductions in debt, the Company issued a $5.3 million note payable due to Kiewit Energy Company ("Kiewit") as partial satisfaction of Kiewit's secured claim on the Aurora West ethanol expansion facility.

(7)
The increase consisted of $1.6 million of accrued priority, secured, and cure amounts not yet paid to claimants, $0.7 million of accrued Class 7 convenience claims also not yet paid to claimants, the $1.0 million accrued professional fee payable to a court-appointed financial advisor, all of which was offset by a $1.7 million reduction in payable due to a certain vendor/customer as discussed in footnote (3) above.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

(8)
Reconciliation of enterprise value to determination of equity:

Total enterprise value	$240,000
Successor company cash balance at February 28, 2010	85,239
Accrued plan effects payments	(5,348)
Kiewit Note	(5,252)
Restricted cash available upon emergence	10,284
Fair value of senior secured notes due March 15, 2015	(105,000)

Total shareholder's equity	$219,923

(9)
Represents the disposition of liabilities subject to compromise:

Liabilities subject to compromise discharged at emergence:
Accrued interest	$6,134
10% senior unsecured notes due 2017	117,897
Class 6 General Unsecured Claims	18,637
Class 7 Convenience Claims	1,302

$143,970

Liabilities subject to compromise paid in cash or settled via equity share distribution
Accrued interest on Notes (equity shares)	$9,366
10% senior unsecured notes due 2017 (equity shares)	182,103
Class 6 General Unsecured Claims (equity shares)	28,454
Class 7 Convenience Claims (paid or accrued for payment)	701

$220,624

Unamortized issuance costs of 10% senior unsecured note	$(5,804)

Total Disposition of Liabilities Subject to Compromise	$358,790

(10)
Due to the payment of priority and secured claims and cure amounts in accordance with the Plan, the Company recorded a $28.5 million reduction in other long-term liabilities under Plan Effects as follows:

Changes in Other Long-Term Liabilities
Partial settlement of the Kiewit Aurora West Secured Claim	$10,000
Payment in full of Kiewit Mt. Vernon Secured Claim	7,931
Issuance of a short-term Kiewit Note as partial settlement of the Kiewit Aurora West Secured Claim	5,252
Payment of Collateral for Public Utility Mt. Vernon Lien	1,894
Reclassification of Unpaid Priority, Secured, and Cure Amounts to Accounts Payable	1,582
Payment of Employee-related Priority Administrative Claims	937
Payment of Cure Amounts for Assumed Contracts	420
Payments of Other Secured Claims	333
Payment of Other Priority Administrative Claims Payments	196

Total	$28,545

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

(11)
Plan Effects adjustments to Stockholder's Equity include the following:

•
Gain due to plan effects in the first quarter of 2010 of $136.6 million related to implementation of the Plan consisted of $144.0 million of liabilities subject to compromise which were discharged upon emergence less $5.8 million of unamortized debt issuance costs on the 10% senior unsecured notes and $1.6 million related to the write-off of Predecessor prepaid directors and officer insurance.

•
Elimination of Predecessor equity balances comprised of:

•
common stock of $44 thousand,

•
additional paid-in capital of $294.7 million

•
Issuance of Successor common stock comprised of:

•
common stock of $7 thousand

•
additional paid-in capital of $219.9 million

•
Adjustments to retained earnings of $426.3 million resulting from the net impact of all other plan effects.

(12)
The significant assumptions related to adjusting our assets and liabilities to fair value in connection with fresh start accounting include the following:

        Cash, Accounts Receivable, Prepaid Assets and Other Current Assets, Accrued Liabilities, and Other Current Liabilities—We evaluated the fair value of financial instruments represented in current assets and current liabilities, including cash, accounts receivable, prepaid assets and other current assets, accrued liabilities, and other current liabilities. Based upon our evaluations, we concluded that the carrying value approximates fair value of these financial instruments due to their short maturities or variable-rate nature of the respective balances.

        Restricted Cash, and Other Long-Term Liabilities—We evaluated the fair value of restricted cash and other long-term liabilities. The restricted cash balances are held in interest-bearing accounts and we therefore concluded that the carrying value approximates fair value. The other long-term liabilities principally represent company obligations related to pension and retiree medical costs. Such liabilities are calculated using various assumptions including an assumed discount rate which we believe is reasonable, and we therefore concluded that carrying value of such long-term liabilities approximates fair value.

        Inventories—Inventories consist primarily of agricultural and energy-related commodities including corn, ethanol, and coal. The fair value of these commodities was determined through reference to prices that were publicly available at the time, as adjusted for physical location.

        Property, plant and equipment—Property, plant and equipment was valued at fair value of approximately $208.8 million as of February 28, 2010. The Company determined fair value with the assistance of an independent valuation firm. In establishing fair value for the vast majority of the Company's property, plant and equipment, the cost approach was utilized. The cost approach considers the amount required to replace an asset by constructing or purchasing a new asset with similar utility, then adjusts the value in consideration of all forms of depreciation as of the appraisal date as described below:

  •
  Physical depreciation—the loss in value or usefulness attributable solely to use of the asset and physical causes such as wear and tear and exposure to the elements.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

    •
    Functional obsolescence—a loss in value is due to factors inherent in the asset itself and due to changes in technology, design or process resulting in inadequacy, overcapacity, lack of functional utility or excess operating costs.

    •
    Economic obsolescence—loss in value by unfavorable external conditions such as economics of the industry or geographic area, or change in ordinances.

  The cost approach relies on management's assumptions regarding current material and labor costs required to rebuild and repurchase significant components of our property, plant and equipment along with assumptions regarding the age and estimated useful lives of our property, plant and equipment. After recording other assets and liabilities at their respective fair values, the balance of the enterprise value is allocated to the various classes of property, plant and equipment based on the independent third party appraisal as adjusted for the factors indicated above, which resulted in a write-down of property, plant and equipment of approximately $380.0 million. Factors contributing to the significant write-off of property, plant and equipment included:

    •
    Uncompleted facilities are less marketable than operational facilities and were selling at a substantial discount to completed facilities. In their marketing efforts our financial advisor received minimal interest in the Company's uncompleted facilities;

    •
    The plants required material capital contributions prior to experiencing any potential profits from production and it was uncertain that the facilities would be completed if the Company did not have sufficient capital to fund completion. There was also uncertainty as to whether the costs to complete the plants could be materially greater than estimated by management;

    •
    There were significant start-up risks because both plants under construction had sat idle through an entire winter and were expected to sit idle through the 2010 winter which could result in issues causing the equipment to fail to operate effectively.

          Other Assets—Other assets include a long-term deposit for utilities against which the Company may apply certain future natural gas transportation charges. The fair value of this deposit was determined based upon a discounted cash flow model for which the significant inputs include the Company's estimated purchase timing and amount of natural gas, and the discount rate estimated to be 13%. If the Company had applied a discount rate of 1% higher or lower, the fair value of the asset would have decreased or increased by $168 thousand or $177 thousand, respectively.

          Accounts Payable—Accounts payable include an estimated liability associated with an off-market coal purchase contract which continues throughout 2010. The fair value of this contract was determined through reference to coal prices that were publicly available at the time, as adjusted for physical location. This liability will be amortized to income as the related coal purchases affect the cost of production. For other accounts payable items, we evaluated such liabilities to determine fair value and concluded that the carrying value approximates fair value of these financial instruments due to their short maturities or variable-rate nature of the respective balances.

          Long-Term Debt—Long-term debt was valued at fair value with the assistance of an independent valuation firm based on an analysis of market interest rates for guideline companies with similar debt and terms, interest rates for companies recently emerged from bankruptcy, and interest rates based on a synthetic debt rating. Based on this analysis, we determined that a range of market interest rate for our $105 million of senior secured notes would be from 11.5% to 14.5%. Based on the stated rate of the senior secured notes of 13% combined with the option to pay a portion of the interest in kind, we deemed the fair value to be the face value of the notes of $105 million. If the interest rate was 1% higher or lower, the fair value of the debt would have increased or decreased by $1.2 million respectively.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Emergence from Reorganization Proceedings and Related Events (Continued)

  All fresh start adjustments noted above represent non-recurring fair value measurements and have been treated as non-cash adjustments in the consolidated statement of cash flows.

(13)
Adjustments required in order to report assets and liabilities at fair value under fresh start accounting resulted in a pre-tax charge of $387.7 million, which we reported as a loss due to fresh start accounting adjustments in the consolidated statement of operations for the two months ending February 28, 2010.

In addition, we eliminated the balance of accumulated other comprehensive gains (net of losses) totaling $2.4 million, which we classified as a loss within reorganization items in the consolidated statement of operations for the two months ending February 28, 2010.

(3) Recent Accounting Pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2010-06, Fair Value Measurements and Disclosures, which adds new disclosure requirements for transfers into and out of Levels 1 and 2 in the fair value hierarchy and additional disclosures about purchases, sales, issuances, and settlements relating to Level 3 fair value measurements. This ASU also clarifies existing fair value disclosures about the level of disaggregation about inputs and valuation techniques used to measure fair value. The ASU is effective for the Company as of January 1, 2010, except for the requirement to provide the Level 3 activity on a gross basis, which is effective as of January 1, 2011. As the new guidance only pertained to disclosures, it had no impact on our consolidated financial position, results of operations or cash flows upon adoption. See Notes 2 and 10 for further discussion of fair value measurements.

        In February 2010, the FASB issued authoritative guidance to define SEC filer within the FASB Accounting Standards Codification and eliminate the requirement for a SEC filer to disclose the date through which subsequent events have been evaluated in order to remove potential conflicts with current SEC guidance. We adopted the FASB guidance on the date of issuance, February 24, 2010. As the new guidance only pertained to disclosures, it had no impact on our consolidated financial position, results of operations or cash flows upon adoption. See Note 24 for further discussion.

(4) Inventories

        Inventories are as follows:

	Successor	Predecessor
(In thousands)	September 30, 2010	December 31, 2009
Finished products	$15,116	$16,409
Work-in-process	2,470	2,430
Raw materials	3,508	2,938
Supplies	1,725	2,460

Totals	$22,819	$24,237

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(5) Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets are as follows:

	Successor	Predecessor
(In thousands)	September 30, 2010	December 31, 2009
Prepaid insurance	$2,734	$3,257
Prepaid inventory	726	1,197
Prepaid benefits	285	279
Prepaid utility deposits	926	926
Other prepaid expenses	1,041	778
Fair value of derivative instruments	473	—
Purchased RIN's	239	—
Other current assets	1,266	886

Totals	$7,690	$7,323

(6) Short-term borrowings

        The following table summarizes the Company's short-term borrowings:

	Successor	Predecessor
(In thousands)	September 30, 2010	December 31, 2009
Secured revolving credit facility with JPMorgan Chase Bank	$—	$27,765
Debtor-in-possession debt facility	—	15,000
Senior secured revolving credit facility with PNC Bank	—	—
Note payable—Kiewit	—	—

Total short-term borrowings	$—	$42,765

Secured Revolving Credit Facility with JPMorgan Chase Bank

        As of December 31, 2009, $9.6 million in letters of credit and $27.8 million in revolving loans were outstanding under our pre-petition amended secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent and a lender. As a result of the bankruptcy proceedings, all the commitments under the Company's pre-petition amended secured revolving credit facility automatically terminated, and the principal of the loans and the reimbursement obligations then outstanding, together with accrued interest thereon and any unpaid fees and all other obligations of the borrowers accrued under the applicable loan documents, became immediately due and payable, subject to the automatic stay provisions of Section 362 of the Bankruptcy Code. As a result, there was no longer any liquidity available to us under the pre-petition amended secured revolving credit facility. Amounts owed at December 31, 2009 under the Company's pre-petition amended secured revolving credit facility were not included in "pre-petition liabilities subject to compromise" as the secured debt was adequately collateralized. The pre-petition amended secured revolving credit facility was collateralized by a first security lien on essentially all of the Company's assets, except for assets of the Mt. Vernon facility. The Company continued to accrue and pay interest on this credit facility in accordance with the Bankruptcy

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(6) Short-term borrowings (Continued)

Court's final debtor-in-possession ("DIP") financing order. As of December 31, 2009, the Company held a restricted cash account totaling $7.0 million providing collateral protection to the pre-petition lenders for certain outstanding letters of credit issued under this facility as provided for in a stipulation agreement among the Company, its pre-petition secured lenders, and the lenders under the Debtors' post-petition debtor in possession credit facility (the "DIP Lenders").

        Prior to the Petition Date, borrowings on the pre-petition amended secured revolving credit facility generally bore interest, at our option, at the following rates (i) the Eurodollar rate or the LIBO rate plus a margin of 4.5%, with a LIBO rate minimum of 3%, or (ii) the greater of the prime rate or the federal funds rate plus 0.50% (with a minimum rate of LIBOR plus 2.25%), plus a margin of 3.25%. In addition, the following fees were also applicable: an unused commitment fee of 0.50% on unused borrowing availability, an outstanding letters of credit fee of 4.625%, and administrative and legal costs.

        Effective with the Petition Date, the interest rate on the pre-petition amended secured revolving credit facility reverted to a default rate of 10.5% per annum, while fees for outstanding letters of credit reverted to a default rate of 6.625% per annum. Accrued interest and other fees were paid monthly.

        The balances owed on this credit facility were paid in full on the Effective Date. At September 30, 2010, the Company had $6.3 million in letters of credit outstanding as issued by the pre-petition lenders. The $6.3 million outstanding letters of credit were collateralized by $7.8 million in a restricted cash account.

Debtor-in-possession Credit Facility

        On April 7, 2009, the DIP Lenders entered into a DIP term sheet for a $30 million Debtor-in-Possession Credit Facility (the "DIP Facility") with the Debtors.

        As of December 31, 2009, the Company had drawn $15 million of its $30 million DIP Facility. The DIP Facility and the Final DIP Order provided for a first priority term loan in a maximum aggregate principal amount of up to $30 million. Proceeds of the DIP Facility could be used, among other things, to (i) fund the working capital and general corporate needs of the Company and the costs of the bankruptcy proceedings in accordance with an approved budget, and (ii) provide adequate protection, in accordance with the terms of the DIP Facility, to the pre-petition agent and pre-petition lenders under the Company's existing pre-petition amended secured revolving credit facility. The DIP Facility bore interest at 16.5%. The maturity date of the DIP Facility was April 6, 2010, or upon the occurrence of certain pre-defined events including emergence from bankruptcy. The DIP Facility was secured by a super-priority administrative expense claim on our assets. As of December 31, 2009, the Company was in compliance with the terms of the DIP Facility. The Company accrued and paid interest expense on this DIP Facility in accordance with the Bankruptcy Court's Final DIP Order.

        In accordance with the terms of the Plan, the balances owed on the DIP Facility were paid in full on the Effective Date.

Senior Secured Revolving Credit Facility with PNC Bank

        Pursuant to the Plan, on the Effective Date, the Company and its subsidiaries, as borrowers, entered into a Revolving Credit and Security Agreement (the "Revolving Credit Agreement") with PNC Bank, National Association, as lender and as agent ("PNC"), providing for a $20 million revolving credit facility (the "Revolving Facility"). Amounts under the Revolving Facility may be borrowed, repaid and reborrowed with all amounts outstanding due and payable on March 15, 2013. The

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(6) Short-term borrowings (Continued)

maximum amount outstanding under the Revolving Facility is limited by the amount of eligible receivables and eligible inventory of the borrowers. The Revolving Credit Agreement contains mandatory prepayment requirements in certain circumstances upon the sale of certain collateral, subject to the ability to reborrow revolving advances. Termination of the Revolving Facility is subject to a prepayment premium if terminated more than 90 days prior to the third anniversary of the Revolving Facility.

        Amounts outstanding under the Revolving Facility bear interest at a floating rate equal to, at the option of the Company, the alternate base rate (approximates Fed Funds Open Rate plus 0.5%) plus 3.00% or the Eurodollar rate plus 6.00%. The Company will pay a commitment fee of 1.00% per annum for unused committed amounts under the Revolving Facility. Interest is due monthly in arrears with respect to alternate base rate loans and at the end of each interest period with respect to Eurodollar rate loans. For Eurodollar rate loans with interest periods greater than three months, interest is payable every three months from the first day of such interest period and on the last day of such interest period.

        Up to $17 million of the Revolving Facility may be applied to letters of credit. Issued letters of credit reduce availability under the Revolving Facility. If issued and outstanding letters of credit under the Revolving Facility exceed the borrowing base of eligible receivables and inventory, the Company would be required to provide additional cash collateral to cover any borrowing base shortfall. The Company will pay a fee for issued and undrawn letters of credit at 6.00% per annum of the average daily face amount of each outstanding letter of credit and a per annum fronting fee of 0.25% payable quarterly.

        The Revolving Credit Agreement contains, and the Company and its subsidiaries will be required to comply with, customary covenants for facilities of this type, such as (i) affirmative covenants as to maintenance of existence, compliance with laws, preservation of collateral, environmental matters, insurance, payment of taxes, access to books and records, use of proceeds, maintenance of cash management systems, priority of liens in favor of the lenders, maintenance of assets and monthly, quarterly, annual and other reporting obligations, and (ii) negative covenants, including limitations on liens, additional indebtedness, loans, guarantees, dividends, nature of business, transactions with affiliates, investments, asset dispositions, capital expenditures, mergers and consolidations, formation of subsidiaries, accounting changes and amendments to constituent documents.

        The Revolving Credit Agreement includes customary events of default for facilities of this type, including (i) failure to pay principal, interest or other amounts when due, (ii) breach of representations and warranties, (iii) breach of covenants, (iv) bankruptcy, (v) occurrence of a material adverse effect, (vi) cross-default to other indebtedness, (vii) judgment default, (viii) invalidity of any loan document, (ix) failure of liens to be perfected, (x) the occurrence of a change of ownership, (xi) loss of material licenses or permits, cessation of operations and the incurrence of certain ERISA liabilities. Upon the occurrence and continuance of an event of default, the lenders may (i) terminate their commitments under the Revolving Facility, (ii) accelerate the repayment of all of the Company's obligations under the Revolving Facility, and (iii) foreclose on the collateral granted to them.

        The Revolving Credit Agreement grants a first priority lien (subject to certain exclusions) to PNC on the Company's and its subsidiaries' (i) accounts receivable, (ii) general intangibles related to accounts receivable and inventory, (iii) intellectual property, (iv) inventory, (v) investment property,

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(6) Short-term borrowings (Continued)

(vi) instruments related to the foregoing, (vii) deposit accounts, (viii) letters of credit, (ix) money, (x) letter-of-credit rights, (xi) books and records, and (xii) all proceeds of the foregoing.

        In addition to a borrowing base collateralization consisting primarily of accounts receivable and inventories, the Revolving Facility is also collateralized by a $5.0 million restricted cash account. The Company cannot count the $5.0 million restricted cash account in its borrowing base.

        On August 6, 2010, we and our subsidiaries, as borrowers, entered into the First Amendment to the Revolving Credit Agreement (the "First Amendment") with the financial institutions party thereto as lenders and PNC. The First Amendment amends the Revolving Credit Agreement by increasing the letter of credit sublimit under the Revolving Credit Agreement from $12.0 million to $17.0 million. The First Amendment also modifies the capital expenditure limitations applicable to us and our subsidiaries under the Revolving Credit Agreement and our daily inventory reporting requirements to permit PNC to agree not to require daily reporting by the borrowers of in-transit inventory.

        Total liquidity at September 30, 2010 was $51.3 million, comprised of $41.9 million in cash and cash equivalents and $9.4 million availability under our Revolving Facility. As of September 30, 2010, there were no amounts drawn against the Revolving Facility, and there were $5.5 million of outstanding letters of credit issued under the Revolving Facility. The $5.5 million outstanding letters of credit were collateralized by $10.5 million in a restricted cash account.

Note payable—Kiewit

        Pursuant to the Plan, on the Effective Date, the Company issued a note payable to Kiewit for the principal amount of $5.3 million (the "Kiewit Note"). The Kiewit Note bore interest at the rate of 5.00% per annum, compounded semi-annually, and matured on the earlier of (a) March 17, 2014 or (b) 120 days after the date on which the Company's Aurora West ethanol facility was completed and operating at 90% of nameplate capacity. Nameplate capacity was defined as production capacity of 108 million gallons per year of un-denatured ethanol.

        On April 30, 2010 the Company paid the Kiewit Note payable to Kiewit for $5.3 million.

(7) Long-term debt

        The following table summarizes the Company's long-term debt:

	Successor	Predecessor
(In thousands)	September 30, 2010	December 31, 2009
Senior unsecured 10% notes due April 2017	$—	$300,000
Senior secured 13% notes due March 2015 (including unamortized premium of $730)	155,730	—
Mortgage note	337	—

	156,067	300,000
Less: reclassification to pre-petition liabilities subject to compromise	—	(300,000)
Less: current maturities of long-term debt	(225)	—

Long-term debt, net	$155,842	$—

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(7) Long-term debt (Continued)

Senior Unsecured Notes

        As of December 31, 2009, the Company had outstanding $300 million aggregate principal amount of senior unsecured notes. The senior unsecured notes were issued pursuant to an indenture dated as of March 27, 2007, between the Company and Wells Fargo Bank, N.A., as trustee and were exchanged for registered notes with the same terms on August 10, 2007. The senior unsecured notes are general unsecured obligations of the Company and its subsidiaries. In April 2009, Deutsche Bank National Trust Company replaced Wells Fargo Bank as Successor Indenture Trustee. As a result of the bankruptcy proceedings, the outstanding principal amount of the senior unsecured notes and accrued interest thereon became immediately due and payable, and such notes were reclassified to "pre-petition liabilities subject to compromise" (see Note 12). The Company discontinued the accrual of interest on the senior unsecured notes beyond the Petition Date. Contractual interest expense not recorded from April 8, 2009 through December 31, 2009 would have totaled $21.9 million. Contractual interest expense not recorded from January 1, 2010 through March 15, 2010 would have totaled $6.3 million.

Senior Secured Notes

        Pursuant to the Plan, on the Effective Date, the Company issued and sold an aggregate of $105 million principal amount of 13% senior secured notes due 2015 (the "Notes"). In accordance with the Plan, 1,710,000 shares of common stock were issued to the subscribers to the initial issuance of the Notes. In addition, on August 19, 2010, the Company issued and sold an additional $50 million in aggregate principal amount of Notes, resulting in gross proceeds of approximately $51 million (excluding accrued interest on the Notes through the issue date). The Notes were issued under an indenture (the "Indenture") dated as of the Effective Date among the Company, each of the Company's direct and indirect wholly-owned subsidiaries, as guarantors (the "Guarantors"), and Wilmington Trust FSB, as trustee and collateral agent in private transactions that were not subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Notes accrue interest at a rate of 13% for cash interest payments and 15% if the Company elects paid-in-kind ("PIK") interest payments. The Company may elect, prior to each interest payment date, to make each interest payment on the Notes (i) entirely in cash or (ii) 8/15 in cash and 7/15 in PIK interest. The Notes are fully and unconditionally guaranteed by the Guarantors. The Company will pay interest on the Notes quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, starting on June 15, 2010. The Notes mature on March 15, 2015. The Company will use the net proceeds from the issuance of the Notes to fund payments required to be made pursuant to the Plan, and for working capital and general corporate purposes.

        The Notes and the guarantees of the Guarantors are secured by a first-priority lien on substantially all of the Company's and the Guarantors' assets (with certain exceptions) and by a second-priority lien on the Company's and the Guarantors' assets that are subject to the first-priority lien granted under the Revolving Facility, as described in Note 6.

        The Indenture contains various covenants that, subject to certain exceptions, among other things, limit or restrict the Company's (and, in certain cases, the Guarantors' or the Company's restricted subsidiaries') ability to (i) incur or assume additional debt or provide guarantees in respect of obligations of other persons, (ii) issue convertible stock and preferred stock, (iii) pay dividends or distributions or redeem or repurchase capital stock, (iv) prepay, redeem or repurchase debt, (v) make loans and investments, (vi) incur certain liens, (vii) impose limitations on dividends, loans or asset

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(7) Long-term debt (Continued)

transfers from its subsidiaries, (viii) sell or otherwise dispose of assets, including capital stock of its subsidiaries, (ix) consolidate or merge with or into, or sell substantially all of its assets to, another person, (x) enter into transactions with affiliates, and (xi) impair the security interest in the collateral securing the Notes.

        If a change of control of the Company occurs, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2 thousand or an integral multiple of $1 thousand in excess of $2 thousand) of that holder's Notes for an amount in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of repurchase.

        The Company must offer to repurchase the Notes at 100% of the principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of repurchase if the aggregate sum of proceeds received by the Company from certain assets sales and events of loss and that are not used pursuant to the terms of the Indenture exceeds $5 million.

        The Company may redeem the Notes in whole or in part prior to their maturity date for a premium to the outstanding principal amount, as provided in the Indenture.

        The Indenture also provides for customary events of default, such as (i) failure to make payments when due, (ii) noncompliance with covenants, and (iii) occurrence of certain bankruptcy proceedings. If an event of default occurs and is continuing, the trustee or the holders of 25% in aggregate principal amount of the outstanding Notes may accelerate payment of the principal of, and any accrued interest on, the Notes. If an event of default occurs and is continuing or if the Company or the Guarantors do not comply with certain of their obligations under the registration rights agreements, interest on the applicable aggregate principal amount of Notes will accrue at an additional 2% per annum.

        The Notes and the guarantees rank equally in right of payment with all of the Company's and the Guarantors' existing and future senior indebtedness, including indebtedness incurred under the Revolving Credit Agreement (see Note 6), and senior to all of the Company's and the Guarantors' existing and future subordinated indebtedness.

Mortgage Note

        The mortgage note was assumed on August 6, 2010 as part of the acquisition of the Canton ethanol facility from Central Illinois Energy. This indebtedness is secured by a mortgage applicable to the real property located in Fulton County, State of Illinois. The principal amount, without interest, shall be paid in monthly installments of $4,688 on the last day of each month until the principal balance has been paid in full on August 31, 2016.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(7) Long-term debt (Continued)

        Maturities of outstanding long-term debt, as of September 30, 2010, are as follows:

(In thousands)	September 30
2011	$225
2012	220
2013	220
2014	220
2015	155,131
Thereafter	51

$156,067

(8) Other Current Liabilities

        Other current liabilities are as follows:

	Successor	Predecessor
(In thousands)	September 30, 2010	December 31, 2009
Deferred revenue	$4,199	$4,513
Accrued sales tax	14	10
Accrued property taxes	1,151	817
Other accrued operating expenses	47	65
Reserve for uncertain tax positions (see Note 18)	—	855
Accrued interest on uncertain tax positions (see Note 18)	—	19

Totals	$5,411	$6,279

(9) Other Long-Term Liabilities

        Other long-term liabilities are as follows:

	Successor	Predecessor
(In thousands)	September 30, 2010	December 31, 2009
Unfunded postretirement benefit obligations	$2,002	1,984
Unfunded pension liability	83	442
Pre-petition liabilities not compromised	—	11,501
Reserve for uncertain tax positions (see Note 18)	82	—
Accrued interest on uncertain tax positions (see Note 18)	19	—

Totals	$2,186	$13,927

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(10) Fair Value Measurements

        ASC 820, Fair Value Measurements and Disclosures, ("ASC 820") establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires that fair value measurements be classified and disclosed in one of the following three categories:

  •
  Level 1:    Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

  •
  Level 2:    Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability;

  •
  Level 3:    Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

        The following table summarizes the valuation of our financial instruments which are carried at fair value by the above ASC 820 pricing levels as of September 30, 2010:

	Fair Value Measurements at the Reporting Date Using
(in thousands)	Fair Value at September 30, 2010	Quoted Prices in Active Markets Using Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$41,855	$41,855	$—	$—
Available for sale securities	$4,454	$4,454	$—	$—
Derivative contracts	$473	$473	$—	$—

        The following table summarizes the valuation of our financial instruments which were carried at fair value by the above ASC 820 pricing levels as of December 31, 2009:

	Fair Value Measurements at the Reporting Date Using
(in thousands)	Fair Value at December 31, 2009	Quoted Prices in Active Markets Using Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$52,585	$52,585	$—	$—
Available for sale securities	$5,442	$5,442	$—	$—

        The Company did not hold any financial assets requiring the use of Level 2 or Level 3 inputs at September 30, 2010 or December 31, 2009.

        The Company recorded a net loss of $0.2 million for the three-month period ended September 30, 2010 and net gains of $1 thousand, $0.2 million, and $1.2 million, respectively, for the three-month period ended September 30, 2009, the seven-month period ended September 30, 2010, and the nine-month period ended September 30, 2009, under "Gain (loss) on derivative transactions" in the unaudited Condensed Consolidated Statements of Operations for the changes in the fair value of its derivative financial instrument positions it held during the respective periods.

        The Company recorded an other-than-temporary loss of $1.8 million on available for sale securities in the statement of operations for the three-month and seven-month periods ended September 30, 2010. The Company had previously recorded temporary gains of $0.2 million, $0.8 million, and $1.9 million for the three-month period ended September 30, 2009, two-month period ended February 28, 2010 and nine-month period ended September 30, 2009, respectively, under other

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(10) Fair Value Measurements (Continued)

accumulated comprehensive loss in the Consolidated Balance Sheet for the changes in the fair value of the available for sale securities.

        The carrying value of other financial instruments, including cash, accounts receivable and accounts payable and accrued liabilities approximate fair value due to their short maturities or variable-rate nature of the respective balances. The following table presents the other financial instruments that are not carried at fair value but which require fair value disclosure as of September 30, 2010 and December 31, 2009.

	Successor		Predecessor
	As of September 30, 2010		As of December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
Senior unsecured notes payable	$—	—	$(300,000)	$(267,000)
Senior secured notes payable	$(155,000)	(155,000)	$—	$—

        The fair value of our senior unsecured notes is based upon quoted closing market prices at the end of the period.

        The fair value of our senior secured fixed rate notes is based on analysis of market interest rates for guideline companies with similar debt and terms, interest rates for companies recently emerged from bankruptcy, and interest rates based on a synthetic debt rating. Based on this analysis we determined that a range of market interest rates for our $155 million of Notes would be from 11.5% to 14.5%. Based on the stated rate of the Notes of 13% combined with the option to pay a portion of the interest in kind we deemed the fair value to be the face value of the Notes at $155 million. If the interest rate was 1% higher or lower, the fair value of the debt would have increased or decreased by $1.8 million respectively.

(11) Reorganization Items

        ASC 852 requires separate disclosure of reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Company under Chapter 11. The Company's reorganization items for the three months ended September 30, 2009, two months ended February 28, 2010, and nine months ended September 30, 2009 consisted of the following:

	Predecessor	Predecessor	Predecessor
(in thousands)	Three months ended September 30, 2009	Two months ended February 28, 2010	Nine months ended September 30, 2009
Provision for rejected executory contracts and leases	$(13,567)	$9,590	$26,117
Professional fees directly related to reorganization	2,185	8,776	5,304
Other(a)	(1,258)	1,916	(1,312)

Total reorganization items	$(12,640)	$20,282	$30,109

(a)
Other includes new claims allowed as cure settlements and priority claims and secured claims and other adjustments.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(11) Reorganization Items (Continued)

        No additional reorganization expense will be recognized after February 28, 2010.

(12) Pre-Petition Liabilities Subject to Compromise

        Pre-petition liabilities subject to compromise refers to unsecured obligations that were accounted for under the Plan. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities were stayed. ASC 852 requires pre-petition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. These liabilities represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any potential collateral securing the claims, proofs of claim, or other events. Pre-petition liabilities subject to compromise also includes certain items that may be assumed under the Plan, and as such, may be subsequently reclassified to liabilities not subject to compromise. At hearings held in April 2009, the Bankruptcy Court granted final approval of many of the debtors first day motions covering, among other things, employee obligations, supplier relations, insurance, customer relations, business operations, certain tax matters, cash management, utilities, case management and retention of professionals. Obligations associated with these matters were not classified as pre-petition liabilities subject to compromise.

        The Company has rejected certain pre-petition executory contracts and unexpired leases with respect to the Company's operations with the approval of the Bankruptcy Court. Damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and were classified as "pre-petition liabilities subject to compromise". With certain specific exceptions, holders of pre-petition claims (excluding governmental entities holding governmental claims) were required to file proofs of claims by the "general bar date", which was September 8, 2009. A bar date is the date by which certain claims against the Company must be filed if the claimants wish to receive any distribution in the Chapter 11 cases on account of such claims. Creditors were notified of the general bar date and the requirement to file a proof of claim with the Bankruptcy Court. Differences between liability amounts estimated by the Company and claims filed by creditors are being investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowed amount and priority of the claim. The determination of how liabilities would ultimately be treated could not be made until the Bankruptcy Court approved the Plan. Accordingly, the ultimate amount or treatment of such liabilities was not determinable at December 31, 2009. Amounts recorded at December 31, 2009 were the Company's best estimate of the amounts the Bankruptcy Court would allow.

        Pre-petition liabilities subject to compromise consisted of the following as of December 31, 2009:

(In thousands)	December 31, 2009
10% senior unsecured notes due 2017	$300,000
Provision for rejected executory contracts and other accruals	26,403
Pre-petition accounts payable	29,451
Accrued interest on senior unsecured notes	15,500
Unamortized issuance costs of 10% senior unsecured notes	(5,805)

Total pre-petition liabilities subject to compromise	$365,549

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(12) Pre-Petition Liabilities Subject to Compromise (Continued)

        Pre-petition liabilities subject to compromise include trade accounts payable related to pre-petition purchases. Accrued interest represents amounts due on the senior unsecured notes as of the Petition Date. No interest was accrued on the senior unsecured notes subsequent to the Petition Date because such amounts were not expected to become part of an allowed claim.

        All pre-petition liabilities subject to compromise have been paid, discharged, settled, or reclassified to accounts payable as of the Effective Date.

(13) Warrants

        In connection with the Plan, holders of allowed Class 9(a) Equity Interests received warrants to purchase up to an aggregate amount of 450,000 shares of common stock of the successor company at an exercise price initially set at $40.94 subject to adjustment exercisable through the earlier of March 15, 2015, or upon the occurrence of an acceleration event. Events which would result in adjustment to the exercise price of the warrants would include a merger of the Company into or a consolidation of the Company with another entity, a sale of all or substantially all of the Company's assets, or a merger of another entity into the company. Each warrant entitles the registered owner thereof to purchase one share of common stock of the successor company. As of September 30, 2010, holders of the warrants had exercised 144 of the warrants.

        As provided in ASC 825-20, the warrants are considered equity because they can only be physically settled in company shares, can be settled in unregistered shares, the company has adequate authorized shares to settle the outstanding warrants and each warrant is fixed in terms of settlement to one share of company stock subject only to remote contingency adjustment factors designed to assure the relative value in terms of shares remains fixed.

(14) Stock-Based Compensation Plans

        Pre-tax stock-based compensation expense for Successor for the quarter ended September 30, 2010 was $1.3 million, all of which was charged to selling, general and administrative expense. The Predecessor recognized approximately $1.1 million of pre-tax stock-based compensation expense for the quarter ended September 30, 2009, of which $1.0 million was charged to selling, general and administrative expense and $0.1 million was charged to cost of goods sold.

        Pre-tax stock-based compensation expense for Successor for the nine months ended September 30, 2010 was $4.1 million, all of which was charged to selling, general and administrative expense. Pre-tax stock-based compensation expense for the nine months ended September 30, 2009 was approximately $2.7 million, of which $2.4 million was charged to selling, general and administrative expense and $0.3 million was charged to cost of goods sold.

        Stock-based compensation reduced earnings per share by less than $0.02 per basic and fully diluted share for the quarter ended September 30, 2009 and by $0.09 per basic and fully diluted share for the Successor for the quarter ended September 30, 2010.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(15) Interest Expense

        The following table summarizes interest expense:

	Successor	Predecessor	Successor	Predecessor	Predecessor
(in thousands)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Seven Months Ended September 30, 2010	Two Months Ended February 28, 2010	Nine Months Ended September 30, 2009
Interest expense—senior unsecured notes	$—	$—	$—	$—	$8,083
Interest expense—senior secured notes	4,171	—	8,190	—	—
Interest expense—revolving credit facility	—	735	—	600	1,714
Interest expense—debtor in possession debt facility	—	632	—	502	1,152
Interest expense—note payable to Kiewit	—	—	34	—	—
Interest expense—Canton mortgage loan	5	—	5	—	—
Amortization of deferred debt issuance costs	57	469	57	313	1,874
Other	—	2	69	7	17
Capitalized interest	(2,182)	—	(3,204)	—	—

Interest Expense, net	$2,051	$1,838	$5,151	$1,422	$12,840

(16) Retirement and Pension Expense

Defined Contribution Plans

        We have 401(k) plans covering substantially all of our employees. We recognized expense with respect to these plans of $0.2 million for each of the three-month periods ended September 30, 2010 and 2009, $0.2 million for the seven-month period ended September 30, 2010, $0.1million for the two-month period ended February 28, 2010, and $0.5 million for the six month period ended June 30, 2009. Contributions made under our defined contribution plans include a match, at the Company's discretion, of an employee's contribution to the plans. On March 13, 2009, we terminated 25 employees as part of a planned reduction in force. As a result of these terminations, we accelerated the vesting of the Company's matching portion of these employee's previously unvested contributions. As a result of this accelerated vesting, there was no additional expense to the Company.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(16) Retirement and Pension Expense (Continued)

Qualified Retirement Plan

        The Company provides a non-contributory qualified defined benefit pension plan for its unionized employees at our Pekin, Illinois production facilities. The following table summarizes the components of net periodic pension cost for the qualified pension plan:

	Successor	Predecessor	Successor	Predecessor	Predecessor
(In thousands)	Three Months Ended September 30, 2010	Three Months Ended September 30 2009	Seven Months Ended September 30, 2010	Two Months Ended February 28, 2010	Nine Months Ended September 30, 2009
Service cost	$84	$84	$196	$56	$254
Interest cost	135	127	315	87	381
Expected return on plan assets	(173)	(140)	(404)	(115)	(421)
Amortization of prior service costs	—	11	—	7	32
Amortization of net actuarial loss	—	45	—	14	134

Net periodic pension cost	$46	$127	$107	$49	$380

Postretirement Benefit Obligation

        We sponsor a healthcare plan that provides postretirement medical benefits to certain "grandfathered" unionized employees. The plan is contributory, with contributions required at the same rate as active employees. Benefit eligibility under the plan terminates at age 65.

        The following table summarizes the components of the net periodic costs for postretirement benefits:

	Successor	Predecessor	Successor	Predecessor	Predecessor
(In thousands)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Seven Months Ended September 30, 2010	Two Months Ended February 28, 2010	Nine Months Ended September 30, 2009
Service cost	$16	$19	$38	$12	$57
Interest cost	29	28	66	20	83
Amortization of prior service costs	—	(9)	—	(4)	(27)

Net periodic pension cost	$45	$38	$104	$28	$113

Patient Protection and Affordable Care Act

        In March 2010, the Patient Protection and Affordable Care Act ("PPACA") was enacted, potentially impacting the Company's cost to provide healthcare benefits to its eligible active and retired employees. The PPACA has both short-term and long-term implications on benefit plan standards. Implementation of this legislation is planned to occur in phases, beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018.

        The Company is currently analyzing this legislation to determine the full extent of the impact of the required plan standard changes on its employee healthcare plans and the resulting costs. While the

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(16) Retirement and Pension Expense (Continued)

Company anticipates that costs to provide healthcare to eligible active employees and certain retired employees will increase in future years, it is uncertain at this time, how significant the increase will be.

(17) Derivative Instruments and Hedging

        Our operations and cash flows are subject to fluctuations due to changes in commodity prices. Historically, we have used derivative financial instruments to manage commodity prices. Derivatives used are primarily commodity futures contracts, swaps and option contracts.

        We apply the provisions of ASC 815, Derivatives and Hedging, ("ASC 815") for the Company's derivatives. The Company's futures contracts are not designated as hedges and, therefore, are marked to market each period, with corresponding gains and losses recorded in other non-operating income. The fair value of these derivative instruments is recognized in other current assets or liabilities in the Consolidated Balance Sheet, net of any cash received from the brokers.

        ASC 815 requires a company to evaluate contracts to determine whether the contracts are derivatives. Certain contracts that meet the literal definition of a derivative under ASC 815 may be exempted from the accounting and reporting requirements of ASC 815 as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. The Company elects to designate its forward purchases of corn and natural gas and forward sales of ethanol as normal purchases and normal sales under ASC 815. Accordingly, these contracts are not reflected in the consolidated financial statements until execution.

        We are exposed to certain risks related to our ongoing business operations. The primary risks that we manage by using forward or derivative instruments are price risk on anticipated purchases of corn, natural gas and the sale of ethanol.

        We are subject to market risk with respect to the price and availability of corn, the principal raw material we use to produce ethanol and ethanol by-products. In general, rising corn prices result in lower profit margins and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather conditions, farmer planting decisions, governmental policies with respect to agriculture and international trade and global demand and supply.

        We have firm-price purchase commitments with some of our corn suppliers under which we agree to buy corn at a price set in advance of the actual delivery of that corn to us. Under these arrangements, we assume the risk of a price decrease in the market price of corn between the time this price is fixed and the time the corn is delivered.

        We sometimes enter into firm-price purchase commitments with some of our natural gas suppliers under which we agree to buy natural gas at a price set in advance of the actual delivery of that natural gas to us. Under these arrangements, we assume the risk of a price decrease in the market price of natural gas between the time this price is fixed and the time the natural gas is delivered. At December 31, 2009 and September 30, 2010, we did not have any commitments to purchase natural gas in advance at prices other than at market. We account for these transactions as normal purchases under ASC 815, and accordingly, do not mark these transactions to market.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(17) Derivative Instruments and Hedging (Continued)

        We are also subject to market risk with respect to ethanol pricing. Our ethanol sales are priced using contracts that can either be fixed; based upon the price of wholesale gasoline plus or minus a fixed amount; or based upon a market price at the time of shipment. We sometimes fix the price at which we sell ethanol using fixed price physical delivery contracts. We have elected to account for these transactions as normal sales transactions under ASC 815, and accordingly, have not marked these transactions to market.

        Derivative instruments not designated as hedging instruments under ASC 815 at September 30, 2010 and December 31, 2009 were as follows:

		Fair Value (in thousands)
		September 30, 2010	December 31, 2009
	Balance Sheet Classification
Type		Successor	Predecessor
Corn and ethanol future positions	Other current assets	$473	$—

        The realized and unrealized effect on our condensed consolidated statement of operations for derivatives not designated as hedging instruments under ASC 815 for the three-month periods ended September 30, 2010 and 2009, the seven-month period ended September 30, 2010, the two-month period ended February 28, 2010, and the nine-month period ended September 30, 2009 are as follows:

		Fair Value (in thousands)
		Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Seven Months Ended September 30, 2010	Two Months Ended February 28, 2010	Nine Months Ended September 30, 2009
	Statement of Operations Classification
Type		Successor	Predecessor	Successor	Predecessor	Predecessor
Corn and ethanol future positions	Gain (loss) on derivative transactions	$(233)	$1	$206	—	$1,219

        Any outstanding derivative position requires cash settlement on a daily basis. Without such cash settlement on derivative contracts, cash flows from operations would have been lower.

(18) Income Taxes

        The Company recorded an income tax expense of $0.9 million for the three months and an income tax benefit of $0.0 million for the seven months ended September 30, 2010, an income tax benefit of $0.6 million for the three months ended September 30, 2009, an income tax benefit of $0.6 million for the two months ended February 28, 2010, and an income tax benefit of $7.3 million for the nine months ended September 30, 2009. The difference between the tax benefit rate accrued and the statutory benefit rate is principally due to the impact of state taxes (net of federal benefit), non-includable reorganization income, non-deductible reorganization expenses, tax deductible goodwill, increases in valuation allowances, and other permanent differences between book and tax.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(18) Income Taxes (Continued)

        The Company records a valuation allowance on its deferred tax assets to reduce the deferred tax assets to the amount that management believes is more likely than not to be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Management considered the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment. Due to the Company's history of losses, allowances have been established for all deferred benefits except for deferred benefits available to offset certain deferred tax liabilities that will reverse over time.

        The Company expects to recognize taxable income of approximately $52 million from cancellation of debt resulting from the Plan related to the Company's bankruptcy reorganization that will reduce available current year tax losses, capital loss carryforwards, and the tax basis in other assets.

        Further, the consummation of the Plan generated an "ownership change" as defined in Section 382 of the Internal Revenue Code, which limits the Company's ability to utilize certain carryover tax attributes. The Company's net unrealized built in losses may be limited by Section 382 which could potentially result in the significant acceleration of tax payments. The Company's state net operating loss carryforwards are also subject to similar, but varying, restrictions on their future use.

        As of September 30, 2010, we had $0.1 million of uncertain tax benefits. All of our unrecognized tax benefits, if recognized in future periods, would impact the Company's effective tax rate. At September 30, 2010, our liability for unrecognized tax benefits is included in other long-term liabilities on the condensed consolidated balance sheet.

        Currently, no federal income tax returns are open for examination. We file in numerous states and one foreign jurisdiction with varying statutes of limitations open from 2005 to 2009.

(19) Earnings (Loss) Per Share

        Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during each period. Diluted earnings (loss) per share are calculated using the treasury stock method in accordance with ASC 260, Earnings Per Share, ("ASC 260") and includes the effect of all dilutive securities, including non-qualified stock options and restricted stock units awards ("RSU's"). In accordance with ASC 260, shares issuable upon the satisfaction of certain conditions pursuant to a contingent stock agreement, such as those contemplated by the Plan, are considered outstanding common shares and included in the computation of basic earnings per share. Accordingly, 1.9 million shares contemplated by the Plan to be distributed to holders of allowed general, unsecured claims are included in the calculation of basic earnings per share for the three and seven months ended September 30, 2010.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(19) Earnings (Loss) Per Share (Continued)

        The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Successor	Predecessor	Successor	Predecessor	Predecessor
(In thousands, except per share data)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Seven Months Ended September 30, 2010	Two Months Ended February 28, 2010	Nine Months Ended September 30, 2009
Net income (loss)	$(6,641)	$13,886	$(23,000)	$(266,293)	$(59,616)
Less net earnings (loss) allocated to participating securities	(132)	—	(419)	—	—
Net income (loss) attributable to common shareholders	(6,509)	13,886	(22,581)	(266,293)	(59,616)
Weighted average shares and share equivalents outstanding:
Basic shares	8,585	42,963	8,583	43,401	42,967
Dilutive non-qualified stock options and RSUs	—	65	—	—	—
Diluted weighted average shares and share equivalents	8,585	43,028	8,583	43,401	42,967
Income (loss) per common share—basic	$(0.76)	$0.32	$(2.63)	$(6.14)	$(1.39)
Income (loss) per common share—Diluted	$(0.76)	$0.32	$(2.63)	$(6.14)	$(1.39)

        We had additional potentially dilutive securities outstanding representing options of 180 thousand common shares at September 30, 2010 (Successor) and 3.1 million common shares at September 30, 2009 (Predecessor) that were not included in the computation of potentially dilutive securities because the options exercise prices were greater than the average market price of the common shares or because the options were anti-dilutive, and were excluded from the calculation of diluted earnings per share in accordance with ASC 260.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(20) Comprehensive Income (Loss)

        The following table summarizes comprehensive income (loss):

	Successor	Predecessor	Successor	Predecessor	Predecessor
(In thousands)	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009	Seven Months Ended September 30, 2010	Two Months Ended February 28, 2010	Nine Months Ended September 30, 2009
Net income (loss) attributable to controlling interest	$(6,641)	$13,886	$(23,000)	$(266,293)	$(59,616)
Unrealized gain (loss) on available for sale securities	—	201	—	765	1,925
Unrealized gain on purchased RIN's	2	—	2	—	—
Unrecognized pension and post retirement liabilities, net of tax	—	(28)	—	(3)	(84)

Comprehensive income (loss)	$(6,639)	$14,059	$(22,998)	$(265,531)	$(57,775)

(21) Industry Segment

        The Company operates in one reportable business segment, the manufacture and marketing of fuel-grade ethanol.

(22) Contingencies

        On November 6, 2008, the Company commenced an action against JP Morgan Securities, Inc. and JP Morgan Chase Bank, N.A. (hereinafter collectively referred to as "JP Morgan") in the Tenth Judicial Circuit in Tazewell County, Illinois. The Company's complaint relates to losses incurred of approximately $31.6 million as a result of investments in Student Loan Auction Rate Securities purchased through JP Morgan. At this time, we cannot be certain as to the outcome of this litigation.

        We are from time to time involved in various legal proceedings, including legal proceedings relating to the extensive environmental laws and regulations that apply to our facilities and operations. We are not involved in any legal proceedings, other than those described herein, that we believe could have a material adverse effect upon our business, operating results or financial condition.

        Federal and state environmental authorities have been investigating alleged excess volatile organic compounds emissions and other air emissions from many U.S. ethanol plants, including our Illinois facilities. The investigation relating to our Illinois wet mill facility is still pending, and we could be required to install additional air pollution control equipment or take other measures to control air pollutant emissions at that facility. If authorities require us to install controls, we would anticipate that costs would be approximately $6.5 million

(23) Asset Purchase Agreement

        On August 6, 2010, the Company and New CIE Energy Opco, LLC, d/b/a Riverland Biofuels ("Riverland"), entered into an Asset Purchase Agreement (the "Purchase Agreement") pursuant to which the Company acquired substantially all of the assets, and assumed specified liabilities, of Riverland for a purchase price of $16.5 million. The purchase price was determined based on

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(23) Asset Purchase Agreement (Continued)

arm's-length negotiations. The assets comprised a 37mgpy nameplate ethanol production facility located in Canton, Illinois, and included real property at the plant site as well as surrounding parcels. Affiliates of certain holders of the Company's debt and equity securities hold a controlling interest in Riverland. The acquisition closed on August 6, 2010. The Purchase Agreement includes customary representations, warranties and indemnification provisions.

(24) Subsequent Events

        The Company evaluated subsequent events through the time of filing this document with the SEC, identifying no subsequent events which have accounting or disclosure impacts, except as follows:

        In October 2010, the Company sold all of its available for sale securities (consisting of Green Plains Renewable Energy, Inc. stock) for $4.2 million after commissions, resulting in a recognized loss of approximately $2.0 million.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

Amount To Be Paid
Registration fee	$9,560.14
Transfer agent's fees	3,500
Printing and engraving expenses	40,000
Legal fees and expenses	90,000
Accounting fees and expenses	50,000
Miscellaneous	17,000

(1)
$8,367 of which was previously paid.

        Each of the amounts set forth above, other than the Registration fee, is an estimate.

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been one of our directors, officers, employees or agents. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eight of our third amended and restated certificate of incorporation and Article Eight of our amended and restated bylaws provide for indemnification of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

        We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        We have entered into indemnification agreements with our directors. The indemnification agreements provide for indemnification and advancement of expenses to our directors under certain circumstances for acts or omissions to the extent permissible under Delaware law.

Item 15.    Recent Sales of Unregistered Securities

        The following relates to sales of securities that have occurred since December 2007, and have not been registered under the Securities Act:

        On March 15, 2010, pursuant to our plan of reorganization and confirmation order, we issued and sold an aggregate of $105 million principal amount of our 13% senior secured notes due 2015. We received net proceeds of approximately $98 million from the sale of such notes and the 1,710,000 shares of common stock referred to in the next paragraph. The initial purchasers of the foregoing notes were holders of our old prepetition notes. Consistent with our confirmation order and applicable law, we relied on Section 4(2) of the Securities Act to exempt from the registration requirements of the Securities Act the issuance of the foregoing notes.

        On March 15, 2010, pursuant to our plan of reorganization and confirmation order, we issued approximately 1,710,000 shares of common stock to holders of our old prepetition notes that subscribed to the sale of our 13% senior secured notes due 2015. The Company received net proceeds of approximately $98 million for the sale of the shares of common stock and 13% senior secured notes due 2015. Consistent with our confirmation order and applicable law, we relied on Section 4(2) of the Securities Act to exempt from the registration requirements of the Securities Act the issuance of the shares of common stock.

        On March 15, 2010, we granted the following awards: (i) pursuant to our 2010 Equity Incentive Plan, a total of 179,550 options to certain of our executive officers, with an exercise price of $45.60, none of which, as of December 9, 2010, had been exercised, (ii) pursuant to our 2010 Equity Incentive Plan, restricted stock consisting of an aggregate of 98,326 shares of common stock to certain of our executive officers, (iii) pursuant to our 2010 Equity Incentive Plan, restricted stock units consisting of an aggregate of 128,250 shares of common stock to a certain executive officer, and (iv) pursuant to our Director Compensation Plan, restricted stock units consisting of an aggregate of 4,717 shares of common stock to our directors. We relied on Section 4(2) of the Securities Act to exempt from the registration requirements of the Securities Act the issuance of these awards.

        On March 31, 2010, pursuant to our plan of reorganization and confirmation order, we issued an aggregate of 4,904,980 shares of common stock. The shares were issued and allocated pro rata to the holders of our old prepetition notes. We received no proceeds from this issuance. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of the shares. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act.

        On April 21, 2010, pursuant to our plan of reorganization and confirmation order, we issued an aggregate of 71,118 shares of common stock. The shares were issued and allocated pro rata to the holders of general unsecured claims. We received no proceeds from this issuance. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of the shares.

        In April 2010, pursuant to our plan of reorganization and confirmation order, we issued warrants to purchase an aggregate of 450,000 shares of common stock. We received no proceeds from this issuance. Each warrant entitles its holder to purchase one share of common stock at an exercise price of $40.94. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of the warrants.

        On May 5, 2010, pursuant to our 2010 Equity Incentive Plan, we granted to a certain executive officer (i) options with an exercise price of $43.75 per share to purchase an aggregate of 100,000 shares of common stock and (ii) restricted stock consisting of an aggregate of 25,000 shares of common stock.

As of December 9, 2010, none of the options had been exercised. We relied on Section 4(2) of the Securities Act to exempt from the registration requirements of the Securities Act the issuance of these awards.

        On June 30, 2010, pursuant to our plan of reorganization and confirmation order, we commenced a distribution of an aggregate of 599,947 shares of common stock. The shares were issued and allocated pro rata to the holders of our old prepetition notes. We received no proceeds from this issuance. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of the shares.

        On June 30, 2010, pursuant to our plan of reorganization and confirmation order, we commenced a distribution of an aggregate of 43,425 shares of common stock. The shares were issued and allocated pro rata to the holders of general unsecured claims. We received no proceeds from this issuance. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of the shares.

        For the period from May 27, 2010 to June 3, 2010, warrants were exercised to purchase 144 shares of common stock at an exercise price of $40.94. We received aggregate gross proceeds of $5,895 from the exercise of such warrants. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of common stock upon exercise of the warrants.

        On August 19, 2010, we issued and sold an additional $50 million aggregate principal amount of our 13% senior secured notes due 2015. We received net proceeds of approximately $51 million from the sale of such notes. The initial purchasers of the foregoing notes were accredited investors as defined in Rule 501 of Regulation D and qualified institutional buyers as defined in Rule 144A. We relied on Section 4(2) of the Securities Act to exempt from the registration requirements of the Securities Act the issuance of the foregoing notes.

        On September 30, 2010, pursuant to our plan of reorganization and confirmation order, we commenced a distribution of an aggregate of 32,935 shares of common stock. The shares were issued and allocated pro rata to the holders of our old prepetition notes. We received no proceeds from this issuance. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of the shares.

        On September 30, 2010, pursuant to our plan of reorganization and confirmation order, we commenced a distribution of an aggregate of 10,896 shares of common stock. The shares were issued and allocated pro rata to the holders of general unsecured claims. We received no proceeds from this issuance. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of the shares.

        On October 13, 2010, we granted the following awards: (i) 1,898 shares of common stock to a certain officer, (ii) pursuant to our 2010 Equity Incentive Plan, a total of 46,375 options to certain of our officers, with exercise prices of $45.60 and $27.50, none of which, as of December 9, 2010, had been exercised, and (iii) restricted stock units to a certain executive officer consisting of an aggregate of 40,000 shares of common stock. We relied on Section 4(2) of the Securities Act to exempt from the registration requirements of the Securities Act the issuance of these awards.

        For the period from November 1, 2010 to November 17, 2010, warrants were exercised to purchase 224 shares of common stock at an exercise price of $40.94. We received aggregate gross proceeds of $9,171 from the exercise of such warrants. Consistent with our confirmation order and applicable law, we relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the issuance of common stock upon exercise of the warrants.

Item 16.    Exhibits and Financial Statement Schedules

  (a)
  The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description
2.1		Debtor's First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Dated as of January 13, 2009 (incorporated by reference to Exhibit 2.1 of Aventine's Current Report on Form 8-K filed on March 2, 2010).

2.2	*	Asset Purchase Agreement, dated August 6, 2010, between New CIE Energy Opco, LLC and Aventine Renewable Energy Holdings, Inc.
3.1		Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Aventine's Current Report on Form 8-K filed on March 19, 2010).
3.2		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Aventine's Current Report on Form 8-K filed on March 19, 2010).
4.1
Indenture, dated as of March 15, 2010, among Aventine Renewable Energy Holdings, Inc., the guarantors named therein and Wilmington Trust FSB, and form of note (incorporated by reference to Exhibit 4.1 of Aventine's Current Report on Form 8-K filed on March 19, 2010).
4.2		Registration Rights Agreement dated as of March 15, 2010, by and among Aventine Renewable Energy Holdings, Inc., Brigade Capital Management, LLC, Whitebox Advisors LLC and Senator Investment Group LP (incorporated by reference to Exhibit 4.2 of Aventine's Current Report on Form 8-K filed on March 19, 2010).
4.3
Registration Rights Agreement dated as of March 15, 2010, by and among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, Inc., Aventine Renewable Energy—Aurora West, LLC, Nebraska Energy, L.L.C., Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC, Brigade Capital Management, LLC, Whitebox Advisors LLC, and Senator Investment Group LP (incorporated by reference to Exhibit 4.3 of Aventine's Current Report on Form 8-K filed on March 19, 2010).
4.4
Warrant Agreement, dated as of March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (including the form of Warrant Certificate set forth in Exhibit A thereto) (incorporated by reference to Exhibit 4.4 of Aventine's Current Report on Form 8-K filed on March 19, 2010).

4.5	*	Registration Rights Agreement, dated as of August 19, 2010, by and among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, Inc., Aventine Renewable Energy—Aurora West, LLC, Nebraska Energy, L.L.C., Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC, Brigade Capital Management, LLC and Senator Investment Group LP.

5.1	**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

Exhibit Number		Description
10.1	**	Revolving Credit and Security Agreement, dated as of March 15, 2010, among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy—Aurora West, LLC, Aventine Renewable Energy, Inc., Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC and Nebraska Energy, L.L.C., as borrowers, and PNC Bank, National Association, as lender and as agent.

10.2	**	First Amendment to Revolving Credit and Security Agreement, dated as of August 6, 2010, among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy—Aurora West, LLC, Aventine Renewable Energy, Inc., Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC and Nebraska Energy, L.L.C., as borrowers, and PNC Bank, National Association, as lender and as agent.
10.3		Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 of Aventine's Current Report on Form 8-K filed on March 19, 2010).
10.4		Aventine Renewable Energy Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.5		Aventine Renewable Energy Holdings, Inc. Director Compensation Plan (incorporated by reference to Exhibit 10.4 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.6
Employment Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Thomas Manuel (incorporated by reference to Exhibit 10.5 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.7		Employment Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Benjamin Borgen (incorporated by reference to Exhibit 10.6 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.8
Stock Option Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Thomas Manuel (incorporated by reference to Exhibit 10.7 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.9
Form of Stock Option Agreement, between Aventine Renewable Energy Holdings, Inc. and Benjamin Borgen (incorporated by reference to Exhibit 10.8 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.10
Restricted Stock Award Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Thomas Manuel (incorporated by reference to Exhibit 10.9 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.11
Form of Restricted Stock Award Agreement, between Aventine Renewable Energy Holdings, Inc. and Benjamin Borgen (incorporated by reference to Exhibit 10.10 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.12
Restricted Stock Unit Award Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Thomas Manuel (incorporated by reference to Exhibit 10.11 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).
10.13		Form of Restricted Stock Unit Award Agreement for Directors (incorporated by reference to Exhibit 10.12 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

Exhibit Number		Description
10.14	††	Short Form Contract, dated April 23, 2010, between Aventine Renewable Energy—Aurora West, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.7 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.15	††	Short Form Contract, dated May 4, 2010, between Aventine Renewable Energy—Mt. Vernon, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.8 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.16	††	Construction Agreement, dated May 14, 2010, between Aventine Renewable Energy—Aurora West, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.9 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.17	††	Construction Agreement, dated May 17, 2010, between Aventine Renewable Energy—Mt. Vernon, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.10 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).
10.18
Employment Agreement, dated May 5, 2010, between Aventine Renewable Energy Holdings, Inc. and John Castle (incorporated by reference to Exhibit 10.1 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).
10.19
Form of Stock Option Agreement, between Aventine Renewable Energy Holdings, Inc. and John Castle (incorporated by reference to Exhibit 10.3 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).
10.20
Form of Restricted Stock Award Agreement, between Aventine Renewable Energy Holdings, Inc. and John Castle (incorporated by reference to Exhibit 10.4 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).
10.21		Letter of Intent, dated June 10, 2010, by and among Aventine Renewable Energy Holdings, Inc., New CIE Energy Opco, LLC, Whitebox Credit Arbitrage Fund, L.P. and Whitebox Credit Arbitrage Fund, Ltd. (incorporated by reference to Exhibit 10.6 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.22	*	Backstop Commitment Agreement, dated August 2, 2010, among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, Inc., Aventine Renewable Energy—Aurora West, LLC, Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC and Nebraska Energy, L.L.C., Brigade Capital Management, LLC and Senator Investment Group LP.
10.23
Lease Agreement, dated as of October 31, 2006 by and between the Indiana Port Commission and Aventine Renewable Energy—Mt. Vernon, LLC (the "Mt. Vernon Lease Agreement") (incorporated by reference to Exhibit 10.1 to Aventine's Annual Report on Form 10-K filed on March 5, 2007).
10.23.1		First Amendment to Mt. Vernon Lease Agreement, dated as of June 14, 2007 (incorporated by reference to Exhibit 10.1.1 to Aventine's Annual Report on Form 10-K filed on March 5, 2008).
10.23.2		Second Amendment to Mt. Vernon Lease Agreement, dated as of October 18, 2007 (incorporated by reference to Exhibit 10.1.2 to Aventine's Annual Report on Form 10-K filed on March 5, 2008).
10.23.3		Third Amendment to Mt. Vernon Lease Agreement, dated as of January 26, 2008 (incorporated by reference to Exhibit 10.1.3 to Aventine's Annual Report on Form 10-K filed on March 5, 2008).

Exhibit Number		Description
10.23.4		Fourth Amendment to Mt. Vernon Lease Agreement, dated as of June 19, 2008 (incorporated by reference to Exhibit 10.1.4 to Aventine's Annual Report on Form 10-K filed on March 16, 2009).
10.23.5		Fifth Amendment to Mt. Vernon Lease Agreement, dated as of December 18, 2008 (incorporated by reference to Exhibit 10.1.5 to Aventine's Annual Report on Form 10-K filed on March 16, 2009).
10.23.6		Sixth Amendment to Mt. Vernon Lease Agreement, dated as of February 12, 2009 (incorporated by reference to Exhibit 10.1.6 to Aventine's Annual Report on Form 10-K filed on March 16, 2009).
10.23.7		Seventh Amendment to Mt. Vernon Lease Agreement, dated as of April 23, 2009 (incorporated by reference to Exhibit 10.1 of Aventine's Quarterly Report on Form 10-Q filed on August 10, 2009).

10.23.8	*	Eighth Amendment to Mt. Vernon Lease Agreement, dated as of December 10, 2009.

10.24	**	Form of Restricted Stock Unit Award Agreement, dated as of October 13, 2010, between Aventine Renewable Energy Holdings, Inc. and Benjamin Borgen.

10.25	**	Agreement Relating to Master Development Agreement, Grain Supply Agreements and Real Estate Option, dated as of March 23, 2010, by and among Nebraska Energy, LLC, Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy—Aurora West LLC and Aurora Cooperative Elevator Company.

10.26	**††	Aventine Renewable Energy, Inc. and Affiliates Key Executive Incentive Plan.

21.1	*	Subsidiaries of the registrant.

23.1	**	Consent of Ernst and Young LLP.
23.2		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as exhibit 5.1 hereto).
24.1		Power of attorney (set forth on the signature page hereto).

*
Filed with the registration statement on Form S-1 (333-169301) on September 10, 2010.

**
Filed herewith.

††
Portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
  (b)
  Financial Statement Schedules

  All schedules have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.

Item 17.    Undertakings

        (A)  The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any fact or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (B)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pekin, State of Illinois, on the 14th day of December, 2010.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
By:	/s/ THOMAS L. MANUEL
	Name:	Thomas L. Manuel
	Title:	Chief Executive Officer and Chief Operating Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas L. Manuel and John W. Castle his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS L. MANUEL Thomas L. Manuel	Chief Executive Officer, Chief Operating Officer and Director	December 14, 2010
/s/ JOHN W. CASTLE John W. Castle	Chief Financial Officer	December 14, 2010
/s/ CALVIN STEWART Calvin Stewart	Chief Accounting and Compliance Officer	December 14, 2010
** Eugene I. Davis	Director	December 14, 2010
** Timothy J. Bernlohr	Director	December 14, 2010

Signature		Title	Date

** Kurt M. Cellar		Director	December 14, 2010
** Douglas Silverman		Director	December 14, 2010
** Carney Hawks		Director	December 14, 2010
**By:	/s/ JOHN W. CASTLE John W. Castle Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
2.1		Debtor's First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Dated as of January 13, 2009 (incorporated by reference to Exhibit 2.1 of Aventine's Current Report on Form 8-K filed on March 2, 2010).

2.2	*	Asset Purchase Agreement, dated August 6, 2010, between New CIE Energy Opco, LLC and Aventine Renewable Energy Holdings, Inc.

3.1		Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Aventine's Current Report on Form 8-K filed on March 19, 2010).

3.2		Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Aventine's Current Report on Form 8-K filed on March 19, 2010).

4.1		Indenture, dated as of March 15, 2010, among Aventine Renewable Energy Holdings, Inc., the guarantors named therein and Wilmington Trust FSB, and form of note (incorporated by reference to Exhibit 4.1 of Aventine's Current Report on Form 8-K filed on March 19, 2010).

4.2		Registration Rights Agreement dated as of March 15, 2010, by and among Aventine Renewable Energy Holdings, Inc., Brigade Capital Management, LLC, Whitebox Advisors LLC and Senator Investment Group LP (incorporated by reference to Exhibit 4.2 of Aventine's Current Report on Form 8-K filed on March 19, 2010).

4.3		Registration Rights Agreement dated as of March 15, 2010, by and among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, Inc., Aventine Renewable Energy—Aurora West, LLC, Nebraska Energy, L.L.C., Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC, Brigade Capital Management, LLC, Whitebox Advisors LLC, and Senator Investment Group LP (incorporated by reference to Exhibit 4.3 of Aventine's Current Report on Form 8-K filed on March 19, 2010).

4.4		Warrant Agreement, dated as of March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as warrant agent (including the form of Warrant Certificate set forth in Exhibit A thereto) (incorporated by reference to Exhibit 4.4 of Aventine's Current Report on Form 8-K filed on March 19, 2010).

4.5	*	Registration Rights Agreement, dated as of August 19, 2010, by and among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, Inc., Aventine Renewable Energy—Aurora West, LLC, Nebraska Energy, L.L.C., Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC, Brigade Capital Management, LLC and Senator Investment Group LP.

5.1	**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	**	Revolving Credit and Security Agreement, dated as of March 15, 2010, among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy—Aurora West, LLC, Aventine Renewable Energy, Inc., Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC and Nebraska Energy, L.L.C., as borrowers, and PNC Bank, National Association, as lender and as agent.

Exhibit Number		Description
10.2	**	First Amendment to Revolving Credit and Security Agreement, dated as of August 6, 2010, among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy—Aurora West, LLC, Aventine Renewable Energy, Inc., Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC and Nebraska Energy, L.L.C., as borrowers, and PNC Bank, National Association, as lender and as agent.

10.3		Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 of Aventine's Current Report on Form 8-K filed on March 19, 2010).

10.4		Aventine Renewable Energy Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.5		Aventine Renewable Energy Holdings, Inc. Director Compensation Plan (incorporated by reference to Exhibit 10.4 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.6		Employment Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Thomas Manuel (incorporated by reference to Exhibit 10.5 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.7		Employment Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Benjamin Borgen (incorporated by reference to Exhibit 10.6 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.8		Stock Option Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Thomas Manuel (incorporated by reference to Exhibit 10.7 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.9		Form of Stock Option Agreement, between Aventine Renewable Energy Holdings, Inc. and Benjamin Borgen (incorporated by reference to Exhibit 10.8 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.10		Restricted Stock Award Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Thomas Manuel (incorporated by reference to Exhibit 10.9 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.11		Form of Restricted Stock Award Agreement, between Aventine Renewable Energy Holdings, Inc. and Benjamin Borgen (incorporated by reference to Exhibit 10.10 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.12		Restricted Stock Unit Award Agreement, dated March 15, 2010, between Aventine Renewable Energy Holdings, Inc. and Thomas Manuel (incorporated by reference to Exhibit 10.11 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.13		Form of Restricted Stock Unit Award Agreement for Directors (incorporated by reference to Exhibit 10.12 of Aventine's Quarterly Report on Form 10-Q filed on May 17, 2010).

10.14	††	Short Form Contract, dated April 23, 2010, between Aventine Renewable Energy—Aurora West, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.7 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.15	††	Short Form Contract, dated May 4, 2010, between Aventine Renewable Energy—Mt. Vernon, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.8 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

Exhibit Number		Description
10.16	††	Construction Agreement, dated May 14, 2010, between Aventine Renewable Energy—Aurora West, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.9 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.17	††	Construction Agreement, dated May 17, 2010, between Aventine Renewable Energy—Mt. Vernon, LLC and Fagen, Inc. (incorporated by reference to Exhibit 10.10 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.18		Employment Agreement, dated May 5, 2010, between Aventine Renewable Energy Holdings, Inc. and John Castle (incorporated by reference to Exhibit 10.1 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.19		Form of Stock Option Agreement, between Aventine Renewable Energy Holdings, Inc. and John Castle (incorporated by reference to Exhibit 10.3 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.20		Form of Restricted Stock Award Agreement, between Aventine Renewable Energy Holdings, Inc. and John Castle (incorporated by reference to Exhibit 10.4 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.21		Letter of Intent, dated June 10, 2010, by and among Aventine Renewable Energy Holdings, Inc., New CIE Energy Opco, LLC, Whitebox Credit Arbitrage Fund, L.P. and Whitebox Credit Arbitrage Fund, Ltd. (incorporated by reference to Exhibit 10.6 of Aventine's Quarterly Report on Form 10-Q filed on August 5, 2010).

10.22	*	Backstop Commitment Agreement, dated August 2, 2010, among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, Inc., Aventine Renewable Energy—Aurora West, LLC, Aventine Renewable Energy—Mt. Vernon, LLC, Aventine Power, LLC and Nebraska Energy, L.L.C., Brigade Capital Management, LLC and Senator Investment Group LP.

10.23		Lease Agreement, dated as of October 31, 2006 by and between the Indiana Port Commission and Aventine Renewable Energy—Mt. Vernon, LLC (the "Mt. Vernon Lease Agreement") (incorporated by reference to Exhibit 10.1 to Aventine's Annual Report on Form 10-K filed on March 5, 2007).

10.23.1		First Amendment to Mt. Vernon Lease Agreement, dated as of June 14, 2007 (incorporated by reference to Exhibit 10.1.1 to Aventine's Annual Report on Form 10-K filed on March 5, 2008).

10.23.2		Second Amendment to Mt. Vernon Lease Agreement, dated as of October 18, 2007 (incorporated by reference to Exhibit 10.1.2 to Aventine's Annual Report on Form 10-K filed on March 5, 2008).

10.23.3		Third Amendment to Mt. Vernon Lease Agreement, dated as of January 26, 2008 (incorporated by reference to Exhibit 10.1.3 to Aventine's Annual Report on Form 10-K filed on March 5, 2008).

10.23.4		Fourth Amendment to Mt. Vernon Lease Agreement, dated as of June 19, 2008 (incorporated by reference to Exhibit 10.1.4 to Aventine's Annual Report on Form 10-K filed on March 16, 2009).

10.23.5		Fifth Amendment to Mt. Vernon Lease Agreement, dated as of December 18, 2008 (incorporated by reference to Exhibit 10.1.5 to Aventine's Annual Report on Form 10-K filed on March 16, 2009).

Exhibit Number		Description
10.23.6		Sixth Amendment to Mt. Vernon Lease Agreement, dated as of February 12, 2009 (incorporated by reference to Exhibit 10.1.6 to Aventine's Annual Report on Form 10-K filed on March 16, 2009).

10.23.7		Seventh Amendment to Mt. Vernon Lease Agreement, dated as of April 23, 2009 (incorporated by reference to Exhibit 10.1 of Aventine's Quarterly Report on Form 10-Q filed on August 10, 2009).

10.23.8	*	Eighth Amendment to Mt. Vernon Lease Agreement, dated as of December 10, 2009.

10.24	**	Form of Restricted Stock Unit Award Agreement, dated as of October 13, 2010, between Aventine Renewable Energy Holdings, Inc. and Benjamin Borgen.

10.25	**	Agreement Relating to Master Development Agreement, Grain Supply Agreements and Real Estate Option, dated as of March 23, 2010, by and among Nebraska Energy, LLC, Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy—Aurora West LLC and Aurora Cooperative Elevator Company.

10.26	**††	Aventine Renewable Energy, Inc. and Affiliates Key Executive Incentive Plan.

21.1	*	Subsidiaries of the registrant.

23.1	**	Consent of Ernst and Young LLP.

23.2		Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as exhibit 5.1 hereto).

24.1		Power of attorney (set forth on the signature page hereto).

*
Filed with the Registration Statement on Form S-1 (333-169301) on September 10, 2010.

**
Filed herewith.

††
Portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.